Filed under Rule 424(b)(3)
Registration No. 333-110520

Dear Stockholder:

      You are cordially invited to attend a special meeting of stockholders relating to the merger of a wholly owned subsidiary of SafeNet, Inc. into Rainbow Technologies, Inc. At the Rainbow Technologies special meeting, Rainbow Technologies stockholders will be asked to adopt the agreement and plan of reorganization, dated as of October 22, 2003, pursuant to which a wholly owned subsidiary of SafeNet will be merged into Rainbow Technologies. At the SafeNet special meeting, SafeNet stockholders will be asked to vote on the issuance of SafeNet common stock pursuant to the merger. SafeNet stockholders are also being asked to consider a proposal to increase the number of shares available for issuance under SafeNet’s 2001 Omnibus Stock Plan. The dates, times and places of the special meetings are as follows:

For SafeNet stockholders: March 15, 2004, at 12:00 noon, local time at the offices of Venable LLP located at: 2 Hopkins Plaza Suite 1800 Baltimore, Maryland 21201	For Rainbow Technologies stockholders March 15, 2004, at 9:00 a.m., local time at Rainbow Technologies’ offices located at: 50 Technology Drive Irvine, California 92618

      If the merger is completed, Rainbow Technologies will become a wholly owned subsidiary of SafeNet and each share of Rainbow Technologies common stock will be converted into 0.374 of a share of SafeNet common stock. Holders of Rainbow Technologies stock will receive cash for any fractional shares of SafeNet common stock they would otherwise be entitled to receive in the merger. Based on the number of shares of Rainbow Technologies common stock outstanding on October 22, 2003, SafeNet will issue approximately 10,013,655 shares of SafeNet common stock in the merger, and after the merger, the current stockholders of SafeNet will own approximately 57% of the outstanding shares of the combined company and the current stockholders of Rainbow Technologies will own approximately 43% of the outstanding shares of the combined company, based on the number of shares of SafeNet and Rainbow Technologies common stock outstanding on October 22, 2003. Following the merger, SafeNet common stock will continue to be listed on the Nasdaq National Market under the trading symbol “SFNT.”

      The boards of directors of each of Rainbow Technologies and SafeNet have unanimously approved the merger and recommend that their respective stockholders vote “FOR” the proposals as described in the attached materials.

      Before voting, you should carefully review all the information contained in the attached joint proxy statement/prospectus and in particular you should consider the matters discussed under “Risk Factors” beginning on page 20.

      Whether or not you expect to attend the respective meeting, please complete, date, sign and promptly return the accompanying proxy in the enclosed postage paid envelope so that your shares may be represented at the meeting, regardless of the number of shares you own. If Rainbow Technologies stockholders fail to return a properly executed proxy card or to vote in person at the Rainbow Technologies special meeting, it will have the same effect as a vote against the proposal to adopt the merger agreement.

      We strongly support the proposed merger and enthusiastically recommend that you vote in favor of the proposals presented to you for approval.

Sincerely,

ANTHONY A. CAPUTO Chairman of the Board, President and Chief Executive Officer of SafeNet	WALTER W. STRAUB Chairman of the Board, President and Chief Executive Officer of Rainbow Technologies

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the SafeNet securities to be issued in connection with the merger or passed upon the adequacy or accuracy of this joint proxy statement/prospectus. Any representation to the contrary is a criminal offense.

      This joint proxy statement/prospectus is dated February 12, 2004 and is first being mailed to stockholders on or about February 13, 2004.

SAFENET, INC.

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To Be Held on March 15, 2004

To the Stockholders of SafeNet, Inc.:

      A special meeting of stockholders of SafeNet will be held at the offices of Venable LLP, 2 Hopkins Plaza, Suite 1800, Baltimore, Maryland on March 15, 2004 at 12:00 noon, local time, for the following purposes:

1. To consider and vote upon a proposal to approve the issuance of SafeNet common stock pursuant to the agreement and plan of reorganization, dated as of October 22, 2003, among SafeNet, Inc., Ravens Acquisition Corp., a wholly owned subsidiary of SafeNet, and Rainbow Technologies, Inc.

2. To consider and vote upon a proposal to increase the number of shares of SafeNet common stock available for issuance under SafeNet’s 2001 Omnibus Stock Plan from 2,100,000 shares to 3,000,000 shares.

3. To grant discretionary authority to adjourn or postpone the SafeNet special meeting to another time or place for the purpose of soliciting additional proxies.

4. To transact any other business as may properly come before the special meeting or any adjournment or postponement of the special meeting.

      The SafeNet board of directors has unanimously approved the agreement and plan of reorganization, referred to as the merger agreement, and the issuance of SafeNet common stock pursuant to the merger agreement and recommends that you vote FOR approval of the issuance of shares of SafeNet common stock pursuant to the merger agreement, FOR approval of the increase of the number of shares available for issuance under SafeNet’s 2001 Omnibus Stock Plan and FOR the grant of authority to adjourn or postpone the special meeting. The proposals are described in more detail in the accompanying joint proxy statement/prospectus, which you should read in its entirety before voting. A copy of the merger agreement is attached as Annex A to the accompanying joint proxy statement/prospectus.

      Only stockholders of record at the close of business on February 6, 2004 are entitled to notice of the special meeting, and to vote at the special meeting and at any adjournments thereof.

      All SafeNet stockholders are cordially invited to attend the special meeting in person. However, to ensure your representation at the special meeting, we urge you to complete, sign and return the enclosed proxy card as promptly as possible in the enclosed postage-prepaid envelope. You may revoke your proxy in the manner described in the accompanying joint proxy statement/prospectus at any time before it is voted at the special meeting.

      We cannot complete the merger unless a quorum is present at the SafeNet special meeting and the proposal to approve the issuance of shares of SafeNet common stock pursuant to the merger agreement receives a majority of the votes cast at the SafeNet special meeting by the holders of shares of SafeNet common stock entitled to vote thereon.

By Order of the Board of Directors,

Carole D. Argo
Secretary

February 12, 2004

Belcamp, Maryland

RAINBOW TECHNOLOGIES, INC.

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To Be Held on March 15, 2004

To the Stockholders of Rainbow Technologies, Inc.:

      A special meeting of stockholders of Rainbow Technologies, Inc. will be held at Rainbow Technologies’ offices located at 50 Technology Drive, Irvine, California on March 15, 2004 at 9:00 a.m., local time, for the following purposes:

1. To consider and vote upon a proposal to adopt the agreement and plan of reorganization, dated as of October 22, 2003, among SafeNet, Inc., Ravens Acquisition Corp., a wholly owned subsidiary of SafeNet, and Rainbow Technologies, Inc.

2. To grant discretionary authority to adjourn or postpone the Rainbow Technologies special meeting to another time or place for the purpose of soliciting additional proxies.

3. To transact any other business as may properly come before the special meeting or any adjournment or postponement of the special meeting.

      The Rainbow Technologies board of directors has unanimously approved the agreement and plan of reorganization, referred to as the merger agreement, and the merger and recommends that you vote FOR the adoption of the merger agreement and FOR the grant of authority to adjourn or postpone the special meeting. The proposal is described in more detail in the accompanying joint proxy statement/prospectus, which you should read in its entirety before voting. A copy of the merger agreement is attached as Annex A to the accompanying joint proxy statement/prospectus.

      Only stockholders of record at the close of business on February 5, 2004 are entitled to notice of the special meeting, and to vote at the special meeting and at any adjournments thereof.

      All Rainbow Technologies stockholders are cordially invited to attend the special meeting in person. However, to ensure your representation at the special meeting, we urge you to complete, sign and return the enclosed proxy card as promptly as possible in the enclosed postage-prepaid envelope. You may revoke your proxy in the manner described in the accompanying joint proxy statement/prospectus at any time before it is voted at the special meeting. If you fail to return a properly executed proxy card or to vote in person at the special meeting, it will have the same effect as a vote against the proposal to adopt the merger agreement.

      We cannot complete the merger unless holders of shares of Rainbow Technologies common stock representing a majority of the shares of common stock outstanding as of February 5, 2004 vote to adopt the merger agreement.

      Please do not send any stock certificates at this time.

By Order of the Board of Directors,

Walter W. Straub
Chairman

February 12, 2004

Irvine, California

ADDITIONAL INFORMATION

      This joint proxy statement/prospectus “incorporates by reference” important business and financial information about SafeNet and Rainbow Technologies from documents that are not included in or delivered with this joint proxy statement/ prospectus. You may obtain documents incorporated by reference in this joint proxy statement/prospectus without charge by requesting them in writing or by telephone from the appropriate company at the following addresses:

SafeNet, Inc. 4690 Millennium Drive Belcamp, MD 21017 Telephone: (410) 931-7500 Attention: Corporate Secretary	Rainbow Technologies, Inc. 50 Technology Drive Irvine, California 92618 (949) 540-7300 Attention: Corporate Secretary

      If you are a SafeNet stockholder and you would like to request any documents related to SafeNet, please do so by March 8, 2004 in order to receive them before the SafeNet special meeting. If you are a Rainbow Technologies stockholder and you would like to request any documents related to Rainbow Technologies, please do so by March 8, 2004 in order to receive them before the Rainbow Technologies special meeting.

      For a more detailed description of the information incorporated by reference into this joint proxy statement/ prospectus and how you may obtain it, see “Where You Can Find More Information.”

ii

iii

QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:	Why are Rainbow Technologies and SafeNet proposing to merge?

A:	Rainbow Technologies and SafeNet are proposing to merge because they believe that the merger will allow the combined company to become a leading provider of high assurance security solutions by, among other things, accelerating growth in the important government security market, strengthening the companies’ competitive position in the commercial market, providing the opportunity to leverage SafeNet’s distribution platform and providing substantial scale and synergy opportunities. See “The Merger— Joint Reasons for the Merger,” “SafeNet’s Reasons for the Merger” and “Rainbow Technologies’ Reasons for the Merger.”

Q:	What will Rainbow Technologies stockholders receive in the merger?

A:	If we complete the merger, holders of Rainbow Technologies common stock will receive 0.374 of a share of SafeNet common stock for each share of common stock they hold on the date of the merger and SafeNet will make a cash payment to Rainbow Technologies stockholders instead of issuing fractional shares in the merger. For example, if you own 100 shares of Rainbow Technologies common stock, you will receive 37 shares of SafeNet common stock in exchange for your Rainbow Technologies shares and a cash payment equal to the value of .4 of a share of SafeNet common stock. As of February 9, 2004, the last full trading day for which such information could be practicably calculated prior to the date of this joint proxy statement/prospectus, the aggregate value of the shares of SafeNet common stock that Rainbow Technologies stockholders will receive in the merger is $458,845,180. The number of shares of SafeNet common stock to be issued for each share of Rainbow Technologies common stock is fixed and will not be adjusted based upon changes in the values of SafeNet or Rainbow Technologies common stock. As a result, the value of the SafeNet shares you will receive in the merger will not be known before the merger and will rise and fall as the market price of SafeNet common stock rises and falls. After the announcement of the merger, the price of SafeNet’s common stock declined from a closing price of $41.02 per share on October 22, 2003 to a closing price of $30.07 per share by October 24, 2003 before recovering to a closing price of $39.99 per share by February 9, 2004, the last full trading day for which such information could be practicably calculated prior to the date of this joint proxy statement/prospectus, in each case on the Nasdaq National Market. We encourage you to obtain current market quotations for SafeNet and Rainbow Technologies common stock.

Q:	What happens to Rainbow Technologies Stock Options in the Merger?

A:	Each outstanding stock option granted under Rainbow Technologies’ stock option plans, whether vested or unvested, at the effective time of the merger will be assumed by SafeNet and converted into an option to acquire shares of SafeNet common stock. The number of shares subject to the SafeNet option and the exercise price will be adjusted based on the 0.374 exchange ratio. Furthermore, each Rainbow Technologies option that is assumed by SafeNet and held by an individual who is an employee, including an officer, of Rainbow Technologies or any of its subsidiaries immediately prior to the effective time of the merger will become fully vested and exercisable in the event that such individual’s employment is terminated by SafeNet without cause between the effective time of the merger and the first anniversary of the effective time of the merger.

Q:	What stockholder approvals are needed?

A:	For SafeNet, the affirmative vote of a majority of the votes cast at the SafeNet special meeting at which a quorum is present is required to approve:

•	the issuance of SafeNet common stock pursuant to the merger, which we refer to in this joint proxy statement/prospectus as the share issuance;

•	the increase in the number of shares of SafeNet common stock available for issuance under the SafeNet 2001 Omnibus Stock Plan from 2,100,000 shares to 3,000,000 shares, which we refer to in this joint proxy statement/prospectus as the stock plan proposal; and

•	the grant of discretionary authority to adjourn or postpone the SafeNet special meeting, which we refer to in this joint proxy statement/ prospectus as the SafeNet adjournment proposal.

The completion of the merger is not conditioned on the approval of the stock plan proposal and the stock plan proposal is not conditioned on the completion of the merger. Either proposal that is approved will be effected regardless of whether the other proposal is approved.

For Rainbow Technologies:

•	the affirmative vote of holders of Rainbow Technologies common stock representing a majority of the outstanding shares of Rainbow Technologies common stock as of February 5, 2004 is required to adopt the merger agreement; and

•	the affirmative vote of a majority of the votes cast at the Rainbow Technologies special meeting at which a quorum is present is required to approve the grant of discretionary authority to adjourn or postpone the Rainbow Technologies special meeting, which we refer to in this joint proxy statement/prospectus as the Rainbow Technologies adjournment proposal.

Q:	When do you expect to complete the merger?

A:	We are working to complete the merger as quickly as possible. We expect the merger to occur in the first calendar quarter of 2004. However, because the merger is subject to governmental approvals and other customary conditions, we cannot predict the exact timing or whether the merger will occur at all.

Q:	What do I need to do now?

A:	After carefully reading and considering the information contained in this joint proxy statement/prospectus, please complete and sign your proxy and return it in the enclosed return envelope as soon as possible, so that your shares may be represented at your special meeting. If you return your proxy card but do not include instructions on how to vote your proxy, we will vote your shares FOR the proposals being made at your special meeting unless your shares are held in “street name” in a brokerage account.

The Rainbow Technologies and SafeNet special meetings will take place on March 15, 2004. Record holders may attend the special meetings and vote their shares in person rather than voting by proxy. See “The SafeNet Special Meeting” and “The Rainbow Technologies Special Meeting.”

Q:	What happens if I do not vote?

A:	If you are a SafeNet stockholder and you do not submit a proxy or vote at your special meeting, your shares will not be counted as present for the purpose of determining a quorum and will have no effect on the outcome of the share issuance proposal, the stock plan proposal or the SafeNet adjournment proposal. If you submit a proxy and affirmatively elect to abstain from voting, your proxy will be counted as present for the purposes of determining the presence of a quorum but will not be voted at the special meeting. As a result, your abstention will have no effect on the outcome of the share issuance proposal, the stock plan proposal or the SafeNet adjournment proposal.

If you are a Rainbow Technologies stockholder and you do not submit a proxy or vote at your special meeting:

•	it will have the same effect as a vote against adoption of the merger agreement; and

•	your shares will not be counted as present for purposes of determining a quorum and will have no effect on the outcome of the Rainbow Technologies adjournment proposal.

If you are a Rainbow Technologies stockholder and you submit a proxy and affirmatively elect to abstain from voting, your proxy will be counted as present for the purposes of determining the presence of a quorum, but will not be voted at the special meeting. As a result, your abstention will have the same effect as a vote against adoption of the merger agreement but will have no effect on the outcome of the Rainbow Technologies adjournment proposal.

Q:	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A:	Your broker will vote your shares only if you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker. If you hold Rainbow Technologies common stock and do not instruct your broker how to vote your shares, it will be equivalent to voting against the proposal being made at your special meeting. If you hold SafeNet common stock and do not instruct your broker how to vote your shares, your shares will not be voted at the special meeting and will have no effect on the outcome of the proposal to approve the share issuance.

For a more complete description of voting shares held in “street name,” see “The SafeNet Special Meeting” and “The Rainbow Technologies Special Meeting.”

Q:	Can I change my vote after I have mailed my signed proxy?

A:	Yes. If you want to change your vote, send the corporate secretary of SafeNet or Rainbow Technologies, as applicable, a later-dated, signed proxy card before your special meeting or, if you are a record holder of common stock, attend your special meeting and vote in person. You may also revoke your proxy by sending written notice to the relevant corporate secretary before your special meeting.

Q:	Should I send in my stock certificates now?

A:	No. Stockholders should not send in their stock certificates now. After the merger is completed, we will send Rainbow Technologies stockholders written instructions for exchanging their stock certificates for certificates representing shares of the combined company.

Q: Are Rainbow Technologies or SafeNet stockholders entitled to appraisal rights?

A:	No. Holders of Rainbow Technologies and SafeNet common stock do not have the right to an appraisal of the value of their shares in connection with the merger. See “The Merger— No Appraisal Rights.”

Q:	Is the proposal to increase the number of shares available for issuance under SafeNet’s 2001 Omnibus Stock Plan conditioned on approval of the share issuance?

A:	No, the proposal to increase the number of shares available for issuance under SafeNet’s 2001 Omnibus Stock Plan is an independent proposal. If this proposal is not approved by the SafeNet stockholders it will have no effect on the share issuance or the merger. Alternatively, if the share issuance is not approved by the SafeNet stockholders, it will have no effect on the proposal to increase the number of shares available for issuance under SafeNet’s 2001 Omnibus Stock Plan.

Q:	Whom should I call with questions?

A:	If you have any questions about the merger or if you need additional copies of this joint proxy statement/prospectus or the enclosed proxy, you should contact:

Innisfree M&A Incorporated
501 Madison Avenue
20th Floor
New York, New York 10022
(212) 750-5833

      You may also obtain additional information about SafeNet and Rainbow Technologies from documents filed with the Securities and Exchange Commission by following the instructions in “Where You Can Find More Information.”

SUMMARY OF THE JOINT PROXY STATEMENT/ PROSPECTUS

      This summary highlights selected information from this joint proxy statement/ prospectus and may not contain all the information that is important to you. You should read this entire document carefully, including the agreement and plan of reorganization, which we refer to in this joint proxy statement/ prospectus as the merger agreement, attached as Annex A, and the other documents to which we refer in or which are incorporated by reference into this joint proxy statement/ prospectus. See “Where You Can Find More Information.”

The Companies

SafeNet, Inc.
4690 Millennium Drive
Belcamp, MD 21017
(410) 931-7500

      SafeNet develops, markets, sells and supports a portfolio of hardware and software network security products and services that enable secure communications and data services. SafeNet’s products and services are used to create secure wide area networks and virtual private networks over the Internet to prevent security breaches that could result in unauthorized access to confidential data, invasion of privacy and financial loss. SafeNet’s security solutions allow its customers to lower the cost of deploying and managing secure, reliable wide area networks and enable the use of the Internet for secure business communications and transactions with customers, suppliers and employees.

      SafeNet operates through two primary divisions: its Enterprise Security Division, which sells high-performance security solutions to government, financial institution and other security-sensitive commercial customers, and its Embedded Security Division, which sells a broad range of security products, including silicon chips, accelerator cards, licensed intellectual property and software products, to original equipment manufacturers that embed them into their own network and wireless products.

      SafeNet’s products are based on industry standard encryption algorithms and communication protocols that allow for integration into large networks and interoperability with other network devices and applications. SafeNet’s enterprise solutions incorporate SafeNet’s security technologies, including SafeNet’s silicon chips, appliances, client software and management software to provide a vertically integrated solution that addresses the stringent security needs of SafeNet’s enterprise customers. SafeNet’s products enable customers to expand their existing wide area networks efficiently and to integrate these networks with lower-cost virtual private networks. SafeNet’s security products are centrally managed with SafeNet management software, which enables policy management and the secure, scalable monitoring of network devices, applications, network traffic and security events. SafeNet’s embedded solutions are designed for rapid and cost-effective implementation while matching the stringent cost requirements of customers with their performance needs. In addition, SafeNet offers original equipment manufacturers a complete development environment in which they can build a wide variety of encryption products and flexible packaging, such as embedded intellectual property blocks, silicon chips and accelerator cards.

      SafeNet, Inc. was incorporated in Delaware in 1983. In February 2003, SafeNet acquired Cylink Corporation, which expanded its customer base and product offerings to include security solutions for wide area networks. SafeNet employs more than 200 people in nine offices in five countries. References herein to “SafeNet” refer to SafeNet, Inc. and its subsidiaries. Additional information about SafeNet is available on SafeNet’s website at www.safenet-inc.com, which does not constitute a part of this joint proxy statement/ prospectus.

      SafeNet has experienced substantial GAAP net losses in four of the last five years, including a $4.7 million loss in the year ended December 31, 2002, and a $10.2 million loss in the nine months ended September 30, 2003. At September 30, 2003, SafeNet had an accumulated deficit of $30.4 million.

      On January 27, 2004, SafeNet announced unaudited results of operations for the three months and year ended December 31, 2003. Revenues for the three-month period ending December 31, 2003, were

$18.8 million, compared to $9.8 million for the same period in 2002, an increase of 91%. On a sequential basis, revenues increased by 7% from the third quarter of 2003, or approximately $1.1 million. Income from continuing operations for the quarter ended December 31, 2003, was $4.0 million, or $0.28 per diluted share, which compares to $1.8 million, or $0.22 per diluted share for the same period of 2002. Net income, inclusive of the effect of discontinued operations, was $4.0 million, or $0.28 per diluted share, for the 2003 fourth quarter, which compares to net income of $1.9 million, or $0.23 per diluted share, for the same quarter of the prior year. Revenues for the year ended December 31, 2003, were $65.8 million, compared to $32.2 million for the same period in 2002, an increase of 104%. The net loss from continuing operations for the year ended December 31, 2003, was $6.2 million, or $0.55 per diluted share, which compares to a loss of $785,000, or $0.10 per diluted share for 2002. There was no loss from discontinued operations for the year ended December 31, 2003, compared to a loss of $4.0 million for the year ended December 31, 2002. The net loss, inclusive of the effect of discontinued operations, was $6.2 million, or $0.55 per diluted share, for 2003, which compares to a net loss of $4.7 million, or $0.61 per diluted share, for the prior year.

Rainbow Technologies, Inc.
50 Technology Drive
Irvine, California 92618
(949) 540-7300

      Rainbow Technologies is a leading global provider of information technology security solutions. Rainbow Technologies uses its core technologies to make complex security easy to deploy for its customers. This focus has resulted in a variety of products and services that resolve its customers’ security issues including:

•	strong protection against software piracy for software publishers which includes comprehensive licensing solutions;

•	equipment to secure classified and sensitive satellite and link communications in accordance with government requirements;

•	high assurance security components and custom security product development for banking, healthcare, government, postal and defense customers;

•	convenient key-chain devices providing reliable identity authentication for web applications, workstations, networks and software products;

•	acceleration of secure Internet and wireless web transactions; and

•	easy to deploy and manage, secure remote access to business-critical web infrastructures.

      Rainbow Technologies is structured in two business segments: eSecurity Products and Secure Communications Products. eSecurity focuses on developing commercial products that break the “high security is complex security” paradigm by providing strong security in an easy to deploy, manage and use format. These include solutions for reliable identity authentication, secure Internet and wireless transaction acceleration, licensing solutions for software publishers, and Web security appliances. Secure Communications provides custom design and manufacturing of information security solutions for commercial enterprises, government and defense applications requiring either extraordinary performance and/or security. These products meet the high security, certification and manufacturing standards demanded by these markets and provide communication security for classified information and for personal identity authentication.

      Rainbow Technologies, Inc. was incorporated in Delaware in 1987. References herein to “Rainbow Technologies” refer to Rainbow Technologies, Inc. and its subsidiaries. Additional information about Rainbow Technologies is available on Rainbow Technologies’ website at www.rainbow.com, which does not constitute a part of this joint proxy statement/prospectus.

      Rainbow Technologies has experienced substantial GAAP net losses in two of the last five years, including the years ended December 31, 2002 and 2001 in which Rainbow Technologies had net losses of $37.7 million and $23.5 million respectively. At September 30, 2003, Rainbow Technologies had $4.7 million of net income for the nine months ended September 30, 2003 and retained earnings of $28.4 million.

Recommendation of the Boards of Directors

      Rainbow Technologies’ board of directors unanimously recommends that stockholders of Rainbow Technologies vote FOR adoption of the merger agreement and FOR approval of the Rainbow Technologies adjournment proposal. See “The Merger — Rainbow Technologies’ Reasons for the Merger” and “Proposal to Grant Authority to Adjourn or Postpone the Rainbow Technologies Special Meeting.”

      SafeNet’s board of directors unanimously recommends that stockholders of SafeNet vote FOR the share issuance, FOR the stock plan proposal and FOR approval of the SafeNet adjournment proposal. See “The Merger — SafeNet’s Reasons for the Merger,” “Proposal to Increase the Number of Shares Available for Issuance Under the SafeNet, Inc. 2001 Omnibus Stock Plan—Reasons for Increase” and “Proposal to Grant Authority to Adjourn or Postpone the SafeNet Special Meeting.”

Opinions of SafeNet’s and Rainbow Technologies’ Financial Advisors

      In connection with the proposed merger, SafeNet’s financial advisor, Credit Suisse First Boston LLC, delivered a written opinion to SafeNet’s board of directors as to the fairness, from a financial point of view, to SafeNet of the exchange ratio provided for in the merger. The full text of Credit Suisse First Boston’s written opinion, dated October 22, 2003, is attached to this joint proxy statement/prospectus as Annex D. We encourage you to read this opinion carefully in its entirety for a description of the procedures followed, assumptions made, matters considered and limitations on the review undertaken. Credit Suisse First Boston’s opinion is addressed to SafeNet’s board of directors and does not constitute a recommendation to any stockholder as to any matters relating to the merger.

      See “The Merger — Opinion of SafeNet’s Financial Advisor.”

      In connection with the proposed merger, each of Rainbow Technologies’ financial advisors, UBS Securities LLC, referred to in this joint proxy statement/prospectus as UBS, and RBC Dain Rauscher Inc., a member company of RBC Capital Markets, referred to in this joint proxy statement/prospectus as RBC, delivered written opinions to Rainbow Technologies’ board of directors as to the fairness, from a financial point of view, to Rainbow Technologies stockholders of the exchange ratio in the merger. The full text of UBS’s written opinion, dated October 22, 2003, is attached to this joint proxy statement/prospectus as Annex E. The full text of RBC’s written opinion, dated October 22, 2003, is attached to this joint proxy statement/prospectus as Annex F. We encourage you to read these opinions carefully in their entirety for a description of the procedures followed, assumptions made, matters considered and limitations on the review undertaken. UBS’s and RBC’s opinions are addressed to the Rainbow Technologies board of directors and do not constitute a recommendation to any stockholder as to any matters relating to the merger.

      See “The Merger — Opinion of Rainbow Technologies’ Financial Advisor — UBS Securities LLC” and “The Merger — Opinion of Rainbow Technologies’ Financial Advisor — RBC Dain Rauscher Inc.”

Voting Agreements

      As more fully described in this joint proxy statement/prospectus, directors and executive officers of SafeNet beneficially owning approximately 12.4% of the outstanding shares of SafeNet common stock as of October 22, 2003 have agreed to vote all of their shares of SafeNet common stock, among other things, in favor of the share issuance. Directors and executive officers of Rainbow Technologies beneficially owning approximately 9.7% of the outstanding shares of Rainbow Technologies common stock as of October 22, 2003 have agreed to vote all of their shares of Rainbow Technologies common stock, among other things, in favor of adoption of the merger agreement. Beneficial ownership includes shares subject to unexercised options which are currently exercisable or become exercisable within 60 days.

      As of the record date, the directors and executive officers of Rainbow Technologies and their affiliates owned and were entitled to vote 904,221 outstanding shares of Rainbow Technologies common stock, which represents approximately 3.3% of the outstanding shares of Rainbow Technologies common stock. As of the record date, directors and executive officers of SafeNet and their affiliates did not own and were not entitled to vote any outstanding shares of Rainbow Technologies common stock. Holders of a majority of the outstanding shares of Rainbow Technologies common stock must vote in favor of the merger agreement at the Rainbow Technologies special meeting in order for it to be approved.

      As of the record date, directors and executive officers of SafeNet and their affiliates owned and were entitled to vote 837,584 outstanding shares of SafeNet common stock, which represents approximately 6.3% of the outstanding shares of SafeNet common stock. As of the record date, the directors and executive officers of Rainbow Technologies and their affiliates did not own and were not entitled to vote any outstanding shares of SafeNet common stock. Holders of a majority of the votes cast must vote in favor of the share issuance at the SafeNet special meeting in order for it to be approved.

      See “Agreements Relating to The Merger — Voting Agreements.”

Overview of the Material Terms and Conditions of the Merger

Conditions to Completion of the Merger

      The obligations of SafeNet and Rainbow Technologies to complete the merger are subject to the satisfaction or waiver of several closing conditions, including the following:

•	the merger agreement must have been adopted by Rainbow Technologies stockholders and the share issuance must have been approved by SafeNet stockholders;

•	no provision of applicable law and no judgment, injunction, order or decree is in effect that prohibits completion of the merger, and there must not be pending or threatened any legal proceeding in which a governmental body is:

•	seeking to prohibit or limit SafeNet’s ability to vote, receive dividends or otherwise exercise ownership rights with respect to the stock of the surviving corporation;

•	seeking to materially and adversely affect the right of SafeNet to own the assets or operate the business of Rainbow Technologies or any of its subsidiaries; or

•	seeking to compel any party to dispose of or hold separate any material assets as a result of the merger;

•	the registration statement on Form S-4 of which this proxy statement/prospectus forms a part must have become effective and must not be the subject of any stop order or proceedings seeking a stop order;

•	the SafeNet common stock to be issued in the merger must be approved for listing on the Nasdaq National Market, subject to official notice of issuance;

•	any waiting period (and any extension thereof) applicable to the merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, must have terminated or expired and SafeNet, Ravens Acquisition Corp. and Rainbow Technologies must have timely obtained from each governmental body all other approvals, waivers and consents if the failure to obtain them would have a material adverse effect;

•	each party must have received from its counsel an opinion that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code for federal income tax purposes;

•	the other party must have performed or complied in all material respects with the covenants required to be performed or complied with by it under the merger agreement;

•	the representations and warranties of the other party contained in the merger agreement must have been accurate as of October 22, 2003 and must be accurate on and as of the effective date of the merger except as provided in the merger agreement; and

•	there must not have been a material adverse effect on the other party or any of its subsidiaries, other than a material adverse effect which could have reasonably been expected to arise out of a matter disclosed by the other party in the merger agreement.

      Subject to applicable law, each party may waive any inaccuracy in the representations and warranties or waive compliance by the other party with any agreement or condition. Neither party anticipates waiving any condition of the merger agreement; provided however, that each party currently intends, subject to the discretion of its board of directors, to resolicit approval of its stockholders if it waives a material condition.

      See “The Merger Agreement— Conditions to Completion of the Merger” and “—Amendments to the Merger Agreement; Waiver.”

Termination of the Merger Agreement

      The termination of the merger agreement may occur as follows:

•	termination by either party if the merger has not been completed by April 19, 2004 if the terminating party’s act or failure to act did not cause the failure of the merger to occur before that date, although this date will automatically be extended to June 3, 2004 if all conditions to the obligations of the parties to consummate the merger have been satisfied other than the condition related to obtaining all required governmental approvals, waivers and consents;

•	termination by either party, if the stockholders of SafeNet fail to approve the share issuance or the stockholders of Rainbow Technologies fail to adopt the merger agreement;

•	termination by either party, if a governmental entity issues a final and nonappealable order, decree or ruling permanently restraining, enjoining or otherwise prohibiting the merger;

•	termination by either party, if the other party has breached or failed to perform any of its representations, warranties, covenants or other agreements contained in the merger agreement such that the conditions to closing would not be satisfied, and such breach has not been cured within 30 days of notice of the breach; and

•	termination by either party, if the other party’s board of directors withdraws or modifies its recommendations in a manner adverse to the other party or takes or fails to take specified actions in connection with competing acquisition proposals.

      See “The Merger Agreement— Termination of the Merger Agreement.”

Termination Fees

      SafeNet or Rainbow Technologies may be required to pay to the other a termination fee of $15 million if the merger agreement is terminated under certain circumstances.

      See “The Merger Agreement— Termination Fee; Expenses.”

“No Solicitation” Provisions

      The merger agreement contains detailed provisions prohibiting SafeNet and Rainbow Technologies from seeking a competing acquisition transaction.

      See “The Merger Agreement— Limitation on Ability to Consider Other Acquisition Proposals.”

Directors of the Combined Company After the Merger

      After the merger, the board of directors of the combined company will consist of eight members, including six current members of SafeNet’s board of directors and two current members of Rainbow Technologies’ board of directors, Walter W. Straub and Arthur L. Money.

      See “The Merger— Interests of Directors and Executive Officers in the Merger.”

Interests of Directors and Executive Officers in the Merger

      When considering the recommendation by Rainbow Technologies’ board of directors in favor of adoption of the merger agreement, you should be aware that some of Rainbow Technologies’ directors and executive officers have interests in the merger that are different from, or in addition to, yours, including:

•	indemnification arrangements for some of Rainbow Technologies’ current and former executive officers and directors will be continued if the merger is completed;

•	some Rainbow Technologies officers may be entitled to severance payments and the acceleration of the vesting of options in connection with the merger pursuant to change of control agreements if their employment terminates following the merger under specified circumstances;

•	Rainbow Technologies’ directors will have the vesting of certain unvested options accelerated in connection with the merger; and

•	Walter Straub, president, chief executive officer and a director of Rainbow Technologies, and Arthur Money, a director of Rainbow Technologies, will become directors of SafeNet.

      The Rainbow Technologies board of directors was aware of, and considered the interests of, its directors and executive officers in approving the merger agreement and the merger. See “The Merger— Interests of Directors and Executive Officers in the Merger.”

Tax Consequences

      We expect that, if the merger is completed, Rainbow Technologies stockholders will not recognize gain or loss for United States federal income tax purposes, except with respect to the cash, if any, received by Rainbow Technologies stockholders instead of fractional shares of SafeNet common stock. However, we strongly encourage Rainbow Technologies stockholders to consult their own tax advisor to determine their particular tax consequences. See “The Merger— Material United States Federal Income Tax Consequences of the Merger.”

Proposal to Increase the Number of Shares in SafeNet Stock Plan

      SafeNet is proposing that its stockholders approve an additional 900,000 shares of SafeNet common stock that may be issued under the SafeNet 2001 Omnibus Stock Plan. SafeNet grants options to its employees and directors to maintain a competitive compensation package necessary to attract talented business professionals to join SafeNet. Based on this policy and the current number of shares of SafeNet common stock available under the existing 2001 Plan, there are not enough shares of SafeNet common stock remaining in the Plan to issue grants to anticipated employees and directors in 2004. This is mainly as a result of SafeNet’s pending merger with Rainbow Technologies described in this joint proxy statement/prospectus as well as its plans for new hires in 2004.

      The SafeNet board of directors recommends and encourages SafeNet stockholders to vote FOR the increase in number of shares of SafeNet common stock to be issued pursuant to the SafeNet 2001 Omnibus Stock Plan.

Proposals to Grant Authority to Adjourn or Postpone the Special Meetings

      Each of SafeNet and Rainbow Technologies is proposing that its stockholders approve the grant of discretionary authority to adjourn or postpone its special meeting to another time and place for the purpose of soliciting additional proxies. The SafeNet board of directors recommends that SafeNet stockholders vote FOR the SafeNet adjournment proposal and the Rainbow Technologies board of directors recommends that Rainbow Technologies stockholders vote FOR the Rainbow Technologies adjournment proposal.

Selected Historical and Pro Forma Financial Information

      The following tables present summary historical financial data, summary unaudited pro forma combined financial data, market price and dividend data and comparative per share data for SafeNet and Rainbow Technologies. The summary unaudited combined pro forma data includes the results of operations and financial data of SafeNet and Rainbow Technologies and should be read in conjunction with the introduction to the pro forma financial information, pro forma financial statements and related notes included elsewhere in this joint proxy statement/prospectus.

      The following selected financial data are only a summary and should be read in conjunction with SafeNet’s consolidated financial statements and related notes included in SafeNet’s annual reports and other financial information included in SafeNet’s filings with the SEC. See “Where You Can Find More Information.” The selected historical consolidated balance sheet data of SafeNet at December 31, 2002, 2001, 2000, 1999 and 1998 and the selected historical consolidated statement of operations data of SafeNet for the years then ended have been derived from SafeNet’s audited consolidated financial statements previously filed with the SEC and incorporated by reference into this joint proxy statement/prospectus. SafeNet’s selected unaudited interim financial data included in this joint proxy statement/prospectus were derived from its books and records and, in the opinion of management, contain all adjustments, consisting only of normal recurring adjustments, necessary for the fair presentation of its financial position and results of operations at and for such periods. The results of operations for any interim period are not necessarily indicative of the results of operations to be expected for the full year.

Summary Historical Financial Data of SafeNet

(In thousands, except per share amounts)

						Nine Months Ended
	Year Ended December 31,
						September 30,	September 30,
	2002(1)	2001	2000	1999	1998	2003(3)	2002

						(unaudited)

	(Amounts in thousands, except per share data)
Revenues	$32,235	$16,462	$25,278	$10,565	$11,624	$47,032	$22,409
Cost of revenues	8,963	4,525	5,834	4,352	5,527	13,126	6,594

Gross profit	23,272	11,937	19,444	6,213	6,097	33,906	15,815

Research and development expenses	8,504	6,118	6,342	4,580	3,446	11,310	6,546
Sales and marketing expenses	7,341	5,061	4,756	5,251	5,889	10,571	5,198
General and administrative expenses	4,108	2,203	2,681	2,227	2,292	4,857	2,634
Write-off of acquired in-process research and development	3,375	—	—	—	—	9,681	3,375
Costs of integration of acquired companies	—	—	—	—	—	3,127	—
Amortization of acquired intangible/assets	1,488	—	—	—	—	3,349	1,102
(Recovery of) reserve for Cyberguard advance	—	—	(275)	(375)	772	—	—

Total operating expenses	24,816	13,382	13,504	11,683	12,399	42,895	18,855

Operating (loss) income	(1,544)	(1,445)	5,940	(5,470)	(6,302)	(8,989)	(3,040)
Interest and other income, net	669	1,336	1,320	95	232	416	421

(Loss) income from continuing operations before income taxes	(875)	(109)	7,260	(5,375)	(6,070)	(8,573)	(2,619)
Income tax benefit (expense)	90	—	—	—	—	(1,607)	—

(Loss) income from continuing operations(2)	$(785)	$(109)	$7,260	$(5,375)	$(6,070)	$(10,180)	$(2,619)

						Nine Months Ended
	Year Ended December 31,
						September 30,	September 30,
	2002(1)	2001	2000	1999	1998	2003(3)	2002

						(unaudited)

	(Amounts in thousands, except per share data)
(Loss) income from continuing operations per common share
Basic	$(0.10)	$(0.01)	$1.08	$(0.98)	$(1.12)	$(0.95)	$(0.34)

Diluted	$(0.10)	$(0.01)	$1.01	$(0.98)	$(1.12)	$(0.95)	$(0.34)

Shares used in computation
Basic	7,730	7,057	6,751	5,504	5,409	10,700	7,701

Diluted	7,730	7,057	7,195	5,504	5,409	10,700	7,701

	At December 31,					As of
						September 30,
	2002	2001	2000	1999	1998	2003(3)(4)

						(unaudited)
Balance Sheet Data:
Working capital	$31,987	$32,385	$33,695	$23,035	$11,081	$122,270
Intangible assets	13,900	727	1,516	2,107	1,527	53,945
Total assets	55,319	39,877	43,106	31,896	18,940	196,520
Stockholders’ equity	48,378	35,459	37,723	27,636	15,400	173,072

(1)	On January 2, 2002, SafeNet acquired Pijnenburg Securealink, Inc. (Securealink) in a business combination accounted for as a purchase.

(2)	On February 11, 2002, SafeNet management made the decision to discontinue operations at GretaCoder Data Systems (GDS). Accordingly, beginning January 1, 2002, results of this operation have been classified as discontinued, and prior periods have been restated. Therefore, the operations of this entity, and the related loss on the disposal are not presented in this table.

(3)	On February 5, 2003, SafeNet acquired Cylink Corporation (Cylink) in a business combination accounted for as a purchase.

(4)	On July 15, 2003, SafeNet completed a secondary stock offering that provided net cash proceeds of $83.9 million.

      The following selected financial data are only a summary and should be read in conjunction with Rainbow Technologies’ financial statements and related notes included in Rainbow Technologies’ annual reports and other financial information included in Rainbow Technologies’ filings with the SEC. See “Where You Can Find More Information.” The selected historical consolidated balance sheet data of Rainbow Technologies at December 31, 2002, 2001, 2000, 1999 and 1998 and the selected historical consolidated statement of operations data of Rainbow Technologies for the years then ended have been derived from Rainbow Technologies’ audited consolidated financial statements previously filed with the SEC and incorporated by reference into this joint proxy statement/ prospectus. Rainbow Technologies’ selected unaudited interim financial data included in this joint proxy statement/ prospectus were derived from its books and records and, in the opinion of management, contain all adjustments, consisting only of normal recurring adjustments, necessary for the fair presentation of its financial position and results of operations at and for such periods. The results of operations for any interim period are not necessarily indicative of the results of operations to be expected for the full year.

Summary Historical Financial Data of Rainbow Technologies

(In thousands, except per share amounts)

						Nine Months Ended
	Year Ended December 31,
						September 30,	September 30,
	2002	2001	2000	1999	1998	2003	2002

						(unaudited)

	(in thousands, except per share amounts)
Selected Consolidated Statement of Operation Data:
Net Sales	$126,052	$122,897	$144,423	$112,343	$109,232	$102,614	$92,508
Income (loss) from continuing operations	$(23,027)	$(18,268)	$16,245	$8,454	$2,490	$4,911	$(25,230)
Loss from discontinued operations	(14,647)	(5,249)	(1,799)	(317)	—	(254)	(17,307)

Net income (loss)	$(37,674)	$(23,517)	$14,446	$8,137	$2,490	$4,657	$(42,537)

Basic income (loss) per share:
Continuing operations	$(0.87)	$(0.70)	$0.65	$0.37	$0.11	$0.18	$(0.95)
Discontinued operations	(0.56)	(0.20)	(0.07)	(0.02)	—	(0.01)	(0.66)

Net income (loss)	$(1.43)	$(0.90)	$0.58	$0.35	$0.11	$0.17	$(1.61)

Diluted income (loss) per share:
Continuing operations	$(0.87)	$(0.70)	$0.58	$0.35	$0.10	$0.18	$(0.95)
Discontinued operations	(0.56)	(0.20)	(0.06)	(0.01)	—	(0.01)	(0.66)

Net income (loss)	$(1.43)	$(0.90)	$0.52	$0.34	$0.10	$0.17	$(1.61)

Shares used in calculating net income (loss) per share:
Basic	26,419	26,055	24,965	23,054	23,398	26,699	26,479
Diluted	26,419	26,055	27,932	24,212	23,946	27,478	26,479
Selected Consolidated Balance Sheet Data:
Total assets	$111,589	$145,965	$171,209	$130,538	$109,753	$134,510	$103,745
Long-term debt, net of current portion	311	476	726	1,014	1,458	138	351

Summary Unaudited Combined Condensed Pro Forma Financial Information

(In thousands, except per share amounts)

      The following summary unaudited combined condensed pro forma financial information has been prepared to give effect to the proposed purchase business combination between SafeNet and Rainbow Technologies. The summary unaudited combined condensed pro forma statement of operations data gives effect to the proposed purchase business combination as if it had occurred on January 1, 2002. The summary unaudited combined condensed pro forma balance sheet data gives effect to the proposed combination as if it had occurred on September 30, 2003. The summary unaudited combined condensed pro forma statement of operations data for the year ended December 31, 2002 and the nine months ended September 30, 2003 also includes the impact of the purchase business combination between SafeNet and Cylink which was completed on February 5, 2003.

      The following summary unaudited combined condensed pro forma financial information has been derived from, and should be read together with, the unaudited combined condensed pro forma financial statements and related notes in the section of this joint proxy statement/prospectus titled “Unaudited Combined Condensed Pro Forma Financial Information.” This information is based on the historical consolidated balance sheets and related historical consolidated statements of operations of SafeNet, Cylink and Rainbow Technologies, giving effect to the mergers using the purchase method of accounting for business combinations. The companies may have performed differently had they always been combined. You should not rely on the summary unaudited pro forma combined financial data as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that the combined company will experience after the merger. This information is for illustrative purposes only.

Unaudited Combined Condensed Pro Forma Statement of Operations Data:

	Year ended	Nine months ended
	December 31, 2002	September 30, 2003

Total revenues	$185,811	$151,850
Loss from continuing operations	(82,530)	(35,279)
Basic loss per share from continuing operations	$(4.31)	$(1.70)
Diluted loss per share from continuing operations	(4.31)	(1.70)

Unaudited Combined Condensed Pro Forma Balance Sheet Data:

As of September 30, 2003

Working capital	$144,052
Intangible assets	498,178
Total assets	749,997
Total stockholders’ equity	602,434

Comparative Per Share Data

      The following table sets forth selected historical per share information of SafeNet and Rainbow Technologies and unaudited combined pro forma per share information after giving effect to the merger between SafeNet and Rainbow Technologies, under the purchase method of accounting, assuming that 0.374 of a share of SafeNet common stock had been issued in exchange for each outstanding share of Rainbow Technologies common stock. The pro forma combined per share information for the year ended December 31, 2002 and the nine months ended September 30, 2003 also gives effect to the merger between SafeNet and Cylink on February 5, 2003. You should read this information in conjunction with the selected historical financial information, included elsewhere in this joint proxy statement/prospectus, and the historical financial statements of SafeNet and Rainbow Technologies and related notes thereto that are incorporated by reference into this document. The historical per share information is derived from SafeNet’s unaudited financial statements as of and for the nine months ended September 30, 2003, Rainbow Technologies’ unaudited financial statements as of and for the nine months ended September 30, 2003, Cylink’s unaudited financial statements for the period from January 1, 2003 through February 5, 2003, and SafeNet’s, Rainbow Technologies’ and Cylink’s audited financial statements as of and for the year ended December 31, 2002. The unaudited SafeNet combined pro forma per share information is derived from, and should be read in conjunction with, the section of this joint proxy statement/prospectus titled “Unaudited Combined Condensed Pro Forma Financial Information.” The unaudited pro forma Rainbow Technologies per share equivalents are calculated by multiplying the unaudited SafeNet pro forma combined per share amounts by the exchange ratio of 0.374.

      The unaudited combined pro forma per share information does not purport to represent what the actual results of operations of SafeNet and Rainbow Technologies would have been had the companies been combined or to project SafeNet’s and Rainbow Technologies’ results of operations that may be achieved after the merger.

      Neither SafeNet nor Rainbow Technologies has paid any cash dividends during the periods presented.

	Year ended	Nine months ended
	December 31, 2002	September 30, 2003

Historical SafeNet Data:
Loss from continuing operations per common share—basic and diluted	$(0.10)	$(0.95)
Book value per share at end of period—basic and diluted (1)	$5.61	$16.17
Historical Rainbow Technologies Data:
Income (loss) from continuing operations per common share—basic	$(0.87)	$0.18
Income (loss) from continuing operations per common share—diluted	$(0.87)	$0.18
Book value per share at end of period—basic (1)	$3.12	$3.42
Book value per share at end of period—diluted (1)	$3.12	$3.32
Unaudited SafeNet Pro Forma Combined Data (2):
Loss from continuing operations per common share—basic and diluted	$(4.31)	$(1.70)
Book value per share at end of period—basic and diluted (1)	N/A	$29.05
Unaudited Pro Forma Rainbow Technologies Equivalents Data (3):
Loss from continuing operations per common share—basic and diluted	$(1.61)	$(0.64)
Book value per share at end of period—basic and diluted (1)	N/A	$10.86

(1)	The historical basic book value per share is computed by dividing stockholders’ equity by the weighted average number of common shares outstanding during the period. The historical diluted book value per share is computed by dividing stockholders’ equity by the weighted average number of common shares outstanding during the period, adjusted for potentially dilutive securities. The pro forma basic book value per share is computed by dividing pro forma stockholders’ equity by the pro forma weighted average number of common shares outstanding during the period. The pro forma diluted book value per share is computed by dividing pro forma stockholders’ equity by the pro forma weighted average number of common shares outstanding during the period, adjusted for potentially dilutive securities.

(2)	The pro forma combined loss from continuing operations per SafeNet share is computed by combining the loss from continuing operations for SafeNet, Cylink and Rainbow Technologies and any pro forma adjustments and dividing the sum by the pro forma weighted average number of common shares outstanding during the period. The pro forma shares are computed based upon the shares issued in the merger with Cylink and the shares to be issued in the merger with Rainbow Technologies using an exchange ratio of 0.374.

(3)	Amounts are calculated by multiplying unaudited SafeNet pro forma combined per share amounts by the exchange ratio in the merger with Rainbow Technologies (0.374 of a share of SafeNet common stock for each share of Rainbow Technologies common stock).

Comparative Market Price and Dividend Information

      SafeNet common stock is listed on the Nasdaq National Market under the symbol “SFNT.” Rainbow Technologies common stock is listed on the Nasdaq National Market under the symbol “RNBO.” The following table shows, for the periods indicated, the highest and lowest closing sale prices for shares of SafeNet common stock on the Nasdaq National Market and the highest and lowest closing sale prices for shares of Rainbow Technologies common stock on the Nasdaq National Market for the quarters indicated. Neither SafeNet nor Rainbow Technologies has paid any cash dividends during the periods presented. According to SafeNet, there were, as of February 6, 2004, approximately 13,347,900 shares of SafeNet common stock outstanding, held by approximately 249 stockholders of record. According to Rainbow Technologies, there were, as of February 5, 2004, approximately 27,206,602 shares of Rainbow Technologies common stock outstanding, held by approximately 156 stockholders of record.

      Neither SafeNet nor Rainbow Technologies has ever paid any cash dividends on its stock, and both anticipate that they will continue to retain any earnings for the foreseeable future for use in the expansion and operation of their respective businesses. If the merger is completed, the combined company intends to retain its earnings, if any, for the foreseeable future and, therefore, does not anticipate declaring dividends.

			RAINBOW
	SAFENET		TECHNOLOGIES
	COMMON		COMMON
	STOCK		STOCK

	Low	High	Low	High

CALENDAR YEAR 2001
First Quarter	$10.75	64.69	$4.88	5.73
Second Quarter	7.10	17.55	5.15	5.60
Third Quarter	5.81	10.10	3.12	3.95
Fourth Quarter	5.81	19.71	7.35	7.67
CALENDAR YEAR 2002
First Quarter	9.70	19.41	9.50	10.06
Second Quarter	10.37	16.50	4.54	5.00
Third Quarter	13.32	21.65	2.84	3.34
Fourth Quarter	13.05	29.10	7.01	7.40
CALENDAR YEAR 2003
First Quarter	15.60	32.48	6.89	10.10
Second Quarter	19.42	31.75	7.61	10.35
Third Quarter	28.46	39.85	6.05	10.05
Fourth Quarter	30.07	42.95	9.20	13.48
CALENDAR YEAR 2004
First Quarter (through February 9, 2004)	31.27	39.99	11.56	14.76

      After announcement of the merger to the public, the price of SafeNet’s common stock dropped from a closing price of $41.02 per share on October 22, 2003 to a closing price of $30.07 per share by October 24, 2003.

      Although SafeNet cannot be certain why its share price declined after the announcement of the merger, SafeNet believes the decline in its share price was primarily related to the announcement of the merger. SafeNet had not issued any press releases or other announcements of any adverse changes in its earnings guidance or any other negative news. While SafeNet does not know with any certainty, SafeNet believes that factors such as trading by arbitrageurs and market uncertainty generally regarding the merger may have affected its share price in the public market during the period following the announcement of the merger.

      On January 27, 2004, SafeNet issued its earnings release for the quarter and year ended December 31, 2003. On January 26, 2004, the last trading day prior to the issuance of this earnings release, the closing price of SafeNet’s common stock was $35.17 per share and on February 9, 2004, the last full trading day for which such information could be practicably calculated prior to the date of this joint proxy statement/prospectus, the closing price was $39.99 per share.

      The following table presents:

•	the closing sale price of SafeNet common stock, as reported on the Nasdaq National Market;

•	the closing sale price of Rainbow Technologies common stock, as reported on the Nasdaq National Market; and

•	the market value based on the closing sale price on the dates specified below of the fraction of a share of SafeNet common stock to be received in exchange for one share of Rainbow Technologies common stock in the merger;

in each case as if the merger consideration had been determined on October 22, 2003, the last full trading day prior to the public announcement of the merger, October 21, 2003, the date of the highest closing sale price of SafeNet common stock during the fourth quarter of 2003 and the first quarter of 2004 (through February 9, 2004), October 24, 2003, the date of the lowest closing sale price of SafeNet common stock during the fourth quarter of 2003 and the first quarter of 2004 (through February 9, 2004), and February 9, 2004, the last day for which such information could be practicably calculated prior to the date of this joint proxy statement/prospectus. The actual value of the SafeNet common shares a Rainbow Technologies stockholder will receive in the merger may be higher or lower than shown in the table.

			Value of SafeNet
			Common Stock to
			Be Received
		Closing Price of	Per Share of
	Closing Price of	Rainbow Technologies	Rainbow Technologies
Date	SafeNet Common Stock	Common Stock	Common Stock

October 21, 2003 (high)	$42.95	$11.21	$16.06
October 22, 2003 (announcement)	41.02	11.25	15.34
October 24, 2003 (low)	30.07	11.23	11.25
February 9, 2004	39.99	14.76	14.96

RISK FACTORS

      By voting in favor of approving the merger agreement, Rainbow Technologies stockholders will be choosing to invest in SafeNet common stock. An investment in SafeNet common stock involves a high degree of risk, which risk may be in addition to or different from the risks of investment in Rainbow Technologies. You should consider the following risk factors in deciding whether to approve the merger agreement. In evaluating the merger agreement, you should consider these risk factors in connection with the other information that SafeNet and Rainbow Technologies have included or incorporated by reference into this joint proxy statement/prospectus.

RISKS RELATED TO THE MERGER

The shares of SafeNet common stock to be received by Rainbow Technologies stockholders in the merger may decrease in value.

      Upon completion of the merger, each Rainbow Technologies share will be converted into 0.374 of a share of SafeNet common stock. As the exchange ratio is fixed, the number of shares of SafeNet common stock that Rainbow Technologies stockholders will receive in the merger will not change, even if the market price of SafeNet common stock changes. There will be no adjustment to the exchange ratio or right to terminate the merger agreement or the merger based solely on fluctuations in the price of SafeNet common stock. In recent years, and particularly in recent months, SafeNet’s common stock and the stock market in general have experienced extreme price and volume fluctuations, which may adversely affect the market price of SafeNet common stock. After the announcement of the merger, the price of SafeNet’s common stock dropped from a closing price of $41.02 per share on October 22, 2003 to a closing price of $30.07 per share by October 24, 2003, a decline of over 26%, before recovering to a closing price of $39.99 per share by February 9, 2004, the last full trading day for which such information could be practicably calculated prior to the date of this joint proxy statement/ prospectus, in each case on the Nasdaq National Market. The market price of SafeNet common stock upon and after completion of the merger could be lower than the market price on the date of the merger agreement or its current market price. You should obtain recent market quotations of SafeNet common stock before you return your proxy card or cast your vote on the merger at the Rainbow Technologies special meeting.

If SafeNet and Rainbow Technologies are not successful in integrating their organizations, the anticipated benefits of the merger may not be realized.

      Achieving the anticipated benefits of the merger will depend in part on the integration of technology, operations and personnel of SafeNet and Rainbow Technologies. The integration of companies is a complex, time-consuming and expensive process that, without proper planning and implementation, could significantly disrupt the businesses of SafeNet and Rainbow Technologies. In addition, as of October 22, 2003, Rainbow Technologies had approximately 570 employees while SafeNet had approximately 213 employees. The management and administration of the combined company will be conducted primarily by current personnel of SafeNet, who are currently managing a business much smaller than the combined company. SafeNet and Rainbow Technologies cannot assure you that the integration will be successful, that the anticipated benefits of the merger will be fully realized, that there will not be substantial costs associated with the integration process, that integration activities will not result in a decrease in revenues or a decrease in the value of SafeNet common stock, or that there will not be other material adverse effects from SafeNet’s integration efforts. The challenges involved in this integration include the following:

•	satisfying the needs of the combined company’s customers in a timely and efficient manner and maintaining SafeNet’s and Rainbow Technologies’ customer relationships;

•	combining two business cultures and retaining the combined company’s key personnel;

•	maintaining the dedication of SafeNet’s and Rainbow Technologies’ management resources to integration activities without distracting attention from the day-to-day business of the combined company;

•	preserving distribution, marketing, key supplier or other important relationships of both SafeNet and Rainbow Technologies;

•	consolidating manufacturing operations;

•	combining product offerings;

•	coordinating sales and marketing efforts;

•	integrating purchasing and procurement;

•	consolidating corporate IT and administrative infrastructures; and

•	developing uniform standards, controls and procedures.

The merger may be completed even though there has been a material adverse effect on SafeNet or Rainbow Technologies.

      In general, each party can refuse to complete the merger if there is a material adverse effect affecting the other party between the date of the signing of the merger agreement, October 22, 2003, and the closing of the merger. However, certain types of changes will not prevent the merger from going forward, even if they would have a material adverse effect on SafeNet or Rainbow Technologies, including:

•	any effect arising from or relating to general economic conditions;

•	any effect relating to, affecting, or with respect to, conditions affecting the industries as a whole in which SafeNet or Rainbow Technologies has material operations;

•	any effect arising from the transactions contemplated by the merger agreement or the public announcement of the merger;

•	any decline in trading prices in financial markets generally or in the trading price of shares of SafeNet or Rainbow Technologies common stock; or

•	the failure of SafeNet or Rainbow Technologies to meet earnings expectations published in analysts reports.

      If an adverse change occurs but SafeNet and Rainbow Technologies must still complete the merger, SafeNet’s stock price may suffer.

Customer uncertainty related to the merger could harm the combined company.

      SafeNet and Rainbow Technologies each operate in the security market, which requires their products and services to be consistently secure and reliable. Rainbow Technologies’ and SafeNet’s high-assurance security customers, such as government agencies and financial institutions in particular, demand high-performance, reliable and complex security products and services to protect highly confidential networks and information. The announcement and pendency of the merger may cause uncertainty among SafeNet’s or Rainbow Technologies’ customers about the effect of the transaction on their security systems. For example, SafeNet’s and Rainbow Technologies’ customers may be concerned that the attention of employees will be diverted during the integration of the businesses, that products they have used for their security networks might be discontinued, or that the integration of different technologies might compromise the reliability of the combined company’s products. As a result, in response to the announcement and pendency of the merger, SafeNet’s or Rainbow Technologies’ customers may delay or defer purchasing decisions. Any delay or deferral in purchasing decisions by SafeNet’s or Rainbow Technologies’ customers could seriously harm the business of the combined company.

SafeNet and Rainbow Technologies expect to incur significant costs associated with the merger.

      SafeNet estimates that it will incur direct transaction costs of approximately $12 million associated with the merger, including direct costs of the acquisition as well as liabilities to be accrued in connection with the acquisition, including severance and related costs. In addition, Rainbow Technologies estimates that it will incur direct transaction costs of approximately $6 million which will be expensed as incurred. SafeNet and Rainbow Technologies believe the combined entity may incur charges to operations, which are not currently reasonably estimable, in the quarter in which the merger is completed or the following quarters, to reflect costs associated with integrating the two companies. There is no assurance that the combined company will not incur additional material charges in subsequent quarters to reflect additional costs associated with the merger. We anticipate that the combination will require significant cash outflows for acquisition and integration related costs. We expect cash requirements will be funded by current cash reserves and cash flows from operations. If the benefits of the merger do not exceed the costs of integrating the businesses of SafeNet and Rainbow Technologies, our combined company’s financial results may be adversely affected.

If the merger is not completed, SafeNet’s and Rainbow Technologies’ stock prices and future business and operations could be harmed.

      There are many conditions to SafeNet’s and Rainbow Technologies’ obligations to complete the merger. Many of these conditions are beyond SafeNet’s and Rainbow Technologies’ control. These conditions include obtaining requisite regulatory and stockholder approval, and SafeNet and Rainbow Technologies may be unable to obtain these approvals on a timely basis, if at all.

      If the merger is not completed, SafeNet and Rainbow Technologies may be subject to the following material risks, among others:

•	the prices of SafeNet and Rainbow Technologies common stock may change to the extent that the current market prices of SafeNet and Rainbow Technologies common stock reflect an assumption that the merger will be completed;

•	SafeNet’s and Rainbow Technologies’ costs related to the merger, such as legal, accounting and some of the fees of their financial advisors, must be paid even if the merger is not completed;

•	under some circumstances (more fully described under “The Merger Agreement — Termination Fee; Expenses”), SafeNet or Rainbow Technologies may be required to pay the other party a termination fee of $15,000,000 in connection with the termination of the merger agreement; and

•	if the merger is not completed, SafeNet and Rainbow Technologies would fail to derive the benefits expected to result from the merger.

Rainbow Technologies’ officers and directors have conflicts of interest that may influence them to support or approve the merger.

      Certain officers and directors of Rainbow Technologies may receive offers of employment with SafeNet, and have continuing indemnification rights against liabilities that provide them with interests in the merger that are different from, or in addition to, Rainbow Technologies stockholders. Certain officers and directors of Rainbow Technologies may be entitled to severance payments or the acceleration of options pursuant to agreements that also provide them with interests in the merger that are different from, or in addition to, those of Rainbow Technologies stockholders. In addition, Walter W. Straub, Chairman, President and Chief Executive Officer of Rainbow Technologies, and Arthur L. Money, a director of Rainbow Technologies, will become directors of SafeNet after the merger. Therefore, these officers and directors may be more likely to vote to approve the merger agreement than if they did not have these interests. Rainbow Technologies stockholders should consider whether these interests may have influenced these officers and directors to support or recommend the merger agreement. You should read more about these interests under “The Merger — Interests of Directors and Executive Officers in the Merger.”

Because a significant portion of SafeNet’s total assets will be represented by goodwill that is subject to mandatory annual impairment evaluations, SafeNet could be required to write off some or all of this goodwill, which may adversely affect the combined company’s financial condition and results of operations.

      SafeNet will account for the acquisition of Rainbow using the purchase method of accounting. A portion of the purchase price for this business will be allocated to identifiable tangible and intangible assets and assumed liabilities based on estimated fair values at the date of consummation. Any excess purchase price, which is very likely to constitute most of the purchase price, will be allocated to goodwill. In accordance with the Financial Accounting Standards Board’s Statement No. 142, Goodwill and Other Intangible Assets, goodwill is not amortized but is reviewed annually, or more frequently if impairment indicators arise, for impairment. SafeNet has estimated that the goodwill to be recorded in connection with this acquisition will total approximately $280 million. When the combined company performs future impairment tests, it is possible that the carrying value of goodwill could exceed its implied fair value and therefore would require adjustment. Such adjustment would result in a charge to operating income in that period. Once adjusted, there can be no assurance that there will not be further adjustments for impairment in future periods.

RISKS RELATED TO THE COMBINED COMPANY AFTER THE MERGER

Each of SafeNet and Rainbow Technologies has a history of GAAP losses and the combined company may incur future GAAP losses.

      SafeNet has experienced substantial GAAP net losses in four of the last five years, including 2002, and as of September 30, 2003, SafeNet had an accumulated deficit of $30.4 million. Rainbow Technologies has experienced substantial GAAP net losses in two of the last five years, including 2002 and 2001. Although we expect the combined company’s revenues to be subject to fluctuation, SafeNet intends to maintain or increase the combined company’s expenditures in all areas in order to execute its business plan. As a result, the combined company may incur substantial additional losses. The likelihood of the combined company’s success must be considered in light of the problems, expenses and delays frequently encountered in connection with new technologies, the design and manufacture of information technology security solutions, and the competitive environment in which the combined company will operate. You should not consider the historical results of SafeNet and Rainbow Technologies as indicative of future revenue levels or operating results for the combined company. We can neither give assurance that the combined company will operate profitably in the future nor that profitability will be sustained if it is achieved.

The combined company may not be able to successfully integrate companies it acquires in the future.

      There has been substantial consolidation in the security industry, and SafeNet and Rainbow Technologies expect this consolidation to continue in the near future. As a result of this consolidation, we expect that the combined company will increasingly compete against larger competitors with broader product offerings and greater resources, including software vendors, network providers and manufacturers of networking and computer equipment and communications devices. In order to remain competitive, the combined company may from time to time pursue acquisitions of businesses that complement or expand its existing business, including acquisitions that could be material in size and scope.

      Any future acquisitions will involve various risks, including:

•	difficulties in integrating the operations, technologies, and products of the acquired company, which can be particularly challenging when dealing with complex security technologies;

•	the risk of diverting management’s attention from normal daily operations of the business;

•	risks of entering markets in which the combined company has no or limited direct prior experience and where competitors in such markets have stronger market positions;

•	insufficient revenues to offset increased expenses associated with the acquisition; and

•	the potential loss of key employees of the acquired company.

      There can be no assurance that the combined company’s acquisition of any other business will be successful and will not materially adversely affect its business, operating results or financial condition. The combined company must also manage any growth resulting from such acquisitions effectively. Failure to manage growth effectively and successfully integrate the acquired company’s operations could have a material adverse effect on the combined company’s business and operating results.

The combined company’s quarterly operating results may fluctuate and its future revenues and profitability are uncertain.

      SafeNet and Rainbow Technologies have experienced significant fluctuations in quarterly operating results during the last five years and we anticipate the combined company will experience substantial fluctuations in its future operating results. For example, in 2002 and 2003, SafeNet experienced net losses of $7.5 million, $.2 million, $9.7 million and $2.2 million for the quarters ended March 31, 2002, June 30, 2002, March 31, 2003 and June 30, 2003 and had net income of $1 million, $1.9 million and $1.7 million for the quarters ended September 30, 2002, December 31, 2002 and September 30, 2003. In 2002 and 2003, Rainbow Technologies experienced net losses of $44.9 million and $.7 million for the quarters ended June 30, 2002 and June 30, 2003 and had net income of $.6 million, $1.8 million, $4.9 million, $3.0 million and $2.4 million for the quarters ended March 31, 2002, September 30, 2002, December 31, 2002, March 31, 2003 and September 30, 2003.

      A number of factors have contributed to these quarterly fluctuations including, but not limited to:

•	introduction and market acceptance of new security products and product enhancements by SafeNet, Rainbow Technologies or their respective competitors;

•	dependence on prime contractors in connection with U.S. government contracts;

•	the timing and execution of individual contracts;

•	changes in the percentage of revenues attributable to original equipment manufacturer license fees and royalties;

•	length of time required by original equipment manufacturers to embed products into their products which generate royalties;

•	competitive conditions in the highly competitive and increasingly consolidated security industry;

•	changes in general economic conditions; and

•	shortfall of revenues in relation to expectations that formed the basis for the calculation of fixed expenses.

      It is likely that the combined company’s operating results will fall below its expectations and the expectations of securities analysts or investors in some future quarter and the market price of the combined company’s common stock could be materially adversely affected.

The loss of business from a U.S. government agency which accounted for a significant portion of Rainbow Technologies’ revenues for the nine months ended September 30, 2003 could have a material adverse effect on the combined company’s business and results of operations.

      The majority of Rainbow Technologies’ secure communications products are sold to the U.S. government through one agency that purchases for itself and on behalf of other parts of the U.S. government. The U.S. government accounted for approximately 32%, 28%, and 39% of Rainbow Technologies’ consolidated revenues from continuing operations in 2002, 2001 and 2000, respectively. In addition, approximately 26% and 38% of consolidated accounts receivable and 49% and 44% of unbilled costs and fees at December 31, 2002 and 2001, respectively, were related to the U.S. government. The loss of this U.S. government agency as a customer or significant cutback in its purchases, for itself or on behalf of other parts of the U.S. government, of the combined company’s products would have a material adverse effect on the combined company’s business and results of operations.

If Rainbow Technologies’ subsidiary Mykotronx, Inc. were to lose its eligibility as a small business under the rules of the Small Business Administration, it would incur additional costs and charges relating to disclosure, accounting and reporting to the U.S. government.

      Neither Rainbow Technologies nor SafeNet believes Mykotronx’s status as a small business has had a material effect on Rainbow Technologies’ business. However, the loss of small business status may result in the combined company incurring additional charges and costs related to disclosure, accounting and reporting requirements applicable to a government contractor (either prime or subcontractor) not qualified as a small business. In addition, Mykotronx would no longer be eligible for small business set asides.

The security industry is competitive and becoming increasingly consolidated, which may result in losing customers and declining revenue.

      The security industry is relatively new, highly competitive and subject to rapid technological changes, and the combined company’s success will depend, in large part, on its ability to establish and maintain an advantageous market position in the increasingly consolidated security industry. The combined company will compete with companies that have substantially greater financial resources, sales and marketing organizations, market penetration and research and development capabilities, as well as broader product offerings and greater market presence and name recognition. For example, current competitors of SafeNet’s Enterprise Security Division include NetScreen, Checkpoint, Cisco Systems and Nortel Networks. Current competitors of SafeNet’s Embedded Security Division include Broadcom, HiFn, Cavium and Certicom. Current competitors of Rainbow Technologies’ Secure Communications Division include General Dynamics, L-3 Communications Corporation, ViaSat, Inc. and Sypris Solutions. Current competitors of Rainbow Technologies’ eSecurity Division include Neoteris (recently acquired by NetScreen Technologies, Inc.), Aventail Corporation and Netilla Networks, Inc., each in a range of different product areas including Rainbow Technologies’ iGate, NetSwift and CryptoSwift products. Competitors of Rainbow Technologies’ Sentinel products include Aladdin Knowledge Systems Ltd and Macrovision Corporation, while RSA Security, Inc. competes with Rainbow Technologies’ iKey authentication products. nCipher Corporation competes with Rainbow Technologies’ Luna series of hardware security products.

      This competitive risk will increase to the extent that competitors begin to include software vendors, network providers, and manufacturers of networking and computer equipment and communication devices who may be in a better position to develop security products in anticipation of developments in their products and networks. Competitive factors in the network security, high assurance security and digital rights management industries include:

•	standards compliance;

•	product quality and reliability;

•	technical features;

•	product ease of use;

•	network compatibility;

•	client service and product support;

•	distribution; and

•	price.

The combined company may not be able to protect its proprietary technologies.

      The combined company’s success and ability to compete will be dependent, in part, upon its ability to maintain the proprietary nature of its technologies. SafeNet and Rainbow Technologies rely on a combination of patent, trade secret, copyright and trademark law and nondisclosure agreements to protect their proprietary technologies. Although SafeNet and Rainbow Technologies hold several patents and have several pending patent applications that cover certain aspects of their technologies, such patents and patent applications may not protect some of SafeNet’s and Rainbow Technologies’ products. SafeNet’s and Rainbow Technologies’ current and the combined company’s future patent applications may not be granted. Additionally, the patents may not be broad enough to protect the core technology critical to the combined company’s security products.

      Confidentiality agreements and other methods on which SafeNet and Rainbow Technologies rely to protect trade secrets and proprietary information and rights may not be adequate to protect such proprietary rights. Litigation to defend and enforce intellectual property rights could result in substantial costs and diversion of resources and could have a material adverse effect on the combined company’s financial condition and results of operations regardless of the final outcome of such litigation. The combined company may not be able to successfully safeguard and maintain its proprietary rights and to deter misappropriation or independent third-party development of its technology or prevent an unauthorized third party from copying or otherwise obtaining and using products, technology or other information that it regards as proprietary. The combined company’s trade secrets or non-disclosure agreements may not provide meaningful protection of its proprietary information. Also, others may independently develop similar technologies or duplicate any technology developed by SafeNet and Rainbow Technologies. The combined company may also be subject to additional risks as it enters into transactions in countries where intellectual property laws are not well developed or are poorly enforced. Legal protections of the combined company’s rights may be ineffective in such countries, and technology developed in such countries may not be protected in jurisdictions where protection is ordinarily available. The combined company’s inability to protect its proprietary rights would have a material adverse effect on its financial condition and results of operations.

Due to the nature of the security market and SafeNet’s and Rainbow Technologies’ products, our combined company’s products and technologies could infringe on the intellectual property rights of others, which may cause the combined company to engage in costly litigation and, if it is not successful, could cause the combined company to pay substantial damages and prohibit it from selling its products.

      The security products sold by SafeNet and Rainbow Technologies are complex by nature and they incorporate a variety of technologies and methods. The use of these technologies and methods increases the risk that third parties may challenge the patents issued or licensed to SafeNet, Rainbow Technologies or the combined company, and the risk that third parties may claim the products of SafeNet, Rainbow Technologies and the combined company infringe that third party’s intellectual property rights. For example, in 1998, two different parties brought patent infringement claims against Rainbow Technologies (one of which was ultimately dismissed, and the other resulted in a settlement). The combined company may not be able to successfully challenge these infringement claims or defend the validity of its patents and could have to pay substantial damages, possibly including treble damages, for past infringement if it is ultimately determined that its products infringe a third party’s patents. Further, the combined company may be prohibited from selling its products before it obtains a license, which, if available at all, may require the combined company to pay substantial royalties. Even if infringement claims against the combined company are without merit, or if we challenge the validity of issued patents, lawsuits take significant time, may be expensive and may divert management attention from other business concerns.

The combined company may not be able to maintain effective product distribution channels, which could result in decreased revenue.

      SafeNet relies on both its direct sales force and an indirect channel distribution strategy for the sale and marketing of its products. Rainbow Technologies has its own direct sales and marketing personnel and over 80 distributors worldwide. The combined company’s sales and marketing organization may be unable to successfully compete against more extensive and well-funded sales and marketing operations of certain of its competitors. Additionally, the combined company may be unable to attract integrators and resellers that can market its legacy products effectively and provide timely and cost-effective customer support and service. Further, the combined company’s distributors, integrators and resellers may carry competing products. The loss of important sales personnel, distributors, integrators or resellers could adversely affect the combined company.

Delays in product development could adversely affect market acceptance of the combined company’s products.

      The combined company may experience schedule overruns in product development triggered by factors such as insufficient staffing or the unavailability of development-related software, hardware or technologies. Further, when developing new network security products, the combined company’s development schedules may be altered as a result of the discovery of software bugs, performance problems or changes to the product specification in response to customer requirements, technology market developments or self-initiated changes. All of these factors can cause a product to enter the market behind schedule, which may adversely affect market acceptance of the product or place it at a disadvantage to a competitor’s product that has already gained market share or market acceptance during the delay.

The combined company may be subject to product liability or other claims that could adversely affect its reputation with existing and potential customers and expose it to significant liability.

      The sale and installation of the combined company’s systems and products and the operation of the SafeNet facility entails a risk of product failure, product liability or other claims. An actual or perceived breach of network or computer security, regardless of whether such breach is attributable to the combined company’s products, could adversely affect the combined company’s reputation and its financial condition or results of operations. The complex nature of the combined company’s products may make the detection of errors or failures difficult when products are introduced. If errors or failures are subsequently discovered, this may result in delays and lost revenues during the correction process. A malfunction or the inadequate design of the combined company’s products could result in product liability claims. The combined company will attempt to reduce the risk of such losses through warranty disclaimers and liability limitation clauses. However, SafeNet and Rainbow Technologies may not have obtained adequate contractual protection in all instances or where otherwise required under agreements entered into with others.

      SafeNet currently maintains product liability insurance. However, this insurance coverage may not be adequate and any product liability claim for damages resulting from security breaches could be substantial. In the event of product liability litigation, insufficient insurance coverage could have a material adverse effect on the combined company’s financial condition and results of operations. Further, certain customers and potential customers may require minimum product liability insurance coverage as a condition precedent to purchasing the combined company’s products. Failure to satisfy such insurance requirements could impede the combined company’s ability to achieve product sales, which would have a material adverse effect on its financial condition and results of operations. There is no assurance that such insurance will be available at a reasonable cost or will be sufficient to cover all possible liabilities.

SafeNet and Rainbow Technologies rely on third party contractors and suppliers for the manufacture of their products and the failure to maintain satisfactory relations with these third parties could adversely affect the combined company’s business.

      SafeNet and Rainbow Technologies rely upon third party contractors for the manufacture of components and sub-assemblies for their products. The combined company may not be able to obtain and/or maintain satisfactory contractual relations with qualified vendors or suppliers. The unavailability of such third parties may substantially decrease the combined company’s control of the cost, quality and timeliness of the manufacturing process. At present, neither SafeNet nor Rainbow Technologies is a party to any exclusive supply contracts with third party contractors for its products. All purchases of components or parts for SafeNet’s products are accomplished by the use of purchase orders issued in the ordinary course of business. Rainbow Technologies currently has manufacturing relationships with two suppliers to manufacture Rainbow Technologies’ principal secure communications product. Any interruption in the availability of this product would have a material adverse effect on the consolidated results of operations and cash flows of the combined company. It is possible that in the future the combined company may encounter shortages in parts, components, or other elements vital to the manufacture, production and sale of its products. The combined company’s business would suffer if the supply of such components were interrupted.

SafeNet and Rainbow Technologies rely on key technical and management employees and if such employees become unavailable, the combined company’s business could be adversely affected.

      The security industry is highly specialized and the competition for qualified employees is intense. SafeNet and Rainbow Technologies expect this to remain so for the foreseeable future. The success of the combined company will substantially depend upon a number of key employees such as SafeNet’s Chairman of the Board, President and Chief Executive Officer and key technical personnel, and upon its ability to retain and hire additional key personnel. The loss of the services of key personnel or the inability to attract additional qualified personnel could materially and adversely affect the combined company’s results of operations and product development efforts. The combined company may be unable to achieve its revenue and operating performance objectives unless it can attract and retain technically qualified and highly skilled engineers and sales, technical, marketing, and management personnel. Such personnel will be particularly important to the combined company’s research and development efforts, where SafeNet and Rainbow Technologies each employ technical personnel holding advanced degrees. Further, additions of new and departures of existing personnel, particularly in key positions, can be disruptive and can result in further departures of personnel, which could in turn harm the combined company’s business and results of operation.

      Rainbow Technologies has entered into employment agreements with five of its executive officers including Walter Straub, its Chairman of the Board, President and Chief Executive Officer, Patrick Fevery, its Vice President of Finance and Chief Financial Officer, Shawn Abbott, its President — Rainbow Technologies eSecurity, James Kopycki, its President — Rainbow Technologies Secure Communications and Senior Vice President, and Cheryl Baffa, its Vice President Worldwide Human Resources. In 2001, SafeNet entered into a five-year employment agreement with Anthony A. Caputo, its Chairman of the Board, President and Chief Executive Officer. However, SafeNet has not historically provided employment agreements to other employees. This may adversely impact the combined company’s ability to attract and retain the necessary technical, management and other key personnel.

SafeNet’s recent growth has required it to improve its internal systems and may require substantial management efforts.

      SafeNet has experienced a period of recent growth and expansion. To accommodate this growth, SafeNet is implementing a variety of new and upgraded operational and financial systems, procedures and controls, including the improvement of its accounting and other internal management systems. Implementation of these new systems, procedures and controls may require substantial management effort, and the combined company’s efforts to do so may not be successful. If the combined company fails to improve its operational, financial and management information systems, or to hire, train, motivate or manage its employees, its business condition and results of operations could suffer.

The combined company’s future success will depend upon its ability to anticipate and keep pace with technological changes and introduce new products and services in a timely manner.

      The industries in which SafeNet and Rainbow Technologies operate, including the network security industry, the high assurance security industry and the digital rights management industry, are characterized by rapid changes, including evolving industry standards, frequent introduction of new products and services, continuing advances in technology and changes in customer requirements and preferences. We expect technological developments to continue at a rapid pace in the combined company’s industry. Accordingly, the combined company cannot assure you that technological changes implemented by competitors, developers of operating or networking systems or persons seeking to breach network security will not cause its technology to be rendered obsolete or non-competitive. Technology changes, software bugs, performance problems or customer requirements may also cause the development cycle for the combined company’s new products to be significantly longer than SafeNet’s or Rainbow Technologies’ historical product development cycle, resulting in higher development costs or a loss in market share.

      Failure to develop and introduce new products and services and improve current products and services in a timely fashion could adversely affect the combined company. Because of the complexity of SafeNet’s and Rainbow Technologies’ products and services or shortages of development personnel, SafeNet and Rainbow Technologies may from time to time experience delays in introducing new and enhanced products and services. In May 2003, SafeNet introduced a number of new products for the VPN and WAN markets, and to date it has made only limited commercial shipments of these products. These products may require additional development work, enhancement and testing to achieve commercial success. If these or other new or recently introduced products have performance, reliability, quality or other shortcomings, such products could fail to achieve adequate market acceptance. The failure of the combined company’s new or existing products to achieve or enjoy market acceptance, whether for these or other reasons, could cause the combined company to experience reduced orders, which in each case could have a material adverse effect on its business, financial condition and results of operations.

Prolonged economic weakness in the Internet infrastructure, network security and related markets may decrease the combined company’s revenues and margins.

      The market for the combined company’s products and services depends on economic conditions affecting the broader Internet infrastructure, network security and related markets. Prolonged weakness in these markets has caused in the past and may cause in the future enterprises and carriers to delay or cancel security projects, reduce their overall or security-specific information technology budgets or reduce or cancel orders for the combined company’s products. In this environment, the combined company’s customers may experience financial difficulty, cease operations and fail to budget or reduce budgets for the purchase of our products and services. This, in turn, may lead to longer sales cycles, delays in purchase decisions, payment and collection, and may also result in price pressures, causing the combined company to realize lower revenues and operating margins. In addition, general economic uncertainty caused by potential hostilities involving the United States, terrorist activities and the general decline in capital spending in the information technology sector make it difficult to predict changes in the network security requirements of the combined company’s customers and the markets we serve. We believe that, in light of these events, some businesses may curtail or eliminate capital spending on information technology. These factors may cause the combined company’s revenues and operating margins to decline.

If the combined company’s products and services do not interoperate with our end-users’ networks, installations could be delayed or cancelled, which could significantly reduce the combined company’s revenues.

      The combined company’s products are designed to interface with end-users’ existing networks, each of which has different specifications and utilizes multiple protocol standards. Many end-users’ networks contain multiple generations of products that have been added over time as these networks have grown and evolved. The combined company’s products and services must interoperate with all of the products and services within these networks as well as with future products and services that might be added to these networks to meet its end-users’ requirements. If the combined company finds errors in the existing software used in its end-users’ networks, it may elect to modify its software to fix or overcome these errors so that its products will interoperate with their existing software and hardware. If the combined company’s products do not interoperate with those within its end-users’ networks, customer installations could be delayed or orders for the combined company’s products could be cancelled, which could significantly reduce the combined company’s revenues.

A decrease of average selling prices for the combined company’s products and services could adversely affect the combined company’s business.

      The average selling prices for the combined company’s products and services may decline due to product introductions by its competitors, price pressures from significant customers and other factors. The market for the combined company’s embedded products is dominated by a few large OEM vendors, who have considerable pricing power over the combined company. In addition, the U.S. government will be an important customer for the combined company and therefore will have pricing power over the combined company. In addition, with the general economic slowdown and decrease of information technology capital spending budgets, customers often seek the lowest price for their security needs. To sell its products and services at higher prices, the combined company’s must continue to develop and introduce new products and services that incorporate new technologies or high-performance features. If the combined company experiences pricing pressures or fails to develop new products, its revenues and gross margins could decline, which could harm its business, financial condition and results of operations.

The combined company faces risks associated with its international business activities.

      International sales accounted for approximately 11% and 13% of SafeNet’s consolidated revenues for the nine months ended September 30, 2003 and the year ended December 31, 2002, respectively. International sales accounted for approximately 19% and 19% of Rainbow Technologies’ consolidated revenues for the nine months ended September 30, 2003 and the year ended December 31, 2002, respectively. International sales are subject to risks related to imposition of governmental controls, export license requirements, restrictions on the export of critical technology, general economic conditions, fluctuations in currency values, translation of foreign currencies into U.S. dollars, foreign currency exchange controls, tariffs, quotas, trade barriers and other restrictions, compliance with applicable foreign laws and other economic and political uncertainties.

      Some of SafeNet’s network security products and some of Rainbow Technologies’ secure communications products contain encryption algorithms that are subject to the export restrictions administered by the Bureau of Industry and Security, U.S. Department of Commerce. These restrictions permit the export of encryption products based on country, algorithm and class of end-user. They prohibit the export of encryption products to some countries and to business entities that are not included in a range of end-users. These restrictions may provide a competitive advantage to foreign competitors facing less stringent controls on their products and services. In addition, the list of countries, products and users for which export approval is required, and regulatory policies with respect thereto, could become more restrictive, and laws limiting the domestic use of encryption could be enacted. The combined company’s foreign distributors may also be required to secure licenses or formal permission before encryption products can be imported.

A breach of security could harm public perception of the combined company’s products and services, which could cause the combined company to lose revenue.

      If an actual or perceived breach of security occurs in one of the combined company’s end-users’ network systems or in one of the combined company’s products, regardless of whether the breach is attributable to the combined company’s products or services, the market perception of the effectiveness of the combined company’s products and services could be harmed. Because the techniques used by computer hackers to access or sabotage networks change frequently and generally are not recognized until launched against a target, the combined company may be unable to anticipate these techniques. Failure to anticipate new techniques or otherwise prevent breaches of security could cause the combined company to lose current and potential customers and revenues.

RISKS RELATED TO SAFENET’S COMMON STOCK

SafeNet’s stock price has been volatile.

      Market prices for SafeNet’s common stock and the securities of other network security companies have been volatile. For example, the closing sale price of SafeNet’s common stock was as low as $15.60 and as high as $32.48 in the first quarter of 2003, as low as $19.42 and as high as $31.75 in the second quarter of 2003, as low as $28.46 and as high as $39.85 in the third quarter of 2003 and as low as $30.07 and as high as $42.95 in the fourth quarter of 2003. Also, after the announcement of the merger, the price of SafeNet’s common stock dropped from a closing price of $41.02 per share on October 22, 2003 to a closing price of $30.07 per share by October 24, 2003, a decline of over 26%, before recovering to a closing price of $39.99 per share by February 9, 2004, the last full trading day for which such information could be practicably calculated prior to the date of this joint proxy statement/prospectus. Factors such as announcements of technological innovations or new products by SafeNet or by its competitors and market conditions for network security company and other technology stocks in general can have a significant impact on the market for SafeNet’s common stock, which could reduce SafeNet’s stock price regardless of its operating performance. SafeNet periodically considers acquisitions of companies and capital-raising transactions which events may also affect the market price for SafeNet’s common stock regardless of SafeNet’s operating performance.

The “blank check” preferred stock provision in SafeNet’s certificate of incorporation and the restrictions on business combinations in the Delaware General Corporation Law could prevent or delay a change in control.

      SafeNet’s certificate of incorporation may discourage, delay or prevent a merger or acquisition that a stockholder may consider favorable by authorizing the issuance of “blank check” preferred stock. In addition, the provisions of the Delaware General Corporation Law restricting business combinations between a corporation and an owner of 15% or more of the outstanding voting stock of the corporation for a three-year period may discourage, delay or prevent a third party from acquiring or merging with SafeNet, even if such action were beneficial to some, or even a majority, of SafeNet’s stockholders.

SafeNet has not paid dividends and does not intend to pay dividends in the foreseeable future.

      SafeNet has never paid nor declared any cash or other dividends on its common stock since its inception and SafeNet does not presently anticipate that dividends will be paid on its common stock in the foreseeable future. Because of the highly competitive and increasingly consolidated network security industry, SafeNet needs to retain resources in order to fund the continued growth of its business.

THE SPECIAL MEETING OF SAFENET STOCKHOLDERS

Date, Time and Place

      The SafeNet special meeting will be held at 12:00 noon, local time, on March 15, 2004 at the offices of Venable LLP, 2 Hopkins Plaza, Suite 1800, Baltimore, Maryland 21201.

Purpose of Special Meeting

      At the SafeNet special meeting, SafeNet stockholders will be asked:

•	to consider and vote upon a proposal to approve the issuance of SafeNet common stock pursuant to the merger agreement;

•	to consider and vote upon a proposal to increase the number of shares of SafeNet common stock available for issuance under SafeNet’s 2001 Omnibus Stock Plan from 2,100,000 shares to 3,000,000 shares;

•	to consider and vote upon the proposal to grant discretionary authority to adjourn or postpone the SafeNet special meeting to another time or place for the purpose of soliciting additional proxies, and

•	to transact any other business that may properly come before the special meeting or any adjournment or postponement of the special meeting.

      SafeNet currently does not contemplate that any other matters will be considered at the SafeNet special meeting.

Method of Voting; Record Date; Stock Entitled to Vote; Quorum

      SafeNet stockholders are being asked to vote both shares held directly in their name as stockholders of record and any shares they hold in street name as beneficial owners. Shares held in street name are shares held in a stock brokerage account or shares held by a bank or other nominee.

      The method of voting differs for shares held as a record holder and shares held in street name. Record holders will receive proxy cards. Holders of shares in street name will receive voting instruction cards in order to instruct their brokers or nominees how to vote.

      Stockholders may receive more than one set of voting materials, including multiple copies of this joint proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, stockholders who hold shares in more than one brokerage account will receive a separate voting instruction card for each brokerage account in which shares are held. Stockholders of record whose shares are registered in more than one name will receive more than one proxy card. SafeNet stockholders should complete, sign, date and return each proxy card and voting instruction card they receive.

      Only stockholders of record of SafeNet at the close of business on February 6, 2004, the record date for the SafeNet special meeting, are entitled to receive notice of, and have the right to vote at, the SafeNet special meeting. On the record date, approximately 13,347,900 shares of SafeNet common stock were issued and outstanding. Stockholders of record of SafeNet on the record date are entitled to one vote per share of SafeNet common stock on the share issuance, stock plan and SafeNet adjournment proposals.

      A quorum of stockholders is necessary to have a valid meeting of SafeNet stockholders. A majority of the shares of SafeNet common stock issued and outstanding and entitled to vote on the record date must be present in person or by proxy at the SafeNet special meeting in order for a quorum to be established.

      Abstentions and broker “non-votes” count as present for establishing a quorum. A broker “non-vote” occurs on an item when a broker is not permitted to vote on that item without instructions from the beneficial owner of the shares and no instructions are given. Shares held by SafeNet in its treasury do not count toward establishing a quorum.

Adjournment and Postponement

      If a quorum is not represented at a stockholder meeting, SafeNet’s bylaws permit the stockholders, by a majority of the votes cast by the holders of shares entitled to vote thereon, to adjourn the meeting. Delaware law requires that if a meeting is adjourned for more than 30 days after the date for which the meeting was originally noticed, or if a new record date is fixed for the adjourned meeting, written notice of the place, date and time of the adjourned meeting must be given to the stockholders.

Required Vote

      The share issuance, stock plan and SafeNet adjournment proposals will each require a majority of the votes cast in person or by proxy at the SafeNet special meeting by the holders of shares of SafeNet common stock entitled to vote thereon. Under applicable Delaware law, for the purpose of determining whether the share issuance, stock plan and SafeNet adjournment proposals have received the requisite number of affirmative votes, abstentions and broker non-votes will have no effect on the outcome of the proposals. In addition, failing to vote will have no effect on the outcome of the proposals.

Recommendation of the SafeNet Board of Directors

      After careful consideration, the SafeNet board of directors unanimously determined that the merger is in the best interests of SafeNet and its stockholders, approved, adopted and declared advisable the merger agreement, and approved the merger and the other transactions contemplated by the merger agreement. SafeNet’s board of directors recommends that SafeNet stockholders vote FOR the proposal to approve the share issuance, FOR the stock plan proposal and FOR the SafeNet adjournment proposal.

Voting Agreements; Share Ownership of SafeNet Directors and Executive Officers

      SafeNet’s directors and executive officers, collectively owning approximately 5.6% of the shares of its common stock outstanding as of October 22, 2003 and entitled to vote at the special meeting, have entered into voting agreements with Rainbow Technologies that commit them not to sell any of their shares of SafeNet common stock prior to the earlier of the consummation of the merger or the termination of the merger agreement, and to vote all of their shares of SafeNet common stock in favor of approval of the issuance of shares of SafeNet common stock in the merger, against certain alternative transactions, and against any change in a majority of the members of SafeNet’s board of directors. The form of the voting agreement entered into by SafeNet’s officers and directors is included as Annex C to this proxy statement/prospectus. Accordingly, if the parties to these voting agreements vote in accordance with the terms of the voting agreements, the vote of approximately 2,576,830 additional shares of SafeNet common stock (or approximately 19.4% of the outstanding shares of SafeNet common stock as of October 22, 2003) will be required to approve the issuance of shares of SafeNet common stock in the merger, assuming that a majority of the shares of SafeNet common stock are voted at the special meeting. For a summary of material provisions of the voting agreements, see “Agreements Related to the Merger— The Voting Agreements.”

      At the close of business on the record date for the SafeNet special meeting, directors and executive officers of SafeNet and their affiliates beneficially owned approximately 1,550,747 shares of SafeNet common stock, collectively representing approximately 11.6% of the 13,347,900 shares of SafeNet common stock outstanding on that date and were entitled to vote 837,584 shares of SafeNet common stock, collectively representing approximately 6.3% of the 13,347,900 shares of SafeNet common stock outstanding on that date. Beneficial ownership includes shares subject to unexercised options which are currently exercisable or become exercisable within 60 days.

Voting Procedures

Submitting Proxies or Voting Instructions

      SafeNet stockholders of record may vote their shares by attending the SafeNet special meeting and voting their shares in person at the special meeting, or by completing a proxy card and signing, dating and mailing it in the enclosed self-addressed envelope. If a proxy card is signed by a stockholder of record of SafeNet and returned without voting instructions, the shares represented by the proxy will be voted “for” the share issuance, “for” the stock plan proposal and “for” the SafeNet adjournment proposal, and in the discretion of the proxy holders on any other business that may properly come before the SafeNet special meeting or any adjournment or postponement of the SafeNet special meeting.

      SafeNet stockholders whose shares are held in the name of a broker or nominee must either direct the record holder of their shares as to how to vote their shares of SafeNet common stock or obtain a proxy from the record holder to vote at the SafeNet special meeting.

Revoking Proxies or Voting Instructions

      SafeNet stockholders of record may revoke their proxies at any time prior to the time their proxies are voted at the SafeNet special meeting. Proxies may be revoked by written notice to the corporate secretary of SafeNet, by a later-dated proxy signed and returned by mail, or by attending the SafeNet special meeting and voting in person.

      SafeNet stockholders whose shares are held in the name of a broker or nominee may change their votes by submitting new voting instructions to their brokers or nominees. Those SafeNet stockholders may not vote their shares in person at the SafeNet special meeting unless they obtain a signed proxy from the record holder giving them the right to vote their shares.

Proxy Solicitation

      SafeNet is soliciting proxies for the SafeNet special meeting from SafeNet stockholders and Rainbow Technologies is soliciting proxies for the Rainbow Technologies special meeting from its stockholders. Each company will share equally the cost of printing and filing this joint proxy statement/ prospectus and the registration statement on Form S-4, of which it forms a part that has been filed by SafeNet with the Securities and Exchange Commission.

      Other than the costs shared with Rainbow Technologies, the cost of soliciting proxies from SafeNet stockholders will be paid by SafeNet. In addition to solicitation by mail, directors, officers and employees of SafeNet may also solicit proxies from stockholders by telephone, telecopy, telegram or in person. SafeNet will also make arrangements with brokerage houses and other custodians, nominees and fiduciaries to send the proxy materials to beneficial owners. Upon request, SafeNet will reimburse those brokerage houses and custodians for their reasonable expenses in so doing.

      SafeNet has retained Innisfree M&A Incorporated to assist it with the solicitation of proxies and to verify certain records related to the solicitations. SafeNet will pay Innisfree $10,000 plus customary fees for services performed and reimbursement of expenses. SafeNet has agreed to indemnify Innisfree against certain liabilities arising out of or in connection with its engagement.

Contact for Questions and Assistance in Voting

      Any SafeNet stockholder who has a question about the merger, the stock plan proposal or how to vote or revoke a proxy, or who wishes to obtain additional copies of this joint proxy statement/prospectus, should contact:

Innisfree M&A Incorporated 501 Madison Avenue 20th Floor New York, New York 10022 (212) 750-5833

Other Matters

SafeNet is not aware of any other business to be acted upon at the SafeNet special meeting. If, however, other matters are properly brought before the SafeNet special meeting or any adjournment or postponement of the SafeNet special meeting, the persons named as proxy holders will have discretion to act on those matters, or to adjourn or postpone the SafeNet special meeting.

THE SPECIAL MEETING OF RAINBOW TECHNOLOGIES STOCKHOLDERS

Date, Time and Place

      The Rainbow Technologies special meeting will be held at 10:00 a.m., local time, on March 15, 2004 at Rainbow Technologies’ offices located at 50 Technology Drive, Irvine, California 92618.

Purpose of Special Meeting

      At the Rainbow Technologies special meeting, Rainbow Technologies stockholders will be asked:

•	to consider and vote upon the proposal to adopt the merger agreement; and

•	to consider and vote upon the proposal to grant discretionary authority to adjourn or postpone the Rainbow Technologies special meeting to another time or place for the purpose of soliciting additional proxies.

      Rainbow Technologies stockholders also will consider any other business that may properly come before the Rainbow Technologies special meeting or any adjournment or postponement of the Rainbow Technologies special meeting. Rainbow Technologies currently does not contemplate that any other matters will be considered at the Rainbow Technologies special meeting.

Method of Voting; Record Date; Stock Entitled to Vote; Quorum

      Rainbow Technologies stockholders are being asked to vote both shares held directly in their name as stockholders of record and any shares they hold in street name as beneficial owners. Shares held in street name are shares held in a stock brokerage account or shares held by a bank or other nominee.

      The method of voting differs for shares held as a record holder and shares held in street name. Record holders will receive proxy cards. Holders of shares in street name will receive voting instruction cards in order to instruct their brokers or nominees how to vote.

      Stockholders may receive more than one set of voting materials, including multiple copies of this joint proxy statement/ prospectus and multiple proxy cards or voting instruction cards. For example, stockholders who hold shares in more than one brokerage account will receive a separate voting instruction card for each brokerage account in which shares are held. Stockholders of record whose shares are registered in more than one name will receive more than one proxy card. Rainbow Technologies stockholders should complete, sign, date and return each proxy card and voting instruction card they receive.

      Only stockholders of record of Rainbow Technologies at the close of business on February 5, 2004, the record date for the Rainbow Technologies special meeting, are entitled to receive notice of, and have the right to vote at, the Rainbow Technologies special meeting. On the record date, approximately 27,206,602 shares of Rainbow Technologies common stock were issued and outstanding. Stockholders of record of Rainbow Technologies on the record date are entitled to one vote per share of Rainbow Technologies common stock on the proposal to adopt the merger agreement and the Rainbow Technologies adjournment proposal.

      A quorum of stockholders is necessary to have a valid meeting of Rainbow Technologies stockholders. A majority of the shares of Rainbow Technologies common stock issued and outstanding and entitled to vote on the record date must be present in person or by proxy at the Rainbow Technologies special meeting in order for a quorum to be established.

      Abstentions and broker “non-votes” count as present for establishing a quorum. A broker “non-vote” occurs on an item when a broker is not permitted to vote on that item without instructions from the beneficial owner of the shares and no instructions are given. Shares held by Rainbow Technologies in its treasury do not count toward establishing a quorum.

Adjournment and Postponement

      If a quorum is not represented at a stockholder meeting, Rainbow Technologies’ bylaws permit the stockholders present in person or represented by proxy to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present or represented. Delaware law requires that if a meeting is adjourned for more than 30 days after the date for which the meeting was originally noticed, or if a new record date is fixed for the adjourned meeting, written notice of the place, date and time of the adjourned meeting must be given to the stockholders.

Required Vote

      Adoption of the merger agreement will require the affirmative vote of the holders of a majority of the shares of Rainbow Technologies common stock outstanding on the record date. Under applicable Delaware law, for the purpose of determining whether the proposal to adopt the merger agreement has received the requisite number of affirmative votes, abstentions will be counted and have the same effect as a vote “against” the proposal. In addition, failing to vote will have the same effect as a vote “against” the proposal.

      The Rainbow Technologies adjournment proposal requires a majority of the votes cast in person or by proxy at the Rainbow Technologies special meeting by the holders of shares of Rainbow Technologies common stock entitled to vote thereon. Under applicable Delaware law, for the purpose of determining whether the Rainbow Technologies adjournment proposal has received the requisite number of votes, abstentions and broker non-votes will have no effect of the outcome of the proposal. In addition, failing to vote will have no effect on the outcome of the Rainbow Technologies adjournment proposal.

Recommendation of the Rainbow Technologies Board of Directors

      After careful consideration, the Rainbow Technologies board of directors unanimously determined that the merger is in the best interests of Rainbow Technologies and its stockholders, approved, adopted and declared advisable the merger agreement, and approved the merger and the other transactions contemplated by the merger agreement. Rainbow Technologies’ board of directors recommends that Rainbow Technologies stockholders vote FOR the proposal to approve and adopt the merger agreement and FOR the Rainbow Technologies adjournment proposal.

Voting Agreements; Share Ownership of Rainbow Technologies Directors and Executive Officers

      Rainbow Technologies’ directors and executive officers, collectively owning approximately 3.6% of the shares of its common stock outstanding as of October 22, 2003 and entitled to vote at the special meeting, have entered into voting agreements with SafeNet that commit them not to sell any of their shares of Rainbow Technologies common stock prior to the earlier of the consummation of the merger or the termination of the merger agreement, and to vote all of their shares of Rainbow Technologies common stock in favor of adoption of the merger agreement, against certain alternative transactions, and against any change in a majority of the members of Rainbow Technologies’ board of directors. The form of the voting agreement entered into by Rainbow Technologies’ officers and directors is included as Annex B to this proxy statement/ prospectus. Accordingly, if the parties to these voting agreements vote in accordance with the terms of the voting agreements, the vote of approximately 12,419,896 additional shares of Rainbow Technologies common stock (or approximately 46.4% of the outstanding shares of Rainbow Technologies common stock as of October 22, 2003) will be required to adopt the merger agreement, assuming that 100% of the shares of Rainbow Technologies common stock are represented at the special meeting. For a summary of material provisions of the voting agreements, see “Agreements Related to the Merger— The Voting Agreements.”

      At the close of business on the record date for the Rainbow Technologies special meeting, directors and executive officers of Rainbow Technologies and their affiliates beneficially owned approximately 2,559,414 shares of Rainbow Technologies common stock, collectively representing approximately 9.4% of the 27,206,602 shares of Rainbow Technologies common stock outstanding on that date and were entitled to vote 904,721 shares of Rainbow Technologies common stock, collectively representing approximately 3.3% of the 27,206,602 shares of Rainbow Technologies common stock outstanding on that date. Beneficial ownership includes shares subject to unexercised options which are currently exercisable or become exercisable within 60 days.

Voting Procedures

Submitting Proxies or Voting Instructions

      Rainbow Technologies stockholders of record may vote their shares by attending the Rainbow Technologies special meeting and voting their shares in person at the special meeting, or by completing a proxy card and signing, dating and mailing it in the enclosed self-addressed envelope. If a proxy card is signed by a stockholder of record of Rainbow Technologies and returned without voting instructions, the shares represented by the proxy will be voted “for” the proposal to adopt the merger agreement and “for” the Rainbow Technologies adjournment proposal, and in the discretion of the proxy holders on any other business that may properly come before the Rainbow Technologies special meeting or any adjournment or postponement of the Rainbow Technologies special meeting.

Revoking Proxies or Voting Instructions

      Rainbow Technologies stockholders of record may revoke their proxies at any time prior to the time their proxies are voted at the Rainbow Technologies special meeting. Proxies may be revoked by written notice to the corporate secretary of Rainbow Technologies, by a later-dated proxy signed and returned by mail, or by attending the Rainbow Technologies special meeting and voting in person.

      Rainbow Technologies stockholders whose shares are held in the name of a broker or nominee may change their votes by submitting new voting instructions to their brokers or nominees. Those Rainbow Technologies stockholders may not vote their shares in person at the Rainbow Technologies special meeting unless they obtain a signed proxy from the record holder giving them the right to vote their shares.

Proxy Solicitation

      Rainbow Technologies is soliciting proxies for the Rainbow Technologies special meeting from Rainbow Technologies stockholders and SafeNet is soliciting proxies for the SafeNet special meeting from its stockholders. Each company will share equally the cost of printing and filing this joint proxy statement/prospectus and the registration statement on Form S-4, of which it forms a part that has been filed by SafeNet with the Securities and Exchange Commission.

      Other than the costs shared with SafeNet, the cost of soliciting proxies from Rainbow Technologies stockholders will be paid by Rainbow Technologies. In addition to solicitation by mail, directors, officers and employees of Rainbow Technologies may also solicit proxies from stockholders by telephone, telecopy, telegram or in person. Rainbow Technologies will also make arrangements with brokerage houses and other custodians, nominees and fiduciaries to send the proxy materials to beneficial owners. Upon request, Rainbow Technologies will reimburse those brokerage houses and custodians for their reasonable expenses in so doing.

      Rainbow Technologies has retained Innisfree M&A Incorporated to assist it with the solicitation of proxies and to verify certain records related to the solicitations. Rainbow Technologies will pay Innisfree $10,000 plus customary fees for services performed and reimbursement of expenses. Rainbow Technologies has agreed to indemnify Innisfree against certain liabilities arising out of or in connection with its engagement.

Contact for Questions and Assistance in Voting

      Any Rainbow Technologies stockholder who has a question about the merger or how to vote or revoke a proxy, or who wishes to obtain additional copies of this joint proxy statement/ prospectus, should contact:

Innisfree M&A Incorporated 501 Madison Avenue 20th Floor New York, New York 10022 (212) 750-5833

Other Matters

      Rainbow Technologies is not aware of any other business to be acted upon at the Rainbow Technologies special meeting. If, however, other matters are properly brought before the Rainbow Technologies special meeting or any adjournment or postponement of the Rainbow Technologies special meeting, the persons named as proxy holders will have discretion to act on those matters, or to adjourn or postpone the Rainbow Technologies special meeting.

THE MERGER

Background of the Merger

      Both Rainbow Technologies and SafeNet continually evaluate strategic opportunities and business scenarios as part of their evaluation of changes in the markets in which they operate and of opportunities to strengthen their businesses. Over the last several years, Rainbow Technologies and SafeNet generally have been familiar with each other’s business, as both companies are in segments of the network security industry. Prior to the first meeting between Mr. Caputo and Mr. Straub described below, SafeNet’s management had identified Rainbow Technologies as a candidate for combination with SafeNet, primarily due to its complementary product offerings and focus on the classified government market segment and the potential efficiencies and synergies which could result from a combination of Rainbow Technologies and SafeNet.

      The terms and conditions and other provisions of the merger agreement are the result of arm’s length negotiations, conducted between representatives of Rainbow Technologies and SafeNet. The following is a summary of the meetings, negotiations and discussions between the parties that preceded entering into the merger agreement.

      On July 10, 2003, at Mr. Caputo’s request, Mr. Caputo and Mr. Straub met in Irvine, California to discuss a potential combination of Rainbow Technologies and SafeNet. At that meeting Mr. Caputo inquired as to Rainbow Technologies’ view on a business combination between the two companies. Mr. Straub indicated that Rainbow Technologies had recently decided to increase its emphasis on exploring means to grow its business more rapidly and that he thought a combination with SafeNet could be consistent with this emphasis. Mr. Caputo and Mr. Straub discussed the potential leadership of the combined entity and the possibility that Mr. Caputo would be the Chief Executive Officer following a business combination. Mr. Caputo and Mr. Straub determined that an exploratory meeting between SafeNet and Rainbow Technologies with key executives should take place. On July 14, 2003, SafeNet and Rainbow Technologies executed a mutual non-disclosure agreement.

      On July 28, 2003, Mr. Caputo, Ms. Carole Argo, SafeNet’s Senior Vice President and Chief Financial Officer, Dr. Shelley Harrison, a member of the SafeNet board of directors, Mr. Chris Fedde, Senior Vice President and General Manager of SafeNet’s Enterprise Security Division, Mr. David Potts Senior Vice President and General Manager of SafeNet’s Embedded Security Division, Mr. Sean Price, Senior Vice President, Worldwide Sales for SafeNet, and Mr. Jerry Murray, SafeNet’s Corporate Director of Finance and Administration, met in Denver, Colorado with Mr. Straub, Mr. Patrick Fevery, Mr. James Kopycki, and Mr. Shawn Abbott to exchange information about their respective businesses.

      On July 31, 2003, SafeNet’s board of directors held a special meeting that Ms. Argo also attended. Mr. Caputo gave an update on Rainbow Technologies. The members of the board were familiar with Rainbow Technologies and its business, and recognized Rainbow Technologies as a successful participant in the network security industry. Mr. Caputo updated the board on Rainbow Technologies’ business and reviewed its results of operations, recent developments, complementary product offerings, staffing and potential efficiencies and synergies that could result from a transaction with Rainbow Technologies. After discussion, the SafeNet board authorized management to move forward with negotiations toward a potential transaction with Rainbow Technologies.

      On August 15, 2003, Mr. Caputo and Mr. Straub met in Maui, Hawaii and continued to discuss a potential combination of SafeNet and Rainbow Technologies. This discussion included exploration of the economic structure of a transaction. Both parties expressed their respective intentions to negotiate a fair valuation for the stockholders of each company. Mr. Caputo suggested that each party should consider retaining an independent financial advisor to assist with establishing a fair price. Mr. Straub agreed that Rainbow Technologies would consider retaining an independent financial advisor.

      On August 19, 2003, SafeNet entered into an engagement letter with Credit Suisse First Boston LLC pursuant to which Credit Suisse First Boston was engaged to act as SafeNet’s exclusive financial advisor in connection with the proposed transaction with Rainbow Technologies.

      On August 21, 2003, SafeNet submitted to Rainbow Technologies a preliminary indication of interest proposing a stock for stock merger.

      On September 4, 2003, during a regular board meeting, the Rainbow Technologies board of directors discussed SafeNet’s August 21, 2003 indication of interest.

      On September 8, 2003, Rainbow Technologies responded to SafeNet’s August 21, 2003 indication of interest, indicating Rainbow Technologies’ willingness to enter into a period of exclusivity to permit evaluation of a potential transaction.

      On September 16, 2003, Mr. Caputo, Ms. Argo and representatives of Credit Suisse First Boston met with Mr. Straub, Mr. Fevery and representatives of UBS in San Francisco, California to discuss Rainbow Technologies’ September 8, 2003 response. During the meeting, the parties discussed valuation and relevant financial analyses but came to no definitive conclusion on an exchange ratio.

      On September 23, 2003, Mr. Caputo and Mr. Straub met in Philadelphia, Pennsylvania to discuss the economic terms of Rainbow Technologies’ September 8, 2003 response to SafeNet’s initial indication of interest and to further discuss the terms of a potential business combination between SafeNet and Rainbow Technologies. This discussion included an exploration of economic terms for the transaction. Mr. Caputo urged a compromise to bridge the gap in pricing expectations. The parties discussed board composition and tentatively agreed that Rainbow Technologies would have two board members in the combined entity, Mr. Straub and Mr. Money. On September 26, 2003, Mr. Straub contacted Mr. Caputo and indicated that he had support from members of the Rainbow Technologies board to move ahead with a transaction pending final agreement on the percentage of the combined company to be owned by Rainbow Technologies stockholders. Mr. Caputo and Mr. Straub determined to move ahead with due diligence before making a final decision on the exchange ratio.

      In late September 2003, Rainbow Technologies entered into an engagement letter with UBS, dated as of September 2, 2003, pursuant to which UBS was engaged to act as a financial advisor for Rainbow Technologies in connection with the proposed transaction with SafeNet and to provide an opinion to the Rainbow Technologies board of directors with respect to the fairness to the stockholders of Rainbow Technologies, from a financial point of view, of the consideration to be received by them in a potential transaction. In late September 2003, Rainbow Technologies also entered into an engagement letter with RBC Dain Rauscher Inc., a member company of RBC Capital Markets (which we refer to in this joint proxy statement/prospectus as RBC), dated as of September 2, 2003, pursuant to which RBC was engaged to provide an opinion to the Rainbow Technologies board of directors with respect to the fairness to the stockholders of Rainbow Technologies, from a financial point of view, of the consideration to be received by them in a potential combination with SafeNet. The Rainbow Technologies board of directors deemed it advisable to obtain the opinion of two different financial advisors as to the fairness of the exchange ratio to consider in its deliberations with respect to the merger agreement. The Rainbow Technologies board of directors believed that two separate opinions would provide a broader base of information in considering the transaction. Rainbow Technologies engaged UBS to act as its financial advisor and render a fairness opinion because of UBS’s expertise related to the potential transaction with SafeNet and UBS’s experience relating to mergers and acquisitions and securities valuation generally, and Rainbow Technologies engaged RBC to render a fairness opinion because of RBC’s historical perspective and familiarity with Rainbow Technologies’ business as well as RBC’s experience in mergers and acquisitions and in securities valuation generally.

      On October 2, 2003, Rainbow Technologies entered into an exclusivity agreement with SafeNet providing that Rainbow Technologies would not solicit any other proposals for the acquisition of Rainbow Technologies for a period of 30 days.

      From October 6 through 8, 2003, representatives of SafeNet, Rainbow Technologies, Venable LLP, SafeNet’s outside counsel, Wilson Sonsini Goodrich & Rosati, Professional Corporation, Rainbow Technologies’ outside counsel, Credit Suisse First Boston, and UBS met in Irvine, California to exchange additional information about the businesses of SafeNet and Rainbow Technologies and conduct business due diligence.

      On October 9, representatives of Venable LLP began legal due diligence on Rainbow Technologies, and on October 13, 2003, Wilson Sonsini Goodrich & Rosati, Professional Corporation, began legal due diligence on SafeNet.

      During the period from October 6, 2003, through October 13, 2003, SafeNet, Rainbow Technologies and their respective outside counsel held telephone conferences to negotiate the terms of the merger agreement.

      From October 14, 2003 through October 15, 2003, representatives of SafeNet, Rainbow Technologies, Venable LLP, Wilson Sonsini Goodrich & Rosati, Professional Corporation, Credit Suisse First Boston and UBS met in Baltimore to negotiate the terms of the merger agreement and the other related transaction documents.

      From October 15, 2003 through October 22, 2003, SafeNet and Rainbow Technologies, their respective outside counsel and their respective financial advisors continued due diligence and participated in telephone conferences to negotiate the terms of the merger agreement and the other related transaction documents. These negotiations between SafeNet and Rainbow Technologies and their respective outside counsel covered various aspects of the transactions, including among other things, the representations and warranties made by the parties, the restrictions on each party’s conduct of business after execution of the merger agreement, the conditions to the closing of the proposed merger, the provisions regarding termination, the details of each party’s agreement not to solicit other acquisition proposals, the amount, triggers and payment of termination fees and the consequences of termination and the terms of voting agreements and irrevocable proxies.

      On October 17, 2003, Rainbow Technologies’ board of directors held a special meeting also attended by Mr. Fevery and representatives of UBS, RBC and Wilson Sonsini Goodrich & Rosati, Professional Corporation. Mr. Straub reviewed with Rainbow Technologies’ board of directors the strategic rationale for the proposed transaction, the risks and potential negative impacts of the proposed transaction and possible strategies for mitigating those risks, the status of discussions with SafeNet, and the scope and results of the legal and financial due diligence investigation of SafeNet to date. Following questions and discussion by Rainbow Technologies’ board of directors, UBS further reviewed the strategic rationale for the proposed transaction and due diligence and discussions with SafeNet conducted to date, and reviewed UBS’s preliminary financial overview of SafeNet and the financial aspects of the proposed transaction. Following questions from Rainbow Technologies’ board and additional discussion, UBS and Mr. Straub reviewed the proposed schedule for the execution and announcement of the transaction.

      On October 20, 2003, SafeNet’s board of directors held a special meeting also attended by Ms. Argo and representatives of Credit Suisse First Boston and Venable LLP. Mr. Caputo reviewed the proposed transaction with the SafeNet board addressing the reasons for pursuing a merger with Rainbow Technologies, including the strategic benefits offered by the proposed transaction as well as potential risks posed by the merger. The board discussed the proposed transaction. Ms. Argo outlined the business, financial and legal diligence that had been undertaken and that was ongoing. Representatives of Credit Suisse First Boston discussed the proposed merger and their analysis of the financial aspects of the merger. Representatives of Credit Suisse First Boston discussed with the board of directors their financial analysis of the proposed exchange ratio. Representatives of Venable LLP discussed material aspects of the legal due diligence through the date of the meeting. Representatives of Venable LLP reviewed the draft of the merger agreement, including the structure of the transaction, the representations and warranties and covenants (including the non-solicitation covenants) of the parties as well as provisions relating to termination of the merger agreement, conditions to closing and events triggering the payment of a termination fee. The Venable LLP representatives summarized the status of the negotiations as of

October 20, 2003 and also described the voting agreements to which affiliates of both parties would be subject. The SafeNet board of directors discussed the proposed merger agreement.

      On October 21, 2003, Rainbow Technologies’ board of directors held a special meeting. Mr. Fevery, Ms. Baffa, Mr. Abbott and representatives of UBS, RBC and Wilson Sonsini Goodrich & Rosati, Professional Corporation, also attended the meeting. Wilson Sonsini Goodrich & Rosati, Professional Corporation, described to the Rainbow Technologies directors their duties and responsibilities in connection with the proposed transaction. Mr. Straub reviewed with Rainbow Technologies’ board of directors the status of discussions with SafeNet. RBC reviewed with the Rainbow Technologies board of directors its financial analysis of the exchange ratio. UBS then reviewed with the Rainbow Technologies board of directors its financial analysis of the exchange ratio. Following questions from Rainbow Technologies’ board of directors and discussion, Wilson Sonsini Goodrich & Rosati, Professional Corporation, reviewed with Rainbow Technologies’ board of directors the terms of the merger agreement, including the mechanics of the share exchange in the merger, the parties’ representations and warranties, the parties’ covenants (including covenants relating to solicitation of alternative transactions and the composition of SafeNet’s board of directors after completion of the merger), conditions to the merger and the provisions for termination of the merger agreement and payment of a termination fee. Wilson Sonsini Goodrich & Rosati, Professional Corporation, then reviewed with Rainbow Technologies’ board of directors the terms of the ancillary documents to be entered into in connection with the merger agreement, including the voting agreements to be entered into by executive officer and directors of Rainbow Technologies and SafeNet, and the affiliate agreements to be entered into by affiliates of Rainbow Technologies.

      On October 22, 2003, Rainbow Technologies’ board of directors reconvened the special meeting. Mr. Straub updated Rainbow Technologies’ board of directors on negotiations with SafeNet. Wilson Sonsini Goodrich & Rosati, Professional Corporation, updated Rainbow Technologies’ board of directors with respect to the terms and conditions of the definitive agreements. Each of RBC and UBS confirmed its financial analysis of the exchange ratio. RBC delivered to Rainbow Technologies’ board of directors its oral opinion, confirmed by delivery of a written opinion as of the same date, that, as of October 22, 2003, and subject to the assumptions, qualifications and limitations set forth in RBC’s written opinion of that date, the exchange ratio was fair, from a financial point of view, to the stockholders of Rainbow Technologies, as more fully described below under “—Opinion of Rainbow Technologies’ Financial Advisor— RBC Dain Rauscher Inc.” UBS then delivered to Rainbow Technologies’ board of directors its oral opinion, confirmed by delivery of a written opinion as of the same date, that, as of October 22, 2003, and subject to the assumptions, qualifications and limitations set forth in UBS’s written opinion of that date, the exchange ratio was fair to the stockholders of Rainbow Technologies from a financial point of view, as more fully described below under “The Merger— Opinion of Rainbow Technologies’ Financial Advisor— UBS Securities LLC.” Following discussion, Rainbow Technologies’ board of directors approved by unanimous vote the merger agreement, the voting agreements and the affiliate agreements, and authorized execution of those agreements.

      On October 22, 2003, the board of directors of SafeNet convened another special meeting. Mr. Caputo and Ms. Argo updated the board of directors on the negotiations and resolution of previously unresolved due diligence and structural issues discussed at the prior meeting. Representatives of Venable LLP updated the SafeNet board of directors with respect to the terms and conditions of the merger agreement. Representatives of Credit Suisse First Boston delivered to the SafeNet board of directors its oral opinion, subsequently confirmed in writing, to the effect that, as of October 22, 2003 and subject to the assumptions, qualifications and limitations set forth in their written opinion of that date, the exchange ratio was fair to SafeNet from a financial point of view, as more fully described below under “The Merger— Opinion of SafeNet’s Financial Advisor.” Mr. Caputo and Ms. Argo updated the board on the results of SafeNet’s due diligence efforts. This update focused on the particular synergies and efficiencies that could be achieved following the transaction and the current status of Rainbow Technologies’ business. Following discussion of the terms and conditions of the merger agreement and the exchange ratio,

SafeNet’s board of directors approved the merger agreement and the ancillary agreements by unanimous vote and authorized the execution of those agreements.

      On October 22, 2003, SafeNet and Rainbow Technologies executed the merger agreement, affiliates of SafeNet executed voting agreements with Rainbow Technologies, and affiliates of Rainbow Technologies executed voting agreements and affiliate agreements with SafeNet. Also on October 22, SafeNet and Rainbow Technologies issued a joint press release announcing the execution of the merger agreement.

Joint Reasons for the Merger

      Each of the boards of directors of SafeNet and Rainbow Technologies believes both companies are strong companies on a stand-alone basis and proven leaders in network security products and information security solutions, respectively. SafeNet and Rainbow Technologies products are complementary in discrete areas. Generally, there is little overlap between SafeNet’s products and Rainbow Technologies’ products; as a result, the combined company currently does not expect to eliminate any material product lines and the proposed transaction will permit the combined company to broaden its product offering. In addition, each company’s expertise in high assurance security products is expected to allow the combined company to be a leading innovator in the high assurance security market.

      Both boards of directors believe the combination of SafeNet and Rainbow Technologies will enable the combined company to compete better in the security market than either could on its own.

      Both boards of directors believe the merger will allow the combined company to:

Expand in the Growing Government Encryption Segment of the High Assurance Security Market

      We believe the combination of our expertise and knowledge base in high assurance security will provide the combined company accelerated growth in the government encryption segment of the high assurance security market (classified and top secret). We expect the combination of SafeNet’s high end commercial products and existing development contracts with the National Security Agency or NSA when brought together with Rainbow Technologies’ classified, top secret security products (such as the KIV-7Type/ Link encryptor, FORTEZZA secure messaging and telephone encryption, satellite uplink, and downlink encryption and the Chrysalis-ITS Luna HSM for root key management) and existing NSA development program will create a significant growth opportunity in this growing segment of the market. We believe that government agencies requiring a comprehensive security solution will benefit greatly from the combination of the two companies’ classified and commercial grade security products. We believe our ability to offer government agencies one stop shopping for high assurance security products that range from high end to classified to top secret will give the combined company a competitive advantage in the high assurance government security market.

Broaden Commercial Product Offering

      The combination will expand SafeNet’s commercial security product offering by adding Rainbow Technologies’ Secure Sockets Layer virtual private network products, iKey authentication tokens and Chrysalis-ITS Luna products to SafeNet’s existing broad suite of commercial security products which are included in SafeNet’s SafeEnterprise System, such as its High Assurance Gateway; ATM, Frame and Link Encrypter; software (including for remote access software) and services. The combination will add software piracy protection and secure socket layer acceleration boards and chips to SafeNet’s existing suite of hardware solutions (chips and accelerator cards) for embedded security products and software for software piracy protection to SafeNet’s embedded software product line. Currently, these products are being marketed as independent stand-alone products, but after the merger, they will be added to SafeNet’s current portfolio of products or embedded in SafeNet’s security systems and will be sold through SafeNet’s existing distribution network. As a result, we expect to eliminate duplicative distribution costs. We believe this expanded offering will enable the combined company to become a single source provider to commercial as well as government customers and provide opportunity to expand market share. The combination will also expand SafeNet’s list of financial institution clients by nearly doubling the number of national and international financial institution clients on our commercial high end customer list.

Strengthen our Leading Position in Digital Rights Management

      We believe the addition of Rainbow Technologies’ highly profitable anti-piracy Sentinel products offer the combined company an excellent opportunity to expand its business with larger software manufacturers. We believe this anti-piracy technology, when combined with SafeNet’s encryption technology, will permit the combined company to expand its digital rights management business. We expect the digital rights management business will continue to grow, especially in the area of PCs, PDAs and cell phones, as consumers increasingly download software from the Internet. For example, SafeNet’s existing business in encryption technology for cell phones should position the combined company to capitalize on Rainbow Technologies anti-piracy products.

Expand and Leverage our Distribution Platform to Cross Sell Products

      We believe the combined company will be able to leverage SafeNet’s existing distribution model which targets all segments of the Internet and intranet security markets from security solutions sold to government and large financial institutions to software security products chips and accelerator cards sold to OEMs. The combined distribution platform will create the opportunity to cross sell Rainbow Technologies’ and SafeNet’s product offerings.

Provide Substantial Scale

      The combined company will create substantial scale in terms of sales, product offerings, distribution capability, sales force and engineering base.

      The combined company will add (i) 4,000 new customers to SafeNet’s existing customer base, (ii) distribution channels in over 100 countries and (iii) 570 employees to SafeNet’s approximately 215 employees. The combined company will have nearly 150 employees with government clearances and approximately 300 employees devoted to research and development. We believe this scale will give the combined company a stronger competitive position in the security market.

Take Advantage of Opportunities for Synergies

      While we believe the proposed transaction offers the opportunity to expand sales opportunities, we also expect the combined company will achieve significant cost synergies and operating efficiencies which will contribute to improvement in the combined company’s operating results going forward. We expect substantial savings will be achieved through the reduction of corporate overhead associated with operating two public companies rather than one. For example, duplicative internal costs such as finance, investor relations, public relations, board costs and marketing and distribution costs will be significantly reduced. In addition, duplicative costs associated with external legal, auditing, insurance and other duplicative external corporate functions will be reduced in the combined company. We believe the transaction will be accretive to SafeNet’s earning per share in the first quarter after closing of the merger and offers potential pre-tax annual cost savings of at least $4 million to $6 million. These savings are expected to include savings of $1.75 million to $2.5 million in professional fees and insurance costs, $1.75 million to $2.5 million in marketing costs and $.5 million to $1 million in management and board of directors expenses.

SafeNet’s Reasons for the Merger

      At a meeting held on October 22, 2003, SafeNet’s board of directors unanimously:

•	determined that the merger is in the best interest of SafeNet and its stockholders;

•	approved, adopted and declared advisable the merger agreement;

•	approved the merger and other transactions contemplated by the merger agreement; and

•	determined to recommend that the stockholders of SafeNet approve the share issuance.

      In reaching its decision to approve the merger agreement, SafeNet’s board of directors consulted with SafeNet’s management, SafeNet’s legal counsel regarding the legal terms of the merger, and SafeNet’s financial advisor regarding the financial terms of the merger and the fairness, from a financial point of view, of the exchange ratio to SafeNet. The factors that the SafeNet board of directors considered in reaching its determination include, but were not limited to, the following:

•	the strategic reasons for the merger described in the section entitled “Joint Reasons for the Merger”;

•	historical information concerning SafeNet’s and Rainbow Technologies’ respective businesses, prospects, financial performance and condition, operations, technology, management and competitive position, including public reports concerning results of operations during the most recent fiscal year and fiscal quarter for each company filed with the Securities and Exchange Commission, from which the board concluded that a combination of the companies could result in a more competitive company than either company on a stand-alone basis due, among other things, to greater combined financial resources, a broader spectrum of product offerings, greater research capacity, an increase in personnel with government security clearances and greater leverage of distribution networks;

•	current financial market conditions and historical market prices, volatility and trading information with respect to the common stock of SafeNet and the common stock of Rainbow Technologies from which the board concluded that a combination would provide the benefit of a potential increase in liquidity of the stock of the combined company;

•	management’s view of the potential growth opportunities and belief that the merger will be accretive to SafeNet’s earnings per share in the first quarter after closing of the merger with which the board agreed after reviewing the potential synergies arising from complementary product lines and customer bases of the companies;

•	the relationship between the market value of the common stock of Rainbow Technologies and the consideration to be paid to stockholders of Rainbow Technologies in connection with the merger and a comparison of comparable merger transactions from which the board concluded that the consideration to be paid to the Rainbow Technologies stockholders was reasonable;

•	the belief that the terms of the merger agreement, including the parties’ representations, warranties and covenants, and the conditions to their respective obligations, are reasonable;

•	the oral presentations by, and discussions with, Credit Suisse First Boston and the written opinion of Credit Suisse First Boston to the effect that, as of the date of the opinion, and based upon and subject to the assumptions, qualifications and limitations set forth in its opinion, the exchange ratio provided for in the merger agreement was fair, from a financial point of view, to SafeNet. A copy of Credit Suisse First Boston’s written opinion is attached to this joint proxy statement/ prospectus as Annex D;

•	the impact of the merger and its announcement on SafeNet’s customers, suppliers and employees which, the board expected would be positive due to the potential for increased product offerings and efficiency in the combined company that could make it a more attractive supplier and customer and create career growth and financial opportunities for its employees;

•	the fact that SafeNet stockholders will have the opportunity to vote upon the proposal to approve the issuance of shares of SafeNet’s common stock in connection with the merger; and

•	the reports from management, legal and financial advisors as to the results of the due diligence investigation of Rainbow Technologies.

      In addition the SafeNet board of directors also identified and considered a variety of potentially negative factors in its deliberations concerning the merger, including, but not limited to:

•	the risk that the potential benefits sought in the merger might not be fully realized;

•	the possibility that the merger might not be completed, or that completion might be unduly delayed, and the effect of public announcement of the merger on SafeNet’s sales and operating results, and SafeNet’s ability to attract and retain key management, marketing and technical personnel;

•	the substantial charges to be incurred in connection with the merger, including costs of integrating SafeNet and Rainbow Technologies and transaction expenses arising from the merger;

•	the risk that despite the efforts of the combined company, key technical and management personnel might not remain employed by the combined company;

•	the terms of the merger agreement regarding SafeNet’s right to consider and negotiate acquisition proposals in certain circumstances, as well as the possible effects of the provisions regarding the termination fees; and

•	various other risks associated with the merger and businesses of SafeNet and the combined company described in the section entitled “Risk Factors.”

      The SafeNet board of directors concluded that, overall, the potentially negative factors associated with the merger were outweighed by the potential benefits of the merger.

      The above discussion of the material factors considered by the SafeNet board of directors is not intended to be exhaustive, but does set forth the principal factors considered by the SafeNet board of directors. The SafeNet board of directors collectively reached the unanimous conclusion to approve the merger agreement and the merger in light of the various factors described above and other factors that each member of the SafeNet board of directors felt were appropriate. In view of the wide variety of factors considered by the SafeNet board of directors in connection with its evaluation of the merger and the complexity of these matters, the SafeNet board of directors did not consider it practical, and did not attempt, to quantify, rank or otherwise assign relative weights to the specific factors it considered in reaching its decision. Rather, the SafeNet board directors made its recommendation based on the totality of information presented to and the investigation conducted by it. In considering the factors discussed above, individual directors may have given different weights to different factors.

Recommendation of SafeNet’s Board of Directors

      After careful consideration, at a meeting held on October 22, 2003, SafeNet’s board of directors unanimously:

•	determined that the merger is in the best interests of SafeNet and its stockholders;

•	approved, adopted and declared advisable the merger agreement;

•	approved the merger and the other transactions contemplated by the merger agreement; and

•	determined to recommend that the stockholders of SafeNet approve the share issuance.

      SafeNet’s board of directors unanimously recommends that stockholders of SafeNet vote FOR approval of the share issuance.

Opinion of SafeNet’s Financial Advisor

      SafeNet retained Credit Suisse First Boston to act as its exclusive financial advisor in connection with the merger. In connection with Credit Suisse First Boston’s engagement, SafeNet requested that Credit Suisse First Boston evaluate the fairness, from a financial point of view, to SafeNet of the exchange ratio provided for in the merger. On October 22, 2003, the SafeNet board of directors met to review the proposed merger and the terms of the merger agreement. During this meeting, Credit Suisse First Boston reviewed with the SafeNet board of directors certain financial analyses, as described below, and rendered its oral opinion to the SafeNet board of directors, subsequently confirmed in writing, to the effect that as of October 22, 2003 and based upon and subject to the various assumptions, limitations, considerations and qualifications set forth in the Credit Suisse First Boston written opinion, the exchange ratio was fair to SafeNet from a financial point of view.

      The full text of Credit Suisse First Boston’s opinion, which sets forth, among other things, the procedures followed, assumptions made, matters considered and limitations on the scope of the review undertaken by Credit Suisse First Boston in rendering its opinion, is attached as Annex D to this joint proxy statement/ prospectus and is incorporated by reference in its entirety. SafeNet common stockholders are urged to read the Credit Suisse First Boston opinion carefully and in its entirety. The Credit Suisse First Boston opinion addressed only the fairness, from a financial point of view, of the exchange ratio to SafeNet, as of the date of the Credit Suisse First Boston opinion, and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act on any matter relating to the merger. The summary of Credit Suisse First Boston’s opinion in this joint proxy statement/ prospectus is qualified in its entirety by reference to the full text of Credit Suisse First Boston’s opinion.

      In arriving at its opinion, Credit Suisse First Boston:

•	reviewed the merger agreement and related agreements;

•	reviewed publicly available business and financial information relating to SafeNet and Rainbow Technologies;

•	reviewed other information, including financial forecasts (and adjustments thereto), provided to or discussed with Credit Suisse First Boston by SafeNet and Rainbow Technologies, and met with the managements of SafeNet and Rainbow Technologies to discuss the business and prospects of SafeNet and Rainbow Technologies, respectively;

•	considered financial and stock market data of SafeNet and Rainbow Technologies and compared that data with similar data for other publicly held companies in businesses Credit Suisse First Boston deemed similar to SafeNet and Rainbow Technologies;

•	considered, to the extent publicly available, the financial terms of other business combinations and other transactions which have recently been effected or announced; and

•	considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which Credit Suisse First Boston deemed relevant.

      In connection with its review, Credit Suisse First Boston did not assume any responsibility for independent verification of any of the foregoing information and relied on such information being complete and accurate in all material respects. With respect to the financial forecasts of SafeNet and Rainbow Technologies that Credit Suisse First Boston reviewed, Credit Suisse First Boston was advised by the managements of SafeNet and Rainbow Technologies, respectively, and Credit Suisse First Boston assumed, that such financial forecasts (and adjustments thereto) had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of SafeNet and Rainbow Technologies as to the future financial performance of SafeNet and Rainbow Technologies. In addition, Credit Suisse First Boston relied upon, without independent verification, the assessment of the management of SafeNet as to:

•	their ability to retain key employees;

•	the strategic benefits and potential cost savings and other synergies (including the amount, timing and achievability thereof) anticipated to result from the merger;

•	the existing technology, products, and services of SafeNet and Rainbow Technologies and the validity of, and risks associated with, the future technology, products and services of SafeNet and Rainbow Technologies; and

•	their ability to integrate the businesses of SafeNet and Rainbow Technologies.

      SafeNet also informed Credit Suisse First Boston, and Credit Suisse First Boston assumed, that the merger will be treated as a tax-free reorganization for federal income tax purposes. Credit Suisse First Boston also assumed, with the consent of SafeNet, that in the course of obtaining necessary regulatory and third party approvals and consents for the merger, no modification, delay, limitation, restriction or condition will be imposed that will have a material adverse effect on SafeNet or Rainbow Technologies or the contemplated benefits of the merger and that the merger will be consummated in accordance with the terms of the merger agreement, without waiver, modification or amendment of any material term, condition or agreement contained in the merger agreement.

      In addition, Credit Suisse First Boston was not requested to make, and did not make, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of SafeNet or Rainbow Technologies, nor was Credit Suisse First Boston furnished with any such evaluations or appraisals. Credit Suisse First Boston’s opinion was necessarily based upon information available to Credit Suisse First Boston as of the date of the opinion and financial, economic, market and other conditions as they existed and could be evaluated as of date of the opinion. Credit Suisse First Boston did not express any opinion as to what the value of SafeNet common stock actually would be when issued to holders of Rainbow Technologies common stock pursuant to the merger or the prices at which shares of SafeNet common stock would trade at any time. The Credit Suisse First Boston opinion does not address the relative merits of the merger as compared to other business strategies that might be available to SafeNet, nor does it address the underlying business decision of SafeNet to proceed with the merger.

      In preparing its opinion, Credit Suisse First Boston performed a variety of financial and comparative analyses. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Accordingly, Credit Suisse First Boston believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all analyses and factors could create a misleading or incomplete view of the processes underlying the Credit Suisse First Boston opinion. No company or transaction used in the analyses performed by Credit Suisse First Boston as a comparison is identical to SafeNet, Rainbow Technologies, or the proposed merger, and an evaluation of the results of those analyses is not entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the merger or the other values of the companies or transactions being analyzed. In addition, Credit Suisse First Boston may have given various analyses more or less weight than other analyses, and may have deemed various assumptions more or less probable than other assumptions, so that the range of valuation resulting from any particular analysis described below should not be taken to be Credit Suisse First Boston’s view of the actual value of SafeNet or Rainbow Technologies. The estimates contained in Credit Suisse First Boston’s analyses and the ranges of valuations resulting from such analyses are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. In addition, analyses relating to the value of businesses or assets do not purport to be appraisals or to necessarily reflect the prices at which businesses or assets may actually be sold. The analyses performed were prepared solely as part of Credit Suisse First Boston’s analysis of the fairness, from a financial point of view, of the exchange ratio to SafeNet, and were provided to the board of directors of SafeNet in connection with the delivery of the Credit Suisse First Boston opinion.

      The following is a summary of the material financial analyses performed by Credit Suisse First Boston in connection with the preparation of its opinion, and reviewed with the SafeNet board of directors at a meeting of the SafeNet board of directors held on October 22, 2003. The financial analyses summarized below include information presented in tabular format. In order to fully understand Credit Suisse First Boston’s financial analyses, the tables must be read together with the text of each summary. Considering the data set forth in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Credit Suisse First Boston’s financial analyses.

      Common Stock Trading History. Credit Suisse First Boston examined the historical closing prices of Rainbow Technologies common stock from January 2, 2002 through October 17, 2003. During this time period, Rainbow Technologies common stock reached a high of $12.25 per share and a low of $2.84 per share. Credit Suisse First Boston also examined the historical closing prices of SafeNet common stock from January 2, 2002 through October 17, 2003. During this time period, SafeNet common stock reached a high of $40.37 per share and a low of $9.89 per share.

      Historical Exchange Ratio Analysis. Credit Suisse First Boston reviewed the historical exchange ratios implied by the daily closing prices per share of SafeNet common stock to those of Rainbow Technologies common stock for the period beginning on January 2, 2002 and ending on October 17, 2003. This analysis showed that the average historical exchange ratios during the period ending on October 17, 2003, were as follows:

Period Ended October 17, 2002	Historical Exchange Ratio

Since January 2, 2003	0.390x
180 trading days	0.325x
90 trading days	0.247x
60 trading days	0.236x
30 trading days	0.255x
10 trading days	0.274x
Current Market	0.289x
Proposed Exchange Ratio	0.374x

      Selected Publicly Traded Company Analysis. Credit Suisse First Boston analyzed the market values and trading multiples of selected publicly traded companies in the firewall/ virtual private network, public key infrastructure/ authentication/authorization, and the other security subsectors of the security industry.

      The selected companies in the firewall/virtual private network subsector of the security industry consisted of the following companies:

•	Symantec Corporation

•	Check Point Software Technologies Ltd.

•	NetScreen Technologies, Inc.

•	SonicWALL, Inc.

•	Secure Computing Corporation

•	CyberGuard Corporation

•	WatchGuard Technologies, Inc.

      In examining these companies, Credit Suisse First Boston calculated the following ratios: (i) the ratio of current calendar year 2003 per share market price to projected earnings per share, or price/earnings ratio, and (ii) projected calendar year 2004 price/earnings ratio. All historical data was derived from publicly available sources and all projected data was obtained from I/B/E/S where available. Credit Suisse First Boston’s analysis of the selected companies yielded the following multiple ranges:

	High	Low	Average	Median

2003 P/E	61.8x	18.3x	42.1x	42.8x
2004 P/E	44.4x	17.5x	31.5x	31.6x

      The selected companies in the public key infrastructure/authentication/authorization subsector of the security industry consisted of the following companies:

•	VeriSign, Inc.

•	Identix Incorporated

•	Secure Computing Corporation

•	Entrust, Inc.

•	Aladdin Knowledge Systems Ltd.

•	SCM Microsystems, Inc.

      In examining these companies, Credit Suisse First Boston calculated the same two ratios. All historical data was derived from publicly available sources and all projected data was obtained from

I/B/E/S where available. Credit Suisse First Boston’s analysis of these selected companies yielded the following multiple ranges:

	High	Low	Average	Median

2003 P/E	61.8x	26.8x	48.1x	55.6x
2004 P/E	35.7x	23.7x	31.3x	34.4x

      The selected companies in the other security subsector of the security industry consisted of the following companies:

•	Trend Micro, Inc.

•	Network Associates, Inc.

•	RSA Security Inc.

•	Internet Security Systems, Inc.

•	Websense Inc.

•	Netegrity, Inc.

•	Digimarc Corporation

      In examining these companies, Credit Suisse First Boston again calculated the same two ratios. All historical data was derived from publicly available sources and all projected data was obtained from I/B/E/S where available. Credit Suisse First Boston’s analysis of these selected companies yielded the following multiple ranges:

	High	Low	Average	Median

2003 P/E	65.0x	27.2x	42.0x	30.8x
2004 P/E	72.3x	22.4x	37.7x	37.7x

      Based on an analysis of this data and the projected results of Rainbow Technologies and SafeNet for comparable periods, Credit Suisse First Boston estimated a value per share of Rainbow Technologies common stock ranging from $12.90 to 15.48 and of SafeNet common stock ranging from $32.01 to $41.16. Based on these results, Credit Suisse First Boston derived implied exchange ratios ranging from 0.313x to 0.484x, compared to the proposed exchange ratio of 0.374x. Credit Suisse First Boston noted that the proposed exchange ratio was within the range of implied exchange ratios derived from this analysis. Mathematical analysis, such as determining the average or the median, is not in itself a meaningful method of using this selected company trading data.

      Precedent Transaction Analysis. Credit Suisse First Boston reviewed selected transactions involving companies in the security industry. These transactions consisted of:

Date	Acquiror	Target

10/6/03	NetScreen Technologies Inc.	Neoteris, Inc.
8/15/03	Rainbow Technologies, Inc.	Chrysalis-ITS Inc.
2/14/03	Symantec Corporation	Nexland, Inc.
12/10/02	NetIQ Corp.	Marshal Software Ltd.
10/30/02	SafeNet, Inc.	Cylink Corporation
10/1/02	NetIQ Corp.	PentaSafe Security Technologies, Inc.
8/22/02	NetScreen Technologies, Inc.	OneSecure, Inc.
2/7/02	WatchGuard Technologies, Inc.	RapidStream, Inc.
7/31/01	RSA Security Inc	Securant Technologies, Inc.

      In examining these acquisitions, Credit Suisse First Boston calculated the aggregate value of the acquired company implied by each of these transactions as a multiple of the last twelve month period for which financial data of the company at issue had been reported, or LTM, revenue and as a multiple of the next twelve months for which financial data of the company at issue has been estimated based upon analyst estimates and management guidance, or NTM, revenue. Credit Suisse First Boston’s analysis of these selected transactions yielded the following multiple ranges:

Enterprise Value/	High	Low	Average	Median

LTM Revenue	13.7x	1.0x	6.0x	5.4x
NTM Revenue	5.3x	1.4x	3.4x	3.5x

      Based on an analysis of this data and Rainbow Technologies’ historical and projected revenue, Credit Suisse First Boston estimated a value per share of Rainbow Technologies common stock ranging from $11.64 to $26.62. Based on these results, Credit Suisse First Boston derived implied exchange ratios ranging from 0.301x to 0.689x, compared to the proposed exchange ratio of 0.374x. Credit Suisse First Boston noted that the proposed exchange ratio was within the range of implied exchange ratios derived from this analysis. Mathematical analysis, such as determining the average or the median, is not in itself a meaningful method of using this selected company trading data.

      Sum-Of-The-Parts Analysis. Credit Suisse First Boston performed a sum-of-the-parts valuation of each of Rainbow Technologies’ principal businesses in order to derive an implied per share equity value for Rainbow Technologies. Credit Suisse First Boston examined and derived an illustrative valuation for each of Rainbow Technologies’ principal businesses: iGate, Sentinel, iKey and other, as well as Secure Communications. For this analysis, Credit Suisse First Boston relied on 2004 revenue estimates for each principal business of Rainbow Technologies, which was provided to Credit Suisse First Boston by the management of Rainbow Technologies as of September 26, 2003, and, where appropriate, adjusted by the management of SafeNet as of October 16, 2003.

      In the case of iGate, Credit Suisse First Boston reviewed transaction metrics of selected transactions to derive an implied value of $50 million to $100 million. In the case of Sentinel, Credit Suisse First Boston applied a range of selected revenue multiples, derived from selected companies, to the estimated 2004 revenue of Sentinel to derive an implied value of $86 million to $109 million. In the case of iKey and other, Credit Suisse First Boston applied a range of selected revenue multiples, derived from selected companies, to the estimated 2004 revenue of iKey and other, to derive an implied value of $30 million to $85 million. In the case of Secure Communications, Credit Suisse First Boston applied a range of selected revenue multiples, derived from selected companies, to the estimated 2004 revenue of Secure Communications to derive an implied value of $128 million to $200 million.

      Based on this analysis and without taking synergies into account, Credit Suisse First Boston estimated a value per share of Rainbow Technologies common stock ranging from $11.43 to $17.67. Based on these results, Credit Suisse First Boston derived implied exchange ratios ranging from 0.296x to 0.458x, compared to the proposed exchange ratio of 0.374x. Including synergies, Credit Suisse First Boston estimated a value per share of Rainbow Technologies common stock ranging from $12.79 to $19.66. Based on these results, Credit Suisse First Boston derived implied exchange ratios ranging from 0.331x to 0.509x, compared to the proposed exchange ratio of 0.374x. Credit Suisse First Boston noted that the proposed exchange ratio was within the range of implied exchange ratios derived from this analysis.

      Contribution Analysis. Credit Suisse First Boston analyzed the relative contributions of SafeNet and Rainbow Technologies to the pro forma combined company for the years 2002, 2003 and 2004 based on selected financial data, assuming no cost synergies. Credit Suisse First Boston analyzed the respective contributions of each company’s projected revenues, operating income and net income, for 2002 based on actual results, for 2003 based on Wall Street estimates and 2004 based on (i) Wall Street estimates, (ii) estimates provided by the managements of SafeNet as of September 29, 2003 and Rainbow Technologies as of September 26, 2003, and (iii) adjusted estimates provided by the management of SafeNet as of October 16, 2003. The implied percent of equity value and implied exchange ratio in the table below denotes each respective company’s share of pro forma equity and the resulting exchange ratio based on its contribution to enterprise value, accounting for the cash and debt contributed by each of SafeNet and Rainbow Technologies, respectively:

	Rainbow Technologies	SafeNet Implied
	Implied Approximate	Approximate % of	Implied
	% of Equity Value	Equity Value	Exchange Ratio

2002 Revenue—Actual	72%	28%	1.184x
2003 Revenue—Street	63%	37%	0.775x
2004 Revenue—Street	62%	38%	0.750x
2004 Revenue—Management	58%	42%	0.647x
2004 Revenue—Adjusted Management	58%	42%	0.638x
2002 Operating Income— Actual	60%	40%	0.688x
2003 Operating Income—Street	47%	53%	0.430x
2004 Operating Income—Street	48%	52%	0.441x
2004 Operating Income—Management	43%	57%	0.365x
2004 Operating Income—Adjusted Management	42%	58%	0.356x
2002 Net Income—Actual	65%	35%	0.866x
2003 Net Income—Street	55%	45%	0.576x
2004 Net Income—Street	52%	48%	0.520x
2004 Net Income—Management	43%	57%	0.374x
2004 Net Income—Adjusted Management	43%	57%	0.362x

      Based on this analysis, Credit Suisse First Boston derived implied exchange ratios ranging from 0.356x to 0.688x, compared to the proposed exchange ratio of 0.374x. Credit Suisse First Boston noted that the proposed exchange ratio was within the range of implied exchange ratios derived from this analysis.

      Discounted Cash Flow Analysis. Credit Suisse First Boston performed a discounted cash flow, or DCF, analysis of the projected cash flows of Rainbow Technologies for the fiscal years ending December 31, 2003 through December 31, 2009, based on (i) projections and assumptions provided by the management of Rainbow Technologies as of September 26, 2003 and (ii) adjusted estimates provided by the management of SafeNet as of October 16, 2003. The DCFs for Rainbow Technologies were estimated using discount rates ranging from 14% to 18%, based on estimates related to the weighted average costs of capital of Rainbow Technologies, and terminal multiples of estimated net operating profit after taxes for Rainbow Technologies’ fiscal year ending December 31, 2009 ranging from 15.0x to 20.0x. The following table summarizes the results of this analysis without taking any potential synergies into account:

Implied price per Rainbow Technologies share	$10.39 - $16.47
Implied exchange ratio	0.269x - 0.427x

      Credit Suisse First Boston compared the range of implied exchange ratios to the proposed exchange ratio of 0.374x. Credit Suisse First Boston noted that the proposed exchange ratio was within the range of implied exchange ratios derived from this analysis.

      Credit Suisse First Boston performed a DCF analysis based on (i) projections and assumptions provided by the management of SafeNet as of September 29, 2003 and (ii) adjusted estimates provided by the management of SafeNet as of October 16, 2003. The DCFs for SafeNet were estimated using discount rates ranging from 18% to 22%, based on estimates related to the weighted average costs of capital of SafeNet, and terminal multiples of estimated net operating profit after taxes for SafeNet’s fiscal year ending December 31, 2009 ranging from 17.5x to 22.5x. Based on this analysis, Credit Suisse First Boston implied a price per share for SafeNet of $28.06 to $41.08.

      Based on the foregoing, Credit Suisse First Boston performed a relative DCF analysis based on the same projections and assumptions used in the aforementioned analysis. Based on this analysis, Credit Suisse First Boston derived a range of implied exchange ratios by comparing (i) the highest implied per share value of Rainbow Technologies common stock to the lowest implied per share value of SafeNet common stock and, (ii) the lowest implied per share value of Rainbow Technologies common stock to the highest implied per share value of SafeNet common stock. The following table summarizes the results of this analysis without taking any potential synergies into account:

Implied price per Rainbow Technologies share	$10.93 - $20.41
Implied exchange ratio	0.283x - 0.529x

      Credit Suisse First Boston compared the range of implied exchange ratios to the proposed exchange ratio of 0.374x. Credit Suisse First Boston noted that the proposed exchange ratio was within the range of implied exchange ratios derived from this analysis.

      Pro Forma Financial Impact Analysis. Using Wall Street projections, projections provided by the managements of Rainbow Technologies as of September 26, 2003 and SafeNet as of September 29, 2003, and adjusted projections provided by the management of SafeNet as of October 16, 2003, Credit Suisse First Boston compared the projected earnings per share, or EPS, of SafeNet for 2004 on a stand-alone basis to the projected pro forma EPS of the combined company after the merger. This analysis showed that with or without synergies, the merger would have the following effects:

	EPS Impact without	EPS Impact with
	synergies	synergies

Street Projections	Accretive	Accretive
Adjusted Management Projections	Accretive	Accretive
Management Projections	Accretive	Accretive

      Credit Suisse First Boston’s opinion and presentation to the SafeNet board of directors was one of many factors taken into consideration by the SafeNet board of directors in making its determination to engage in the merger. Consequently, the analyses described above should not be viewed as determinative of the opinion of the SafeNet board of directors or the management of SafeNet with respect to the value of SafeNet or whether the SafeNet board of directors would have been willing to agree to a different exchange ratio.

      Credit Suisse First Boston was selected by the SafeNet board of directors based on Credit Suisse First Boston’s qualifications, expertise and reputation. Credit Suisse First Boston is an internationally recognized investment banking and advisory firm. Credit Suisse First Boston, as part of its investment banking business, is continuously engaged in the valuation of businesses and securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. In the past, Credit Suisse First Boston and its affiliates have provided certain investment banking and financial services to SafeNet unrelated to the merger for which it received compensation, and may in the future provide such services to SafeNet or Rainbow Technologies for which Credit Suisse First Boston would expect to receive compensation. In the ordinary course of its business, Credit Suisse First Boston and its affiliates may actively trade the debt and equity securities of SafeNet and Rainbow Technologies for their own accounts and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

      Pursuant to an engagement letter dated as of August 19, 2003, SafeNet engaged Credit Suisse First Boston to provide financial advisory services to the SafeNet board of directors in connection with the merger, including, among other things, rendering its opinion. Pursuant to the terms of the engagement letter, SafeNet has agreed to pay Credit Suisse First Boston a fee of approximately $3.0 million in connection therewith, approximately $2.25 million of which is contingent upon the consummation of the merger. In addition, SafeNet has agreed to reimburse Credit Suisse First Boston for its expenses, including attorneys’ fees, incurred in connection with its engagement and to indemnify Credit Suisse First Boston and certain related persons against certain liabilities and expenses arising out of or in conjunction with its rendering of services under its engagement, including liabilities arising under the federal securities laws.

Rainbow Technologies’ Reasons for the Merger

      At a meeting held on October 22, 2003, Rainbow Technologies’ board of directors unanimously:

•	determined that the merger is in the best interests of Rainbow Technologies and its stockholders;

•	approved, adopted and declared advisable the merger agreement;

•	approved the merger and the other transactions contemplated by the merger agreement; and

•	determined to recommend that the stockholders of Rainbow Technologies adopt the merger agreement.

      In reaching its decision to approve and adopt the merger agreement, Rainbow Technologies’ board of directors consulted with Rainbow Technologies’ management, Rainbow Technologies’ legal counsel regarding the legal terms of the merger, and Rainbow Technologies’ financial advisors regarding the financial terms of the merger and the fairness, from a financial point of view, of the exchange ratio to the stockholders of Rainbow Technologies. The factors that the Rainbow Technologies board of directors considered in reaching its determination include, but were not limited to, the following:

•	the strategic reasons for the merger described in “—Joint Reasons for the Merger”;

•	the merger will present, based on the then-current market price for SafeNet common stock, the opportunity for the holders of Rainbow Technologies common stock to receive a premium of approximately 26.7% over the trading value of Rainbow Technologies common stock on October 22, 2003, the last day of trading before public announcement of the proposed merger, while at the same time allowing Rainbow Technologies stockholders to participate in a combined company positioned to benefit from new growth opportunities;

•	UBS’s financial presentation and opinion that, as of October 22, 2003, and subject to the assumptions, qualifications and limitations set forth in UBS’s written opinion of that date, the exchange ratio was fair to the stockholders of Rainbow Technologies from a financial point of view (a copy of UBS’s written opinion is attached to this joint proxy statement/prospectus as Annex E);

•	RBC’s financial presentation and opinion that, as of October 22, 2003, and subject to the assumptions, qualifications and limitations set forth in RBC’s written opinion of that date, the exchange ratio was fair, from a financial point of view, to the stockholders of Rainbow Technologies (a copy of RBC’s written opinion is attached to this joint proxy statement/prospectus as Annex F);

•	the fact that the merger provides for a fixed exchange ratio and, as a result, the value of SafeNet common stock to be received by Rainbow Technologies stockholders upon completion of the merger may be higher or lower than the value of such stock at the time the merger agreement was signed;

•	management’s view of the financial condition, results of operations and businesses of SafeNet and Rainbow Technologies before and after giving effect to the merger, including the belief that the combined company will have an expanded offering of products and technologies, an expanded customer and distributor base and greater scale and resources with which to compete in the increasingly consolidated and competitive security market than Rainbow Technologies would have on its own;

•	current financial market conditions and historical market prices, volatility and trading information with respect to the common stock of SafeNet and the common stock of Rainbow Technologies (for example, in 2003 through the announcement of the merger agreement, SafeNet common stock ranged from a low of $15.60 to a high of $44.50, Rainbow Technologies common stock ranged from a low of $6.00 to a high of $11.87, and the Nasdaq reached a low of 1,271.47 and a high of 1,950.14);

•	historical information concerning SafeNet’s and Rainbow Technologies’ respective businesses, prospects, financial performance and condition, operations, technology, management and competitive position, including public reports concerning results of operations during the most recent fiscal year and fiscal quarter for each company as filed with the Securities and Exchange Commission, which reflected SafeNet revenues for the three months ended September 30, 2003 of approximately $17.6 million (an increase of 99% compared to approximately $8.8 million for the same period in 2002) and revenues for the fiscal year ended December 31, 2002 of approximately $32.2 million (an increase of approximately 95% compared to $16.5 million for the same period in 2001), and Rainbow Technologies revenues for the three months ended September 30, 2003 of $35.4 million (an increase of 17% for the same period in 2002) and revenues for the fiscal year ended December 31, 2002 of approximately $126.1 million (an increase of approximately 3% compared to $122.9 million for the same period in 2001);

•	the ability to complete the merger as a reorganization for United States federal income tax purposes in which Rainbow Technologies stockholders generally will not recognize any gain or loss, except for any gain or loss recognized in connection with cash received for a fractional share of SafeNet’s common stock;

•	the prospects of Rainbow Technologies as an independent company;

•	the greater resources which Rainbow Technologies can realize as a result of the merger including access to SafeNet’s expertise and experience in different products and technologies, its sales and marketing organization, and its customer and distribution relationships (in particular its government and financial institution customers);

•	the terms of the merger agreement and related documents, including the parties’ representations, warranties and covenants, and the conditions to their respective obligations;

•	the provisions of the merger agreement regarding third party proposals, including:

•	that Rainbow Technologies’ board of directors may, under certain circumstances, furnish information to a party making, and enter into discussions regarding, an unsolicited, bona fide written proposal that the Rainbow Technologies board of directors concludes in good faith could be expected to result in a superior proposal;

•	that the Rainbow Technologies board of directors may, under certain circumstances, withdraw or change its recommendation in favor of adoption of the merger agreement after receiving a superior proposal;

•	the potential payment to SafeNet of a termination fee; and

•	the potential effect of these provisions on possible efforts by other parties to acquire or otherwise combine with Rainbow Technologies;

•	the fact that Rainbow Technologies stockholders will have an opportunity to vote on the proposed merger;

•	reports as to the results of due diligence; and

•	the interests that certain executive officers and directors of Rainbow Technologies may have with respect to the merger in addition to their interests as stockholders of Rainbow Technologies generally. See “The Merger— Interests of Directors and Executive Officers in the Merger.”

      Rainbow Technologies’ board of directors also identified and considered the following potentially negative material factors in its deliberations concerning the merger:

•	the risk that the potential benefits sought in the merger might not be fully realized;

•	the challenges of integrating the management teams, strategies, cultures and organizations of the companies;

•	the risk that despite the efforts of the combined company, key management and other personnel might not remain employed by the combined company;

•	risks associated with fluctuations in SafeNet’s stock price and Rainbow Technologies’ stock price prior to completion of the merger;

•	the risk of disruption of sales momentum as a result of uncertainties created by the announcement of the merger;

•	the possibility that the merger might not be completed, even if approved by each company’s stockholders, including the possible effect of the termination fee;

•	the effect of the public announcement of the merger, and the possibility that the merger might not be completed or that completion might be unduly delayed, on demand for Rainbow Technologies’ products and services, Rainbow Technologies’ operating results, Rainbow Technologies’ stock price and Rainbow Technologies’ ability to attract and retain key management and marketing, sales, technical and other personnel;

•	the substantial charges to be incurred in connection with the merger, including costs of integrating the businesses and transaction expenses arising from the merger; and

•	various other risks associated with the merger and businesses of SafeNet and the combined company described in the section entitled “Risk Factors”.

      The Rainbow Technologies board of directors concluded that, overall, the potentially negative factors associated with the merger were outweighed by the potential benefits of the merger.

      The above discussion of the material factors considered by the Rainbow Technologies board of directors is not intended to be exhaustive, but does set forth the principal factors considered by the Rainbow Technologies board of directors. The Rainbow Technologies board of directors collectively reached the unanimous conclusion to approve the merger agreement and the merger in light of the various factors described above and other factors that each member of the Rainbow Technologies board of directors felt were appropriate. In view of the wide variety of factors considered by the Rainbow Technologies board of directors in connection with its evaluation of the merger and the complexity of these matters, the Rainbow Technologies board of directors did not consider it practical, and did not attempt, to quantify, rank or otherwise assign relative weights to the specific factors it considered in reaching its decision. Rather, the Rainbow Technologies board directors made its recommendation based on the totality of information presented to and the investigation conducted by it. In considering the factors discussed above, individual directors may have given different weights to different factors.

      In considering the recommendation of Rainbow Technologies’ board of directors to approve and adopt the merger agreement and approve the merger, Rainbow Technologies stockholders should be aware that certain officers and directors of Rainbow Technologies have certain interests in the proposed merger that are different from and in addition to the interests of Rainbow Technologies stockholders generally. Rainbow Technologies’ board of directors was aware of these interests and considered them in approving the merger agreement and the merger. See “The Merger—Interests of Directors and Executive Officers in the Merger.”

Recommendation of Rainbow Technologies’ Board of Directors

      After careful consideration, at a meeting held on October 22, 2003, Rainbow Technologies’ board of directors unanimously:

•	determined that the merger is in the best interests of Rainbow Technologies and its stockholders;

•	approved, adopted and declared advisable the merger agreement;

•	approved the merger and the other transactions contemplated by the merger agreement; and

•	determined to recommend that the stockholders of Rainbow Technologies adopt the merger agreement.

      Rainbow Technologies’ board of directors unanimously recommends that stockholders of Rainbow Technologies vote FOR adoption of the merger agreement.

      In considering the recommendation of the Rainbow Technologies board of directors with respect to the merger agreement, you should be aware that certain directors and executive officers of Rainbow Technologies have interests in the merger that are different from, or are in addition to, the interests of Rainbow Technologies stockholders. Please see the section entitled “The Merger — Interests of Directors and Executive Officers in the Merger.”

Opinion of Rainbow Technologies’ Financial Advisor — UBS Securities LLC

      Under the terms of an engagement letter dated September 2, 2003, Rainbow Technologies retained UBS to provide financial advisory services to Rainbow Technologies and a financial fairness opinion to Rainbow Technologies’ board of directors. On October 22, 2003, at a meeting of the board of directors of Rainbow Technologies held to evaluate the terms of the proposed merger, UBS delivered to the board of directors an oral opinion, which opinion was confirmed subsequently by delivery of a written opinion dated October 22, 2003, to the effect that, as of that date and based on and subject to the assumptions, limitations and qualifications described in the opinion, the exchange ratio provided for in the merger was fair from a financial point of view to the stockholders of Rainbow Technologies.

      The full text of UBS’s opinion is attached as Annex E to this joint proxy statement/prospectus. UBS’s opinion is directed only to the fairness from a financial point of view of the exchange ratio provided for in the merger and does not address any other aspect of the merger or any related transaction. The opinion does not address Rainbow Technologies’ underlying business decision to effect the merger or constitute a recommendation to any holder of Rainbow Technologies common stock as to how to vote with respect to the proposed merger. Holders of Rainbow Technologies common stock are encouraged to read the opinion carefully in its entirety. The summary of UBS’s opinion described below is qualified in its entirety by reference to the full text of the opinion and the assumptions, limitations and qualifications described in the opinion.

      In arriving at its opinion, UBS, among other things:

•	reviewed certain publicly available business and historical financial information relating to Rainbow Technologies and SafeNet;

•	reviewed certain internal financial information and other data relating to the business and financial prospects of Rainbow Technologies, including estimates and financial forecasts prepared by the management of Rainbow Technologies, that were provided to us by Rainbow Technologies and were not publicly available;

•	reviewed certain internal financial information and other data relating to the business and financial prospects of SafeNet, including estimates and financial forecasts that were provided to UBS by the management of SafeNet;

•	conducted discussions with members of the senior managements of Rainbow Technologies and SafeNet concerning the business and financial prospects of Rainbow Technologies and SafeNet;

•	reviewed publicly available financial and stock market data with respect to certain other companies in lines of business UBS believed to be generally comparable to that of Rainbow Technologies;

•	compared the financial terms of the transaction with the publicly available financial terms of certain other transactions which UBS believed to be generally relevant;

•	considered certain pro forma effects of the merger on SafeNet’s financial statements and discussed with the managements of both SafeNet and Rainbow Technologies potential synergies from the transaction;

•	reviewed drafts of the merger agreement; and

•	conducted such other financial studies, analyses, and investigations, and considered such other information as UBS deemed necessary or appropriate.

      In connection with its review, UBS, at Rainbow Technologies’ direction, did not assume any responsibility for independent verification for any of the information reviewed by UBS for the purpose of this opinion and has, with Rainbow Technologies’ consent, relied on such information being complete and accurate in all material respects. At Rainbow Technologies’ direction, UBS did not make any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of Rainbow Technologies or SafeNet, nor was UBS furnished with any such evaluation or appraisal. With respect to the financial forecasts, estimates and pro forma effects referred to above, UBS assumed, at Rainbow Technologies’ direction, that they were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the managements of the companies as to the future performance of their respective companies. UBS also assumed, with Rainbow Technologies’ consent, that the merger will qualify as a tax-free reorganization for U.S. federal income tax purposes. UBS also assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the merger will be obtained without any material adverse effect on Rainbow Technologies, SafeNet or the merger. UBS’s opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to UBS as of, the date of its opinion.

      At Rainbow Technologies’ direction, UBS was not asked to, nor did UBS offer any opinion as to the material terms of the merger agreement or the form of the merger. UBS expressed no opinion as to what the value of SafeNet common stock will be when issued pursuant to the merger or the prices at which it will trade in the future. In rendering its opinion, UBS assumed, with Rainbow Technologies’ consent, that the final executed form of the merger agreement did not differ in any material respect from the draft that UBS examined, and that Rainbow Technologies and SafeNet would and will comply with all the material terms of the merger agreement.

      In connection with rendering its opinion to Rainbow Technologies’ board of directors, UBS performed a variety of financial analyses which are summarized below. The following summary is not a complete description of all of the analyses performed and factors considered by UBS in connection with its opinion. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and such analyses are not readily susceptible to summary description. With respect to the analysis of selected publicly traded companies and the analysis of selected transactions summarized below, no company or transaction used as a comparison is either identical or directly comparable to SafeNet, Rainbow Technologies or the proposed merger. These analyses necessarily involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the public trading or acquisition values of the companies concerned. UBS believes that its analyses and the summary below must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying UBS’s analyses and opinion. UBS did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis nor did UBS place any particular reliance or weight on any individual analysis. Rather, UBS arrived at its opinion based on all the analyses undertaken by it assessed as a whole.

      The estimates of Rainbow Technologies’ and SafeNet’s future performance provided by these companies’ respective managements in or underlying UBS’s analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than those estimates. In performing its analyses, UBS considered industry performance, general business and economic conditions and other matters. Estimates of the financial value of companies do not necessarily purport to be appraisals or reflect the prices at which companies actually may be sold.

      The exchange ratio provided for in the merger was determined through negotiation between Rainbow Technologies and SafeNet and the decision to enter into the merger was solely that of Rainbow Technologies’ board of directors. UBS’s opinion and financial analyses were only one of many factors considered by Rainbow Technologies’ board of directors in its evaluation of the merger and should not be viewed as determinative of the views of Rainbow Technologies’ board of directors or management with respect to the merger or the exchange ratio provided for in the merger.

      The following is a brief summary of the material financial analyses performed by UBS and reviewed with Rainbow Technologies’ board of directors in connection with its opinion. The financial analyses summarized below include information presented in tabular format. In order to fully understand UBS’s financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of UBS’s financial analyses.

      Exchange Ratio Analysis. UBS compared the exchange ratio provided for pursuant to the merger of 0.374x with the exchange ratio implied for Rainbow Technologies and SafeNet based on the average daily closing prices of Rainbow Technologies common stock and SafeNet common stock over the one-year period ended October 20, 2003.

Period	Exchange Ratio

1 Day	0.288x
1 Week Average	0.285x
4 Week Average	0.266x
3 Month Average	0.236x
6 Month Average	0.275x
1 Year Average	0.321x

      UBS noted that the proposed transaction exchange ratio of 0.374x was above the range of the foregoing exchange ratios.

      Analysis of Selected Public Companies. UBS compared selected financial information, ratios and public market multiples for Rainbow Technologies and SafeNet to the corresponding data for the following publicly-traded companies:

•	EDO

•	Engineered Support Systems

•	Entrust

•	Internet Security Systems

•	Network Associates

•	SonicWALL

•	Sypris Solutions

•	ViaSat

•	Watchguard Technologies

      UBS chose the selected companies because they were publicly-traded companies that, for purposes of the analysis, UBS considered reasonably comparable to Rainbow Technologies. The selected public companies may significantly differ from Rainbow Technologies based on, among other things, the size of the companies, the geographic coverage of the companies’ operations and the particular business segments in which the companies focus.

      UBS reviewed, among other information, the selected companies’ multiples of enterprise value (which consists of the market value of the particular company’s equity plus the market value of the particular company’s total debt and minus cash, cash equivalents and marketable securities) to revenue for the calendar years 2003 (estimated) and 2004 (estimated), revenue growth and price to estimated 2003 and 2004 earnings ratio.

      Estimated financial data for the selected companies for calendar years 2003 and 2004 was based on selected publicly available Wall Street analyst research reports.

      The following table summarizes the results of this analysis:

Rainbow
	Multiple			Technologies
	Range	Mean	Median	at Market

Enterprise Value/CY2003 E Revenue	0.8x to 3.3x	2.1x	2.2x	2.1x
Enterprise Value/CY2004 E Revenue	0.6x to 2.9x	1.8x	1.9x	1.8x
Price/CY2003 E Earnings	22.5x to 28.3x	26.4x	27.3x	27.9x
Price/CY2004 E Earnings	14.8x to 24.2x	20.3x	21.3x	22.2x

      UBS noted that the multiples implied by the proposed exchange ratio of 2.9x and 2.4x with respect to multiples of enterprise value to estimated revenues for calendar years 2003 and 2004 and 36.2x and 28.7x with respect to multiple of price to estimated 2003 and 2004 earnings ratio were within or above the range of the above multiples.

      Analysis of Selected Transactions. UBS analyzed the multiples paid in five selected merger transactions in the security infrastructure and defense technology industries.

Acquiror	Target

Secure Computing	N2H2
Symantec	Nexland
SafeNet	Cylink
Lockheed Martin	Titan
General Dynamics	Veridian

      UBS chose the selected transactions because they were business combinations that, for the purposes of the analysis, UBS considered to be reasonably comparable and similar in structure to the merger.

      UBS analyzed the ratios of total enterprise value to LTM (last twelve months) and NTM (next twelve months) revenue and equity value to LTM and NTM net income and compared it to the ratios in the selected transactions. Estimated financial data for the selected companies was based on selected publicly available Wall Street analyst research reports. The following table summarizes the results of this analysis:

Multiple
	Range	Mean	Median

Enterprise Value/Last Twelve Months Revenue	0.7x-2.6x	1.6x	1.6x
Enterprise Value/Next Twelve Months Revenue	1.0x-1.3x	1.2x	1.2x
Equity Value/Last Twelve Months Net Income	39.8x-47.1x	42.6x	40.9x
Equity Value/Next Twelve Months Net Income	26.9x-29.1x	28.0x	28.0x

      UBS noted that the multiples implied by the proposed merger of 3.0x total enterprise value/revenue (LTM), 2.5x total enterprise value/revenue (NTM), 40.5x equity value/net income (LTM) and 33.7x equity value/net income (NTM) were within or above the range of the above multiples.

      Historical Premiums Paid Analysis. UBS reviewed selected purchase price per share premiums paid or to be paid in certain mergers and acquisitions in the technology industry announced in the last twelve months before announcement of the proposed transaction and certain mergers of equals transactions in the technology industry since 2002. This analysis indicated high, mean, median and low premiums to targets’

closing stock prices prior to the announcement of the applicable transaction as set forth in the following table based on information in public filings.

	Percent Premium			Percent Premium
	Paid to Spot			Paid to Average

	1 day	1 week	4 weeks	1 week	4 weeks

Technology Transactions LTM
Mean	45.9	50.9	61.5	48.9	56.0
Median	26.7	33.1	41.1	32.6	37.1
MOE Transactions since 2002
Mean	(2.5)	(6.6)	(5.2)	(4.9)	(5.7)
Median	(10.3)	(6.1)	(4.9)	(11.6)	(9.6)

      UBS noted that the premiums to spot price (that is, the premium paid over the market price per share as of the close of the trading day) implied by the proposed merger of 29.6% (to 1 day prior), 33.7% (to 1 week prior) and 47.6% (to 4 weeks prior) and premiums to average of 32.0% (1 week) and 45.3% (4 weeks) were within or above the range of the above premiums.

      Other Factors and Comparative Analyses. In rendering its opinion, UBS considered certain other factors and conducted certain other comparative analyses, including, among other things, (i) a review of historical and projected financial results of Rainbow Technologies and SafeNet for fiscal years 2003 and 2004, as provided by SafeNet and Rainbow Technologies; (ii) a review of selected published analysts’ reports on SafeNet from twelve separate financial institutions, including analysts’ estimates that anticipated continued growth in SafeNet’s earnings; and (iii) that the pro forma impact of the proposed transaction could be accretive (i.e. could increase the estimated earnings per share) to SafeNet’s estimated EPS in calendar year 2004, based on information provided by SafeNet and Rainbow Technologies, though the actual result of the combined company post-merger may vary from the estimates on which this analysis was based and the variations may be material.

      UBS is an internationally recognized investment banking firm. As part of its investment banking business, UBS is regularly engaged in evaluating businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. Rainbow Technologies’ board of directors selected UBS on the basis of the firm’s expertise, experience, qualifications and reputation. Pursuant to the engagement letter between Rainbow Technologies and UBS, Rainbow Technologies agreed to pay UBS a total fee of 1% of the transaction value less $750,000. $750,000 of the total fee was paid upon delivery of the UBS opinion and the remainder will be paid upon consummation of the merger. Rainbow Technologies has agreed to reimburse UBS for its reasonable expenses, including reasonable fees, disbursements and other charges of its legal counsel not to exceed $50,000 without Rainbow Technologies’ prior approval, and to indemnify UBS against any liabilities, including liabilities under federal securities laws, relating to or arising out of its engagement. In the ordinary course of business, UBS, its successors and affiliates, have traded or may trade securities of Rainbow Technologies and SafeNet for their own accounts and the accounts of their customers and, accordingly, may at any time hold a long or short position in such securities.

Opinion of Rainbow Technologies’ Financial Advisor— RBC Dain Rauscher Inc.

      On October 22, 2003, RBC rendered its written opinion to the Rainbow Technologies board of directors that, as of that date and subject to the assumptions, qualifications and limitations set forth in its opinion, the exchange ratio, as defined below, was fair, from a financial point of view, to the Rainbow Technologies stockholders. The full text of the opinion of RBC is attached to this joint proxy statement/prospectus as Annex F. This summary of the opinion is qualified in its entirety by reference to the full text of the RBC opinion. Rainbow Technologies stockholders are urged to read the RBC opinion carefully and in its entirety.

      RBC’s opinion was provided for the information and assistance of the Rainbow Technologies board of directors in connection with its consideration of the merger. RBC’s opinion did not address Rainbow

Technologies’ underlying business decision to engage in the merger or the relative merits of the merger compared to any alternative business strategy or transaction in which Rainbow Technologies might engage. RBC’s opinion and presentation to the Rainbow Technologies board of directors were only two of many factors taken into consideration by the Rainbow Technologies board of directors in making its determination to approve the merger. RBC’s opinion does not constitute a recommendation to Rainbow Technologies stockholders as to how they should vote on the adoption of the merger agreement.

      RBC’s opinion addressed solely the fairness of the exchange ratio, from a financial point of view, to the Rainbow Technologies stockholders and did not address other merger terms or arrangements, including, without limitation, the financial or other terms of any voting or employment agreement, nor did RBC express any opinion as to the prices at which SafeNet’s common stock had traded or may trade following the announcement or consummation of the merger. As used in this section and the opinion of RBC, the term “exchange ratio” refers to the ratio of 0.374 of a share of SafeNet common stock per share of Rainbow Technologies common stock specified in (and subject to adjustment as provided in) the merger agreement.

      In rendering its opinion, RBC assumed and relied upon the accuracy and completeness of the financial, legal, tax, operating, and other information provided to it by Rainbow Technologies and SafeNet, including, without limitation, the financial statements and related notes of Rainbow Technologies and SafeNet. RBC did not assume responsibility for independently verifying, and did not independently verify, this information. RBC assumed that the Wall Street estimates it reviewed regarding the potential future performance of Rainbow Technologies and SafeNet as standalone entities (as adjusted, in SafeNet’s case, by its management to give effect to its pending acquisition of the OEM Products Group of SSH Communications Security) were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the respective managements of Rainbow Technologies and SafeNet. RBC expressed no opinion as to those financial forecasts or the assumptions on which they were based. RBC did not assume any responsibility to perform, and did not perform, an independent evaluation or appraisal of any of the respective assets or liabilities of Rainbow Technologies or SafeNet, and RBC was not furnished with any valuations or appraisals of these types. In addition, RBC did not assume any obligation to conduct, and did not conduct, any physical inspection of the property or facilities of Rainbow Technologies or SafeNet. Additionally, RBC was not asked to, and did not consider, the possible effects of any litigation or other claims.

      In rendering its opinion, RBC assumed that all conditions to the consummation of the merger would be satisfied without waiver and that the executed version of the Rainbow Technologies/SafeNet merger agreement would not differ, in any respect material to its opinion, from the latest draft RBC reviewed.

      The opinion of RBC spoke only as of the date it was rendered, was based on the conditions as they existed and information with which RBC was supplied as of such date, and was without regard to any market, economic, financial, legal or other circumstances or event of any kind or nature which may exist or occur after such date. RBC has not undertaken to reaffirm or revise its opinion or otherwise comment on events occurring after the date of its opinion and does not have an obligation to update, revise or reaffirm its opinion. Unless otherwise noted, all analyses were performed based on market information available as of October 20, 2003 (the last trading day preceding the finalization of RBC’s analysis).

      In connection with its review of the merger and the preparation of its opinion, RBC undertook the review and inquiries it deemed necessary and appropriate under the circumstances, including:

•	reviewing the financial terms of the draft dated October 21, 2003 of the merger agreement;

•	reviewing and analyzing certain publicly available financial and other data with respect to Rainbow Technologies and SafeNet and certain other relevant historical operating data relating to Rainbow Technologies and SafeNet made available to RBC from published sources and from the internal records of Rainbow Technologies and SafeNet;

•	conducting discussions with members of the senior management of Rainbow Technologies with respect to the business prospects and financial outlook of Rainbow Technologies;

•	reviewing historical financial information relating to SafeNet and Wall Street research estimates regarding its potential future performance as a standalone entity;

•	reviewing the reported prices and trading activity for the common stock of each of Rainbow Technologies and SafeNet including their trading relative to one another;

•	reviewing Wall Street research estimates regarding the potential future performance of SafeNet as a standalone entity, as adjusted by forecasts prepared by SafeNet’s management to give effect to SafeNet’s pending acquisition of the OEM Products Group of SSH Communications Security; and

•	reviewing the potential impact of the merger on SafeNet’s future financial results, including Rainbow Technologies’ relative contribution to various income statement parameters of the combined entity.

      In arriving at its opinion, in addition to reviewing the matters listed above, RBC performed the following analyses:

•	RBC compared selected market valuation metrics of Rainbow Technologies and other comparable publicly-traded companies with the metrics implied by the exchange ratio;

•	RBC compared the financial metrics of selected precedent transactions with the metrics implied by the exchange ratio; and

•	RBC compared the premiums paid in selected precedent transactions with the premiums implied by the exchange ratio.

      In connection with the rendering of its opinion to the Rainbow Technologies board of directors, RBC prepared and delivered to the Rainbow Technologies board of directors written materials containing the analyses listed above and other information material to the opinion. Set forth below is a summary of these analyses, including information presented in tabular format. To fully understand the summary of the analyses used by RBC, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the analysis.

      Comparable Company Analysis. RBC prepared a comparable company analysis to analyze Rainbow Technologies’ implied transaction multiples relative to a group of publicly-traded companies that RBC deemed for purposes of its analysis to be comparable to Rainbow Technologies. RBC used two sets of comparables to reflect the fact that Rainbow Technologies is comprised of two distinct divisions each with different operating characteristics, margins, growth rates, customers and competitors. RBC used a set of Internet Security comparable companies to reflect Rainbow Technologies’ eSecurity division and a set of Defense Technologies comparable companies to reflect Rainbow Technologies’ Mykotronx business. In this analysis, RBC compared the enterprise value of Rainbow Technologies implied by the exchange ratio, expressed as a multiple of actual and projected revenue in calendar 2003 and 2004, of both Security and Defense Technologies companies to the respective mean and median multiples of enterprise value to revenue multiples of comparable companies implied by the public trading price of their common stock. Future revenue and earnings for Rainbow Technologies and for the comparable companies used in the analyses were based on publicly available estimates. In addition, RBC compared the per share merger consideration of Rainbow Technologies implied by the exchange ratio, expressed as a multiple of price to earnings per share in calendar 2003 and 2004, to the respective mean and median price to earnings multiples of the selected Internet Security and Defense Technology comparable companies implied by the public trading price of their common stock. For the purposes of RBC’s analyses, enterprise value was defined as market capitalization plus debt less cash and cash equivalents.

      RBC compared enterprise value to revenue multiples and price to earnings per share multiples of Rainbow Technologies’ implied valuation with those of the following publicly-traded companies:

      Internet Security

•	ActivCard

•	Aladdin Knowledge Systems

•	Blue Coat Systems

•	Entrust

•	Secure Computing

•	SonicWALL

•	WatchGuard Technologies

      Defense Technologies

•	Comtech Telecommunications

•	Cubic

•	DRS Technologies

•	EDO

•	Herley Industries

      The following table presents, as of October 20, 2003, Rainbow Technologies’ implied enterprise value to revenue and price to earnings per share multiples and the mean and median enterprise value to revenue and price to earnings per share multiples for the listed comparable companies for calendar 2002 and 2003:

Comparable Company Analysis

Defense
	Internet Security		Technologies		Rainbow Technologies
(as implied by the
	Mean	Median	Mean	Median	exchange ratio)

Enterprise value as a multiple of:
Projected calendar year 2003 revenue	3.1x	2.6x	1.3x	1.1x	2.9x
Projected calendar year 2004 revenue	2.6x	2.1x	1.2x	1.0x	2.4x
Share price as multiple of:
Projected calendar year 2003 earnings	56.3x	56.3x	20.7x	22.0x	36.2x
Projected calendar year 2004 earnings	36.0x	36.0x	18.9x	18.6x	28.8x

      RBC noted that the multiple implied by the exchange ratio for 2003 and 2004 projected revenues was within the mean and median of the Internet Security companies analyzed, and above the mean and median for the Defense Technology companies analyzed. RBC noted that the implied multiple of 2003 and 2004 earnings was below the mean and median for the Internet Security companies analyzed, and above the mean and median multiples for the Defense Technology companies. RBC also noted that there were limited earnings multiples for the Internet Security comparables, as many of the companies analyzed were not profitable.

      Selected Precedent Transaction Analysis. RBC compared enterprise value to revenue and equity value to earnings multiples relating to the proposed merger of Rainbow Technologies and SafeNet with like multiples in selected precedent merger and acquisition transactions. In selecting precedent transactions, RBC considered comparable publicly-traded company transactions completed after January 1, 2002 and involving Defense Technology and Security/Communications Technology transactions. Based on these criteria, the following nine transactions were analyzed:

Acquiror	Target

DRS Technologies	Integrated Defense Technologies
Crane	Signal Technology
Symantec	Nexland
SafeNet	Cylink
DRS Technologies	Paravant
L-3 Communications	Wescam
Symmetricom	Datum
General Dynamics	Advanced Technical Products
Kroll	Ontrack Data International;

      For the purpose of calculating the multiples, revenue and earnings were derived from the twelve-month actual revenue and pro forma earnings (excluding non-cash and one-time charges) of the target companies in the last twelve-months prior to the announcement of the transaction, or LTM revenue and LTM earnings, respectively. Financial data regarding the precedent transactions was taken from filings with the Securities and Exchange Commission, press releases, and Bloomberg.

      The following table compares the implied transaction multiples for the Rainbow Technologies/ SafeNet merger with the corresponding mean and median multiples for the selected precedent transactions:

Selected
Precedent
	Transactions		Rainbow Technologies
(as implied by the
	Mean	Median	exchange ratio)

Enterprise value as a multiple of:
LTM Revenue	1.6x	1.6x	3.1x
Equity value as a multiple of:
LTM earnings	24.4x	27.5x	40.2x

      RBC noted that the multiples for LTM revenue and LTM earnings implied by the exchange ratio were above the mean and median multiples found in the Selected Precedent Transactions analyzed.

      Premiums Paid (Premiums to Price) in Transactions with Similar Ownership and Corporate Governance Characteristics. RBC compared the premium implied by the exchange ratio to the premiums in eight transactions that were announced since January 1, 2000 with a transaction value greater than $100 million where the target’s stockholders were to own greater than 40% but less than 50% of the combined entity at the time of announcement and the management composition and board representation was predominantly from the acquirer (board representation of target is a minimum of two seats less than that of acquirer). For this analysis RBC compared the implied per share merger consideration ($14.84 per share), which was the value implied by the exchange ratio having regard to the trading value of SafeNet common stock as of October 20, 2003 (the last trading day preceding the finalization of its analysis), to Rainbow Technologies’ spot one day (October 20, 2003) and 30-day (September 22, 2003) prior to October 20, 2003 share price to the spot price premiums for the same periods for the targets in the selected transactions. The following table summarizes this analysis:

	Premiums paid with
	Similar Ownership
	and Corporate
	Governance
	Characteristics		Rainbow Technologies
			(as implied by the
	Mean	Median	exchange ratio)

Premium to price implied by exchange ratio:
One-Day	23.3%	19.9%	29.6%
Thirty-Day	38.3%	42.4%	51.6%

      RBC noted that the one day and thirty day premium implied by the exchange ratio was above the mean and median premiums found in transactions with similar ownership and corporate governance characteristics.

      Premiums Paid Analysis (Premiums to Price). RBC compared the premium implied by the exchange ratio to the premiums of the transactions included in the Selected Precedent Transactions (see above) and Transactions with Similar Ownership and Corporate Governance Characteristics (see above). RBC also compared the premium implied by the exchange ratio to the premiums in 65 public-to-public technology transactions announced since January 1, 2002 in which the transaction values were greater than $20 million. For this analysis RBC compared the implied per share merger consideration ($14.84 per share), which was the value implied by the exchange ratio having regard to the trading value of SafeNet common stock as of October 20, 2003 (the last trading day preceding the finalization of its analysis), to

Rainbow Technologies’ spot price one day (October 20, 2003) and 30-day (September 22, 2003) prior to October 20, 2003 share price to the spot price premiums for the same periods for the targets in the selected transactions. The following table summarizes this analysis:

	Premiums Paid Analysis Summary

	Mean		Median

	One Day	Thirty-Day	One-Day	Thirty-Day

Type of Transactions
Selected Precedents	29.3%	34.9%	28.7%	39.9%
Similar Ownership & Governance	23.3%	38.3%	19.9%	42.4%
All Technology	34.0%	43.5%	27.8%	39.8%
Rainbow (as implied by the exchange ratio)	29.6%	51.6%	29.6%	51.6%

      RBC noted that the one-day premium implied by the exchange ratio was generally consistent with the mean and median one-day premium found in Selected Precedent Transactions; generally higher than the mean and median premium found in transactions with Similar Ownership and Corporate Governance; and similar to the mean and median premium found in a broader universe of recent Technology transactions (“All Technology”). RBC also noted that the thirty-day premium implied by the exchange ratio was higher than the mean and median thirty-day premium for all three categories of transactions analyzed.

      Summary of Analyses. With respect to each of the four analyses described above, RBC noted that the relevant valuation metrics for Rainbow Technologies implied by the exchange ratio, having regard to the trading value of SafeNet common stock as of October 20, 2003 (the last trading day preceding the finalization of its analysis), were either above the valuation range for the companies and transactions with which Rainbow Technologies and the merger were compared (in the case of the Selected Precedent Transactions and the Premiums Paid with Similar Ownership and Governance analysis) or within the range (in the case of the Comparable Company and Premiums Paid analysis) resulting from each particular analysis, and in the case of no analysis was it below the range. In reaching its opinion, RBC did not assign any particular weight to any one analysis, or the results yielded by that analysis, although RBC noted that none of its analyses, if viewed on a stand-alone basis, failed to support its opinion. Rather, having reviewed these results in the aggregate, RBC exercised its professional judgment in determining that, based on the aggregate of the analyses used and the results they yielded, the exchange ratio (and resulting implied per share merger consideration) was fair, from a financial point of view, to Rainbow Technologies stockholders. RBC believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the analyses and, accordingly, also made qualitative judgments concerning differences between the characteristics of Rainbow and the merger and the data selected for use in its analyses, as further discussed under “Other Considerations” below.

      Other Considerations. No single company or transaction used in the above analyses as a comparison is identical to Rainbow Technologies or SafeNet or the proposed merger, and an evaluation of the results of those analyses is not entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, businesses, or transactions analyzed. The analyses were prepared solely for purposes of RBC providing an opinion as to the fairness of the exchange ratio, from a financial point of view, to the Rainbow Technologies stockholders and do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold, which are inherently subject to uncertainty.

      The opinion of RBC as to the fairness, from a financial point of view, of the exchange ratio, was necessarily based upon market, economic, and other conditions that existed as of the date of its opinion and on information available to RBC as of that date.

      The preparation of a fairness opinion is a complex process that involves the application of subjective business judgment in determining the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Several analytical methodologies were used by RBC and no one method of analysis should be regarded as critical to the overall conclusion reached.

Each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the value of particular techniques. The overall conclusions of RBC were based on all the analyses and factors presented herein taken as a whole and also on application of RBC’s own experience and judgment. Such conclusions may involve significant elements of subjective judgment and qualitative analysis. RBC therefore believes that its analyses must be considered as a whole and that selecting portions of the analyses and of the factors considered, without considering all factors and analyses, could create an incomplete or misleading view of the processes underlying its opinion.

      In connection with its analyses, RBC made, and was provided by Rainbow Technologies’ and SafeNet’s management with, numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond Rainbow Technologies’ or SafeNet’s control. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of Rainbow Technologies, SafeNet or their advisors, none of Rainbow Technologies, SafeNet, RBC or any other person assumes responsibility if future results or actual values are materially different from these forecasts or assumptions.

      Rainbow Technologies selected RBC to render its opinion, based on RBC’s historical perspective and familiarity with Rainbow Technologies’ business as well as RBC’s experience in mergers and acquisitions and in securities valuation generally. RBC is an internationally recognized investment banking firm and is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, corporate restructurings, underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for corporate and other purposes. In the ordinary course of business, RBC may act as a market maker and broker in the publicly traded securities of Rainbow Technologies and SafeNet and receive customary compensation in connection, therewith. In the ordinary course of business, RBC may act as a market maker and broker in the publicly traded securities of Rainbow Technologies and SafeNet and receive customary compensation, and may also actively trade securities of Rainbow Technologies and/or SafeNet for its own account and the accounts of its customers, and, accordingly, RBC and its affiliates, may hold a long or short position in such securities. RBC previously acted as financial advisor to Chrysalis-ITS, Inc. in connection with its acquisition by Rainbow Technologies earlier in 2003, for which RBC received a fee of $540,000 from the acquired company.

      Under the terms of the RBC engagement letter, Rainbow Technologies paid RBC a fee of $750,000 upon the rendering of its opinion. Payment of this opinion fee was not contingent on the closing of the merger. Whether or not the merger closes, Rainbow Technologies has also agreed to reimburse RBC for its reasonable out-of-pocket expenses not to exceed $20,000 without Rainbow Technologies’ prior consent, and to indemnify it against liability that may arise out of services performed by RBC in connection with the merger, including without limitation, liabilities arising under the federal securities laws. The terms of the engagement letter were negotiated at arm’s-length between Rainbow Technologies and RBC and the Rainbow Technologies board of directors was aware of this fee arrangement at the time of its adoption and approval of the merger agreement and approval of the merger.

Effective Time of the Merger

      The merger will become effective when a certificate of merger is filed with the Delaware Secretary of State or at a later time as may be specified in the certificate of merger. The effective time of the merger will occur as soon as practicable after the last of the conditions in the merger agreement has been satisfied or waived. We expect the merger to occur at the end of the fourth calendar quarter of 2003 or early in the first calendar quarter of 2004. However, because the merger is subject to governmental approvals and other customary conditions, we cannot predict the exact timing.

Merger Consideration

      In the merger, Rainbow Technologies stockholders will be entitled to receive 0.374 of a share of SafeNet common stock for each share of Rainbow Technologies common stock they hold. The number of shares of SafeNet common stock that Rainbow Technologies stockholders will be entitled to receive in the merger will be appropriately adjusted for any stock splits, combinations and other similar events that occur between the date of the merger agreement and the completion of the merger.

      SafeNet will not issue fractional shares of common stock in the merger. Instead, each Rainbow Technologies stockholder otherwise entitled to a fractional share will receive cash, without interest, in lieu of a fraction of a share of SafeNet common stock equal the product of:

•	the fraction of a share of SafeNet common stock to which the stockholder is entitled multiplied by

•	the closing price of one share of SafeNet common stock on the Nasdaq National Market on the trading day immediately preceding the closing of the merger.

      Specifically, SafeNet will deposit the amount of cash sufficient to make payments in lieu of fractional shares with the exchange agent in the merger within five days after the effective time of the merger, and will cause the exchange agent to forward payments to the owners of fractional interests.

Treatment of Rainbow Technologies’ Stock Options

      At the effective time of the merger, SafeNet will assume all outstanding options to purchase Rainbow Technologies common stock, whether or not they are then exercisable or vested. Each assumed Rainbow Technologies option will be converted into an option to purchase shares of SafeNet common stock equal to the number of shares of Rainbow Technologies common stock subject to the option immediately prior to the effective time of the merger multiplied by 0.374, rounded down to the nearest whole share. The exercise price per share of SafeNet common stock issuable under the assumed options will equal the exercise price per share of Rainbow Technologies stock issuable under the applicable option immediately before the effective time of the merger, divided by 0.374, rounded up to the nearest cent. Except for the number of shares issuable and the exercise price for each assumed option, the assumed options will remain subject to the same terms and conditions that were in effect before the merger, except as provided in the next paragraph.

      Each assumed Rainbow Technologies option held by an individual who immediately prior to the effective time of the merger is an employee (including an officer) of Rainbow Technologies or any subsidiary thereof will become fully vested and exercisable in the event that the individual’s employment is terminated without “cause” between the effective time of the merger and the first anniversary thereof. If such option holder is a party to a written employment agreement which contains a definition of “cause,” then “cause” will be defined in accordance with the provisions of such written employment agreement. If such option holder is not a party to such a written employment agreement, then “cause” means:

•	the willful and repeated failure to perform his or her duties (as determined in good faith by SafeNet) after the option holder has received a written demand for performance specifically setting forth the factual basis for that belief, after which such option holder will have fifteen days to cure the deficiency;

•	any act of dishonesty or bad faith with respect to the surviving corporation, SafeNet or any subsidiary of SafeNet that merits termination of employment (as determined in good faith by SafeNet); or

•	the conviction of or plea of nolo contendere to any felony.

      The accelerated vesting in the event of termination without “cause” will be in addition to any rights to accelerated vesting of the respective option under its governing documents.

      Pursuant to the provisions of the respective option plans, outstanding options held by directors under the Rainbow Technologies’ 2000 Stock Option Plan and 2003 Stock Option Plan, and all outstanding options held under the Restated 1990 Stock Option Plan, will accelerate and become fully vested as a result of the merger. In addition, some of Rainbow Technologies’ executive officers may be entitled to the acceleration of vesting and the continuation of the option term upon certain types of employment terminations provided in change of control agreements with Rainbow. See “The Merger—Interests of Directors and Executive Officers in the Merger—Stock Options.”

      There are no outstanding warrants to purchase Rainbow Technologies stock. As of October 22, 2003, there were outstanding stock options to purchase 5,910,625 shares of Rainbow Technologies common stock under its stock option plans, which will convert into options to purchase 2,210,573 shares of SafeNet common stock pursuant to the merger, subject to rounding.

      SafeNet intends to file a registration statement on Form S-8 with the Securities and Exchange Commission to register shares of SafeNet common stock to be issued upon the exercise of the Rainbow Technologies options assumed by SafeNet within five days of the closing of the merger and will keep such registration statement effective until all shares registered under the registration statement have been issued.

Material United States Federal Income Tax Consequences of the Merger

      The following discussion sets forth the material United States federal income tax consequences of the merger to U.S. holders (as defined below) of Rainbow Technologies common stock. This discussion does not address any tax consequences arising under the laws of any state, local or foreign jurisdiction. This discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), the regulations of the U.S. Treasury Department and court and administrative rulings and decisions in effect on the date of this document. These laws and authorities may change, possibly retroactively, and any change could affect the continuing validity of this discussion.

      For purposes of this discussion, the term “U.S. holder” means:

•	a citizen or resident of the United States;

•	a corporation, partnership or other entity created or organized under the laws of the United States or any of its political subdivisions;

•	a trust that (i) is subject to the supervision of a court within the United States and the control of one or more United States persons or (ii) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person; or

•	an estate that is subject to United States federal income tax on its income regardless of its source.

      This discussion assumes that you hold your shares of Rainbow Technologies common stock as a capital asset within the meaning of Section 1221 of the Code. Furthermore, this discussion does not address all aspects of U.S. federal income taxation that may be relevant to you in light of your particular circumstances or that may be applicable to you if you are subject to special treatment under the United States federal income tax laws, including, without limitation, if you are:

•	a financial institution;

•	a tax-exempt organization;

•	an S corporation or other pass-through entity;

•	an insurance company;

•	a mutual fund;

•	a dealer in securities or foreign currencies;

•	a trader in securities who elects the mark-to-market method of accounting for your securities;

•	a Rainbow Technologies stockholder subject to the alternative minimum tax provisions of the Code;

•	a Rainbow Technologies stockholder who received your Rainbow Technologies common stock through the exercise of employee stock options or otherwise as compensation or through a tax-qualified retirement plan;

•	a person that has a functional currency other than the U.S. dollar;

•	a holder of options granted under any Rainbow Technologies benefit plan; or

•	a Rainbow Technologies stockholder who holds Rainbow Technologies common stock as part of a hedge against currency risk, straddle or a constructive sale or conversion transaction.

      Based on representations provided by SafeNet and Rainbow Technologies and on certain customary factual assumptions, all of which must continue to be true and accurate in all respects as of the effective time of the merger, it is the opinion of Venable LLP and Wilson Sonsini Goodrich & Rosati, Professional Corporation, that the material United States federal income tax consequences of the merger are as follows:

•	the merger will constitute a reorganization within the meaning of Section 368(a) of the Code;

•	you will not recognize gain or loss when you exchange your Rainbow Technologies common stock solely for SafeNet common stock, except to the extent of any cash received in lieu of a fractional share of SafeNet;

•	your tax basis in the SafeNet common stock that you receive in the merger (including any fractional share interest you are deemed to receive and exchange for cash) will equal your tax basis in the Rainbow Technologies common stock you surrendered; and

•	your holding period for the SafeNet common stock that you receive in the merger will include your holding period for the shares of Rainbow Technologies common stock that you surrender in the exchange.

      You will generally recognize capital gain or loss on any cash received in lieu of a fractional share of SafeNet common stock equal to the difference between the amount of cash received and the basis allocated to such fractional share. Such gain will constitute long-term capital gain or loss if your holding period in the portion of your Rainbow Technologies common stock deemed exchanged for a fractional share of SafeNet common stock is greater than 12 months as of the date of the merger.

      It is a condition to the closing of the merger that each of SafeNet and Rainbow Technologies receives an opinion from Venable LLP and Wilson Sonsini Goodrich & Rosati, Professional Corporation, respectively, that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. These opinions will be based on updated representation letters provided by SafeNet and Rainbow Technologies to be delivered at the time of closing and on customary factual assumptions and will assume that the merger will be completed according to the terms of the merger agreement. Although the merger agreement allows SafeNet or Rainbow Technologies to waive this condition to closing, neither party currently anticipates doing so. If either party does waive this condition, we will inform you of this decision and ask you to vote on the merger after taking this into consideration.

      The tax opinions will not be binding on the Internal Revenue Service or the courts, nor will they preclude the Internal Revenue Service from adopting a position contrary to those expressed in such opinions. Furthermore, SafeNet and Rainbow Technologies have not and will not seek any ruling from the Internal Revenue Service regarding any matters relating to the merger, and, as a result, there can be no assurance that the Internal Revenue Service will not disagree with or challenge any of the conclusions described herein.

      Backup Withholding. If you are a non-corporate holder of Rainbow Technologies common stock you may be subject to information reporting and backup withholding on any cash payments received in lieu of a fractional share interest in SafeNet common stock. You will not be subject to backup withholding, however, if you:

•	furnish a correct taxpayer identification number and certify that you are not subject to backup withholding on the substitute Form W-9 or successor form included in the letter of transmittal to be delivered to you following the completion of the merger; or

•	are otherwise exempt from backup withholding.

      Any amounts withheld under the backup withholding rules will be allowed as a refund or credit against your United States federal income tax liability, provided you furnish the required information to the Internal Revenue Service.

      Reporting Requirements. If you receive SafeNet common stock as a result of the merger, you will be required to retain records pertaining to the merger, and you will be required to file with your United States federal income tax return for the year in which the merger takes place a statement setting forth certain facts relating to the merger.

      THIS SUMMARY IS FOR GENERAL INFORMATION ONLY AND DOES NOT CONSTITUTE TAX ADVICE TO ANY PARTICULAR HOLDER OF RAINBOW TECHNOLOGIES COMMON STOCK. THIS SUMMARY DOES NOT ADDRESS ALL POSSIBLE INCOME TAX CONSEQUENCES OF THE MERGER. ACCORDINGLY, HOLDERS OF RAINBOW TECHNOLOGIES COMMON STOCK ARE URGED AND EXPECTED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING THE APPLICABLE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE MERGER.

Exchange of Stock Certificates

      When the merger is completed, the combined company’s exchange agent will mail to Rainbow Technologies stockholders a letter of transmittal and instructions for use in surrendering Rainbow Technologies common stock certificates in exchange for SafeNet stock certificates. When Rainbow Technologies stockholders deliver their Rainbow Technologies common stock certificates to the exchange agent along with an executed letter of transmittal and any other required documents, the surrendered Rainbow Technologies common stock certificates will be canceled and holders of Rainbow Technologies common stock certificates will receive the number of shares of common stock of SafeNet and any cash payment in lieu of fractional shares that they are entitled to receive under the merger agreement.

      Holders of Rainbow Technologies common stock certificates should not submit their stock certificates for exchange until they receive the transmittal instructions and a letter of transmittal from the exchange agent.

No Dividends

      Until they have exchanged their certificates for stock certificates of the combined company, Rainbow Technologies stockholders are not entitled to receive any dividends or other distributions on the combined company’s common stock.

      Subject to applicable laws, promptly following the surrender of Rainbow Technologies common stock certificates, Rainbow Technologies stockholders will be paid the amount of any dividends or other distributions declared on shares of the combined company’s common stock held of record after the effective date of the merger, without interest.

      The combined company will only issue stock certificates or checks in lieu of fractional shares to the person in whose name the surrendered stock certificate is registered. If Rainbow Technologies stockholders wish to have their certificates issued in the name of a transferee that has not been recorded in the transfer records of Rainbow Technologies, they must present the exchange agent with all documents required to show and effect the unrecorded transfer of ownership and show that any applicable stock transfer taxes have been paid.

Regulatory Matters; HSR Act and Antitrust

      The merger is subject to the requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules promulgated under that Act by the Federal Trade Commission, which prevent some transactions from being completed until required information and materials are furnished to the Antitrust Division of the U.S. Department of Justice and the U.S. Federal Trade Commission and the waiting periods end or expire. The applicable waiting period expired on December 15, 2003. The Antitrust Division of the Department of Justice, the Federal Trade Commission and others may challenge the merger on antitrust grounds either before or after expiration of the applicable waiting periods. Accordingly, at any time before or after the completion of the merger, the Antitrust Division of the Department of Justice, the Federal Trade Commission or others could take action under the antitrust laws as they deem necessary or desirable in the public interest, including, without limitation, seeking to enjoin the completion of the merger or permitting completion subject to regulatory concessions or conditions. We cannot assure you that a challenge to the merger will not be made or that, if a challenge is made, it will not prevail.

Accounting Treatment

      The acquisition will be accounted for as a purchase transaction in accordance with accounting principles generally accepted in the United States. The results of operations of Rainbow Technologies will be included in the consolidated financial statements of SafeNet beginning on the date of acquisition. SafeNet’s cost to acquire Rainbow will be allocated to the assets acquired and the liabilities assumed based upon their estimated fair values as of the date of acquisition. The allocation is dependent upon certain valuations and other studies that have not progressed to a stage where there is sufficient information to make a definitive allocation. Accordingly, the purchase price allocation and pro forma adjustments have been made solely for the purpose of providing unaudited combined condensed financial information in this joint proxy statement/ prospectus. A final determination of the fair values of Rainbow Technologies’ assets and liabilities will be based on the actual net tangible and intangible assets of Rainbow that exist as of the date of completion of the merger and such valuations could change significantly upon the completion of further analyses and asset valuations from those used in the pro forma combined financial data contained in this joint proxy statement/prospectus.

Restrictions on Sales of Shares by Affiliates of Rainbow Technologies

      The shares of SafeNet common stock to be issued in connection with the merger will be registered under the Securities Act of 1933, as amended, or the Securities Act. These shares will be freely transferable under the Securities Act, except for shares of SafeNet common stock issued to any person who is an affiliate of Rainbow Technologies. Persons who may be deemed to be affiliates include individuals or entities that control, are controlled by, or are under common control with Rainbow Technologies, and may include some of their respective officers and directors, as well as their respective principal stockholders. Affiliates may not sell their shares of SafeNet common stock acquired in connection with the merger except pursuant to:

•	an effective registration statement under the Securities Act covering the resale of those shares;

•	an exemption under paragraph (d) of Rule 145 under the Securities Act; or

•	any other applicable exemption under the Securities Act.

      As an inducement to SafeNet to enter into the merger agreement, all of Rainbow Technologies’ directors and the following executive officers executed affiliate agreements with SafeNet on October 22, 2003: Walter W. Straub, Patrick Fevery, Shawn Abbott, James Kopycki and Cheryl Baffa. Pursuant to these affiliate agreements, SafeNet will be entitled to place appropriate legends on the certificates evidencing any SafeNet common stock to be received by these persons, and to issue stop transfer instructions to the transfer agent for the SafeNet common stock received by these affiliates. Further, these individuals have also acknowledged the resale restrictions imposed by Rule 145 under the Securities Act on shares of SafeNet common stock to be received by them in the merger.

Interests of Directors and Executive Officers in the Merger

Interests of Rainbow Technologies Directors and Officers in the Merger.

      When considering the recommendation of Rainbow Technologies’ board of directors in favor of adoption of the merger agreement, you should be aware that members of Rainbow Technologies’ board of directors and executive officers have interests in the merger that are different from, or in addition to, yours, including, among others:

•	certain indemnification arrangements for Rainbow Technologies’ current and former directors and officers will be continued if the merger is completed;

•	certain of Rainbow Technologies’ officers may be entitled to severance payments and the acceleration of the vesting of options in connection with the merger pursuant to change of control agreements if their employment terminates following the merger under specified circumstances;

•	Rainbow Technologies’ directors will have the vesting of certain unvested options accelerated in connection with the merger; and

•	Walter Straub, president, chief executive officer and a director of Rainbow Technologies, and Arthur Money, a director of Rainbow Technologies, will become directors of SafeNet.

      Information regarding Rainbow Technologies’ officers and directors has been incorporated herein by reference.

      Indemnification and Insurance. The merger agreement provides that all rights to indemnification from liabilities for acts or omissions occurring at or prior to the effective time of the merger in favor of current and former directors and officers of Rainbow Technologies as provided in Rainbow Technologies’ current organizational documents and existing indemnification agreements in effect as of the date of the merger agreement will be assumed by SafeNet or the surviving corporation of the merger for a period of six years from the date of the merger agreement.

      The merger agreement further provides that for six years after the effective time of the merger, SafeNet or the surviving corporation of the merger will provide directors’ and officers’ liability insurance for acts or omissions occurring prior to the effective time of the merger, covering those persons covered by Rainbow Technologies’ directors’ and officer’s liability insurance policies as of the date of the merger agreement, on terms with respect to such coverage no less favorable than those in effect on the date of the merger agreement. SafeNet’s obligation to maintain this insurance coverage is subject to a cap of $1,000,000. If SafeNet cannot maintain the existing or equivalent insurance coverage without exceeding $1,000,000, SafeNet is required to maintain as much comparable insurance as can be obtained for that amount.

      Stock Options. Under the merger agreement, at the effective time of the merger, each outstanding stock option granted under Rainbow Technologies’ stock option plans will be assumed by SafeNet and converted into an option to acquire a number of shares of SafeNet common stock equal to the number of shares of Rainbow Technologies common stock subject to the stock option immediately prior to the effective time of the merger multiplied by 0.374, rounded down to the nearest whole share. The exercise price per share of SafeNet common stock under each converted stock option will be equal to the per share exercise price for the shares of Rainbow Technologies common stock otherwise purchasable pursuant to the stock option immediately prior to the effective time of the merger divided by 0.374, rounded up to the nearest whole cent. Each Rainbow Technologies option that is assumed by SafeNet and held by an individual who is an employee, including an officer, of Rainbow Technologies or any of its subsidiaries immediately prior to the effective time of the merger will become fully vested and exercisable in the event that such individual’s employment is terminated by SafeNet without “cause” (as either defined in an existing employment agreement or, if no such agreement exists, as defined in the merger agreement) between the effective time of the merger and the first anniversary of the effective time of the merger. See “The Merger—Treatment of Rainbow Technologies’ Stock Options.” Each of the Rainbow Technologies

executive officers has outstanding options, granted under certain of Rainbow Technologies’ stock option plans, which will be assumed by SafeNet and converted into options to acquire SafeNet shares.

      The accelerated vesting applicable to all option holders described in the previous paragraph will be in addition to any other rights to accelerated vesting applicable to assumed Rainbow Technologies options. The following executive officers may be entitled to acceleration of all of their options in connection with the merger, and their options may remain exercisable for the full option term even if their employment is terminated, pursuant to change of control agreements described below (see “—Change of Control Arrangements”): Walter Straub, Rainbow Technologies’ Chairman of the Board, President and Chief Executive Officer, Patrick Fevery, Rainbow Technologies’ Vice President of Finance and Chief Financial Officer, James Kopycki, Rainbow Technologies’ Vice President—e-Security and Senior Vice President, Cheryl Baffa, Rainbow Technologies’ Vice President Worldwide Human Resources and Shawn Abbott, Rainbow Technologies President—eSecurity.

      The executive officers above hold in the aggregate options to purchase 1,794,170 shares of Rainbow Technologies common stock of which 458,890 shares are not vested.

      Further, all unvested options held by directors under Rainbow Technologies’ 2000 Stock Option Plan and 2003 Stock Option Plan will accelerate and become fully vested as a result of the merger. The following directors hold the following unvested options pursuant to the 2000 and 2003 Stock Option plans:

Name of Director	Options Held Under 2000 Plan	Options Held Under 2003 Plan

Richard Abraham	25,875	—
Frederick Haney	25,875	—
Marvin Hoffman	25,875	—
Arthur Money	25,125	—
Walter Straub	52,500	70,000

      Change of Control Agreements. Messrs. Straub, Fevery and Kopycki, Ms. Baffa and Mr. Abbott, may be entitled to severance and other benefits pursuant to their existing change of control agreements with Rainbow Technologies in connection with the merger. The change of control agreements provide that the executives will be entitled to certain benefits if they are terminated without “cause” or by reason of disability, or if they resign for “good reason” after the merger, including:

•	a severance payment equal to 150% (299% for Mr. Straub and 100% for Mr. Abbott) of the executive’s “base amount” (i.e. the executive’s highest three-year average of the aggregate of base salary and annual bonus paid or due to the executive in the last five fiscal years prior to the year of termination of employment), payable in twelve monthly installments beginning 30 days after termination of employment. Any amount in excess of 100% of the executive’s base amount will be payable in a lump sum one year after termination of employment;

•	full acceleration of vesting of all unvested stock options held at the time of termination of employment, with the ability to exercise the accelerated options continuing as if the executive were continuing employment with the company; and

•	extension of benefits to the executive and/or the executive’s spouse and dependents for 12 months (18 months for Mr. Straub) following the date of termination.

      For purposes of the change of control agreements, “cause” is defined as:

•	an act or acts of dishonesty on the executive’s part which result in or are intended to result in substantial personal enrichment at the expense of the company; or

•	repeated violations of the executive’s obligations under the change of control agreement which are demonstrably willful and deliberate and which are intended to result or do result in material injury to the company.

      For purposes of the change of control agreements, “good reason” is defined as:

•	Rainbow Technologies, without the executive’s express written consent, assigns to the executive any duties inconsistent in any substantial respect with the executive’s position, authority or responsibilities, or any other substantial adverse change in such position including titles, authority or responsibilities;

•	any failure by Rainbow Technologies to comply with the provisions of the change of control agreement related to compensation and benefits, other than insubstantial and inadvertent failure remedied by Rainbow Technologies promptly after notice by the executive;

•	Rainbow Technologies requiring the executive to be based or perform services from any other office or location, except for travel reasonably required for the performance of the executive’s responsibilities;

•	any purported termination other than as permitted by the change of control agreement; and

•	failure by Rainbow Technologies to obtain the assumption and assignment of the change of control agreement by the successor corporation that results from the change of control.

Interests of SafeNet Directors and Officers in the Merger.

      The employment agreement of Anthony A. Caputo, Chairman, Chief Executive Officer and President of SafeNet, contains a change of control provision which states that, upon a change of control (as defined in the agreement), if Mr. Caputo is terminated within 12 months of a change of control without cause or resigns for good reason (generally defined as a diminution in his responsibilities or base salary or a demotion in title or status), Mr. Caputo is entitled to three times his base salary and incentive compensation, acceleration of unvested options and payment of unpaid premiums to fund his variable life insurance policy. While a change of control will be deemed to have occurred upon consummation of the merger, the board of directors of SafeNet considers the likelihood of termination for cause of, or resignation for good reason by, Mr. Caputo to be highly remote and therefore does not consider that Mr. Caputo has an interest in the merger that differs in any material respects from that of the stockholders of SafeNet.

No Appraisal Rights

      Appraisal rights under Delaware law are not available to stockholders of a Delaware corporation in a merger if:

•	their stock is listed on a national securities exchange or designated as a National Market System security on an interdealer quotation system by the National Association of Securities Dealers, and

•	such stockholders receive in exchange for their stock solely:

•	stock in the surviving corporation or shares of stock of another corporation that are listed on a national securities exchange or designated as a National Market System security on an interdealer quotation system by the National Association of Securities Dealers; and

•	cash in lieu of fractional shares.

      Rainbow Technologies’ stockholders will not have appraisal rights under Delaware law with respect to the merger because:

•	Rainbow Technologies common stock is traded on the Nasdaq National Market; and

•	Rainbow Technologies stockholders will receive in the merger shares of common stock of SafeNet, which is traded on the Nasdaq National Market, and cash in lieu of fractional shares.

      SafeNet’s stockholders will not have appraisal rights under Delaware law.

Listing on the Nasdaq National Market of the Common Stock To Be Issued in the Merger

      SafeNet has agreed to cause the shares of common stock to be issued in the merger to be approved for listing as a National Market System security on the Nasdaq National Market, subject to official notice of issuance prior to the effective time of the merger, as defined in the merger agreement.

Delisting and Deregistration of Rainbow Technologies Common Stock After the Merger

      If the merger is completed, Rainbow Technologies common stock will be delisted from the Nasdaq National Market and will no longer be registered under the Securities Exchange Act of 1934, as amended.

THE MERGER AGREEMENT

      The following describes certain aspects of the proposed merger, including the material terms of the merger agreement. The following description of the merger agreement does not purport to be complete and is subject to, and qualified in its entirety by reference to, the merger agreement, which is attached as Annex A to this joint proxy statement/prospectus and is incorporated into this joint proxy statement/prospectus by reference. All SafeNet stockholders and Rainbow Technologies stockholders are urged to read the merger agreement carefully and in its entirety.

The Merger

      Generally. The merger agreement provides that at the closing of the merger Ravens Acquisition Corp., a wholly owned subsidiary of SafeNet, will be merged with and into Rainbow Technologies. Upon completion of the merger, Rainbow Technologies will continue as the surviving corporation and will be a wholly owned subsidiary of SafeNet. The merger is intended to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code for federal income tax purposes.

      The Completion of the Merger. The merger will be completed and become effective when a certificate of merger is filed with the Secretary of State of the State of Delaware or at such other time as may be agreed upon by SafeNet and Rainbow Technologies and set forth in the certificate of merger. SafeNet and Rainbow Technologies anticipate that the merger will be completed no later than the second business day after all of the conditions to the merger contained in the merger agreement are satisfied or, where permissible, waived.

      Certificate of Incorporation and Bylaws of the Surviving Corporation. The certificate of incorporation of the surviving corporation will be amended and restated immediately after the effective time of the merger to conform to the certificate of incorporation of Ravens Acquisition Corp. in effect immediately prior to the effective time of the merger, except that the name of the surviving corporation will be Rainbow Technologies, Inc. The bylaws of the surviving corporation will be amended and restated immediately after the effective time of the merger to conform to the bylaws of Ravens Acquisition Corp. in effect immediately prior to the effective time of the merger.

      Directors and Officers of the Surviving Corporation after the Merger. The directors and officers of the surviving corporation will be the directors and officers of Ravens Acquisition Corp. immediately prior to the effective time of the merger.

      Manner and Basis of Converting Shares of Rainbow Technologies Common Stock into SafeNet Common Stock in the Merger. Under the terms of the merger agreement, upon completion of the merger, each share of Rainbow Technologies common stock will be converted into the right to receive 0.374 of a share of SafeNet common stock as described below.

      SafeNet will not issue certificates representing fractional shares of its common stock in the merger. Instead, each former Rainbow Technologies stockholder who would otherwise be entitled to a fractional share of SafeNet common stock by virtue of the merger (after aggregating all fractional shares of SafeNet common stock that otherwise would be received by the stockholder) will receive cash (rounded to the nearest whole cent), without interest, equal to the product obtained by multiplying:

•	that fraction of a share of SafeNet common stock to which such stockholder is entitled by virtue of the merger (after aggregating all fractional shares of SafeNet common stock that otherwise would be received by such stockholder), by

•	the closing sale price of one share of SafeNet common stock on the Nasdaq National Market (as reported in the Wall Street Journal or, if not reported therein, any other authoritative source) on the trading day immediately preceding the date of completion of the merger.

      The merger agreement provides that, as soon as reasonably practicable after the date of completion of the merger, the exchange agent will mail to each record holder of a certificate or certificates, that, immediately prior to the completion of the merger represented outstanding shares of Rainbow

Technologies common stock, a letter of transmittal and instructions for use in exchanging Rainbow Technologies common stock certificates for the SafeNet common stock certificates and any cash payable in lieu of a fractional share of SafeNet common stock. In addition, the merger agreement contemplates that, upon surrender by the record holder of shares of Rainbow Technologies common stock of the Rainbow Technologies common stock certificate, together with the letter of transmittal and any other documents that are required by the exchange agent or SafeNet, the record holder will be entitled to a certificate or certificates representing the appropriate number of shares of SafeNet common stock together with the amount of any cash payable in lieu of a fractional share.

      After the completion of the merger, until it is surrendered and exchanged, each certificate that previously represented Rainbow Technologies common stock will be deemed to represent the right to receive shares of SafeNet common stock and any cash payable in lieu of a fractional share of SafeNet common stock. SafeNet will not pay dividends or other distributions on any shares of SafeNet common stock to be issued in exchange for any Rainbow Technologies common stock certificate that is not surrendered until the Rainbow Technologies common stock certificate is properly surrendered, as provided in the merger agreement. No interest will be paid on any cash to be paid upon the surrender and exchange of certificates of Rainbow Technologies common stock.

Treatment of Rainbow Technologies Stock Options

      At the effective time of the merger, SafeNet will assume all outstanding options to purchase Rainbow Technologies common stock, whether or not they are then exercisable or vested. Each assumed Rainbow Technologies option will be converted into an option to purchase shares of SafeNet common stock equal to the number of shares of Rainbow Technologies common stock subject to the option immediately prior to the effective time of the merger multiplied by 0.374, rounded down to the nearest whole share. The exercise price per share of SafeNet common stock issuable under the assumed options will equal the exercise price per share of Rainbow Technologies stock issuable under the applicable option immediately before the effective time of the merger, divided by 0.374, rounded up to the nearest cent. Except for the number of shares issuable and the exercise price for each assumed option, the assumed options will remain subject to the same terms and conditions that were in effect before the merger, except as provided below.

      Each assumed Rainbow Technologies option held by an individual who immediately prior to the effective time of the merger is an employee (including an officer) of Rainbow Technologies or any subsidiary thereof will become fully vested and exercisable in the event that the individual’s employment is terminated without “cause” between the effective time of the merger and the first anniversary thereof. If such option holder is a party to a written employment agreement which contains a definition of “cause,” then “cause” will be determined in accordance with the provisions of such written employment agreement. If such option holder is not a party to such a written employment agreement, then “cause” will mean:

•	the willful and repeated failure to perform his or her duties (as determined in good faith by SafeNet) after such option holder has received a written demand for performance specifically setting forth the factual basis for such belief, after which such option holder will have fifteen days to cure such deficiency;

•	any act of dishonesty or bad faith with respect to the surviving corporation, SafeNet or any subsidiary of SafeNet that merits termination of employment (as determined in good faith by SafeNet); or

•	the conviction of or plea of nolo contendere to any felony.

      The accelerated vesting in the event of termination without “cause” will be in addition to any rights to accelerated vesting of the respective option under its governing documents.

Representations and Warranties

      SafeNet and Rainbow Technologies each made a number of customary representations and warranties in the merger agreement, relating to, among other things, aspects of their respective businesses, assets, financial condition, structure and their ability to complete the merger. The representations and warranties of each company will expire upon completion of the merger.

      The representations cover the following topics, among others, as they relate to each company and their subsidiaries:

•	corporate organization;

•	capitalization;

•	authorization and binding nature of the merger agreement;

•	Securities and Exchange Commission filings and financial statements;

•	the absence of material changes, events or effects;

•	proprietary assets;

•	material contracts;

•	the absence of material liabilities;

•	compliance with legal requirements;

•	governmental authorizations;

•	tax matters;

•	employee and labor matters, and benefit plans;

•	environmental matters and applicable environmental laws;

•	government contracts;

•	legal proceedings and orders;

•	required stockholder vote;

•	conflicts with organizational documents, laws or material contracts;

•	fairness opinion rendered by financial advisors;

•	financial advisor and brokers’ and finders’ fees;

•	takeover laws;

•	information to be supplied for registration statement; and

•	Foreign Corrupt Practices Act.

      The representations and warranties in the merger agreement are complicated and not easily summarized. You are urged to carefully read sections two and three of the merger agreement entitled “Representations and Warranties of the Company” and “Representations and Warranties of Parent and Merger Sub.”

      Any reference to a “material adverse effect” on a company means any event, violation, inaccuracy, circumstance or other matter taken as a whole that could reasonably be expected to be materially adverse to (1) the business, condition, net assets, operations or financial performance of that party and its subsidiaries taken as a whole, or (2) the ability of that company to consummate the merger or any of the other transactions contemplated by the merger agreement or to perform any of its obligations under the merger agreement prior to the termination of the merger agreement. However, none of the following shall be taken into account in determining whether there has been or will be a material adverse effect on a company:

•	any effect arising from or relating to general economic conditions;

•	any effect relating to, affecting or with respect to conditions affecting the industries as a whole in which the company and its subsidiaries have material operations;

•	any effect arising from the transactions contemplated by the merger agreement or the public announcement thereof;

•	any decline in trading prices in financial markets generally or in the trading price of shares of the company’s common stock; or

•	the failure of the company to meet earnings expectations in analysts reports.

Conduct of Business Before Completion of the Merger

      Conduct of Rainbow Technologies’ Business Before Completion of the Merger. Rainbow Technologies has agreed until the earlier of the completion of the merger or the termination of the merger agreement, or unless SafeNet consents in writing, to carry on its business in the ordinary course consistent with past practices and in material compliance with legal and contractual terms. Rainbow Technologies has further agreed to use commercially reasonable efforts consistent with past practice to preserve intact its present business organizations, to keep available the services of its present officers and employees and to maintain its relations and good will with suppliers, customers, distributors, landlords, creditors, licensors, licensees and others having business relationships with it. Additionally, Rainbow Technologies has agreed to:

•	provide all notices, assurances and support required by any contract relating to any proprietary asset in order to ensure that no condition under such contract occurs which could result in, or could increase the likelihood of any transfer or disclosure by Rainbow Technologies or any of its subsidiaries of any source code materials or other proprietary asset; and

•	keep in full force and effect (with the same scope and limits of coverage) all insurance policies in effect as of October 22, 2003 covering all material assets of Rainbow Technologies and its subsidiaries.

      Rainbow Technologies has also agreed that until the earlier of the completion of the merger or the termination of the merger agreement, or unless SafeNet consents in advance in writing, Rainbow Technologies and its subsidiaries will not do any of the following:

•	declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock or repurchase, redeem or otherwise reacquire any shares of capital stock or other securities;

•	sell, issue, grant or authorize the issuance or grant of any capital stock, option, call, warrant, right, instrument or obligation that is or may become convertible into or exchangeable for any shares of capital stock or other securities of Rainbow Technologies (except that, prior to the completion of the merger, Rainbow Technologies may issue shares of common stock pursuant to the exercise of Rainbow Technologies stock options, other outstanding Rainbow Technologies stock purchase rights and grant options to purchase shares of Rainbow Technologies stock pursuant to existing stock option plans as expressly permitted in the merger agreement);

•	hire any employee other than employees hired in the ordinary course of business consistent with prior practice and as expressly permitted in the merger agreement;

•	except as expressly permitted in the merger agreement, amend or waive any of its rights under, or accelerate the vesting under, any provision of any outstanding option, warrant or restricted stock purchase agreement or otherwise modify any of the terms of any outstanding option, warrant, or other security or related contract;

•	form any subsidiary;

•	amend or permit the adoption of any amendment to its certificate of incorporation, bylaws or similar organizational documents, or effect or a recapitalization, reclassification of shares, stock split, reverse stock split, or similar transaction;

•	make any capital expenditure in excess of the amount budgeted therefor on the capital expense budget delivered to SafeNet;

•	enter into or become bound by, or permit any proprietary asset owned by it to become bound by, any material contract under which Rainbow Technologies grants an exclusive license to or other exclusive rights in any such proprietary asset;

•	acquire, or agree to acquire by merger, consolidation or purchase of assets or equity or otherwise, any business or any corporation, partnership, association or other business organization or division thereof, or any assets of any other person, other than the purchase of assets from suppliers or vendors in the ordinary course of business or as expressly permitted in the merger agreement;

•	sell, lease, exchange, mortgage, pledge, transfer or otherwise encumber or dispose of any assets outside the ordinary course of business;

•	incur any indebtedness or guarantee any indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities, guarantee any debt securities of another person, enter into any “keep well” or other agreement to maintain any financial statement condition of another person or enter into any agreement having the economic effect of any of the foregoing, except for borrowings incurred in the ordinary course of business, or make any loans or advances to any other person other than in the ordinary course or business, or make any capital contributions to, or investments in, any other person except as otherwise permitted by the merger agreement;

•	pay, discharge, settle or satisfy any claims, liabilities or obligations, other than payments, discharges or satisfactions in the ordinary course of business of liabilities reflected in Rainbow Technologies’ financial statements;

•	waive any material benefits of, or agree to modify in any material respect, any standstill or similar agreement to which Rainbow Technologies or any subsidiary is a party or waive any benefits of, or agree to modify, any confidentiality agreement or similar agreement to which Rainbow Technologies or any subsidiary is a party, other than confidentiality agreements entered into in the ordinary course of business where such modification or waiver would not have a material adverse effect on Rainbow Technologies and its subsidiaries;

•	except as expressly permitted in the merger agreement or as required by the laws applicable to Rainbow Technologies’ foreign subsidiaries, increase in any material manner the compensation or fringe benefits of, or pay any bonus to, any director, officer or employee;

•	except as expressly permitted in the merger agreement or as required by the laws applicable to Rainbow Technologies’ foreign subsidiaries, grant any severance or termination pay to, or enter into any severance agreement with, any director, officer or employee, or enter into any employment agreement with any director, officer or employee;

•	except as expressly permitted in the merger agreement or as required by the laws applicable to Rainbow Technologies’ foreign subsidiaries, pay any benefit not provided for under any Rainbow Technologies benefit plan or other arrangement;

•	except as expressly permitted in the merger agreement or as required by the laws applicable to Rainbow Technologies’ foreign subsidiaries, grant any awards under any bonus, incentive,

performance or other compensation plan or arrangement or other benefit plan or arrangement, including the grant of stock options, stock appreciation rights, stock-based or stock-related performance awards, or remove any existing restrictions in any existing Rainbow Technologies benefit plan or other arrangement or award;

•	except as expressly permitted in the merger agreement or as required by the laws applicable to Rainbow Technologies foreign subsidiaries, take any action to fund prior to when due or otherwise secure the payment of any compensation or benefits under any agreement;

•	except as expressly permitted in the merger agreement or as required by the applicable laws, establish, adopt, enter into or amend any Rainbow Technologies benefit plan or other arrangement;

•	change any methods of accounting or accounting practices in any respect, except as required by generally accepted accounting principles;

•	make or rescind any material tax election, settle or compromise any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to taxes, or change any of its methods of reporting income or deductions for federal income tax purposes;

•	commence or settle any material action, suit or legal proceeding other than in the ordinary course of business;

•	take, agree to take, or omit to take any action that would cause Rainbow Technologies not to be able to satisfy any of the conditions set forth in the merger agreement prior to the termination of the merger agreement; or

•	agree or commit to take any of the above actions except as otherwise permitted by the merger agreement.

      Rainbow Technologies has further agreed that, without prior reasonable consultation with SafeNet, Rainbow Technologies and its subsidiaries will not:

•	enter into or become bound by, or permit any of the assets owned or used by it to become bound by, any material contract, or waive, release or assign any rights or claims, or modify or terminate any material contract; or

•	enter into or agree to enter into any acquisition in connection with Rainbow Technologies’ active program to expand its international distribution and technology rights for its Sentinel business and in which the aggregate purchase price for any single acquisition does not exceed $500,000 and the aggregate purchase price for all acquisitions does not exceed $1,500,000.

      The agreements in the merger agreement related to the conduct of Rainbow Technologies’ business before the completion of the merger are complicated and not easily summarized. You are urged to carefully read section 4.2 of the merger agreement entitled “Operation of Business.”

      Conduct of SafeNet’s Business Before Completion of the Merger. SafeNet has agreed until the earlier of the completion of the merger or the termination of the merger agreement, or unless Rainbow Technologies consents in writing, to carry on its business in the ordinary course consistent with past practices and in material compliance with legal and contractual terms. SafeNet has further agreed to use commercially reasonable efforts consistent to preserve intact its present business organizations, to keep available the services of its present officers and employees and to maintain its relations and good will with suppliers, customers, distributors, landlords, creditors, licensors, licensees and others having business relationships with it. Additionally, SafeNet has agreed to:

•	provide all notices, assurances and support required by any contract relating to any proprietary asset in order to ensure that no condition under such contract occurs which could result in, or could increase the likelihood of any transfer or disclosure by SafeNet or any of its subsidiaries of any source code materials or other proprietary asset; and

•	keep in full force and effect (with the same scope and limits of coverage) all insurance policies in effect as of October 22, 2003 covering all material assets of SafeNet and its subsidiaries.

      SafeNet has also agreed that until the earlier of the completion of the merger or the termination of the merger agreement, or unless Rainbow Technologies consents in advance in writing, SafeNet and its subsidiaries will not do any of the following:

•	declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock or repurchase, redeem or otherwise reacquire any shares of capital stock or other securities;

•	sell, issue, grant or authorize the issuance or grant of any capital stock, option, call, warrant, right, instrument or obligation that is or may become convertible into or exchangeable for any shares of capital stock or other securities of SafeNet (except that, prior to the completion of the merger, SafeNet may issue shares of common stock pursuant to SafeNet stock options or SafeNet stock purchase rights outstanding, SafeNet may issue shares of common stock to participants in its employee stock purchase plan and in connection with acquisitions expressly permitted by the merger agreement and SafeNet may grant options to purchase shares of its common stock at fair market value under the 2001 Omnibus Stock Plan and other SafeNet stock option plans in the ordinary course of business consistent with prior practice);

•	except as expressly permitted in the merger agreement, amend or waive any of its rights under, or accelerate the vesting under, any provision of any outstanding option, warrant or restricted stock purchase agreement or otherwise modify any of the terms of any outstanding option, warrant, or other security or related contract;

•	amend or permit the adoption of any amendment to its certificate of incorporation, bylaws or similar organizational documents, or effect or a recapitalization, reclassification of shares, stock split, reverse stock split, or similar transaction;

•	make any capital expenditure in excess of the amount budgeted therefor on the capital expense budget delivered to Rainbow Technologies;

•	enter into or become bound by, or permit any proprietary asset owned by it to become bound by, any material contract under which SafeNet grants an exclusive license to or other exclusive rights in any such proprietary asset;

•	acquire, or agree to acquire by merger, consolidation or purchase of assets or equity or otherwise, any business or any corporation, partnership, association or other business organization or division thereof, or any assets of any other person, other than the purchase of assets from suppliers or vendors in the ordinary course of business or as expressly permitted in the merger agreement;

•	sell, lease, exchange, mortgage, pledge, transfer or otherwise encumber or dispose of any assets outside the ordinary course of business;

•	incur any indebtedness or guarantee any indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities, guarantee any debt securities of another person, enter into any “keep well” or other agreement to maintain any financial statement condition of another person or enter into any agreement having the economic effect of any of the foregoing, except for borrowings incurred in the ordinary course of business, or make any loans or advances to any other person other than in the ordinary course or business, or make any capital contributions to, or investments in, any other person except as otherwise permitted by the merger agreement;

•	pay, discharge, settle or satisfy any claims, liabilities or obligations, other than payments, discharges or satisfactions in the ordinary course of business of liabilities reflected in SafeNet’s financial statements;

•	waive any material benefits of, or agree to modify in any material respect, any standstill or similar agreement to which SafeNet or any subsidiary is a party or waive any benefits of, or agree to modify, any confidentiality agreement or similar agreement to which SafeNet or any subsidiary is a party, other than confidentiality agreements entered into in the ordinary course of business where such modification or waiver would not have a material adverse effect on SafeNet and its subsidiaries;

•	change any methods of accounting or accounting practices in any respect, except as required by generally accepted accounting principles;

•	make or rescind any material tax election, settle or compromise any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to taxes, or change any of its methods of reporting income or deductions for federal income tax purposes;

•	take, agree to take, or omit to take any action that would cause SafeNet not to be able to satisfy any of the conditions set forth in the merger agreement prior to the termination of the merger agreement; or

•	agree or commit to take any of the above actions except as otherwise permitted by the merger agreement.

      SafeNet has further agreed that, without prior reasonable consultation with Rainbow Technologies, SafeNet and its subsidiaries will not:

•	enter into or become bound by, or permit any of the assets owned or used by it to become bound by, any material contract exceeding $1,000,000, or waive, release or assign any rights or claims, or modify or terminate any material contract exceeding $1,000,000; or

•	settle any material action, suit or legal proceeding other than in the ordinary course of business.

      The agreements in the merger agreement related to the conduct of SafeNet’s business before the completion of the merger are complicated and not easily summarized. You are urged to carefully read section 4.2 of the merger agreement entitled “Operation of Business.”

Limitation on Ability To Consider Other Acquisition Proposals

      Until the merger is completed or the merger agreement is terminated, each of Rainbow Technologies and SafeNet has agreed that, subject to certain exceptions, it will not and will not authorize or permit any of its subsidiaries or the officers, directors, employees or other agents of the company or its subsidiaries to, directly or indirectly:

•	solicit, encourage, initiate or seek the making, submission or announcement of any “acquisition proposal” (as defined below);

•	furnish any nonpublic information regarding it or its subsidiaries to any person (other than the other company) in connection with or in response to any acquisition proposal or an inquiry that it believes in good faith could be expected to lead to an acquisition proposal;

•	engage in discussions or negotiations with any person with respect to an acquisition proposal;

•	approve, endorse or recommend any acquisition proposal; or

•	enter into any letter of intent or similar document or any contract contemplating or otherwise relating to any acquisition proposal.

      However, prior to receiving the approval of stockholders of the adoption of the merger agreement or the share issuance, as the case may be, the board of directors of the company may furnish nonpublic information regarding the company or any subsidiary to, or enter into discussions or negotiations with, any person in response to an unsolicited bona fide written acquisition proposal that the board of directors concludes in good faith could reasonably be expected to result in a “superior offer” (as defined below) that is submitted to the company by such person (and not withdrawn) if:

•	neither the company nor any of its subsidiaries or any officer or director of the company or any of its subsidiaries violated any of the restrictions described above in connection with the receipt of such acquisition proposal;

•	the board of directors concludes in good faith, after consultation with the company’s outside legal counsel, that such action is required in order for the board of directors to comply with its fiduciary obligations to the stockholders under applicable law;

•	the company gives the other party prompt written notice of its intention to furnish nonpublic information to, or enter into discussions with, the person making the superior offer and the company receives from such person an executed confidentiality agreement with provisions no less restrictive than those contained in the confidentiality agreement between the company and the other party; and

•	at substantially the same time as furnishing any nonpublic information to the person making the superior offer, the company furnishes such nonpublic information to the other party (to the extent such nonpublic information has not been previously furnished by the company to the other party).

      Each of Rainbow Technologies and SafeNet must promptly, and in any event within 24 hours after it gains knowledge of its receipt of any acquisition proposal or any request for nonpublic information, advise the other party orally and in writing of the proposal or request (including the identity of the person making the proposal or request and the terms thereof if the proposal is not in writing, or a copy of the proposal and any related draft agreements if it is in writing). Each of Rainbow Technologies and SafeNet must keep the other party informed in all material respects on a prompt basis as to the status of any such acquisition proposal or request and any material modification or proposed material modification thereto.

      Under the terms of the merger agreement, as of October 22, 2003, each of Rainbow Technologies and SafeNet has agreed to cease and cause to be terminated any existing discussions with any person that relate to any acquisition proposal.

      In addition, at any time prior to receiving the approval of stockholders of the merger agreement or the share issuance, as the case may be, the board of directors of Rainbow Technologies or SafeNet may withhold, withdraw or modify in a manner adverse to the other company its recommendation that stockholders adopt the merger agreement or approve the share issuance only if:

•	an unsolicited, bona fide written offer is made to the company by a third party for an “acquisition transaction” (as defined below) and such offer is not withdrawn;

•	the board of directors determines in good faith, after consultation with its financial advisor, that such offer constitutes a superior offer;

•	following consultation with the company’s outside legal counsel, the board of directors determines that the withdrawal or modification of the recommendations is required in order for the board of directors to comply with its fiduciary obligations to stockholders under applicable law;

•	the recommendation is not withdrawn or modified in a manner adverse to the other party at any time prior to three business days after the other party receives written notice from the company confirming that the board of directors has determined that such offer is a superior offer; and

•	at the end of such three business day period, the board of directors again makes the determination in good faith that the withdrawal or modification of its recommendation that stockholders adopt the merger agreement or approve the share issuance, as the case may be, is required in order for the board of directors to comply with its fiduciary obligations to the stockholders under applicable law.

      Pursuant to the merger agreement, each of Rainbow Technologies and SafeNet has agreed not to release any person (other than the other party) from, or waive any provision of any confidentiality,

“standstill” or similar agreement to which it is a party and which relates to an acquisition proposal and to enforce each such agreement at the request of the other party.

      An “acquisition proposal” means any bona fide offer, proposal, or indication of interest received by Rainbow Technologies or SafeNet from a third party (other than an offer, proposal, inquiry or indication of interest by the other party) contemplating or otherwise relating to any acquisition transaction.

      An “acquisition transaction” means any transaction or series of transactions involving:

•	any merger, consolidation, share exchange, business combination, issuance of securities, direct or indirect acquisition of securities, tender offer, exchange offer or other similar transaction in which any person or “group” (as defined in the Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder) of persons directly or indirectly acquires beneficial or record ownership of securities representing more than 15% of the outstanding securities of any class of voting securities of the company or any subsidiary, or the company or any subsidiary issues securities representing more than 15% of the outstanding securities of any class of its voting securities;

•	any direct or indirect sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or of assets or rights that constitute or account for 10% or more of the consolidated net revenues, net income or assets of the company or any subsidiary; or

•	any liquidation or dissolution of the company or any subsidiary.

      A “superior offer” means an acquisition proposal on terms that the board of directors determines, in good faith, based upon consultations with the company’s outside legal counsel and financial advisor that, if consummated, is more favorable to stockholders from a financial point of view than the merger and the transactions contemplated by the merger agreement and is reasonably likely to be consummated, taking into account all legal, financial and regulatory aspects of the offer and the person making the offer, and would, if consummated, be in the best interests of the stockholders. However, any such offer shall not be deemed to be a “superior offer” if any financing required to consummate the transaction contemplated by such offer is not committed.

Employee Benefits

      For a period of not less than two years from the effective time of the merger, the surviving corporation in the merger (which will be a wholly-owned subsidiary of SafeNet) will maintain (i) Rainbow Technologies’ medical, dental, vision, flexible spending, employees assistance, life insurance, disability insurance, educational assistance, vacation, and holiday plans and programs, or provide comparable coverage on a plan by plan or program by program basis and (ii) the level of the employer matching contribution under Rainbow Technologies’ 401(k) plan in effect as of the date the merger agreement was executed by the parties. Thereafter, in the event that such plans or programs are terminated, the employees of the surviving corporation will become participants in replacement benefit arrangements, which will be comparable and no less favorable to the benefit arrangements provided to similarly situated employees of SafeNet. At such time when an employee of the surviving corporation commences participation in replacement benefit plans, such employee’s service with Rainbow Technologies, where relevant, will be taken into account for purposes of eligibility, vesting and level or amount of benefits (except with respect to benefit accruals under a pension plan), to the extent permitted by applicable law and applicable tax qualification requirements and subject to any generally applicable break in service rules. Subject to the approval of the insurance carriers of the replacement plans and to the extent consistent with applicable law and applicable tax qualification requirements, pre-existing condition limitations, actively-at-work requirements and similar limitations will be waived, to the extent such restrictions had been satisfied under an analogous employee benefit plan of Rainbow Technologies. In determining an employee’s share of the cost of coverage under any replacement plan or program for the year in which such employee commences participation, SafeNet and/or the surviving corporation will make commercially reasonable efforts to credit such employee with any co-pays and deductibles under the replacement plan or program for the year in which such employee commences participation.

Indemnification

      Following the merger, and until October 22, 2009, SafeNet and the surviving corporation will jointly and severally honor all rights to indemnification existing as of October 22, 2003 in favor of current and former directors, officers and employees of Rainbow Technologies and those persons covered by indemnification agreements in effect as of October 22, 2003 to the extent provided in Rainbow Technologies’ certificate of incorporation, bylaws and existing indemnification agreements. Until October 22, 2009, SafeNet and the surviving corporation will also jointly and severally provide officers’ and directors’ liability insurance to persons covered by Rainbow Technologies’ officers’ and directors’ liability insurance policies for acts or omissions occurring on or prior to the effective time of the merger. The certificate of incorporation and bylaws of the surviving corporation will contain provisions with respect to exculpation and indemnification that are at least as favorable as those contained in Rainbow Technologies’ certificate of incorporation and bylaws, which provisions may not be amended, repealed or otherwise modified for a period of six years after the effective time of the merger. See “The Merger—Interests of Directors and Executive Officers in the Merger—Indemnification and Insurance.”

Conditions to Completion of the Merger

      Conditions to SafeNet’s, Ravens Acquisition Corp’s. and Rainbow Technologies’ Obligation to Complete the Merger. The obligations of SafeNet, Ravens Acquisition Corp. and Rainbow Technologies to complete the merger are subject to the satisfaction or waiver of the following conditions before the completion of the merger:

•	the merger agreement must have been adopted by Rainbow Technologies stockholders and the share issuance must have been adopted and approved by SafeNet stockholders;

•	no provision of any applicable law or regulation and no judgment, injunction, order or decree can be in effect that prohibits the completion of the merger or the other transactions contemplated by the merger agreement;

•	the registration statement on Form S-4 relating to the merger of which this joint proxy statement/prospectus forms a part must have become effective and must not be the subject of any stop order or proceedings seeking a stop order;

•	the SafeNet common stock to be issued in the merger must be approved for listing on the Nasdaq National Market, subject to official notice of issuance;

•	any waiting period (and any extension of any waiting period) applicable to the merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, must have terminated or expired and SafeNet, Ravens Acquisition Corp. and Rainbow Technologies must have timely obtained from each governmental body all approvals, waivers and consents the failure of which to obtain would have a material adverse effect; and

•	SafeNet must have received and Venable LLP must not have subsequently rescinded an opinion of Venable LLP, and Rainbow Technologies must have received and Wilson Sonsini Goodrich & Rosati, Professional Corporation, must not have subsequently rescinded an opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation, that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code for federal income tax purposes.

      Conditions to SafeNet’s and Ravens Acquisition Corp.’s Obligation to Complete the Merger. The obligations of SafeNet and Ravens Acquisition Corp. to complete the merger are subject to the satisfaction or waiver of the following additional conditions before the completion of the merger:

•	there must not be pending or threatened any legal proceeding in which a governmental body is:

(1) seeking to prohibit or limit in any material respect SafeNet’s or Ravens Acquisition Corp.’s ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the surviving corporation;

(2) seeking to materially and adversely affect the right of SafeNet, the surviving corporation or any of their respective subsidiaries to own the assets or operate the business of Rainbow Technologies or any subsidiary of Rainbow Technologies; or

(3) seeking to compel Rainbow Technologies, SafeNet or any of their respective subsidiaries to dispose of or hold separate any material assets as a result of the merger or any of the transactions contemplated by the merger agreement;

•	Rainbow Technologies must have performed or complied in all material respects with its covenants, obligations or agreements required to be performed or complied with under the merger agreement prior to the effective time of the merger;

•	the representations and warranties of Rainbow Technologies contained in the merger agreement must have been accurate as of October 22, 2003 and must be accurate on and as of the effective date of the merger, except:

(1) in the case of representations and warranties of Rainbow Technologies in the merger agreement which are not qualified by material adverse effect, where the failure to be accurate has not had, and is not reasonably expected to have, a material adverse effect on Rainbow Technologies; and

(2) for those representations and warranties which address matters only as of a particular date, such representations and warranties must have been true as of such particular date;

•	there must not have been a material adverse effect on Rainbow Technologies or any of its subsidiaries (other than a material adverse effect which could have reasonably been expected to arise out of a matter disclosed by Rainbow Technologies in the merger agreement); and

•	SafeNet must have received a certificate from an executive officer of Rainbow Technologies certifying as to the foregoing matters.

      Conditions to Rainbow Technologies’ Obligation to Complete the Merger. The obligations of Rainbow Technologies to complete the merger are subject to the satisfaction or waiver of the following additional conditions before the completion of the merger:

•	there must not be pending or threatened any legal proceeding in which a governmental body is:

(1) seeking to prohibit or limit in any material respect SafeNet’s or Ravens Acquisition Corp.’s ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the surviving corporation;

(2) seeking to materially and adversely affect the right of SafeNet, the surviving corporation or any of their respective subsidiaries to own the assets or operate the business of Rainbow Technologies or any subsidiary of Rainbow Technologies; or

(3) seeking to compel Rainbow Technologies, SafeNet or any of their respective subsidiaries to dispose of or hold separate any material assets as a result of the merger or any of the transactions contemplated by the merger agreement;

•	each of SafeNet and Ravens Acquisition Corp. must have performed or complied in all material respects with its covenants, obligations or agreements required to be performed or complied with under the merger agreement prior to the effective time of the merger;

•	the representations and warranties of SafeNet and Ravens Acquisition Corp. contained in the merger agreement must have been accurate as of October 22, 2003 and must be accurate on and as of the effective date of the merger, except:

(1) in the case of representations and warranties of SafeNet in the merger agreement which are not qualified by material adverse effect, where the failure to be accurate has not had, and is not reasonably expected to have, a material adverse effect on SafeNet; and

(2) for those representations and warranties which address matters only as of a particular date, such representations and warranties must have been true as of such particular date;

•	there must not have been a material adverse effect on SafeNet or any of its subsidiaries (other than a material adverse effect which could have reasonably been expected to arise out of a matter disclosed by SafeNet in the merger agreement); and

•	Rainbow Technologies must have received a certificate from an executive officer of SafeNet certifying as to the foregoing matters.

Termination of the Merger Agreement

      Termination by Mutual Agreement. SafeNet and Rainbow Technologies may terminate the merger agreement at any time prior to the completion of the merger by mutual written consent.

      Termination by Either SafeNet or Rainbow Technologies. Either SafeNet or Rainbow Technologies may terminate the merger agreement at any time prior to the effective time of the merger if:

•	the merger has not been completed within 180 days after the date of the merger agreement (or on or before April 19, 2004), except

(1) that the 180-day period will be automatically extended for an additional 45 days to June 3, 2004, if, as of April 19, 2004, all conditions to SafeNet, Ravens Acquisition Corp. and Rainbow Technologies consummating the merger have been satisfied or waived except for the condition related to obtaining required government approvals, waivers or consents; and

(2) that the right to terminate the merger agreement for this reason is not available to any party whose action or failure to act has been the cause of the failure of the merger to have been completed on or before such date and the action or failure to act constitutes a breach of the merger agreement;

•	holders of at least a majority of the outstanding shares of Rainbow Technologies common stock in person or by proxy at a Rainbow Technologies special meeting do not vote to adopt the merger agreement;

•	holders of at least a majority of the shares of SafeNet common stock present in person or by proxy at the SafeNet special meeting do not vote to approve the share issuance; or

•	a court of competent jurisdiction or other governmental body issues a final and nonappealable order, decree or ruling, or takes any other action, having the effect of permanently restraining, enjoining or other prohibiting the merger.

      In addition, either SafeNet or Rainbow Technologies may terminate the merger agreement at any time prior to the effective time of the merger, if any of the following “triggering events” occurs:

•	the other company’s board of directors fails to recommend that stockholders vote to adopt the merger agreement or approve the share issuance, as the case may be;

•	the other company’s board of directors withdraws or modifies in a manner adverse to the first company its recommendation that its stockholders adopt the merger agreement or approve the share issuance, as the case may be;

•	the other company fails to include its recommendation that its stockholders adopt the merger agreement or approve the share issuance, as the case may be, in this joint proxy statement/prospectus;

•	the other party’s board of directors approves, endorses or recommends, or resolves or announces an intention to approve, endorse or recommend, any acquisition proposal;

•	any tender offer or exchange offer relating to securities of the other party is commenced and either

(1) the other party recommends acceptance of the tender offer or exchange offer;

(2) the other party does not send to its securityholders, within 10 business days of the commencement of the tender offer or exchange offer, a statement recommending rejection of such tender offer or exchange offer; or

(3) the other party’s board of directors fails to reaffirm in writing, within 10 business days after a written request from the first party, the recommendation that stockholders adopt the merger agreement or approve the share issuance, as the case may be;

•	an acquisition proposal is publicly announced, and the other party either

(1) fails to issue a press release announcing its opposition to such acquisition proposal within 10 business days after such acquisition proposal is announced; or

(2) the other party’s board of directors fails to reaffirm in writing, within 10 business days after a written request from the first party, the recommendation that stockholders adopt the merger agreement or approve the share issuance, as the case may be; or

•	the other party willfully breaches its obligations described in the section entitled “Limitation on Ability to Consider Other Acquisition Proposals.”

      In addition, either SafeNet or Rainbow Technologies may terminate the merger agreement at any time prior to the effective time of the merger if:

•	any of the covenants or representations and warranties of the other party contained in the merger agreement are breached or any of the representations and warranties have become inaccurate, such that the conditions described in the section entitled “Conditions to Completion of the Merger— Conditions to SafeNet’s and Ravens Acquisition Corp.’s Obligation to Complete Merger” or “Conditions to Completion of the Merger— Conditions to Rainbow Technologies’ Obligation to Complete Merger,” as the case may be, would not be satisfied as of the time of such breach or at the time such representation and warranty became untrue; provided, that the other party does not cure such breach within 30 days after it receives written notice of such breach.

Termination Fee; Expenses

      Termination Fee. Each of Rainbow Technologies and SafeNet has agreed to pay the other party a $15 million termination fee in cash if the merger agreement is terminated and any of the following additional circumstances exist:

•	the merger agreement is terminated by SafeNet or Rainbow Technologies, as the case may be, because a triggering event has occurred with respect to the other party; or

•	the merger agreement is terminated by either SafeNet or Rainbow Technologies because (1) the merger has not been completed on or before April 19, 2004 (or June 3, 2004, as applicable), or (2) Rainbow Technologies stockholders do not vote at the Rainbow Technologies special meeting to adopt the merger agreement or SafeNet stockholders do not vote at the SafeNet special meeting to approve the share issuance, as the case may be, and:

(1) after the date of the merger agreement and prior to or at the time of such termination of the merger agreement, an acquisition proposal has been publicly announced and not unconditionally and irrevocably withdrawn prior to 10 days prior to the special meeting; and

(2) within 12 months following such termination of the merger agreement, Rainbow Technologies or SafeNet, as the case may be, either enters into a definitive agreement for or consummates an acquisition transaction with any person.

      Expenses. The merger agreement provides that all expenses, other than any termination fee, incurred in connection with the merger agreement and the transactions contemplated by the merger agreement are to be paid by the party incurring such expenses, except that SafeNet and Rainbow Technologies will share equally all filing fees with the Securities and Exchange Commission and under the provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

Amendments to the Merger Agreement; Waiver

      Amendments. The merger agreement may be amended by SafeNet’s or Rainbow Technologies’ boards of directors at any time (whether before or after adoption and approval of the merger agreement and the merger by Rainbow Technologies stockholders) if the amendment is in writing and signed by SafeNet and Rainbow Technologies. However, after required stockholder approval has been obtained, no amendment shall be made which by law requires further approval of Rainbow Technologies stockholders and the SafeNet stockholders without the further approval of such stockholders.

      Waiver. Subject to applicable law, at any time prior to the closing date of the merger, SafeNet or Rainbow Technologies may waive any inaccuracy in the representations and warranties in the merger agreement or waive compliance by the other party with any agreement or condition contained in the merger agreement if such waiver is in writing and signed by the party against whom the waiver is to be effective. Neither SafeNet nor Rainbow Technologies anticipates waiving any condition of the merger agreement; provided however, that each of SafeNet and Rainbow Technologies currently intends, subject to the discretion of its board of directors, to resolicit approval of its stockholders if it waives a material condition of the merger agreement.

AGREEMENTS RELATED TO THE MERGER

Voting Agreements

      On October 22, 2003, the following directors and executive officers of Rainbow Technologies, representing approximately 3.6% of the shares of Rainbow Technologies common stock outstanding as of October 22, 2003, entered into voting agreements with SafeNet: Walter Straub, Richard Abraham, Marvin Hoffman, Frederick Haney, Arthur Money, James Kopycki, Patrick Fevery, Shawn Abbott and Cheryl Baffa. Also on October 22, 2003, the following directors and executive officers of SafeNet, representing approximately 5.6% of the shares of SafeNet common stock outstanding as of October 22, 2003, entered into voting agreements with Rainbow Technologies: Thomas Brooks, Chris Fedde, Andrew Clark, Shelley Harrison, Anthony Caputo, Sean Price, Ira Hunt, Carole Argo, and Bruce Thaw.

      As of the record date, the directors and executive officers of Rainbow Technologies and their affiliates owned and were entitled to vote 904,221 shares of Rainbow Technologies common stock, which represents approximately 3.3% of the outstanding shares of Rainbow Technologies common stock. As of the record date, directors and executive officers of SafeNet and their affiliates did not own and were not entitled to vote any outstanding shares of Rainbow Technologies common stock. Holders of a majority of the outstanding shares of Rainbow Technologies common stock must vote in favor of the merger agreement at the Rainbow Technologies special meeting in order for it to be approved.

      As of the record date, directors and executive officers of SafeNet and their affiliates owned and were entitled to vote 837,584 shares of SafeNet common stock, which represents approximately 6.3% of the outstanding shares of SafeNet common stock. As of the record date, the directors and executive officers of Rainbow Technologies and their affiliates did not own and were not entitled to vote any outstanding shares of SafeNet common stock. Holders of a majority of the votes cast must vote in favor of the share issuance and the stock plan proposal at the SafeNet special meeting in order for them to be approved.

      The following is a description of the material terms of these voting agreements. Complete forms of these voting agreements are attached as Annex B and Annex C, respectively, to this joint proxy statement/prospectus and are incorporated into this joint proxy statement/prospectus by reference. All Rainbow Technologies stockholders and SafeNet stockholders are urged to read the forms of these voting agreements carefully and in their entirety.

Rainbow Technologies Voting Agreements

      Under the Rainbow Technologies voting agreements, the Rainbow Technologies stockholders have agreed to vote, or cause the record holders of their Rainbow Technologies securities to vote, the common stock of Rainbow Technologies beneficially owned by them as of October 22, 2003, and any other securities of Rainbow Technologies that become beneficially owned by them after October 22, 2003, in the following manner:

•	in favor of the adoption of the merger agreement, including any amendments or modifications approved by Rainbow Technologies’ board of directors;

•	against any Rainbow Technologies acquisition proposal (other than the merger); and

•	against any change in a majority of the members of Rainbow Technologies’ board of directors.

      Under the Rainbow Technologies voting agreements, each Rainbow Technologies stockholder delivered an irrevocable proxy to SafeNet to vote the securities of Rainbow Technologies owned by the stockholder in accordance with the terms of the Rainbow Technologies voting agreement.

      Pursuant to the Rainbow Technologies voting agreements, each of the Rainbow Technologies stockholders has agreed not to take any of the following actions until the effective time of the merger or the termination of the merger agreement:

•	cause or permit any transfer or other disposition of any securities of Rainbow Technologies beneficially owned by the stockholder, provided, that Mr. Straub may transfer up to 2 1/2% of his securities of Rainbow Technologies and Mr. Abbott may sell up to 100,000 shares of Rainbow Technologies securities upon the exercise of stock options;

•	tender any securities of Rainbow Technologies beneficially owned by the stockholder to any person;

•	create or permit to exist any encumbrance with respect to any securities of Rainbow Technologies beneficially owned by the stockholder (other than encumbrances which do not affect the right of the stockholder to vote such securities of Rainbow Technologies);

•	deposit any securities of Rainbow Technologies beneficially owned by the stockholder into a voting trust with instructions inconsistent with the provisions of the Rainbow Technologies voting agreement; or

•	grant any other proxy or enter into any other voting arrangements with respect to any securities of Rainbow Technologies beneficially owned by the stockholder.

      The Rainbow Technologies voting agreements will terminate on the earlier to occur of the effective time of the merger or on the date the merger agreement is terminated.

SafeNet Voting Agreements

      Under the SafeNet voting agreements, the SafeNet stockholders have agreed to vote, or cause the record holders of their SafeNet securities to vote, the SafeNet common stock beneficially owned by them as of October 22, 2003, and any other securities of SafeNet that become beneficially owned by them after October 22, 2003, in the following manner:

•	in favor of the share issuance;

•	against any SafeNet acquisition proposal (other than the merger); and

•	against any change in a majority of the members of SafeNet’s board of directors.

      Under the SafeNet voting agreements, each SafeNet stockholder delivered an irrevocable proxy to Rainbow Technologies to vote the securities of SafeNet owned by the stockholder in accordance with the terms of the SafeNet voting agreements.

      Pursuant to the SafeNet voting agreements, each of the SafeNet stockholders has agreed not to take any of the following actions until the effective time of the merger or the termination of the merger agreement:

•	cause or permit any transfer or other disposition of any securities of SafeNet beneficially owned by the stockholder;

•	tender any securities of SafeNet beneficially owned by the stockholder to any person;

•	create or permit to exist any encumbrance with respect to any securities of SafeNet beneficially owned by the stockholder (other than encumbrances which do not affect the right of the stockholder to vote such securities of SafeNet);

•	deposit any securities of SafeNet beneficially owned by the stockholder into a voting trust with instructions inconsistent with the provisions of the SafeNet voting agreement; or

•	grant any other proxy or enter into any other voting arrangements with respect to any securities of SafeNet beneficially owned by the stockholder.

      The SafeNet voting agreements will terminate on the earlier to occur of the effective time of the merger or on the date the merger agreement is terminated.

Affiliate Agreement

      On October 22, 2003, each of Rainbow Technologies’ affiliates executed an affiliate agreement with SafeNet. Under the affiliate agreement, SafeNet is entitled to place appropriate legends on the certificates evidencing any SafeNet common stock to be received by the affiliates and to issue stop transfer instructions to the transfer agent for the SafeNet common stock held by the affiliate. The affiliates have acknowledged that they cannot sell, transfer or otherwise dispose of any of the shares of SafeNet stock to be received by the affiliate in the merger unless the sale, transfer or other disposition:

•	has been registered under the Securities Act of 1933 or is made in conformity with Rule 145 under the Securities Act; or

•	is made pursuant to an opinion of counsel reasonably satisfactory to SafeNet or a “no action” letter obtained from the SEC, advising that such sale, transfer or other disposition is otherwise exempt from registration under the Securities Act.

UNAUDITED COMBINED CONDENSED PRO FORMA FINANCIAL INFORMATION

      The Unaudited Combined Condensed Pro Forma Statements of Operations combine the historical consolidated statements of operations of SafeNet and Rainbow Technologies as if the merger had occurred on January 1, 2002. The Unaudited Combined Condensed Pro Forma Statements of Operations for the year ended December 31, 2002 and the nine months ended September 30, 2003 also include the effect of SafeNet’s previous acquisition of Cylink Corporation, which occurred on February 5, 2003. The Unaudited Combined Condensed Pro Forma Balance Sheet combines the historical consolidated balance sheet of SafeNet and the historical consolidated balance sheet of Rainbow Technologies, giving effect to the merger as if it had occurred on September 30, 2003. SafeNet has adjusted the historical consolidated financial information to give effect to pro forma events that are (1) directly attributable to the merger, (2) factually supportable, and (3) with respect to the statements of operations, expected to have a continuing impact on the combined results.

      You should read this information in conjunction with the:

•	accompanying notes to the Unaudited Combined Condensed Pro Forma Financial Information;

•	separate historical unaudited financial statements of SafeNet as of and for the nine months ended September 30, 2003 included in SafeNet’s Quarterly Report on Form 10-Q for the nine month period ended September 30, 2003, which is incorporated by reference into this joint proxy statement/prospectus;

•	separate historical financial statements of SafeNet as of and for the year ended December 31, 2002 included in SafeNet’s Annual Report on Form 10-K/ A for the year ended December 31, 2002, which is incorporated by reference into this joint proxy statement/prospectus;

•	separate pro forma financial statements of SafeNet for the year ended December 31, 2002 to reflect the acquisition of Cylink as if it occurred on January 1, 2002, included in SafeNet’s Current Report on Form 8-K dated February 5, 2003 and filed with the Securities and Exchange Commission on April 21, 2003, which is incorporated by reference into this joint proxy statement/prospectus;

•	separate historical unaudited financial statements of Rainbow Technologies as of and for the nine months ended September 30, 2003 included in Rainbow Technologies’ Quarterly Report on Form 10-Q for the nine month period ended September 30, 2003, which is incorporated by reference into this joint proxy statement/prospectus;

•	separate historical financial statements of Rainbow Technologies as of and for the year ended December 31, 2002 included in Rainbow Technologies’ Annual Report on Form 10-K for the year ended December 31, 2002, which is incorporated by reference into this joint proxy statement/prospectus.

      The unaudited combined condensed pro forma financial information is presented for informational purposes only. The pro forma information is not necessarily indicative of what the financial position or results of operations actually would have been had the mergers been completed at the dates indicated. In addition, the unaudited pro forma combined condensed financial information does not purport to project the future financial position or operating results of the combined company.

      The unaudited combined condensed pro forma financial information was prepared using the purchase method of accounting with SafeNet treated as the acquiror. Accordingly, SafeNet’s cost to acquire Rainbow Technologies will be allocated to the assets acquired and the liabilities assumed based upon their estimated fair values as of the date of acquisition. The allocation is dependent upon certain valuations and other studies that have not progressed to a stage where there is sufficient information to make a definitive allocation. Accordingly, the purchase price allocation and pro forma adjustments have been made solely for the purpose of providing unaudited combined condensed financial information. A final determination of the fair values of Rainbow Technologies’ assets and liabilities will be based on the actual net tangible and intangible assets of Rainbow Technologies that exist as of the date of completion of the merger. Following the consummation of the merger, SafeNet will obtain the financial and non-financial information required to perform the necessary analyses and valuations and such final valuations could change significantly from those used in the combined condensed pro forma financial data presented below. SafeNet intends to finalize the valuations and the allocation of the purchase price within a six-month period from the date of consummation of the merger.

SAFENET, INC. AND SUBSIDIARIES

UNAUDITED COMBINED CONDENSED PRO FORMA BALANCE SHEET

AS OF SEPTEMBER 30, 2003

(dollars in thousands)

		Historical
	Historical	Rainbow	Pro Forma		Combined
	SafeNet	Technologies	Adjustments	Notes	Pro Forma

Assets
Current Assets:
Cash and cash equivalents	$108,180	$58,938	$—		$167,118
Short-term investments	16,800	269	—		17,069
Accounts receivable, net	10,791	17,554	—		28,345
Income taxes receivable	—	549	—		549
Insurance proceeds receivable	—	—	—		—
Inventories, net	1,414	12,101	—		13,515
Prepaid expenses and other current assets	1,503	5,403	—		6,906

Total current assets	138,688	94,814	—		233,502
Equipment and leasehold improvements, net	2,998	13,756	—		16,754
Goodwill	38,470	9,843	264,390	a,b,d,e,g	312,703
Other intangibles, net	15,475	15,423	154,577	a	185,475
Other assets	889	674	—		1,563

	$196,520	$134,510	$418,967		$749,997

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$2,491	10,446	$—		$12,937
Accrued salaries and commissions	3,460	6,056	—		9,516
Accrued acquisition costs	—	5,621	—		5,621
Accrued litigation settlement	—	1,965	—		1,965
Warranty reserve	259	1,521	—		1,780
Other accrued expenses	3,443	9,605	12,290	c,d,e	25,338
Income taxes payable	1,038	2,692	—		3,730
Deferred income taxes	2,607	—	22,836	g	25,443
Advance payments and deferred revenue	3,120	—	—		3,120

Total current liabilities	16,418	37,906	35,126		89,450

Long term liabilities:
Long-term accrued restructuring costs	—	2,094	—		2,094
Other liabilities	—	3,318	—		3,318
Deferred income taxes	2,677	—	45,671	g	48,348
Unfavorable lease liability	4,353	—	—		4,353

Total long-term liabilities	7,030	5,412	45,671		58,113

Stockholders’ equity:
Preferred stock	—	—	—		—
Common stock	133	27	74	a,b	234
Additional paid-in capital	199,498	59,356	378,273	a,b,c,f	637,127
Unearned compensation	—	—	(8,368)	f	(8,368)
Retained earnings (deficit)	(30,405)	28,350	(28,350)	b	(30,405)
Accumulated other comprehensive income	3,846	3,459	(3,459)	b	3,846

Net stockholders’ equity	173,072	91,192	338,170		602,434

	$196,520	$134,510	$418,967		$749,997

      See accompanying notes to unaudited pro forma combined condensed financial statements.

SAFENET, INC. AND SUBSIDIARIES

UNAUDITED COMBINED CONDENSED PRO FORMA STATEMENT OF OPERATIONS

YEAR ENDED DECEMBER 31, 2002

(in thousands, except per share amounts)

						Historical
	Historical	Historical	Pro Forma		Pro Forma	Rainbow	Pro Forma		Combined
	SafeNet	Cylink	Adjustments	Notes	SafeNet	Technologies	Adjustments	Notes	Pro Forma

Revenues	$32,235	$27,524	$—		$59,759	$126,052	$—		$185,811
Cost of revenues	8,963	11,672	836	(1),(2)	21,471	91,787	31,002	(7),(8)	144,260

Gross profit	23,272	15,852	(836)		38,288	34,265	(31,002)		41,551

Research and development expenses	8,504	10,511	—		19,015	8,923	(105)	(7)	27,833
Sales and marketing expenses	7,341	9,876	—		17,217	18,299	—		35,516
General and administrative expense	4,108	7,876	—		11,984	15,181	(1,794)	(7)	25,371
Write-off of acquired in-process research and development	3,375	—	—		3,375	—	—		3,375
Amortization of acquired intangible assets	1,488	180	3,850	(1),(2)	5,518	—	23,333	(8)	28,851
Impairment of goodwill	—	6,222	—		6,222	—	—		6,222
Non-cash compensation expense	—	—	—		—	—	3,357	(9)	3,357
Restructuring charge	—	4,935	—		4,935	—	—		4,935

Total operating expenses	24,816	39,600	(3,850)		68,266	42,403	24,791		135,460

Operating loss	(1,544)	(23,748)	(4,686)		(29,978)	(8,138)	(55,793)		(93,909)
Interest and other income, net	669	(75)	—		594	(576)	—		18

Loss from continuing operations before income taxes	(875)	(23,823)	(4,686)		(29,384)	(8,714)	(55,793)		(93,891)
Income tax benefit (expense)	90	288	2,813	(3)	3,191	(14,313)	22,483	(10)	11,361

Loss from continuing operations	$(785)	$(23,535)	$(1,873)		$(26,193)	$(23,027)	$(33,310)		$(82,530)

Loss from continuing operations per common share:
Basic	$(0.10)	$(0.71)			$(2.79)	$(0.87)			$(4.31)

Diluted	$(0.10)	$(0.71)			$(2.79)	$(0.87)			$(4.31)

Shares used in computation:
Basic	7,730	32,948			9,374	26,419			19,157
Diluted	7,730	32,948			9,374	26,419			19,157

See accompanying notes to unaudited pro forma combined condensed financial statements.

SAFENET, INC. AND SUBSIDIARIES

UNAUDITED COMBINED CONDENSED
PRO FORMA STATEMENT OF OPERATIONS

NINE MONTHS ENDED SEPTEMBER 30, 2003

(in thousands, except per share amounts)

						Historical
	Historical	Historical	Pro Forma		Pro Forma	Rainbow	Pro Forma		Combined
	SafeNet	Cylink	Adjustments	Notes	SafeNet	Technologies	Adjustments	Notes	Pro Forma

Revenues	$47,032	$2,204	$—		$49,236	$102,614	$—		$151,850
Cost of revenues	13,126	1,943	382	(4),(5)	15,451	61,192	23,934	(11),(12)	100,577

Gross profit	33,906	261	(382)		33,785	41,422	(23,934)		51,273

Research and development expenses	11,310	929	—		12,239	5,956	(71)	(11)	18,124
Sales and marketing expenses	10,571	932	—		11,503	12,183	(22)	(11)	23,664
General and administrative expense	4,857	2,071	—		6,928	12,301	(1,288)	(11)	17,941
Amortization of acquired intangible assets	3,349	15	308	(4),(5)	3,672	—	17,500	(12)	21,172
Write-off of acquired in-process research and development costs	9,681	—	—		9,681	—			9,681
Cost of integration of acquired companies	3,127	—	—		3,127	—	—		3,127
Non-cash compensation expense	—	—	—		—	—	2,531	(13)	2,531
Litigation settlement	—	—	—		—	3,632	—		3,632

Total operating expenses	42,895	3,947	308		47,150	34,072	18,650		99,872

Operating income (loss)	(8,989)	(3,686)	(690)		(13,365)	7,350	(42,584)		(48,599)
Interest and other income, net	416	(36)	—		380	(1,287)	—		(907)

Income (loss) from continuing operations before income taxes	(8,573)	(3,722)	(690)		(12,985)	6,063	(42,584)		(49,506)
Income tax benefit (expense)	(1,607)	—	(175)	(6)	(1,782)	(1,152)	17,161	(14)	14,227

Income (loss) from continuing operations	$(10,180)	$(3,722)	$(865)		$(14,767)	$4,911	$(25,423)		$(35,279)

Income (loss) from continuing operations per common share:
Basic	$(0.95)				$(1.35)	$0.18			$(1.70)

Diluted	$(0.95)				$(1.35)	$0.18			$(1.70)

Shares used in computation:
Basic	10,700				10,921	26,699			20,740
Diluted	10,700				10,921	27,478			20,740

See accompanying notes to unaudited pro forma combined condensed financial statements.

NOTES TO UNAUDITED COMBINED CONDENSED PRO FORMA

FINANCIAL STATEMENTS

(amounts in thousands, except per share amounts)

Note 1 The Merger with Rainbow Technologies

      The merger agreement requires SafeNet to issue to the Rainbow Technologies stockholders 0.374 of a share of SafeNet common stock for each share of Rainbow Technologies common stock outstanding when the merger closes. SafeNet will not issue fractional shares in the merger. As a result, the total number of shares of SafeNet common stock that each Rainbow Technologies stockholder will receive in the merger will be rounded down to the nearest whole number, and each Rainbow Technologies stockholder will receive a cash payment for the remaining fraction of a share of SafeNet common stock that he or she would otherwise receive, if any, based on the market value of SafeNet common stock at the close of business at the date immediately prior to the date the merger becomes effective.

      SafeNet will also assume all outstanding vested and unvested stock options held by Rainbow Technologies employees. The merger will be treated as a purchase by SafeNet under accounting principles generally accepted in the United States. SafeNet will be considered the acquiring entity for accounting purposes based on the following considerations: (1) the shareholders of SafeNet will hold approximately 57% of the outstanding securities of the combined entity; (2) after the merger, the board of directors of the combined company will consist of eight members, including six current members of SafeNet’s board of directors and two current members of Rainbow Technologies’ board of directors; (3) the management and administration of the combined company will be conducted primarily by current personnel of SafeNet; and (4) the terms of the exchange of equity securities provides for SafeNet to pay a premium over the market value of the equity securities of Rainbow Technologies.

      Under the purchase method, the purchase price for accounting purposes is calculated using the fair market value of the SafeNet common stock issued to Rainbow Technologies stockholders, plus the value of Rainbow Technologies’ stock options assumed by SafeNet and estimated acquisition related costs. A preliminary estimate of the purchase price for Rainbow Technologies is as follows:

Number of shares of Rainbow Technologies common stock outstanding as of September 30, 2003	26,917
Number of shares of Rainbow Technologies common stock to be issued as of September 30, 2003	215

27,132
Exchange ratio	0.374

Number of shares of SafeNet common stock to be issued	10,147
Multiplied by SafeNet’s average stock price for the period three days before through three days after the signing of the merger agreement	$36.40

Estimated fair value of SafeNet’s common stock to be issued	$369,364
Estimated fair value of Rainbow Technologies’ stock options to be assumed by SafeNet	60,332
Estimated acquisition related costs to be incurred by SafeNet	6,029

Estimated purchase price	$435,725

      The stock options to be issued in conjunction with the merger with Rainbow Technologies were valued using the Black-Scholes Option Pricing model, a generally accepted option valuation methodology, with the following assumptions:

Stock price on date of assumption	$36.40
Expected price volatility	0.97–1.09
Risk free interest rate	2.10%–4.06%
Weighted-average exercise price	$19.80
Expected dividend yield	0%
Expected life	3.0–9.5 years

      The stock price on the date of grant was calculated using the average closing price of SafeNet’s stock for the three days before through the three days after the signing of the merger agreement. The Black-Scholes option-pricing model with the above assumptions calculated a weighted-average value of $30.52 per share. This value was assigned to the 2,251 stock options expected to be assumed by SafeNet (adjusted for the exchange ratio) to determine an aggregate fair value of approximately $68,701. This amount has been reduced by a portion of the unvested options’ intrinsic value that has been allocated to unearned compensation cost and will be amortized over the remaining vesting period.

      The amount of the compensation cost to be recognized as unearned compensation cost of $8,368 is based on the portion of the intrinsic value of the unvested options related to the Rainbow Technologies employees’ future service. The amount of unearned compensation cost recorded was calculated as the aggregate intrinsic value of the assumed options multiplied by the ratio of the remaining service period to the total service period. The intrinsic value of an award is equal to the excess of the fair value of the underlying SafeNet common stock over the exercise price of the award, adjusted for the exchange ratio. The amount of unearned compensation cost has been deducted from the fair value of the awards in determining the amount accounted for as purchase price.

      The unaudited pro forma condensed combined balance sheet and statements of operations are not necessarily indicative of the financial position and operating results that would have been achieved had the merger been completed as of the beginning of the earliest periods presented. They should not be construed as being a representation of financial position or future operating results of the combined companies. Management does not expect significant changes to the preliminary valuation of the transaction. However, the final purchase price amount and allocation could be significantly different from the amounts reflected in the unaudited combined condensed pro forma financial information. In addition, the unaudited pro forma combined condensed financial information gives effect only to the adjustments set forth in the accompanying notes and does not reflect any integration or merger related costs, or any potential cost savings or other synergies that management expects to realize as a result of the merger.

Note 2 The Merger with Cylink Corporation

      On February 5, 2003, SafeNet acquired 100% of the outstanding common shares of Cylink in accordance with an Agreement and Plan of Reorganization dated October 30, 2002. The purchase price the Company paid to the stockholders of Cylink in connection with the acquisition totaled $35,166 and consisted of the following:

Number of shares of Cylink common stock outstanding as of February 5, 2003	33,675
Exchange ratio	0.05

Number of shares of SafeNet common stock to be issued	1,684
Multiplied by SafeNet’s average stock price for the period three days before through three days after the signing of the merger agreement	$18.56

Estimated fair value of SafeNet’s common stock to be issued	$31,256
Estimated fair value of Cylink’s stock options to be assumed by SafeNet	1,691
Estimated acquisition related costs to be incurred by SafeNet	2,219

Estimated purchase price	$35,166

      For more information on the merger with Cylink, refer to SafeNet’s Current Report on Form 8-K/ A dated February 5, 2003 and filed with the Securities and Exchange Commission on April 21, 2003, which is incorporated by reference into this joint proxy statement/ prospectus.

Note 3 Adjustments to Unaudited Combined Condensed Pro Forma Financial Statements

      The adjustments to the unaudited combined condensed pro forma balance sheet as of September 30, 2003 and the combined condensed pro forma statements of operations for the year ended December 31, 2002 and for the nine months ended September 30, 2003 in connection with the proposed merger with Rainbow Technologies and the completed merger with Cylink are presented below:

Adjustments to Unaudited Combined Condensed Pro Forma Balance Sheet as of September 30, 2003

      (a) The fair values of Rainbow Technologies’ net assets have been estimated for the purpose of allocating the purchase price and determining the pro forma effect of the acquisition on the unaudited combined condensed pro forma financial statements. The estimated purchase price of $435,725 has been assigned to the tangible and intangible assets acquired and liabilities assumed as follows:

Current and tangible other assets at September 30, 2003	$109,244
Goodwill	274,233
Other intangibles	170,000

553,477
Less liabilities assumed and accrued by SafeNet as of September 30, 2003	(117,752)

$435,725

      (b) This adjustment is to eliminate the common stock ($27), additional paid in capital ($59,356), retained earnings ($28,350), accumulated other comprehensive income ($3,459) of Rainbow Technologies.

      (c) This adjustment is an estimate of the costs to register the securities to be issued to Rainbow Technologies’ stockholders totaling $335.

      (d) This adjustment is an estimate of the acquisition costs to complete the merger. This adjustment includes SafeNet’s estimated costs totaling $6,029, none of which has been accrued and deferred in the September 30, 2003 balance sheet.

      (e) This adjustment is an estimate of the liabilities to be accrued in connection with the purchase business combination, consisting primarily of severance and employee relocation costs and totaling $5,926.

      (f) This adjustment is an estimate of the portion of the intrinsic value of the unvested options to be assumed in the acquisition that will be allocated to unearned compensation cost and amortized over the remaining vesting period.

      (g) This adjustment is to record the estimated deferred income taxes in connection with the preliminary allocation of the purchase price. Deferred income taxes totaling $68,507 relate to the intangible assets, other than goodwill, that have been recorded but which will not be deductible for income tax purposes.

Adjustments to Unaudited Combined Condensed Pro Forma Statements of Operations for Cylink Merger

      The adjustments to the unaudited combined condensed pro forma statement of operations for the year ended December 31, 2002 in connection with the merger with Cylink are presented below:

      (1) Adjustment to eliminate amortization expense recorded by Cylink related to amortizable intangible assets of $1,908 for the year ended December 31, 2002, consisting of amortization expense included in cost of revenues of $1,728 and other amortization expense of $180.

      (2) Adjustment to record amortization expense related to the estimated fair value of acquired identifiable intangible assets from the purchase price allocation, which are being amortized over an estimated weighted-average useful life of 2.7 years, of $6,594 for the year ended December 31, 2002, consisting of amortization expense included in cost of revenues of $2,564 and other amortization expense of $4,030. For purposes of calculating pro forma amortization expense, SafeNet has estimated that the excess of the purchase price over the fair value of tangible net liabilities assumed of $45,760 will be allocated to identifiable intangible assets totaling $17,529, acquired in-process research and development assets of $3,351, and the remaining $24,880 will represent goodwill, which is not amortized under accounting principles generally accepted in the United States. The identifiable intangible assets consist of developed technology, patents, customer relationships, backlog and non-competition agreements.

      (3) Adjustment to record the pro forma income tax expense for the estimated tax effects of certain pro forma adjustments at a combined effective federal and state statutory income tax rate of approximately 40%.

      The adjustments to the unaudited pro forma combined condensed statement of operations for the nine months ended September 30, 2003 in connection with the merger with Cylink are presented below:

      (4) Adjustment to eliminate amortization expense recorded by Cylink related to amortizable intangible assets of $166 for the period from January 1, 2003 through February 5, 2003, consisting of amortization expense included in cost of revenues of $151 and other amortization expense of $15.

      (5) Adjustment to record incremental amortization expense for the period from January 1, 2003 through February 5, 2003 related to the estimated fair value of acquired identifiable intangible assets from the purchase price allocation, consisting of amortization expense included in cost of revenues of $533 and other amortization expense of $323.

      (6) Adjustment to record the pro forma income tax expense for the estimated tax effects of certain pro forma adjustments at a combined effective federal and state statutory income tax rate of approximately 40%.

Adjustments to Unaudited Combined Condensed Pro Forma Statements of Operations for Rainbow Technologies Merger

      The adjustments to the unaudited combined condensed pro forma statement of operations for the year ended December 31, 2002 in connection with the merger with Rainbow Technologies are presented below:

      (7) Adjustment to eliminate amortization expense recorded by Rainbow Technologies for the year ended December 31, 2002 related primarily to capitalized software development costs, patents and product licenses and consisting of amortization expense included in cost of revenues of $2,331, included in general and administrative expense of $1,794 and included in research and development expense of $105.

      (8) This adjustment is to record amortization expense related to the estimated fair value of acquired identifiable intangible assets from the purchase price allocation, which are being amortized over their estimated weighted-average useful lives of 3 years, consisting of amortization expense included in cost of revenues of $33,333 and other amortization expense of $23,333 for the year ended December 31, 2002. For purposes of calculating pro forma amortization expense, we have estimated that the excess of the purchase price over the fair value of tangible net assets acquired of $444,233 will be allocated to identifiable intangible assets totaling $170,000 and the remaining $274,233 will represent goodwill, which is not amortized under accounting principles generally accepted in the United States.

      As previously stated, for the purpose of this pro forma analysis, the above allocation is based on a preliminary estimate of the fair value of the acquired identifiable intangible assets based on publicly available information. Upon the completion of the merger, we will obtain the necessary information that will be required in order to perform a formal independent third-party valuation of the acquired assets and we will adjust these amounts to the amounts determined by the valuation. This information includes historical and prospective financial information, as well as other information not currently available to us. It is possible that the final allocation will differ significantly from the preliminary allocation used in the determination of these pro forma amounts. Therefore, the actual amortization expense to be recorded upon the consummation of the transaction could also differ significantly. For example, we believe that the amount allocated to the identifiable intangible assets could be as low as $136,000 or as high as $204,000. If the amount allocated to intangible assets was $136,000, the pro forma net loss and net loss per share for the year ended December 31, 2002 and the nine months ended September 30, 2003 would have been $(75,764) and $(3.95) per share, and $(30,205) and $(1.46) per share. If the amount allocated to intangible assets was $204,000, the pro forma net loss and net loss per share for the year ended December 31, 2002 and the nine months ended September 30, 2003 would have been $(89,296) and $(4.66) per share, and $(40,354) and $(1.95) per share.

      Based on our preliminary assessment, we believe that the identifiable intangible assets that will be recorded will include developed technology, patents and trademarks.

      (9) This adjustment is to record the amortization for the year ended December 31, 2002 of the unearned compensation expense related to the intrinsic value of the unvested options to be assumed in the acquisition.

      (10) Adjustment to record the pro forma income tax expense for the estimated tax effects of certain pro forma adjustments at a combined effective federal and state statutory income tax rate of approximately 40%.

      The adjustments to the unaudited pro forma combined condensed statement of operations for the nine months ended September 30, 2003 in connection with the merger with Rainbow Technologies are presented below:

      (11) Adjustment to eliminate amortization expense recorded by Rainbow Technologies for the nine months ended September 30, 2003 related primarily to capitalized software development costs, patents and product licenses and consisting of amortization expense included in cost of revenues of $1,066, included in research and development expense of $71, included in sales and marketing expense of $22 and included in general and administrative expense of $1,288.

      (12) Adjustment to record amortization expense for the nine months ended September 30, 2003 related to the estimated fair value of acquired identifiable intangible assets from the purchase price allocation, consisting of amortization expense included in cost of revenues of $25,000 and other amortization expense of $17,500.

      (13) This adjustment is to record the amortization for the nine months ended September 30, 2003 of the unearned compensation expense related to the intrinsic value of the unvested options to be assumed in the acquisition.

      (14) Adjustment to record the pro forma income tax expense for the estimated tax effects of certain pro forma adjustments at a combined effective federal and state statutory income tax rate of approximately 40%.

Note 4 Items Not Adjusted

      The unaudited combined condensed pro forma financial statements do not reflect any effect of operating efficiencies, cost savings and other benefits anticipated by SafeNet’s management as a result of the merger. Additionally, certain integration costs may be recorded subsequent to the merger that, under purchase accounting, will not be treated as part of the Rainbow Technologies purchase price. These costs, estimated to range between $7,000 and $8,000, have not been reflected in these unaudited pro forma condensed statements of operations because they are not expected to have a continuing impact on the combined results.

Note 5 Pro Forma Net Loss Per Share

      The pro forma basic and diluted loss from continuing operations per share is computed by dividing the pro forma loss from continuing operations by the pro forma basic and diluted weighted average number of shares outstanding, assuming SafeNet, Cylink and Rainbow Technologies had merged at the beginning of the earliest period presented. The pro forma weighted average basic and diluted number of shares outstanding is calculated as follows for the year ended December 31, 2002 and the nine months ended September 30, 2003:

Basic
and
Diluted

For the year ended December 31, 2002:
Cylink’s common shares outstanding on January 1, 2002	32,872
Multiplied by	0.05

Equivalent SafeNet shares issued to Cylink stockholders	1,644
Rainbow Technologies’ common shares outstanding on January 1, 2002	26,158
Multiplied by	0.374

Equivalent SafeNet shares issued to Rainbow Technologies stockholders	9,783
Add SafeNet weighted average common shares outstanding	7,730

Pro forma combined weighted average shares outstanding	19,157

For the nine months ended September 30, 2003:
Cylink’s common shares outstanding on January 1, 2002	33,209
Multiplied by	0.05

Equivalent SafeNet shares issued to Cylink shareholders	1,660
Multiplied by portion of period from January 1, 2003 to February 5, 2003	0.13

Incremental equivalent SafeNet shares issued to Cylink shareholders	215
Rainbow Technologies’ common shares outstanding on January 1, 2003	26,269
Multiplied by	0.374

Equivalent SafeNet shares issued to Rainbow Technologies stockholders	9,825
Add SafeNet weighted average common shares outstanding	10,700

Pro forma combined weighted average shares outstanding	20,740

COMPARISON OF RIGHTS OF HOLDERS OF RAINBOW TECHNOLOGIES COMMON STOCK AND SAFENET COMMON STOCK

      This section of the joint proxy statement/prospectus describes material differences between Rainbow Technologies common stock, on the one hand, and SafeNet common stock, on the other hand. While we believe that the description covers the material differences between the two, this summary may not contain all of the information that is important to both Rainbow Technologies and SafeNet stockholders. This summary is not intended to be a complete discussion of the certificate of incorporation and bylaws of Rainbow Technologies and the certificate of incorporation and bylaws of SafeNet and is qualified in its entirety by applicable Delaware law. Rainbow Technologies and SafeNet stockholders should carefully read this entire document and the certificates of incorporation and bylaws of each of Rainbow Technologies and SafeNet for a more complete understanding of the differences between Rainbow Technologies common stock and SafeNet common stock.

      Rainbow Technologies’ certificate of incorporation and bylaws currently govern the rights of stockholders of Rainbow Technologies. After the completion of the merger, Rainbow Technologies common stockholders will become stockholders of SafeNet. As a result, former Rainbow Technologies stockholders’ rights will be governed by SafeNet’s certificate of incorporation and bylaws. The following discussion summarizes material differences between the rights of Rainbow Technologies stockholders and SafeNet stockholders under the certificate of incorporation and bylaws of Rainbow Technologies and of SafeNet.

Authorized Shares of Capital Stock

      Rainbow Technologies. Rainbow Technologies’ authorized capital stock currently consists of 55,000,000 shares of common stock, par value $.001 per share, and 5,000,000 shares of preferred stock, par value $.001 per share.

      SafeNet. SafeNet’s authorized capital stock currently consists of 50,000,000 shares of common stock, par value $.01 per share, and 500,000 shares of preferred stock, par value $0.01 per share. Under SafeNet’s certificate of incorporation, SafeNet’s board of directors currently has the authority, without further action by SafeNet stockholders, to issue all of the authorized shares of SafeNet preferred stock in one or more series and to fix the voting powers, designations, preferences and the relative participating, optional or other special rights and qualifications, limitations and restrictions of each series, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences and the number of shares constituting any series.

Special Meetings of Stockholders

      Rainbow Technologies. Rainbow Technologies’ bylaws provide that special meetings of the stockholders may be called by the Rainbow Technologies president or the Rainbow Technologies board of directors.

      SafeNet. SafeNet’s bylaws provide that special meetings of the stockholders may be called at any time by:

•	the SafeNet board of directors;

•	the SafeNet president; or

•	the holders of 10% of the then outstanding shares of stock of SafeNet entitled to vote at the meeting, if the holders deliver to the SafeNet secretary one or more written demands for the meeting.

Voting Requirements

      Rainbow Technologies. Rainbow Technologies’ bylaws provide that, except as otherwise required by Delaware law or the Rainbow Technologies certificate of incorporation, stockholder action may be taken by the affirmative vote of a majority of the shares of stock represented at a meeting at which a quorum is present.

      SafeNet. SafeNet’s bylaws provide that, except as otherwise required by Delaware law or the SafeNet certificate of incorporation, stockholder action, other than the election of directors, must be authorized by a majority of votes cast at a meeting by stockholders entitled to vote thereon. The election of directors must be authorized by a plurality of votes cast at a meeting by stockholders entitled to vote thereon.

Stockholder Action Without a Meeting

      Rainbow Technologies. Rainbow Technologies’ bylaws provide that stockholder action, other than the election of directors, may be taken without a meeting upon the written consent of holders of Rainbow Technologies shares having the minimum number of votes necessary to authorize that action at a meeting at which all stockholders entitled to vote thereon are present and voting. The election of directors may be taken by written consent instead of a meeting, but only if such consent is signed by all of the Rainbow Technologies stockholders.

      SafeNet. SafeNet’s bylaws provide that stockholder action may be taken by written consent instead of a meeting, but only if such consent is signed by all of the SafeNet stockholders.

Stockholder Proposal Procedures

      Rainbow Technologies. Rainbow Technologies’ certificate of incorporation and bylaws contain no restrictions on nominations for Directors by stockholders or other actions to be brought before stockholders. However, notice of a special meeting shall state the purpose or purposes for which the meeting is called.

      SafeNet. SafeNet’s certificate of incorporation and bylaws contain no restrictions on nominations for Directors by stockholders or other actions to be brought before stockholders. However, notice of a special meeting shall state the purpose or purposes for which the meeting is called and notice for any meeting at which action is proposed to be taken that would entitle stockholders to receive payment for their shares must include a statement of that purpose.

Inspection of Books and Records

      Rainbow Technologies. Delaware law permits any stockholder, upon written demand under oath stating the purpose, to inspect the corporation’s stock ledger, a list of its stockholders, and its other books and records, for any proper purpose during the usual hours for business.

      SafeNet. Delaware law permits any stockholder, upon written demand under oath stating the purpose, to inspect the corporation’s stock ledger, a list of its stockholders, and its other books and records, for any proper purpose during the usual hours for business. In addition, pursuant to SafeNet’s certificate of incorporation, SafeNet’s board of directors has the power to determine from time to time whether, and at what time and places and under what conditions, the accounts and books of the corporation (other than the stock ledger) or any of them, shall be open to the inspection of the stockholders.

Number of Directors

      Rainbow Technologies. The size of Rainbow Technologies’ board of directors may vary from three to five directors. Currently, Rainbow Technologies has five directors.

      SafeNet. The size of SafeNet’s board of directors is currently fixed by the board of directors in accordance with the SafeNet bylaws at six directors.

Removal of Directors

      Rainbow Technologies. Under Rainbow Technologies’ bylaws, a Rainbow Technologies director may be removed for cause by the affirmative vote of holders of at least a majority of shares then entitled to vote at an election of directors.

      SafeNet. Under SafeNet’s bylaws, a SafeNet director may be removed at any time, either with or without cause, by the affirmative vote of holders of at least a majority of shares then entitled to vote at an election of directors. Additionally, a SafeNet director may be removed at any time for cause by a majority of the members of the SafeNet board of directors.

Listing

      Rainbow Technologies. Rainbow Technologies’ common stock is listed on the Nasdaq National Market under the symbol “RNBO.”

      SafeNet. SafeNet’s common stock is listed on the Nasdaq National Market under the symbol “SFNT.”

PRINCIPAL STOCKHOLDERS OF SAFENET

      The following table sets forth certain information with respect to the beneficial ownership of SafeNet common stock as of October 22, 2003 by (w) each person or entity who SafeNet knows beneficially owns more than 5% of its common stock, (x) each executive officer of SafeNet, (y) each director of SafeNet and (z) all executive officers and directors of SafeNet as a group. Unless otherwise indicated below, the address for each listed director and executive officer is c/o SafeNet, 4690 Millennium Drive, Belcamp, MD 21017. Beneficial ownership is determined in accordance with the rules of the SEC. Percentages for each person are based on 13,271,653 shares outstanding at October 22, 2003, plus the total number of outstanding options or warrants held by such person that are exercisable within 60 days of such date. Shares issuable upon exercise of outstanding options and warrants, however, are not deemed outstanding for purposes of computing the percentage ownership of any other person.

		Percent of
	Amount and Nature of	Outstanding
Name and Address of Beneficial Owners	Beneficial Ownership	Shares

Anthony A. Caputo (1)	916,200	6.9
Bruce R. Thaw(1)	293,334	2.2
Carole D. Argo(1)	98,399	(2)
Sean R. Price(1)	57,897	(2)
Cees Jan Koomen(3)	43,750	(2)
Shelley A. Harrison(1)	103,334	(2)
Ira A. Hunt, Jr.(1)	73,334	(2)
Thomas A. Brooks(1)	52,584	(2)
Andrew E. Clark(1)	40,000	(2)
Chris S. Fedde(1)	16,250	(2)
All Current Executive Officers and Directors as a Group (9 persons)(1)	1,651,332	12.4

(1)	Includes shares issuable pursuant to outstanding stock options that may be exercised within 60 days from the date hereof as follows: 321,600 shares for Mr. Caputo; 73,334 shares for Mr. Thaw; 96,374 shares for Ms. Argo; 57,438 shares for Mr. Price; 103,334 shares for Dr. Harrison; 68,334 shares for Mr. Hunt; 49,834 shares for Mr. Brooks; 20,000 shares for Mr. Clark; 16,250 shares for Mr. Fedde and 806,498 shares for all officers and directors as a group.

(2)	Represents less than 1% of the outstanding shares of common stock.

(3)	Mr. Koomen was an executive officer and employee of SafeNet from January 2002 to April 2003.

PRINCIPAL STOCKHOLDERS OF RAINBOW TECHNOLOGIES

      The following table sets forth certain information with respect to the beneficial ownership of Rainbow Technologies common stock as of October 22, 2003 by:

•	each person or entity who Rainbow Technologies knows beneficially owns more than 5% of its common stock;

•	each executive officer of Rainbow Technologies;

•	each director of Rainbow Technologies; and

•	all executive officers and directors of Rainbow Technologies as a group.

      Unless otherwise indicated below, the address for each listed director and executive officer is c/o Rainbow Technologies, 50 Technology Drive, Irvine, California 92618. Beneficial ownership is determined in accordance with the rules of the SEC. Percentages for each person are based on 26,774,480 shares outstanding at October 22, 2003, plus the total number of outstanding options held by such person that are exercisable within 60 days of such date. Shares issuable upon exercise of outstanding options, however, are not deemed outstanding for purposes of computing the percentage ownership of any other person.

		Percent of
	Amount and Nature of	Outstanding
Name and Address of Beneficial Owners	Beneficial Ownership	Shares

Walter W. Straub(1)	1,521,084	5.35
Richard P. Abraham(1)	162,625	(2)
Marvin Hoffman(1)	160,625	(2)
Frederick Haney(1)	91,125	(2)
Arthur L. Money(1)	7,125	(2)
James Kopycki(1)	140,625	(2)
Patrick Fevery(1)	132,080	(2)
Shawn Abbott(1)	259,405	(2)
Cheryl Baffa(1)	131,220	(2)
All Current Executive Officers and Directors as a Group (10 persons)(1)	2,605,914	9.7%

(1)	Includes shares issuable pursuant to outstanding stock options that may be exercised within 60 days from the date hereof as follows: 657,392 shares for Mr. Straub; 142,625 shares for Mr. Abraham; 127,625 shares for Mr. Hoffman; 85,125 shares for Mr. Haney; 5,625 shares for Mr. Money; 122,080 shares for Mr. Fevery; 131,225 shares for Mr. Kopycki; 244,253 shares for Mr. Abbott; 122,620 shares for Ms. Baffa; and 1,632,945 shares for all officers and directors as a group.

(2)	Represents less than 1% of the outstanding shares of common stock.

PROPOSAL TO INCREASE THE NUMBER OF SHARES AVAILABLE FOR ISSUANCE UNDER

THE SAFENET, INC. 2001 OMNIBUS STOCK PLAN

      SafeNet stockholders approved the 2001 Omnibus Stock Plan (the “2001 Plan”) on May 16, 2001. The 2001 Plan is intended to provide employees and directors with an incentive to actively contribute to SafeNet’s growth by enabling them to acquire a proprietary interest in SafeNet. At its inception, the 2001 Plan made available a maximum of 1,000,000 shares of SafeNet common stock for awards that could be made under the 2001 Plan. SafeNet stockholders approved the increase in the number of shares of SafeNet common stock that may be sold or optioned under the 2001 Plan to 1,600,000 shares of SafeNet common stock on June 22, 2002 and to 2,100,000 shares of SafeNet common stock on June 18, 2003.

      SafeNet is proposing that the stockholders approve an additional 900,000 shares of SafeNet common stock that may be sold or optioned under the 2001 Plan.

      THE SAFENET BOARD OF DIRECTORS RECOMMENDS AND ENCOURAGES

SAFENET STOCKHOLDERS TO VOTE FOR THE INCREASE IN NUMBER OF SHARES OF
SAFENET COMMON STOCK TO BE ISSUED PURSUANT TO THE
SAFENET 2001 OMNIBUS STOCK PLAN

Reasons for Increase

      SafeNet compensation policy includes grants of options to its employees and directors to attract talented business professionals to join SafeNet. As of October 22, 2003, SafeNet and Rainbow Technologies had approximately 213 and 570 employees, respectively. Following the closing of the proposed merger described in this joint proxy statement/ prospectus, SafeNet will immediately experience an over 200% increase in the number of its employees. Further, as a growth company, SafeNet plans to expand its workforce through new hires. Based on SafeNet’s compensation policy and the current number of shares of SafeNet common stock available under the existing 2001 Plan, SafeNet believes that there are not enough shares of SafeNet common stock left in the 2001 Plan to meet the needs of its expanded workforce following the proposed merger.

Summary of the 2001 Plan

      The following summary of the 2001 Plan does not purport to be complete. Any SafeNet stockholder who wishes to obtain a copy of the 2001 Plan may do so upon written request to SafeNet’s Secretary, Carole D. Argo, at SafeNet’s principal executive offices located at 8029 Corporate Drive, Baltimore, Maryland 21236.

     Administration

      The board of directors of SafeNet or a committee appointed by the board of directors (hereinafter referred to as the “Board”) will administer the 2001 Plan. The Board has full authority, subject to the provisions of the 2001 Plan, to award incentive stock options and nonstatutory stock options, restricted stock, stock appreciation rights, phantom stock or performance awards (collectively “Awards”).

      Subject to the provisions of the 2001 Plan, the Board will determine at its sole discretion, among other things, the persons to whom from time to time Awards may be granted (“Participants”), the number of shares of SafeNet common stock and exercise price, if any, under the Awards, any restrictions or limitations on the Awards, including vesting, exchange, deferral, surrender, cancellation, acceleration, termination, or forfeiture provisions related to such Awards. The interpretation and construction by the Board of any provisions of, or the determination of any questions arising under, the 2001 Plan or any rule or regulation established by the Board pursuant to the 2001 Plan, will be final, conclusive and binding on all persons interested in the 2001 Plan.

     Shares of SafeNet Common Stock Subject to the 2001 Plan

      If this amendment is approved, the 2001 Plan will authorize the granting of Awards, up to a maximum of 3,000,000 shares of SafeNet common stock to be acquired by the Participants. In order to prevent the dilution or enlargement of the rights of the Participants under the Plan, the number of shares of SafeNet common stock authorized by the 2001 Plan and the number of shares of SafeNet common stock subject to outstanding Awards are subject to adjustment in the event of any increase or decrease in the number of shares of outstanding Common Stock resulting from a stock dividend, stock split, reverse stock split, combination of shares, merger, reorganization, consolidation, recapitalization or other change in the corporate structure affecting SafeNet’s capital stock. If any Award granted under the 2001 Plan is forfeited or terminated, the shares of SafeNet common stock that were underlying such Award shall again be available for distribution in connection with Awards subsequently granted under the 2001 Plan.

     Eligibility

      Subject to the provisions of the 2001 Plan, Awards may be granted to full-time employees of SafeNet or its subsidiaries, directors of SafeNet and consultants employed by SafeNet.

     Effective Date and Term of 2001 Plan

      The 2001 Plan became effective on March 5, 2001, the date on which it was adopted by the Board. The 2001 Plan will terminate ten (10) years after the effective date, subject to earlier termination by the Board. No Award may be granted after March 5, 2010, but Awards previously granted may extend beyond such date.

     Nature of Restricted Stock

      Restricted stock awards typically will be granted at no purchase price, although if required under applicable corporate law, the Board may establish a purchase price set at the par value of the SafeNet common stock, payable in cash or by other means, including recognition of past employment. Shares of restricted stock are shares of SafeNet common stock which the grantee is not entitled to sell or otherwise transfer until ownership of the shares vest. The vesting schedule for restricted stock will be determined by the Board upon grant. If so determined by the Board upon grant, recipients of restricted stock may receive certain other rights attaching to shares of SafeNet common stock generally, such as dividend and voting rights, as of the date of grant or such later date as the Board may determine (but not later than the date of vesting for such stock). If the recipient of restricted stock ceases to be employed by SafeNet or any subsidiary of SafeNet before the vesting date comes, the restricted stock will be forfeited to SafeNet.

     Nature of Options

      The 2001 Plan provides for the grant of options, which may be nonstatutory options, incentive stock options, or any combination of the foregoing. In general, options granted under the 2001 Plan have a term not to exceed ten (10) years from the date of grant. The per share exercise price of an incentive stock option granted under the 2001 Plan may not be less than the fair market value of the SafeNet common stock on the date of grant. Incentive stock options granted to persons who have voting control over 10% or more of SafeNet’s capital stock are granted at 110% of the fair market value of the underlying shares on the date of grant and expire five years after the date of grant. Outstanding stock options may not be amended to reduce the exercise price.

     Exercise of Options

      The 2001 Plan provides the Board with the sole discretion to determine when options granted there under will become exercisable. Generally, such options may be exercised after a period of time specified by the Board at any time prior to expiration, so long as the optionee remains employed by SafeNet, except in the case of termination without cause, death or disability, where special rules apply. No option granted under the 2001 Plan is transferable by the Participant other than by will or the laws of descent and distribution, and each option is exercisable during the lifetime of the optionee only by the optionee. There is a limited exception for nonqualified stock options which may be transferred by gift or domestic relations order, with the permission of the Board, to certain family members and family owned entities.

     Nature of Stock Appreciation Rights

      Upon exercise, a stock appreciation right (“SAR”) entitles the grantee to receive a payment equal to the product of the excess of the fair market value on the exercise date of a share of SafeNet common stock over the base price per share specified in the grant agreement, multiplied by the number of shares with respect to which the SAR is exercised. SARs will be granted on a free-standing basis (without regard to or in addition to the grant of a stock option) or on a tandem basis (related to the grant of an underlying stock option). SARs granted in tandem with or in addition to a stock option may be granted either at the same time as the stock option or at a later time; provided, however, that a tandem SAR shall not be granted with respect to any outstanding incentive stock option award without the consent of the grantee.

     Nature of Phantom Stock

      Phantom stock entitles the holder to an economic interest equivalent to the ownership of the underlying shares but not the rights of a stockholder.

     Nature of Performance Awards

      Performance Awards become payable on account of attainment of one or more performance goals. Performance Awards may be paid by the delivery of SafeNet common stock or cash, or any combination of SafeNet common stock and cash by SafeNet upon attainment of the performance goals.

     Agreements

      Awards granted under the 2001 Plan will be evidenced by agreements consistent with the 2001 Plan in such form as the Board may prescribe. Neither the 2001 Plan or agreements thereunder confer any rights to continued employment upon any Participant.

     ERISA and the Code

      The Plan is not qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended (“Code”) and is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974.

     Amendments to the 2001 Plan

      The Board may at any time, and from time to time, amend, modify or terminate any of the provisions of the 2001 Plan, but no amendment, modification or termination shall be made which would impair the rights of a Participant under any agreement theretofore entered into pursuant to an Award, without the Participant’s consent, and no amendment may be made without stockholder approval to increase the number of shares subject to the 2001 Plan or if such approval is required by any tax or regulatory requirement or rule of any exchange or the Nasdaq National Market on which the Common Stock is traded.

Federal Income Tax Considerations

      The discussion that follows is a summary, based upon current law, of some of the significant federal income tax considerations relating to awards under the 2001 Plan. The discussion does not address state, local or foreign tax consequences. The summary is based on the provisions of the Code as in effect on the date of this document and on existing and proposed regulations and ruling thereunder, all of which are subject to change. Each Participant is urged to consult his tax advisor prior to exercise of an option or other Award and prior to sale or other disposition of shares of SafeNet common stock acquired under the Plan.

     Restricted Stock Awards

      A grantee of a restricted stock award of SafeNet common stock generally will recognize ordinary income equal to the fair market value of the SafeNet common stock received less any amount paid for such SafeNet common stock. The grantee’s tax basis in the SafeNet common stock is equal to the sum of the amount paid, if any, for such SafeNet common stock and the amount of ordinary income recognized. Where the SafeNet common stock is subject to restrictions such as a performance contingency or other vesting requirement, except as otherwise provided below, the ordinary income generally will be recognized at the time the performance contingency is met or the vesting requirement is satisfied (i.e., when the restrictions lapse). At such time, a grantee generally will recognize ordinary income equal to the then fair market value of the SafeNet common stock less any amount paid for such SafeNet common stock.

      A grantee who is awarded restricted stock may elect (i.e., a “Section 83(b) Election”), in accordance with Treasury Regulations and within thirty days after the grant of the stock award, to recognize ordinary income on the grant date rather than the date the restrictions lapse, in an amount equal to the fair market value of the stock on the grant date less any amount paid for such stock. If a Section 83(b) Election is timely made, any appreciation in the value of the SafeNet common stock subsequent to the grant date would not generate additional income until the stock is sold or exchanged, in which case any gain on the sale or exchange would be taxable as capital gain. However, if a Section 83(b) Election is made and some or all of the SafeNet common stock is subsequently forfeited in accordance with the terms of the restricted stock award agreement, the grantee is entitled to a capital loss deduction only to the extent that the amount paid, if any, for such SafeNet common stock exceeds the amount realized, if any, upon such forfeiture.

      SafeNet generally will be entitled to a deduction for federal income tax purposes which will correspond in timing and amount to the recognition of ordinary income by the grantee, provided such income is appropriately reported by SafeNet to the grantee.

     Incentive Stock Options

      A Participant will not recognize taxable income upon the grant or exercise of an incentive stock option, except under certain circumstances when the exercise price is paid with already-owned shares of SafeNet common stock that were acquired through the previous exercise of an incentive stock option. However, upon the exercise of an incentive stock option, the excess of the fair market value of the shares of SafeNet common stock received on the date of exercise over the exercise price of the shares of SafeNet common stock will be treated as a tax preference item for purposes of the alternative minimum tax. In order for the exercise of an incentive stock option to qualify for the foregoing tax treatment, the Participant generally must be an employee of SafeNet from the date the incentive stock option is granted through the date three months before the date of exercise, except in the case of death or disability, where special rules apply. Pursuant to the provisions of the 2001 Plan, the aggregate fair market value (determined on the date of grant) of the shares of SafeNet common stock with respect to which incentive options are for the first time exercisable by a Participant during any calendar year cannot exceed $100,000. SafeNet will not be entitled to any tax deduction with respect to the grant or exercise of an incentive stock option.

      If shares of SafeNet common stock acquired upon exercise of an incentive stock option are not disposed of by the Participant within two years from the date of grant or within one year after the transfer of such shares of SafeNet common stock to the Participant (the “ISO Holding Period”), then (i) no amount will be reportable as ordinary income with respect to such shares of SafeNet common stock by the Participant or recipient and (ii) SafeNet will not be allowed a tax deduction in connection with the shares of SafeNet common stock acquired pursuant to the exercise of the incentive stock option. If a sale of such shares of SafeNet common stock occurs after the ISO Holding Period has expired, then any amount recognized in excess of the exercise price will be reportable as a long-term capital gain, and any amount recognized below the exercise price will be reportable as a long-term capital loss. The exact amount of income tax payable on a long-term capital gain will depend upon the income tax rates in effect at the time of the sale. The ability of a Participant to utilize a long-term capital loss will depend upon the Participant’s other income tax attributes and the statutory limitations on capital loss deductions. To the extend that alternative minimum taxable income was recognized on exercise of the incentive stock option, the basis in the shares of SafeNet common stock acquired may be higher for determining a long-term capital gain or loss for alternative minimum tax purposes.

      A “disqualifying disposition” will result if the shares of SafeNet common stock acquired upon the exercise of an incentive stock option are sold by the Participant before the ISO Holding Period has expired. In such case, at the time of a disqualifying disposition, the Participant will recognize ordinary income in the amount of the difference between the exercise price and the lesser of (i) the fair market value on the date of exercise or (ii) the amount realized on disposition. SafeNet will be allowed a deduction on its federal income tax return in the year of the disqualifying disposition equal to the ordinary income recognized by the Participant. The Participant will report as a short-term or long-term capital gain, as applicable, any amount realized in excess of the fair market value on the date of exercise. To the extent that alternative minimum taxable income was recognized on exercise of the incentive stock option, the basis in the shares of SafeNet common stock acquired may be higher for determining a short-term or long-term capital gain or loss for alternative minimum tax purposes.

      The general rules discussed above are different if the Participant disposes of the shares of SafeNet common stock in a disqualifying disposition in which a loss, if actually sustained, would not be recognized by the Participant. Examples of these dispositions include gifts or sales to related parties such as members of the Participant’s family and corporations or entities in which the Participant owns a majority equity interest. In such circumstances, the Participant would recognize ordinary income equal to the difference between the exercise price of the shares of SafeNet common stock and the fair market value of the shares of SafeNet common stock on the date of exercise. The amount of ordinary income would not be limited by the price at which the shares of SafeNet common stock were actually sold by the Participant to the related party.

      If the Participant retires or otherwise terminates employment with SafeNet, other than by reason of death or permanent and total disability, an incentive stock option must be exercised within three months of such termination in order to be eligible for the tax treatment of the incentive stock options described above. If a Participant terminates employment because of a permanent and total disability, the incentive stock option will be eligible for such treatment if it is exercised within one year of the date of termination of employment. In the event of a Participant’s death, the incentive stock option will be eligible for such treatment if exercised by the Participant’s legatees, personal representatives or distributees, provided that the death occurred while the Participant was employed, within three months of the date of termination of employment or within one year following the date of termination of employment because of permanent and total disability.

     Nonqualified Stock Options

      In general, a Participant to whom a nonstatutory option (“NSO”) is granted will recognize no taxable income at the time of the grant. Upon exercise of a NSO, the Participant will recognize ordinary income in an amount equal to the amount by which the fair market value of the shares of SafeNet common stock on the date of exercise exceeds the exercise price of the NSO, and SafeNet will generally be entitled to a tax deduction equal to the ordinary income recognized by the Participant in the year the participant recognizes ordinary income, subject to the limitations of Section 162(m) of the Code. SafeNet is required to withhold certain income taxes from Participants who are employees upon exercises of a NSO and must properly report the income to the Participant to be entitled to a tax deduction.

      Any disposition thereafter will result in a capital gain or loss equal to the difference between the selling price of the shares of SafeNet common stock and the fair market value of the shares of SafeNet common stock on the date of exercise of the NSO. Such capital gain or loss will be a long-term or short-term capital gain or loss depending upon the period the shares of SafeNet common stock are held. The required holding period for long-term capital gains is presently one year. The excess of the net long-term capital gain over net short-term capital loss is currently taxable at a maximum tax rate of 15%. Capital losses are currently deductible for individuals to the extent of capital gains plus an amount not to exceed $3,000 ($1,500 for married individuals filing separately). There is no tax impact to SafeNet upon the sale of the shares of SafeNet common stock.

     Tender of Stock in Payment of Option Exercise Price

      The Plan provides that nonqualified stock options and incentive stock options, if authorized by the Board, may be exercised by tendering shares of SafeNet common stock with a fair market value equal to part or all of the option exercise price. As a general rule, the delivery of SafeNet common stock to exercise an option granted under the Plan is treated as a nontaxable exchange to the extent that the optionee receives an equal number of shares of SafeNet common stock upon exercise of the option. The tax basis of the shares received will be the same as the optionee’s tax basis for the tendered shares. The excess of the value of any additional shares received over any money paid upon exercise constitutes taxable income in the case of a nonqualified stock option, but not in the case of an incentive stock option. Any additional shares received upon the exercise of a nonqualified stock option will have an aggregate basis equal to the amount included in the optionee’s income as a result of the exercise of the option plus any money paid (i.e., generally their fair market value). Any additional shares received upon the exercise of an incentive stock option will have a tax basis equal to the amount of the money paid, if any.

      There is one exception to the above rules. If SafeNet common stock used to effect the exchange was received pursuant to the exercise of an incentive stock option and the requisite ISO Holding Period requirements have not been satisfied (including circumstances where shares are withheld or otherwise tendered pursuant to a cashless exercise of an incentive stock option), the tender of such shares would constitute a disqualifying disposition. In that case, the exchange of such shares would be treated as a taxable exchange, not a nontaxable exchange. The optionee would recognize income upon the exchange of such shares as described in the Section above.

     Stock Appreciation Rights and Phantom Stock

      A grantee of a SAR or Phantom Stock will recognize ordinary income at the time payment is made in the amount of such payment, which in the case of an employee will be subject to tax withholding. SafeNet generally will be entitled to a corresponding deduction for federal income tax purposes in the same amount and at the same time.

     Long Term Capital Gain

      The maximum tax rate for long term capital gain under the Code is presently 15%.

     Alternative Minimum Tax

      A taxpayer may be subject to an alternative minimum tax which is payable to the extent that such alternative minimum tax exceeds the taxpayer’s regular income tax for the year. The alternative minimum tax is imposed at a flat rate of 26% on the taxpayer’s alternative minimum taxable income up to $175,000 in excess of an exemption amount, and at a rate of 28% on the taxpayer’s alternative minimum taxable income greater than $175,000 above the exemption amount. In computing a taxpayer’s alternative minimum taxable income, the excess of the fair market value of the shares on the exercise date of an incentive stock option over the exercise price is included in alternative minimum taxable income. If, however, a disqualifying disposition occurs in the year in which the option is exercised, which disposition is a sale or exchange in which a loss (if sustained) would be recognized, the maximum amount that is included in alternative minimum taxable income is the gain realized on the disposition of the shares. The portion of a taxpayer’s alternative minimum tax attributable to certain items included in the computation of alternative minimum taxable income (including amounts attributable to the exercise of an incentive stock option) may be credited against the taxpayer’s regular tax liability in later years to the extent that the regular tax liability exceeds the alternative minimum tax.

     Tax Withholding

      SafeNet may require that a Participant pay to SafeNet in cash any federal, state and local taxes required by law to be withheld with respect to the grant of any Award under the Plan or exercise pursuant to such Award or related delivery of shares under the Plan. SafeNet, to the extent permitted or required by law, will have the right to deduct from any payment owed to a Participant (including salary or other compensation), any such federal, state or local taxes required to be withheld with respect to the grant of any Award under the Plan or exercise pursuant to such Award or related delivery of shares under the Plan. In the alternative, SafeNet may retain or sell without notice a sufficient number of the shares to be issued to the Participant to cover any such taxes.

      Under the Plan, if authorized by the Board, a Participant may deliver shares of SafeNet common stock, including shares acquired upon exercise of an option, to pay withholding taxes due on exercise of the option. Shares of SafeNet common stock delivered to or retained by SafeNet to pay withholding taxes will be valued on the date as of which the withholding tax liability is determined.

      The delivery of SafeNet common stock to pay withholding taxes generally will result in a taxable gain to the participant to the extent that this value exceeds the Participant’s basis in the stock. If the SafeNet common stock delivered was acquired pursuant to the exercise of an incentive stock option and the requisite holding period requirements have not been satisfied (including circumstances where shares are withheld upon the exercise of an incentive stock option to pay the withholding taxes), a disqualifying disposition will result.

Vote Required

      Assuming a quorum consisting of a majority of all of the outstanding shares of SafeNet common stock is present, in person or by proxy, at the SafeNet special meeting, a majority of the votes cast at the SafeNet special meeting is required to approve the increase in number of shares in the 2001 Plan. If you abstain or if you hold your shares in “street name” and fail to sign, date and return the enclosed proxy card, it will have no effect on the outcome of this proposal.

Plan Benefits

      The Awards that will be made to Participants under the 2001 Plan for any fiscal year are subject to the discretion of the Board. Consequently, it is not possible to determine at this time the amount of the Awards that will be paid in 2004.

      The following table sets forth the option grants, which were made to SafeNet’s chief executive officer, four most highly compensated executive officers other than the chief executive officer who were serving as executive officers at the end of 2002, all current executive officers as a group, all current directors who are not executive officers as a group and all employees, including all current officers who are not executive officers, as a group.

	Number of Options

Name	2002	2003

Anthony A. Caputo	100,000	100,000
Carole D. Argo	0	50,000
Sean R. Price	20,000	20,000
Chris Fedde	15,000	60,000
Cees Jan Koomen	100,000	—
Executive Group	135,000	330,000
Non-Executive Director Group	50,000	150,000
Non-Executive Officer Employee Group	275,450	296,050

      SafeNet has not issued and does not expect to issue any options during 2004 to any associate of any director or executive officer or to any individual in excess of five percent of options granted under the 2001 Plan.

Director and Executive Compensation

     Executive Compensation

      The following table sets forth certain information regarding compensation SafeNet paid during each of the last three fiscal years to (1) its Chief Executive Officer and (2) its other four most highly compensated executive officers whose aggregate cash compensation in 2002 exceeded $100,000 (the “Named Executive Officers”):

		Annual Compensation			Long-Term
					Compensation
				Other Annual	Awards
		Salary	Bonus	Compensation
Name and Principal Position	Year	($)	($)	($)(1)	Options (Shares)

Anthony A. Caputo,	2002	329,400	333,000	0	100,000
Chairman, Chief Executive Officer and President	2001 2000	344,000 336,000	0 192,000	0 0	211,600 80,000
Carole D. Argo,	2002	155,000	175,000	0	0
Senior Vice President, Chief Financial Officer, Secretary and Treasurer	2001 2000	166,000 162,000	0 75,000	0 0	62,000 33,000
Sean R. Price	2002	251,000	50,000	0	20,000
Senior Vice President, Worldwide Sales	2001 2000	214,000 236,000	0 0	0 0	22,000 53,333
Chris Fedde	2002	130,000	100,000	0	15,000
Senior Vice President and General Manager, Enterprise Security Division(2)	2001	110,000	0	0	25,000
Cees Jan Koomen	2002	222,000	0	0	100,000
Senior Vice President and General Manager, Embedded Security Division(3)

(1)	Perquisites and other personal benefits to the Named Executive Officers were less than both $50,000 and 10% of the total annual salary and bonus reported for the Named Executive Officers, and therefore, information regarding perquisites and other personal benefits has not been included.

(2)	Mr. Fedde became an executive officer and employee of SafeNet in February 2001.

(3)	Mr. Koomen was an executive officer and employee of SafeNet from January 2002 to April 2003.

     Option Grants in Fiscal Year 2002

      The following table sets forth certain information with respect to stock options granted during fiscal year 2002 to the Named Executive Officers under SafeNet’s employee stock plans. SafeNet did not grant any stock appreciation rights in 2002.

      On June 18, 2003, SafeNet stockholders approved at SafeNet’s 2003 annual meeting of stockholders an amendment to SafeNet’s 2001 stock plan to increase the number of shares available for options under the plan by 500,000 shares from 1,600,000 to 2,100,000 shares.

	Individual Grants				Potential Realizable
					Value at Assumed
	Number of	% of Total			Annual Rates of Stock
	Securities	Options			Price Appreciation for
	Underlying	Granted to	Exercise or		Option Term (2)
	Options	Employees in	Base Price	Expiration
Name	Granted	Fiscal Year (1)	($/Sh)	Date	5% ($)	10% ($)

Anthony A. Caputo	100,000(3)	19.6	13.75	10/08/03	68,750	137,500
Carole D. Argo	0	0.0	N/A	N/A	0	0
Sean R. Price	20,000(4)	3.9	11.47	2/11/09	93,389	217,636
Chris Fedde	15,000(4)	2.9	11.47	2/11/09	70,042	163,227
Cees Jan Koomen (5)	25,000(3)	4.9	13.46	4/10/09	136,989	319,243
	37,500(4)	7.3	13.46	4/10/09	205,484	478,865
	37,500(4)	7.3	13.75	10/8/09	209,911	489,182

(1)	An aggregate of 510,450 options was granted to employees in 2002.

(2)	The potential realizable value has been calculated in conformity with SEC disclosure rules and is not intended to forecast possible future appreciation of SafeNet common stock. No gain to the options is possible without stock price appreciation, which will benefit all stockholders. If the stock price does not increase above the exercise price, compensation to the Named Executive Officer will be zero.

(3)	The option became immediately exercisable on the grant date.

(4)	The option becomes exercisable in cumulative annual installments of 25% of the shares on each of the first, second, third and fourth anniversaries of the grant date.

(5)	Mr. Koomen was an executive officer and employee from January 2002 to April 2003.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

      The table below sets forth certain information with respect to options exercised by the Named Executive Officers during fiscal year 2002 and with respect to options held by the Named Executive Officers at the end of fiscal year 2002.

			Number of Securities
	Number of		Underlying Unexercised		Value of Unexercised In-the-
	Securities		Options at December 31,		Money Options at December
	Underlying		2002 (3)		31, 2002 ($) (3)
	Options	Value
Name	Exercised (1)(2)	Realized ($)	Exercisable	Unexercisable	Exercisable	Unexercisable

Anthony A. Caputo	0	0	266,182	125,418	3,597,063	1,972,917
Carole D. Argo	0	0	78,999	46,001	796,193	727,057
Sean R. Price	0	0	56,208	45,792	599,244	457,245
Chris Fedde	0	0	16,250	23,750	262,285	366,385
Cees Jan Koomen (4)	0	0	25,000	75,000	297,250	880,875

(1)	No stock appreciation rights were exercised by any of SafeNet’s directors, executive officers or employees in 2002, and there are no outstanding stock appreciation rights held by any director, executive officer or employee.

(2)	Mr. Caputo, Mr. Price and Mr. Koomen exercised and sold 100,000, 16,660 and 68,750 shares of common stock, respectively, underlying options in 2003.

(3)	The value of unexercised stock options at December 31, 2002 is based on the last reported sale price of $25.35 for SafeNet common stock, as reported by The Nasdaq National Market on that date.

(4)	Mr. Koomen was an executive officer and employee from January 2002 to April 2003.

Compensation of Directors

      SafeNet pays a meeting fee of $2,500 to each non-employee director for each board meeting attended, up to $10,000 annually. No fees are paid for telephonic board meetings. Members of SafeNet’s Audit Committee receive an additional $1,000 per quarter and members of SafeNet’s Compensation Committee receive an additional $500 per quarter. SafeNet reimburses all directors for travel and other reasonable business expenses incurred in the performance of their services for SafeNet.

      After each annual meeting, each of SafeNet’s non-employee directors who attended at least 75% of the aggregate number of meetings of the board during the previous calendar year and who stood for election at the preceding annual meeting is granted a stock option exercisable for 10,000 shares of SafeNet common stock. The per share option price is the closing price on the grant date. The option has a ten-year term and is fully vested on the grant date.

      Newly appointed directors receive an initial stock option grant for 10,000 shares of SafeNet common stock. The per share option price is the closing price on the grant date. These options have a ten-year term and are fully vested on the grant date.

Employment Contracts, Termination of Employment and Change in Control Arrangements

      In December 2001, SafeNet entered into a five-year employment agreement with Mr. Caputo which may be extended on a month to month basis if Mr. Caputo remains in full time employment beyond the end of the term without any written agreement between the parties. Under the agreement, Mr. Caputo is to receive an annual salary of $329,422 adjusted annually based on a review by SafeNet’s Compensation Committee and a cost of living increase of at least 10%. Mr. Caputo is also entitled to incentive compensation targeted at 50% of the applicable base salary if SafeNet’s business objectives as set forth in its annual business plan are achieved. Awards of stock options are to be granted annually to Mr. Caputo in order to provide him with total direct compensation that is competitive with CEO compensation levels at peer companies. During the term of Mr. Caputo’s employment agreement, SafeNet agrees to provide and fully fund a $2.0 million dollar variable life insurance policy (the “Insurance Policy”). Ownership of the policy shall transfer to Mr. Caputo at the termination of his employment with SafeNet.

      If Mr. Caputo’s employment is terminated by him for good reason (defined under the agreement to include death, disability and base salary below $329,442 or a demotion in title or status) or by SafeNet without cause (as defined in the agreement), he is entitled to a severance payment in an amount equal to the sum of salary, target incentive compensation and vacation accrued through the termination date plus the lesser of (1) $600,000 and (2) the balance of his compensation under the contract to the end of the agreement computed using the latest applicable salary rate. In addition, SafeNet will accelerate the payment of all annual premiums required to fully fund Mr. Caputo’s Insurance Policy and all stock options will become exercisable and will remain exercisable for a three-year period. If his employment with SafeNet is terminated (other than as a consequence of death or disability) either by him for good reason or by SafeNet without cause within one year following the occurrence of a change in control (as defined in the agreement), he is entitled to receive, in lieu of the severance payment otherwise payable, his annual salary multiplied by three, his then current target incentive compensation multiplied by three, the payment of all unpaid premiums which are required to fully fund his Insurance Policy, and all of his stock options under SafeNet stock plans shall be fully vested and exercisable. If Mr. Caputo voluntarily terminates his employment (other than for good reason), then Mr. Caputo shall be entitled to receive accrued vacation in accordance with SafeNet’s records and six month’s severance pay.

      Mr. Price’s employment offer letter provides for the payment of six months’ salary if SafeNet terminates his employment without cause.

      Ms. Argo’s employment offer letter provides for the payment of six months’ salary if SafeNet terminates her employment for any reason. In addition, if there is a change of control of SafeNet, any unexercised stock options are subject to accelerated vesting of 100% of unexercised shares, and she is entitled to payment of twelve months’ salary and bonus.

      Mr. Fedde’s employment offer letter provides for the payment of six months’ salary if SafeNet terminates his employment without cause.

      In connection with the termination of Mr. Koomen’s employment relationship with SafeNet, SafeNet paid to Mr. Koomen a sum equal to six months’ salary, plus relocation expenses of up to $50,000.

Compensation Committee Interlocks and Insider Participation

      During the fiscal year ended December 31, 2002, SafeNet’s Compensation Committee was comprised of Thomas A. Brooks and Ira A. Hunt, Jr. Neither member of SafeNet’s Compensation Committee has ever been an employee or officer of SafeNet or any of its subsidiaries. None of SafeNet’s executive officers serves as a member of the compensation committee of any other entity that has one or more executive officers serving as a member of SafeNet’s board or Compensation Committee.

PROPOSAL TO GRANT AUTHORITY TO ADJOURN OR

POSTPONE THE SAFENET SPECIAL MEETING

The SafeNet Adjournment Proposal

      If at the SafeNet special meeting of stockholders on March 15, 2004, the number of shares of SafeNet common stock present or represented and voting in favor of the share issuance proposal or the stock plan proposal is insufficient to approve the share issuance proposal or the stock plan proposal under Delaware law, Anthony Caputo and Carole Argo intend to move to adjourn the special meeting in order to enable the SafeNet board of directors to solicit additional proxies. In that event, SafeNet will ask its stockholders to vote only upon the adjournment proposal, and not the share issuance and the stock plan proposals.

      In this proposal, SafeNet is asking you to authorize the holder of any proxy solicited by the SafeNet board of directors to vote in favor of granting discretionary authority to Anthony Caputo and Carole Argo to adjourn or postpone the SafeNet special meeting to another time and place for the purpose of soliciting additional proxies. If the stockholders approve the adjournment proposal, SafeNet could adjourn the special meeting and any adjourned session of the special meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from stockholders that have previously voted. Among other things, approval of the adjournment proposal could mean that, even if SafeNet had received proxies representing a sufficient number of votes against the share issuance proposal or the stock plan proposal to defeat the share issuance proposal or the stock plan proposal, SafeNet could adjourn the special meeting without a vote on the share issuance proposal or the stock plan proposal and seek to convince the holders of those shares to change their votes to votes in favor of the share issuance proposal or the stock plan proposal.

Vote Required; Recommendation of the Board of Directors

      The SafeNet adjournment proposal requires the approval of a majority of the votes cast on the proposal. Broker non-votes and abstentions will have no effect on the outcome of the vote on the adjournment proposal. No proxy that is specifically marked “against” approval of the share issuance proposal or the stock plan proposal will be voted in favor of the adjournment proposal, unless it is specifically marked “for” the SafeNet adjournment proposal.

      The SafeNet board of directors believes that if the number of shares of SafeNet common stock present or represented at the special meeting and voting in favor of the share issuance proposal or the stock plan proposal is insufficient to approve the share issuance proposal or the stock plan proposal, it is in the best interests of the stockholders of SafeNet to enable the board to continue to seek to obtain a sufficient number of additional votes in favor of the share issuance proposal and the stock plan proposal to bring about its approval.

      The SafeNet board of directors recommends that you vote FOR the SafeNet adjournment proposal.

PROPOSAL TO GRANT AUTHORITY TO ADJOURN OR

POSTPONE THE RAINBOW TECHNOLOGIES SPECIAL MEETING

The Rainbow Technologies Adjournment Proposal

      If at the Rainbow Technologies special meeting of stockholders on March 15, 2004, the number of shares of Rainbow Technologies common stock present or represented and voting in favor of adoption of the merger agreement is insufficient to adopt the merger agreement under Delaware law, Walter Straub and Patrick Fevery intend to move to adjourn the special meeting in order to enable the Rainbow Technologies board of directors to solicit additional proxies. In that event, Rainbow Technologies will ask its stockholders to vote only upon the adjournment proposal, and not the proposal regarding the adoption of the merger agreement.

      In this proposal, Rainbow Technologies is asking you to authorize the holder of any proxy solicited by the Rainbow Technologies board of directors to vote in favor of granting discretionary authority to Walter Straub and Patrick Fevery to adjourn or postpone the Rainbow Technologies special meeting to another time and place for the purpose of soliciting additional proxies. If the stockholders approve the adjournment proposal, Rainbow Technologies could adjourn the special meeting and any adjourned session of the special meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from stockholders that have previously voted. Among other things, approval of the adjournment proposal could mean that, even if Rainbow Technologies had received proxies representing a sufficient number of votes against the adoption of the merger agreement to defeat the proposal to adopt the merger agreement, Rainbow Technologies could adjourn the special meeting without a vote on the merger proposal and seek to convince the holders of those shares to change their votes to votes in favor of adoption of the merger agreement.

Vote Required; Recommendation of the Board of Directors

      The Rainbow Technologies adjournment proposal requires the approval of a majority of the votes cast on the proposal. Broker non-votes and abstentions will have no effect on the outcome of the vote on the adjournment proposal. No proxy that is specifically marked “against” adoption of the merger agreement will be voted in favor of the adjournment proposal, unless it is specifically marked “for” the Rainbow Technologies adjournment proposal.

      The Rainbow Technologies board of directors believes that if the number of shares of Rainbow Technologies common stock present or represented at the special meeting and voting in favor of adoption of the merger agreement is insufficient to approve the adoption of the merger agreement, it is in the best interests of the stockholders of Rainbow Technologies to enable the board to continue to seek to obtain a sufficient number of additional votes in favor of adoption of the merger agreement to bring about its approval.

      The Rainbow Technologies board of directors recommends that you vote FOR the Rainbow Technologies adjournment proposal.

EXPERTS

      The consolidated financial statements of SafeNet, Inc. appearing in SafeNet, Inc.’s Annual Report (Form 10-K/A) for the year ended December 31, 2002, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

      The consolidated financial statements for Cylink Corporation as of December 31, 2001 and 2002 and for each of the three years in the period ended December 31, 2002 incorporated by reference in this prospectus from SafeNet’s Form 8-K/A filed on April 21, 2003 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report dated February 5, 2003 (which report expresses an unqualified opinion and includes explanatory paragraphs regarding the adoption of Statement of Financial Accounting Standards No. 142 “Goodwill and Other Intangible Assets” and the acquisition of Cylink Corporation by SafeNet) which is incorporated by reference herein, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

      The consolidated financial statements of Rainbow Technologies, Inc. appearing in Rainbow Technologies, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2002, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

LEGAL AND TAX MATTERS

      The validity of the shares of SafeNet common stock to be issued in the merger and that are covered by this joint proxy statement/prospectus will be passed upon for SafeNet by Venable LLP. In addition, Venable LLP will pass upon certain United States federal tax consequences of the merger to SafeNet stockholders. Wilson Sonsini Goodrich & Rosati, Professional Corporation, will pass upon certain United States federal tax consequences of the merger to Rainbow Technologies stockholders.

SUBMISSION OF STOCKHOLDER PROPOSALS

      SafeNet. A SafeNet stockholder who wishes to present a proposal for action at the 2004 annual meeting of stockholders of SafeNet should submit the proposal in writing to:

SafeNet, Inc.
4690 Millennium Drive
Belcamp, Maryland 21017
Attention: Secretary

      Under the rules and regulations of the Securities and Exchange Commission, SafeNet must receive a proposal on or before January 12, 2004 in order for the proposal to be considered for inclusion in SafeNet’s proxy materials for the 2004 annual meeting; provided, however, that if SafeNet changes the date of the 2004 annual meeting by more than 30 days from the date of the 2003 annual meeting of stockholders (June 18, 2003), then the deadline is a reasonable time before SafeNet begins to print and mail its proxy materials. If a SafeNet stockholder delivers a proposal to be presented at SafeNet’s 2004 annual meeting of stockholders to SafeNet after March 28, 2004, the proxy holders designated for the 2004 annual meeting will vote upon such proposal in their discretion.

      Rainbow Technologies. Rainbow Technologies does not currently expect to hold a 2004 annual meeting of stockholders because Rainbow Technologies will not be a separate public company if the merger has been completed at that time. If the merger is not consummated and Rainbow Technologies holds its 2004 annual meeting of stockholders, then a Rainbow Technologies stockholder who wishes to present a proposal for action at the 2004 annual meeting must give timely notice of the proposal in writing to:

Rainbow Technologies, Inc.
50 Technology Drive
Irvine, California 92618
Attention: Secretary

      Under the rules and regulations of the Securities and Exchange Commission, Rainbow Technologies must receive a proposal on or before February 17, 2004 in order for the proposal to be considered for inclusion in Rainbow Technologies’ proxy materials for the 2004 annual meeting, if held; provided, however, that if Rainbow Technologies changes the date of the 2004 annual meeting by more than 30 days from the date of the 2003 annual meeting of stockholders (June 12, 2003), then the deadline is a reasonable time before Rainbow Technologies begins to print and mail its proxy materials. If a Rainbow Technologies stockholder delivers a proposal to be presented at Rainbow Technologies’ 2004 annual meeting of stockholders to Rainbow Technologies after April 28, 2004, the proxy holders designated for the 2004 annual meeting will vote upon such proposal in their discretion.

WHERE YOU CAN FIND MORE INFORMATION

      SafeNet and Rainbow Technologies file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended. You may read and copy this information in person at the following location of the Securities and Exchange Commission:

Public Reference Room

450 Fifth Street, N.W., Suite 1024
Washington, D.C. 20549

      You may also obtain copies of this information by mail from the Public Reference Room of the Securities and Exchange Commission, 450 Fifth Street, N.W., Suite 1024, Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the SEC’s public reference room by calling the SEC at 1-800-SEC-0330.

      The Securities and Exchange Commission also maintains a website that contains reports, proxy statements and other information about issuers, like SafeNet and Rainbow Technologies, that file electronically with the Securities and Exchange Commission. The address of that site is http://www.sec.gov.

      SafeNet has filed a registration statement on Form S-4 to register with the Securities and Exchange Commission the shares of SafeNet common stock to be issued in connection with the merger. This joint proxy statement/prospectus is a part of that registration statement. As allowed by Securities and Exchange Commission rules, this joint proxy statement/prospectus does not contain all the information you can find in the registration statement or the exhibits to the registration statement. You may obtain a copy of the Form S-4, and any amendments to that document, in the manner described above.

      The Securities and Exchange Commission allows SafeNet and Rainbow Technologies to “incorporate by reference” certain information into this joint proxy statement/prospectus, which means that they can disclose important information to you by referring you to another document filed separately with the Securities and Exchange Commission. Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded, for purposes of this joint proxy statement/prospectus, to the extent that a statement contained in or omitted from this joint proxy statement/prospectus, or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this joint proxy statement/prospectus. This joint proxy statement/prospectus incorporates by reference the documents described below that SafeNet and Rainbow Technologies have previously filed with the Securities and Exchange Commission. These documents contain important information about SafeNet and Rainbow Technologies.

      The following documents listed below that SafeNet has previously filed with the Securities and Exchange Commission are incorporated herein by reference:

•	SafeNet’s Form 8-K (File No. 0-20634), filed on November 21, 2003;

•	SafeNet’s Form 8-K (File No. 0-20634), filed on October 24, 2003;

•	SafeNet’s Form 8-K (File No. 0-20634), filed on October 21, 2003;

•	SafeNet’s Form 8-K/ A (File No. 0-20634), filed on June 13, 2003;

•	SafeNet’s Form 8-K/ A (File No. 0-20634), filed on April 21, 2003;

•	SafeNet’s Form 8-K (File No. 0-20634), filed on March 5, 2003;

•	SafeNet’s Form 8-K (File No. 0-20634), filed on February 11, 2003;

•	SafeNet’s Form 8-K (File No. 0-20634), filed on January 28, 2003, as amended by SafeNet’s Form 8-K/A (File No. 0-20634) filed on June 13, 2003;

•	SafeNet’s Form 10-K/A for the fiscal year ended December 31, 2002 (File No. 0-20634), filed on February 11, 2003;

•	SafeNet’s Form 10-K/ A for the fiscal year ended December 31, 2002 (File No. 0-20634), filed on April 29, 2003;

•	SafeNet’s Form 10-K for the fiscal year ended December 31, 2002 (File No. 0-20634), filed on March 31, 2003;

•	SafeNet’s Form 10-Q/A for the quarter ended September 30, 2003 (File No. 0-20634), filed on February 11, 2003;

•	SafeNet’s Form 10-Q for the quarter ended September 30, 2003 (File No. 0-20634), filed on November 14, 2003;

•	SafeNet’s Form 10-Q for the quarter ended June 30, 2003 (File No. 0-20634), filed on July 31, 2003;

•	SafeNet’s Form 10-Q for the quarter ended March 31, 2003 (File No. 0-20634), filed on May 15, 2003; and

•	SafeNet’s definitive proxy statement on Schedule 14A for the 2003 annual meeting of stockholders, filed on April 30, 2003;

•	the description of SafeNet’s common stock contained in SafeNet’s registration statement on Form 8-A filed on September 16, 1992, including any amendments or reports filed for the purpose of updating such description.

      All documents that SafeNet files pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, from the date of this joint proxy statement/prospectus to the later of the date of the special meeting of SafeNet stockholders for consideration of the share issuance or the date of the special meeting of Rainbow Technologies stockholders for consideration of the merger shall also be deemed to be incorporated by reference into this joint proxy statement/prospectus.

      SafeNet documents incorporated by reference are available from SafeNet, without charge, upon oral or written request to SafeNet, Inc., Investor Relations, 4690 Millennium Drive, Belcamp, Maryland 21017, attn: Michelle Layne, Investor Relations, Telephone Number: (410) 931-7500. In order to receive timely delivery, you must make your request no later than March 8, 2003. If you request any incorporated documents from SafeNet, SafeNet will mail them to you by first class mail, or another equally prompt means, within one business day after SafeNet receives your request.

      The following documents listed below that Rainbow Technologies has previously filed with the Securities and Exchange Commission are incorporated herein by reference:

•	Rainbow Technologies’ Form 8-K (File No. 0-16641), filed on October 24, 2003;

•	Rainbow Technologies’ Form 8-K/ A (File No. 0-16641), filed on October 2, 2003;

•	Rainbow Technologies’ Form 8-K (File No. 0-16641), filed on September 29, 2003;

•	Rainbow Technologies’ Form 8-K (File No. 0-16641), filed on September 17, 2003;

•	Rainbow Technologies’ Form 8-K (File No. 0-16641), filed on April 23, 2003;

•	Rainbow Technologies’ Form 10-K for the fiscal year ended December 31, 2002 (File No. 0-16641), filed on March 28, 2003;

•	Rainbow Technologies’ Form 10-Q for the quarter ended September 30, 2003 (File No. 0-16641), filed on November 14, 2003;

•	Rainbow Technologies’ Form 10-Q for the quarter ended June 30, 2003 (File No. 0-16641), filed on August 12, 2003;

•	Rainbow Technologies’ Form 10-Q for the quarter ended March 31, 2003 (File No. 0-16641), filed on May 14, 2003;

•	Rainbow Technologies’ definitive proxy statement on Schedule 14A for the 2003 annual meeting of stockholders, filed on April 28, 2003; and

•	the description of Rainbow Technologies’ common stock contained in Rainbow Technologies’ registration statement on Form S-3 filed on December 19, 1996, including any amendments or reports filed for the purpose of updating such description.

      All documents that Rainbow Technologies files pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, from the date of this joint proxy statement/prospectus to the later of the date of the special meeting of SafeNet stockholders for consideration of the share issuance or the date of the special meeting of Rainbow Technologies stockholders for consideration of the merger shall also be deemed to be incorporated by reference into this joint proxy statement/prospectus.

      Rainbow Technologies documents incorporated by reference are available from Rainbow Technologies, without charge, upon oral or written request to Rainbow Technologies, Inc., Investor Relations, 50 Technology Drive, Irvine, California 92618, attn: Investor Relations, Telephone Number: (949) 450-7300. In order to receive timely delivery, you must make your request no later than March 8, 2003. If you request any incorporated documents from Rainbow Technologies, Rainbow Technologies will mail them to you by first class mail, or another equally prompt means, within one business day after Rainbow Technologies receives your request.

      SafeNet has supplied all information contained or incorporated by reference in this joint proxy statement/prospectus relating to SafeNet and Rainbow Technologies has supplied all information contained or incorporated by reference in this joint proxy statement/prospectus relating to Rainbow Technologies.

STATEMENTS REGARDING FORWARD-LOOKING INFORMATION

      This joint proxy statement/prospectus and the documents incorporated by reference into this joint proxy statement/prospectus contain forward looking statements within the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 with respect to SafeNet’s and Rainbow Technologies’ financial conditions, results of operations and businesses, and the expected impact of the merger on SafeNet’s and Rainbow Technologies’ financial performance. Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “contemplates” and similar expressions identify forward looking statements. In addition, forward looking statements in this joint proxy statement/prospectus include the following:

•	the benefits anticipated to result from the proposed merger;

•	integration and other costs estimated to be incurred in connection with the proposed merger;

•	anticipated future performance;

•	the ability of the combined company to achieve the benefits of the merger;

•	the financial results of the combined company;

•	the ability of the combined company to develop, distribute and sell new products;

•	the ability of the combined company to achieve operating efficiencies;

•	difficulties or delays in manufacturing;

•	competitive developments affecting the combined company’s products;

•	the combined company’s ability to protect its intellectual property;

•	the ability of combined company to generate revenues;

•	exposure to product liability and other types of lawsuits; and

•	the completion of the merger.

      All forward looking statements included in this joint proxy statement/prospectus are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results to differ materially from the results contemplated by the forward looking statements. Some of the factors that may cause actual results to differ materially from those contemplated by such forward looking statements include, but are not limited to, the following possibilities:

•	combining the businesses of SafeNet and Rainbow Technologies may cost more than is currently expected;

•	the timing of the completion of the proposed merger may be materially delayed or the merger may be prohibited;

•	general economic conditions or conditions in securities markets may be less favorable than currently anticipated;

•	expected cost savings from the merger may not be fully realized or realized within the expected time frame;

•	integrating the businesses, technology and operations of SafeNet and Rainbow Technologies and retaining key personnel may be more difficult and more expensive than expected;

•	contingencies may arise of which SafeNet and Rainbow Technologies are not currently aware or of which SafeNet and Rainbow Technologies underestimated the significance;

•	the combined company’s revenues after the merger may be lower than expected;

•	the combined company may lose more business, customers or suppliers after the merger than SafeNet and Rainbow Technologies currently expect, or the combined company’s operating costs may be higher than SafeNet and Rainbow Technologies currently expect;

•	development costs, anticipated completion, introduction and projected revenues from SafeNet’s and/or Rainbow Technologies’ new and developing products and technologies may be materially different than currently anticipated; or

•	the purchase price allocation used to prepare the Unaudited Pro Forma Combined Condensed Financial Data could change significantly upon the completion of further analyses and valuations.

      Some of these factors and additional risks and uncertainties are further discussed under “Risk Factors.” Because such forward looking statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such statements. Rainbow Technologies stockholders and SafeNet stockholders are cautioned not to place undue reliance on such statements, which speak only as of the date of this joint proxy statement/prospectus or the date of any document incorporated herein by reference.

ANNEX A

AGREEMENT AND PLAN OF REORGANIZATION

by and among
SAFENET, INC.
and
RAINBOW TECHNOLOGIES, INC.
Dated as of October 22, 2003

TABLE OF CONTENTS

SECTION 1. THE MERGER		A-2
1.1	MERGER OF MERGER SUB INTO THE COMPANY	A-2
1.2	EFFECT OF THE MERGER	A-2
1.3	CLOSING; EFFECTIVE TIME	A-2
1.4	CERTIFICATE OF INCORPORATION AND BYLAWS	A-2
1.5	CONVERSION OF SHARES IN THE MERGER	A-2
1.6	CLOSING OF THE COMPANY’S TRANSFER BOOKS	A-3
1.7	EXCHANGE OF CERTIFICATES	A-3
1.8	FURTHER ACTION	A-4
1.9	TAX CONSEQUENCES	A-4
SECTION 2. REPRESENTATIONS AND WARRANTIES OF THE COMPANY		A-4
2.1	DUE ORGANIZATION; SUBSIDIARIES	A-5
2.2	AUTHORITY; BINDING NATURE OF AGREEMENT	A-5
2.3	CAPITALIZATION, ETC	A-5
2.4	SEC FILINGS; FINANCIAL STATEMENTS	A-7
2.5	ABSENCE OF CHANGES	A-7
2.6	PROPRIETARY ASSETS	A-8
2.7	CONTRACTS	A-10
2.8	LIABILITIES	A-11
2.9	COMPLIANCE WITH LEGAL REQUIREMENTS	A-11
2.10	GOVERNMENTAL AUTHORIZATIONS	A-11
2.11	TAX MATTERS	A-11
2.12	EMPLOYEE AND LABOR MATTERS; BENEFIT PLANS	A-13
2.13	ENVIRONMENTAL MATTERS	A-16
2.14	GOVERNMENT CONTRACTS	A-16
2.15	LEGAL PROCEEDINGS; ORDERS	A-17
2.16	VOTE REQUIRED	A-17
2.17	NON-CONTRAVENTION; CONSENTS	A-17
2.18	OPINION OF FINANCIAL ADVISOR	A-18
2.19	FINANCIAL ADVISOR	A-18
2.20	TAKEOVER STATUTES	A-18
2.21	INFORMATION TO BE SUPPLIED	A-19
2.22	FOREIGN CORRUPT PRACTICES ACT	A-19
SECTION 3. REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB		A-19
3.1	DUE ORGANIZATION; SUBSIDIARIES	A-20
3.2	AUTHORITY; BINDING NATURE OF AGREEMENT	A-20
3.3	CAPITALIZATION, ETC	A-20
3.4	SEC FILINGS; FINANCIAL STATEMENTS	A-22
3.5	ABSENCE OF CHANGES	A-22
3.6	PROPRIETARY ASSETS	A-24
3.7	CONTRACTS	A-25
3.8	LIABILITIES	A-26
3.9	COMPLIANCE WITH LEGAL REQUIREMENTS	A-26
3.10	GOVERNMENTAL AUTHORIZATIONS	A-26
3.11	TAX MATTERS	A-26
3.12	EMPLOYEE AND LABOR MATTERS; BENEFIT PLANS	A-27
3.13	ENVIRONMENTAL MATTERS	A-30
3.14	GOVERNMENT CONTRACTS	A-31
3.15	LEGAL PROCEEDINGS; ORDERS	A-32
3.16	VOTE REQUIRED	A-32

A-i

3.17	NON-CONTRAVENTION; CONSENTS	A-32
3.18	OPINION OF FINANCIAL ADVISOR	A-33
3.19	FINANCIAL ADVISOR	A-33
3.20	TAKEOVER STATUTES	A-33
3.21	INFORMATION TO BE SUPPLIED	A-33
3.22	FOREIGN CORRUPT PRACTICES ACT	A-33
SECTION 4. CERTAIN COVENANTS OF THE COMPANY AND PARENT		A-34
4.1	ACCESS AND INVESTIGATION	A-34
4.2	OPERATION OF BUSINESS	A-34
4.3	NO SOLICITATION BY THE COMPANY	A-38
4.4	NO SOLICITATION BY PARENT	A-39
SECTION 5. ADDITIONAL COVENANTS OF THE PARTIES		A-41
5.1	REGISTRATION STATEMENT AND PROXY STATEMENT FOR STOCKHOLDER APPROVAL	A-41
5.2	COMPANY STOCKHOLDERS’ MEETING AND PARENT STOCKHOLDERS’ MEETING	A-42
5.3	REGULATORY APPROVALS	A-43
5.4	STOCK OPTIONS; EMPLOYEE BENEFIT PLANS	A-43
5.5	INDEMNIFICATION OF OFFICERS AND DIRECTORS	A-45
5.6	ADDITIONAL AGREEMENTS	A-45
5.7	PUBLIC DISCLOSURE	A-46
5.8	TAX MATTERS	A-46
5.9	RESIGNATION OF DIRECTORS	A-46
5.10	LISTING	A-46
5.11	TAKEOVER LAWS	A-46
5.12	FORM S-8; SECTION 16	A-47
5.13	AFFILIATES	A-47
5.14	LITIGATION	A-47
5.15	ADVICE OF CHANGES	A-47
SECTION 6. CONDITIONS TO THE MERGER		A-48
6.1	CONDITIONS TO EACH PARTY’S OBLIGATION	A-48
6.2	ADDITIONAL CONDITIONS TO PARENT’S AND MERGER SUB’S OBLIGATIONS	A-48
6.3	ADDITIONAL CONDITIONS TO THE COMPANY’S OBLIGATIONS	A-49
SECTION 7. TERMINATION		A-50
7.1	TERMINATION	A-50
7.2	EFFECT OF TERMINATION	A-51
7.3	EXPENSES; TERMINATION FEES	A-51
SECTION 8. MISCELLANEOUS PROVISIONS		A-52
8.1	AMENDMENT	A-52
8.2	WAIVER	A-52
8.3	NO SURVIVAL OF REPRESENTATIONS AND WARRANTIES	A-52
8.4	ENTIRE AGREEMENT; COUNTERPARTS	A-52
8.5	APPLICABLE LAW; JURISDICTION	A-52
8.6	ATTORNEYS’ FEES	A-53
8.7	ASSIGNABILITY; THIRD PARTY BENEFICIARIES	A-53
8.8	NOTICES	A-53
8.9	SEVERABILITY	A-54
8.10	SPECIFIC PERFORMANCE	A-54
8.11	CONSTRUCTION	A-54

A-ii

AGREEMENT AND PLAN OF REORGANIZATION

      THIS AGREEMENT AND PLAN OF REORGANIZATION (this “Agreement”) is made and entered into on October 22, 2003, by and among SAFENET, INC., a Delaware corporation (“Parent”), RAVENS ACQUISITION CORP., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and RAINBOW TECHNOLOGIES, INC., a Delaware corporation (the “Company”). Certain capitalized terms used in this Agreement are defined in Exhibit A.

RECITALS

      WHEREAS, Parent, Merger Sub and the Company intend to effect a merger (the “Merger”) of Merger Sub into the Company in accordance with this Agreement and the General Corporation Law of the State of Delaware (the “DGCL”). Upon consummation of the Merger, Merger Sub will cease to exist, and the Company will become a wholly owned subsidiary of Parent;

      WHEREAS, it is intended that the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”);

      WHEREAS, the Board of Directors of the Company (i) has determined that the Merger is in the best interests of the Company and its stockholders, (ii) has approved, adopted and declared advisable this Agreement, (iii) has approved the Merger and the other transactions contemplated by this Agreement and (iv) has determined to recommend that the stockholders of the Company adopt this Agreement (the recommendation referred to in this clause (iv) is referred to in this Agreement as the “Company Recommendation”);

      WHEREAS, the Board of Directors of Parent (i) has determined that the Merger is in the best interests of Parent and its stockholders, (ii) has approved and adopted this Agreement, the Merger and the other transactions contemplated by this Agreement, and (iii) has determined to recommend that the stockholders of Parent approve the issuance of Parent Common Stock pursuant to the Merger as contemplated by this Agreement (the recommendation referred in this clause (iii) is referred to in this Agreement as the “Parent Recommendation”);

      WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition and inducement to Parent and Merger Sub to enter into this Agreement, Parent and certain stockholders of the Company listed on Exhibit B-1 (collectively, the “Company Stockholders”) are entering into Voting Agreements in the form of Exhibit B-2 (the “Company Voting Agreements”) pursuant to which the Company Stockholders have agreed to vote all of their shares of Company Common Stock in favor of the adoption of this Agreement and to take certain other actions in connection with the transactions contemplated hereby; and

      WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition and inducement to the Company to enter into this Agreement, the Company and the stockholders of Parent listed in Exhibit B-3 (the “Parent Stockholders”) are entering into Voting Agreements in the form of Exhibit B-4 (the “Parent Voting Agreements”) pursuant to which such Parent Stockholders have agreed to vote all of their shares of Parent Common Stock in favor of the issuance of Parent Common Stock pursuant to the Merger and to take certain other actions in connection with the transactions contemplated hereby.

AGREEMENT

      The parties to this Agreement, intending to be legally bound, agree as follows:

SECTION 1.  THE MERGER

  1.1  MERGER OF MERGER SUB INTO THE COMPANY.

      Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 1.3), Merger Sub shall be merged with and into the Company, and the separate existence of Merger Sub shall cease. The Company will continue as the surviving corporation in the Merger (the “Surviving Corporation”) and will be a wholly owned subsidiary of Parent.

  1.2  EFFECT OF THE MERGER.

      The Merger shall have the effects set forth in this Agreement and the applicable provisions of the DGCL.

  1.3  CLOSING; EFFECTIVE TIME.

      The consummation of the Merger (the “Closing”) shall take place at the offices of Venable LLP, 1800 Mercantile Bank & Trust Building, 2 Hopkins Plaza, Baltimore, Maryland 21201 at 10:00 a.m. on a date to be designated by Parent (the “Closing Date”), which date shall be no later than the second business day after the conditions set forth in Section 6 shall have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), or such other time as Parent and the Company shall mutually agree. Subject to the provisions of this Agreement, the certificate of merger in the form attached hereto as Exhibit C (the “Certificate of Merger”), together with such other documents as may be required by the relevant provision of the DGCL, shall be duly executed on behalf of the Company and simultaneously with the Closing delivered to the Secretary of State of the State of Delaware for filing. The Merger shall become effective upon the date and time of the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or such other date and time as may be mutually agreed upon by Parent and the Company and set forth in the Certificate of Merger (the “Effective Time”).

  1.4  CERTIFICATE OF INCORPORATION AND BYLAWS.

      Unless otherwise determined by Parent prior to the Effective Time:

      (a) The certificate of incorporation of the Surviving Corporation shall be amended and restated immediately after the Effective Time to conform to the certificate of incorporation of the Merger Sub as in effect immediately prior to the Effective Time, except the name of the Surviving Corporation shall be “Rainbow Technologies, Inc.”

      (b) The bylaws of the Surviving Corporation shall be amended and restated immediately after the Effective Time to conform to the bylaws of the Merger Sub as in effect immediately prior to the Effective Time.

      (c) The directors and officers of the Surviving Corporation immediately after the Effective Time shall be the respective individuals who are directors and officers of Merger Sub immediately prior to the Effective Time.

  1.5  CONVERSION OF SHARES IN THE MERGER.

      (a) At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any stockholder of the Company, subject to Section 1.5(b), each share of Company Common Stock then issued and outstanding, other than Excluded Shares, if any, shall be converted into 0.374 of a share (the “Exchange Ratio”) of Parent Common Stock (together with any cash in lieu of fractional shares of Parent Common Stock as set forth in Section 1.5(c), the “Merger Consideration”).

      (b) If, between the date of this Agreement and the Effective Time, the outstanding shares of Company Common Stock or Parent Common Stock are changed into a different number or class of shares by reason of any stock split, stock dividend, reverse stock split, reclassification, recapitalization or other similar transaction, including any such transaction with a record date between the date of this Agreement and the Effective Time, then the Exchange Ratio shall be appropriately adjusted to the extent the record date for any such event is between the date of this Agreement and the Effective Time, so as to provide the holders of Company Common Stock and Parent the same economic effect as contemplated prior to such stock split, stock dividend, reverse stock split, reclassification, recapitalization or other similar transaction.

      (c) No fractional shares of Parent Common Stock shall be issued in connection with the Merger, and no certificates or scrip for any such fractional shares shall be issued. Any holder of Company Common Stock who would otherwise be entitled to receive a fraction of a share of Parent Common Stock in the Merger (after aggregating all fractional shares of Parent Common Stock issuable to such holder) shall, in lieu of such fraction of a share and upon surrender of such holder’s Company Stock Certificate(s) (as defined in Section 1.6), be paid in cash the dollar amount (rounded to the nearest whole cent), without interest, equal to the product obtained by multiplying (A) that fraction of a share of Parent Common Stock to which such stockholder is entitled (after aggregating all fractional shares of Parent Common Stock issuable to such holder) by (B) the closing sales price of one (1) share of Parent Common Stock as reported on the Nasdaq National Market (as reported in the Wall Street Journal or, if not reported therein, any other authoritative source) on the trading day immediately preceding the Closing Date.

  1.6  CLOSING OF THE COMPANY’S TRANSFER BOOKS.

      At the Effective Time: (a) all shares of Company Common Stock (“Shares”) outstanding immediately prior to the Effective Time shall automatically be canceled and retired and shall cease to exist, and all holders of certificates representing Shares that were outstanding immediately prior to the Effective Time shall cease to have any rights as stockholders of the Company; and (b) the stock transfer books of the Company shall be closed with respect to all Shares outstanding immediately prior to the Effective Time. No further transfer of any such Shares shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a valid certificate previously representing any Shares (a “Company Stock Certificate”) is presented to the Exchange Agent (as defined in Section 1.7) or to the Surviving Corporation or Parent, such Company Stock Certificate shall be canceled and shall be exchanged as provided in this Section 1.

  1.7  EXCHANGE OF CERTIFICATES.

      (a) Prior to the Closing Date, Parent shall select a reputable bank or trust company reasonably acceptable to the Company to act as exchange agent in the Merger (the “Exchange Agent”). Within five (5) business days after the Effective Time, Parent shall deposit with the Exchange Agent, for the benefit of the holders of Shares, (i) certificates representing the shares of Parent Common Stock issuable pursuant to this Section 1, and (ii) cash sufficient to make payments in lieu of fractional shares in accordance with Section 1.5(c)(such cash and shares of Parent Common Stock, together with any dividends or distributions with respect thereto, being referred to as the “Exchange Fund”).

      (b) As soon as reasonably practicable after the Effective Time, the Exchange Agent will mail to the record holders of Company Stock Certificates (i) a letter of transmittal in customary form and containing such provisions as Parent and the Company may reasonably specify (including a provision confirming that delivery of Company Stock Certificates shall be effected, and risk of loss and title to Company Stock Certificates shall pass, only upon delivery of such Company Stock Certificates to the Exchange Agent), and (ii) instructions for use in effecting the surrender of Company Stock Certificates in exchange for the Merger Consideration. Upon surrender of a Company Stock Certificate to the Exchange Agent for exchange, together with a duly executed letter of transmittal and such other documents as may be reasonably required by the Exchange Agent or Parent, (A) the holder of such Company Stock Certificate shall be entitled to receive in exchange therefore the Merger Consideration, and (B) the Company Stock Certificate so surrendered shall be immediately canceled. Until surrendered as contemplated by this Section 1.7, each Company Stock Certificate shall be deemed, from and after the Effective Time, to represent only the right to receive the

Merger Consideration and any distribution or dividend the record date for which is after the Effective Time. If any Company Stock Certificate shall have been lost, stolen or destroyed, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Company Stock Certificates the Merger Consideration; provided, however, that Parent may, in its discretion and as a condition precedent to the issuance of any certificate representing Parent Common Stock, require the owner of such lost, stolen or destroyed Company Stock Certificate to provide an appropriate affidavit and to deliver a bond (in such sum as Parent may reasonably direct) as indemnity against any claim that may be made against the Exchange Agent, Parent or the Surviving Corporation with respect to such Company Stock Certificate.

      (c) No dividends or other distributions declared or made with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Company Stock Certificate with respect to the shares of Parent Common Stock that such holder has the right to receive in the Merger until such holder surrenders such Company Stock Certificate in accordance with this Section 1.7.

      (d) Any portion of the Exchange Fund that remains undistributed to holders of Company Stock Certificates as of the date one (1) year after the Effective Time shall be delivered to Parent upon demand, and any holders of Company Stock Certificates who have not theretofore surrendered their Company Stock Certificates to the Exchange Agent in accordance with this Section 1.7 shall thereafter look only to Parent for satisfaction of their claims for the Merger Consideration to which such holder is entitled pursuant hereto.

      (e) Each of the Exchange Agent, Parent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Company Common Stock such amounts as may be required to be deducted or withheld therefrom under the Code or any provision of state, local or foreign tax law or under any other applicable Legal Requirement. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

      (f) Neither Parent nor the Surviving Corporation shall be liable to any holder or former holder of Company Common Stock or to any other Person with respect to any shares of Parent Common Stock (or dividends or distributions with respect thereto), or for any cash amounts, properly delivered to any public official in compliance with any applicable abandoned property law, escheat law or similar Legal Requirement.

  1.8  FURTHER ACTION.

      If, at any time after the Effective Time, any further action is determined by Parent to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession of and to all rights and property of Merger Sub and the Company, the officers and directors of the Surviving Corporation and Parent shall be fully authorized (in the name of Merger Sub, in the name of the Company and otherwise) to take such action. Parent, Merger Sub and Surviving Corporation also shall take such further actions as may be necessary or desirable to ensure that the Exchange Agent sends out the letters of transmittal to the stockholders of the Company and issues certificates representing Parent Common Stock to such stockholders in accordance with Section 1.7.

  1.9  TAX CONSEQUENCES.

      For federal income tax purposes, the Merger is intended to constitute a reorganization within the meaning of Section 368 of the Code. The parties to this Agreement hereby adopt this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations.

SECTION 2.  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

      Except as disclosed in Company SEC Documents or the Disclosure Schedule delivered by the Company to Parent and Merger Sub prior to the execution and delivery of this Agreement (the “Company Disclosure Schedule”) and referred to in the section of the Company Disclosure Schedule corresponding to the section(s) of this Section 2 to which such disclosure applies (unless it is reasonably apparent that the disclosure or statement in one section of the Company Disclosure Schedule should apply to one or more sections thereof), the Company hereby represents and warrants to Parent and Merger Sub that:

  2.1  DUE ORGANIZATION; SUBSIDIARIES.

      The Company is a corporation duly organized, validly existing and in good standing under the Legal Requirements of the jurisdiction of its incorporation, and each of the other Acquired Corporations which is a “significant subsidiary” (as defined in Regulation S-X) of the Company is a corporation duly organized, validly existing and in good standing under the Legal Requirements of the jurisdiction of its incorporation or formation. Each of the Acquired Corporations has all necessary power and authority: (a) to conduct its business in the manner in which its business is currently being conducted; (b) to own and use its assets in the manner in which its assets are currently owned and used; and (c) to perform its material obligations under all Company Material Contracts. Each of the Acquired Corporations is qualified to do business as a foreign corporation, and is in good standing, under the Legal Requirements of all jurisdictions where the failure to be so qualified would have a Material Adverse Effect on the Acquired Corporations. The Company has delivered or made available to Parent accurate and complete copies of the certificate of incorporation, bylaws and other charter or organizational documents of each of the Acquired Corporations, including all amendments thereto (collectively, the “Company Organization Documents”). The Company has no Subsidiaries, except for the corporations identified in Schedule 2.1 of the Company Disclosure Schedule. The Company and each of its Subsidiaries identified in Schedule 2.1 of the Company Disclosure Schedule are collectively referred to herein as the “Acquired Corporations”. None of the Acquired Corporations has any equity interest or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any Entity, other than the Acquired Corporations’ interests in their Subsidiaries identified in Schedule 2.1 of the Company Disclosure Schedule.

  2.2  AUTHORITY; BINDING NATURE OF AGREEMENT.

      Subject to the receipt of stockholder approval, the Company has all requisite corporate power and authority to enter into and to perform its obligations under this Agreement. This Agreement constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to (a) Legal Requirements of general application relating to bankruptcy, insolvency and the relief of debtors, (b) rules of law governing specific performance, injunctive relief and other equitable remedies and (c) the approval of stockholders of the Company. The Company hereby represents that its Board of Directors, at a meeting duly called and held on or prior to the date hereof, has by unanimous vote (i) determined that the Merger is in the best interests of the Company and its stockholders, (ii) approved, adopted and declared advisable this Agreement, (iii) approved the Merger and the other transactions contemplated by this Agreement, and (iv) determined to make the Company Recommendation to the stockholders of the Company.

  2.3  CAPITALIZATION, ETC.

      (a) The authorized capital stock of the Company consists of 55,000,000 shares of Company Common Stock and 5,000,000 shares of Company Preferred Stock. The Company has not authorized any other class of capital stock other than the Company Common Stock and the Company Preferred Stock. As of October 21, 2003, 26,774,480 shares of Company Common Stock have been issued and are outstanding and no shares of the Company Preferred Stock have been issued and are outstanding. No shares of Company Common Stock are held in the Company’s treasury or held by any of the Company’s Subsidiaries. All of the outstanding shares of Company Common Stock have been duly authorized and validly issued, and are fully paid and nonassessable. None of the outstanding shares of Company Common Stock is entitled or subject to any preemptive right, right of participation, right of maintenance or any similar right or subject to any right of first refusal in favor of the Company. There is no Contract to which the Company is a party and, to the Company’s knowledge, there is no Contract between other Persons, relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of, any shares of Company Common

Stock other than the Company Voting Agreements. None of the Acquired Corporations is under any obligation, or is bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Company Common Stock.

      (b) As of October 21, 2003: (i) 600,000 shares of Company Common Stock are reserved for issuance pursuant to stock options under the 2003 Stock Option Plan, of which options to acquire 120,000 shares of Company Common Stock are outstanding; (ii) 3,500,000 shares of Company Common Stock are reserved for issuance pursuant to stock options under the 2001 Nonstatutory Stock Option Plan, of which options to acquire 2,332,027 shares of Company Common Stock are outstanding; (iii) 1,500,000 shares of Company Common Stock are reserved for issuance pursuant to stock options under the 2000 Stock Option Plan, of which options to acquire 1,405,993 shares of Company Common Stock are outstanding; and (iv) 9,100,000 shares of Company Common Stock are reserved for issuance pursuant to stock options under the Restated 1990 Stock Option Plan, of which options to acquire 2,052,605 shares of Company Common Stock are outstanding. Stock options granted by the Company pursuant to the Company Stock Option Plans, as well as any stock options granted by Company outside of the Company Stock Option Plans, are referred to collectively herein as “Company Options.” Schedule 2.3(b) of the Company Disclosure Schedule sets forth the following information with respect to each Company Option outstanding as of October 21, 2003: (i) the particular plan pursuant to which such Company Option was granted; (ii) the name of the optionee; (iii) the number of shares of Company Common Stock subject to such Company Option and the number of such shares that have been exercised; (iv) the current exercise price of such Company Option; (v) the date on which such Company Option was granted; (vi) the extent to which such Company Option is vested and exercisable as of the date of this Agreement; (vii) the vesting schedule of such Company Option including any acceleration of vesting upon a change in control of the Company; (viii) the expiration date of the Company Option; and (ix) the period of time following termination of employment during which the Company Option may be exercised if not expired. The Company has delivered or made available to Parent accurate and complete copies of all stock option plans pursuant to which the Company has granted Company Options, and the forms of all stock option agreements evidencing such options. There have been no repricings of any Company Options through amendments, cancellation and reissuance or other means during the current or prior two calendar years. None of the Company Options have been granted in contemplation of the Merger or the transactions contemplated in this Agreement.

      (c) Except as set forth in Section 2.3(a) or Section 2.3(b) above, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of any of the Acquired Corporations; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of any of the Acquired Corporations; (iii) rights agreement, stockholder rights plan (or similar plan commonly referred to as a “poison pill”); or (iv) Contract under which any of the Acquired Corporations are or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities (“Company Rights Agreements”) (items (i) through (iv) above, collectively, “Company Stock Rights”).

      (d) All outstanding shares of Company Common Stock, all outstanding Company Options and all outstanding shares of capital stock of each Subsidiary of the Company have been issued and granted in compliance in all material respects with (i) all applicable securities laws and other applicable Legal Requirements, and (ii) all requirements set forth in Contracts applicable to the issuance of Company Common Stock, granting of Company Options and/or the issuance of shares of capital stock of any Company Subsidiary. All of the outstanding shares of capital stock of each of the Company’s Subsidiaries have been duly authorized and are validly issued, are fully paid and nonassessable and, except as required by Legal Requirements applicable to each of the Acquired Corporations which is formed or incorporated under the laws of a foreign jurisdiction, are owned beneficially and of record by the Company, free and clear of any Encumbrances. Schedule 2.3(d) sets forth all entities (other than Subsidiaries) in which any of the Acquired Corporations has any ownership interest and the amount of such interest.

  2.4  SEC FILINGS; FINANCIAL STATEMENTS.

      (a) All statements, reports, schedules, forms, exhibits and other documents required to have been filed by the Company with the SEC since January 1, 1998 (the “Company SEC Documents”) have been so filed. As of their respective dates (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such amendment or superseding filing): (i) each of the Company SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be); and (ii) none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

      (b) The Company SEC Documents include all certifications and statements required of it, if any, by (i) the SEC’s Order dated June 27, 2002 pursuant to Section 21(a)(1) of the Exchange Act (File No. 4-460), (ii) Rule 13a-14 or 15d-14 under the Exchange Act, and (iii) 18 U.S.C. § 1350 (Section 906 of the Sarbanes-Oxley Act of 2002), and each of such certifications and statements contain no qualifications or exceptions to the matters certified therein other than a knowledge qualification, permitted under such provision, and have not been modified or withdrawn and neither the Company nor any of its officers has received any notice from the SEC or any other Governmental Body questioning or challenging the accuracy, completeness, form or manner of filing or submission of such certifications or statements.

      (c) The Company is in compliance in all material respects with all of the provisions of the Sarbanes-Oxley Act of 2002, and the provisions of the Exchange Act and the Securities Act relating thereto, which under the terms of such provisions (including the dates by which such compliance is required) have become applicable to the Company.

      (d) The financial statements (including related notes, if any) contained in the Company SEC Documents (the “Company Financial Statements”): (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC, and except that the unaudited financial statements may not have contained footnotes and were subject to normal and recurring year-end adjustments which were not, or are not reasonably expected to be, individually or in the aggregate, material); and (iii) fairly presented in all material respects the consolidated financial position of the Company and its consolidated subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows of the Company and its consolidated subsidiaries for the periods covered thereby. For purposes of this Agreement, “Company Balance Sheet” means that consolidated balance sheet of the Company and its consolidated subsidiaries as of June 30, 2003 set forth in the Company’s Quarterly Report on Form 10-Q filed with the SEC and the “Company Balance Sheet Date” means June 30, 2003.

  2.5  ABSENCE OF CHANGES.

      (a) Since the Company Balance Sheet Date,

(i) none of the Acquired Corporations has made any material changes in its pricing polices or payment or credit practices or failed to pay any creditor any material amount owed to such creditor when due or granted any extensions or credit other than in the ordinary course of business consistent with prior practice;

(ii) none of the Acquired Corporations has terminated or closed any material facility, business or operation;

(iii) none of the Acquired Corporations has written up or written down any of its material assets; and

(iv) there has been no material loss, destruction or damage to any item of property of the Acquired Corporations, whether or not insured.

      (b) Since the Company Balance Sheet Date and through the date of this Agreement:

(i) there has not been any event that has had a Material Adverse Effect on the Acquired Corporations, and no fact, event, circumstance or condition exists or has occurred that could reasonably be expected to have a Material Adverse Effect on the Acquired Corporations;

(ii) each of the Acquired Corporations has operated its respective business in the ordinary course consistent with prior practice;

(iii) none of the Acquired Corporations has (A) declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares of capital stock; (B) repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities; (C) made any capital expenditure which, when added to all other capital expenditures made on behalf of the Acquired Corporations since the Company Balance Sheet Date, exceeds $2,000,000, in the aggregate; or (D) made any material Tax election; (E) settled any Legal Proceedings; and (F) entered into or consummated any transactions with any affiliate;

(iv) none of the Acquired Corporations has (A) sold or otherwise disposed of, or acquired, leased, licensed, waived or relinquished any material right or other material asset to, from or for the benefit of, any other Person except for rights or other assets sold, disposed of, acquired, leased, licensed, waived or relinquished in the ordinary course of business consistent with prior practice; (B) mortgaged, pledged or subjected to any Encumbrance any of their respective property, business or assets; (C) entered into or amended any lease of real property (whether as lessor or lessee); or (D) canceled or compromised any debt or claim other than accounts receivable in the ordinary course of business consistent with prior practice;

(v) none of the Acquired Corporations has (A) amended or waived any of its material rights under, or permitted the acceleration of vesting under, any provision of any of the Company Employee Plans or any provision of any agreement or Company Stock Option Plan evidencing any outstanding Company Option; (B) caused or permitted any Company Employee Plan to be amended in any material respect; or (C) paid any bonus or made any profit-sharing or similar payment to, or materially increased the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or consultants, except as set forth in existing agreements set forth on Schedule 2.7 or 2.12(a) of the Company Disclosure Schedule;

(vi) there has been no material labor dispute (including any work slowdown, stoppage or strike) involving the Acquired Corporations or any increase in the compensation and/or benefits of any employee which in the aggregate is material to any of the Acquired Corporations;

(vii) none of the Acquired Corporations has made any change in its methods of accounting or accounting practices;

(viii) none of the Acquired Corporations has made any loan, advance or capital contributions to, or any other investment in, any Person;

(ix) none of the Acquired Corporations has terminated or amended, or suffered a termination under any Company Material Contract;

(x) none of the Acquired Corporations has entered into any contractual obligation to do any of the things referred to elsewhere in this Section 2.5; and

(xi) there has been no material development in any Legal Proceeding described in a Company SEC Document.

  2.6  PROPRIETARY ASSETS.

      (a) Schedule 2.6(a) of the Company Disclosure Schedule sets forth as of the date of this Agreement (i) all U.S. and foreign patents, patent applications, registered trademarks, trademark applications, copyright registrations and copyright applications, Internet domain names, and fictitious name and assumed name registrations owned by any of the Acquired Corporations, (ii) all patent applications that are currently in the name of inventors and for which an Acquired Corporation has the right to receive an assignment, (iii) all computer programs and software applications for which an Acquired Corporation owns the copyright, and (iv) all material third party technology licenses to which an Acquired Corporation is the licensee party and which are set forth on Schedule 2.7(a)(iii) of the Company Disclosure Schedule. Each Acquired Corporation has good, valid and marketable title to, or has a valid right to use, license or otherwise exploit, all of the material Acquired Corporation Proprietary Assets necessary for the conduct of such Acquired Corporation’s business as presently conducted, free and clear of all Encumbrances. None of the Acquired Corporations has developed jointly with any other Person any material Acquired Corporation Proprietary Asset with respect to which such other Person has any rights. Other than Contracts entered into in the ordinary course of business consistent with prior practice that are not, with respect to any individual Contract, material to the Acquired Corporations, there is no Acquired Corporation Contract (with the exception of end user license agreements in the form previously delivered or made available by the Company to Parent) pursuant to which any Person has any right (whether or not currently exercisable) to use, license or otherwise exploit any Acquired Corporation Proprietary Asset owned or exclusively licensed by any of the Acquired Corporations.

      (b) (i) To the Company’s knowledge, all Acquired Corporation Proprietary Assets owned by any of the Acquired Corporations are valid, enforceable, subsisting and in effect; (ii) to the Company’s knowledge none of the Acquired Corporation Proprietary Assets and no Proprietary Asset that is currently being developed or reduced to practice or which is the subject of a current invention disclosure by any of the Acquired Corporations (either by itself or with any other Person) infringes, misappropriates or conflicts with any Proprietary Asset owned or used by any other Person; (iii) to the Company’s knowledge, none of the products or services that is or has been designed, created, developed, assembled, performed, manufactured or sold by any of the Acquired Corporations is infringing, misappropriating or making any unlawful or unauthorized use of any Proprietary Asset owned or used by any other Person, and, to the Company’s knowledge, none of such products or services has at any time infringed, misappropriated or made any unlawful or unauthorized use of, and none of the Acquired Corporations has received any written notice of any actual, alleged, possible or potential infringement, misappropriation or unlawful or unauthorized use of, any Proprietary Asset owned or used by any other Person; (iv) to the Company’s knowledge, the operation of the business of each Acquired Corporation as it currently is conducted does not and will not when conducted by the Surviving Corporation in substantially the same manner following the Closing, infringe or misappropriate or make any unlawful or unauthorized use of any Proprietary Asset of any other Person; and (v) to the Company’s knowledge, no other Person is infringing, misappropriating or making any unlawful or unauthorized use of, and no Proprietary Asset owned or used by any other Person infringes or conflicts with, any material Acquired Corporation Proprietary Asset. The Acquired Corporation Proprietary Assets constitute all the material Proprietary Assets necessary to enable each of the Acquired Corporations to conduct its business in the manner in which such business is being conducted. At the Closing, the Surviving Corporation shall acquire good, valid, and enforceable title, or license (if the applicable Acquired Corporations Proprietary Asset is licensed to an Acquired Corporation) to all material Acquired Corporation Proprietary Assets, free and clear of all Encumbrances and on the same terms and conditions as in effect immediately prior to the Closing. None of the Acquired Corporations has entered into any covenant not to compete or any Contract limiting its ability to exploit fully any Acquired Corporation Proprietary Assets owned or licensed by such Acquired Corporation or to transact business in any market or geographical area or with any Person.

      (c) Each Acquired Corporation has taken all reasonable steps that are required to protect such Acquired Corporation’s rights in confidential information and trade secrets of the Acquired Corporation or provided by any other person to the Acquired Corporation. Without limiting the foregoing, each Acquired Corporation has, and enforces, a policy requiring each employee, consultant and contractor to execute a proprietary information and confidentiality agreement, substantially in the forms previously made available to Parent and listed on Schedule 2.6(c) of the Company Disclosure Schedule, and all current and former employees, consultants and contractors of such Acquired Corporation have executed such an agreement.

      (d) The Acquired Corporation Proprietary Assets owned by the Acquired Corporations do not contain any shareware, open source code or freeware. The Company has used commercially reasonable efforts to prohibit the public disclosure of any of its source code.

  2.7  CONTRACTS.

      (a) For purposes of this Agreement, each of the following shall be deemed to constitute a “Company Material Contract”, which Company Material Contracts and all amendments thereto, as of the date of this Agreement in each case are listed on Schedule 2.7 of the Company Disclosure Schedule and copies of which have been made been made available to Parent:

(i) any Acquired Corporation Contract that is required by the rules and regulations of the SEC to be filed as an exhibit to the Company SEC Documents;

(ii) any Acquired Corporation Contract relating to (A) the employment of any employee and pursuant to which any of the Acquired Corporations is or may become obligated to make any severance or termination payment in excess of $50,000 or (B) any bonus, relocation or other payment in excess of a material amount to any current or former employee, officer or director (other than payments, in the case of (A) and (B) above, in respect of salary or pursuant to standard severance policies, existing bonus plans or standard relocation policies of the Company which are listed on Schedule 2.7(a) and/or 2.12(a) of the Company Disclosure Schedule);

(iii) any Acquired Corporation Contract relating to the acquisition, transfer, development, sharing or license of any material Proprietary Asset (except for any Acquired Corporation Contract pursuant to which (A) any material Proprietary Asset is licensed to the Acquired Corporations under any third party software license generally available for sale to the public, or (B) any material Proprietary Asset is licensed by any of the Acquired Corporations to any Person in the ordinary course of business consistent with prior practice);

(iv) any Acquired Corporation Contract with any officer, director or affiliate of the Company;

(v) any Acquired Corporation Contract creating or relating to any partnership or joint venture or any sharing of revenues, profits, losses, costs or liabilities, under which an Acquired Corporation has continuing material obligations;

(vi) any Acquired Corporation Contract that involves the payment or expenditure by an Acquired Corporation in excess of $500,000 that may not be terminated by such Acquired Corporation (without penalty) within sixty (60) days after the delivery of a termination notice by the applicable Acquired Corporation;

(vii) any Acquired Corporation Contract contemplating or involving the payment or delivery of cash or other consideration to an Acquired Corporation in excess of $500,000;

(viii) any Government Contract (other than any purchase order issued to an Acquired Corporation which is not in excess of $150,000);

(ix) any Acquired Corporation Contract imposing any restriction on the right or ability of any Acquired Corporation to (A) compete with any other Person, (B) acquire any material product or other material asset or any services from any other Person, sell any material product or other material asset to or perform any services for any other Person or transact business or deal in any other manner with any other Person, or (C) develop or distribute any material technology; and

(x) any other Acquired Corporation Contract, if a breach of such Acquired Corporation Contract could reasonably be expected to have a Material Adverse Effect on the Acquired Corporations.

      (b) Each Company Material Contract is valid and in full force and effect, and is enforceable in accordance with its terms subject to (A) Legal Requirements of general application relating to bankruptcy, insolvency and the relief of debtors, and (B) rules of law governing specific performance, injunctive relief and other equitable remedies. The Company has delivered to or made available to Parent true and complete copies of each Company Material Contract, except in the case of a Company Material Contract which is derived from a standard form agreement of the Acquired Corporations, the Company has delivered to or made available to Parent a form or forms of such agreement. In each case where a Company Material Contract is derived from a standard form agreement, all of the terms, conditions and provisions of such Company Material Contract are substantially similar with respect to material terms to the form agreement from which such agreement derived.

      (c) None of the Acquired Corporations has materially violated or breached, or committed any material default under, any Company Material Contract. To the Company’s knowledge, no other Person has violated or breached, or committed any default under, any Company Material Contract.

      (d) To the Company’s knowledge, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) could reasonably be expected to (i) result in a material violation or breach of any provision of any Company Material Contract by any of the Acquired Corporations; (ii) give any Person the right to declare a material default or exercise any remedy under any Company Material Contract; (iii) give any Person the right to receive or require a rebate, chargeback, penalty or change in delivery schedule under any Company Material Contract; (iv) give any Person the right to accelerate the maturity or performance of any Company Material Contract; or (v) give any Person the right to cancel or terminate, or modify in any material respect, any Company Material Contract

  2.8  LIABILITIES.

      Except as disclosed in Company SEC Documents, since the Company Balance Sheet Date, none of the Acquired Corporations has any accrued, contingent or other liabilities of any nature, either matured or unmatured (and whether due or to become due), required to be reflected in financial statements prepared in accordance with GAAP, except for: (a) liabilities that are reflected in the “Liabilities” column of the Company Balance Sheet and the notes thereto, (b) normal and recurring liabilities that have been incurred by the Acquired Corporations since the Company Balance Sheet Date in the ordinary course of business consistent with prior practice that, individually or in the aggregate, are not material in nature, and (c) liabilities incurred in connection with the transactions contemplated by this Agreement.

  2.9  COMPLIANCE WITH LEGAL REQUIREMENTS.

      Each of the Acquired Corporations is in compliance in all material respects with all applicable Legal Requirements. None of the Acquired Corporations has received any written notice or, to the Company’s knowledge, other communication from any Governmental Body regarding any actual or possible violation of, or failure to comply with, any Legal Requirement.

  2.10  GOVERNMENTAL AUTHORIZATIONS.

      Each of the Acquired Corporations holds all Governmental Authorizations necessary to enable such Acquired Corporation to conduct its business in the manner in which such business is currently being conducted except where the failure to hold such Governmental Authorizations would not be reasonably likely to have a Material Adverse Effect on the Acquired Corporations. All such Governmental Authorizations are valid and in full force and effect. Each Acquired Corporation is in compliance in all material respects with the terms and requirements of such Governmental Authorizations. None of the Acquired Corporations has received any notice or other communication from any Governmental Body regarding (a) any actual or possible violation of or failure to comply with any term or requirement of any Governmental Authorization, or (b) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Authorization.

  2.11  TAX MATTERS.

      (a) The Acquired Corporations have paid or properly reserved for all Taxes, due and payable by any of them for or with respect to all periods up to and including the date hereof (without regard to whether or not such Taxes are or were disputed), whether or not shown on any Tax Return.

      (b) Each of the Acquired Corporations has filed on a timely basis (taking into account any extensions of time an Acquired Corporation was granted) all Tax Returns that it was required to file except for Tax Returns for the year which includes the Closing Date. All such Tax Returns were accurate and complete in all material respects. None of the Acquired Corporations is currently the beneficiary of any extension of time within which to file any Tax Return. No claim that has not been resolved has ever been made to an Acquired Corporation by an authority in a jurisdiction where the Acquired Corporations do not file Tax Returns that any one of them is or may be subject to taxation by that jurisdiction. None of the Acquired Corporations has given any currently effective waiver of any statute of limitations in respect of Taxes or agreed to any currently effective extension of time with respect to a Tax assessment or deficiency. There are no security interests on any of the assets of any of the Acquired Corporations that arose in connection with any failure (or alleged failure) to pay any Tax (other than liens for Taxes not yet due and payable).

      (c) The Acquired Corporations have withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party except for such withholding or payments to be made at or before Closing.

      (d) None of the Acquired Corporations, including any director, officer or employee responsible for tax matters of the Acquired Corporations is aware of any facts or circumstances which could give rise to a reasonable expectation that any relevant taxing authority may assess any additional Taxes for any period for which Tax Returns have been filed. There is no dispute or claim concerning any liability for Taxes of the Acquired Corporations either (i) claimed or raised by any authority in writing or (ii) as to which such Acquired Corporation has knowledge based upon personal contact with any agent of such authority. Schedule 2.11(d) to the Company Disclosure Schedule sets forth as of the date of this Agreement a complete and accurate list of current open audits of Tax Returns filed by or on behalf of the Acquired Corporations with any Governmental Body.

      (e) The unpaid Taxes of the Acquired Corporations (i) did not, as of the date of the most recent Company Financial Statements, exceed the reserve for Tax Liability (as opposed to any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth in the Company Balance Sheet and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Acquired Corporations in filing their Tax Returns.

      (f) None of the Acquired Corporations is a party to any Tax allocation or sharing agreement. None of the Acquired Corporations has made any distribution of any “Controlled Corporation” as that term is defined in Section 355(a)(1) of the Code. None of the Acquired Corporations (i) has been a member of an “affiliated group,” as defined in Section 1504(a) of the Code, filing a consolidated federal income Tax Return other than an affiliated group the common parent of which is the Company or (ii) has any Liability for the Taxes of any Person (other than any of the Acquired Corporations) under Treas. Reg. Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract or otherwise.

      (g) None of the Acquired Corporations has filed a consent under Section 341(f) of the Code concerning collapsible corporations. None of the Acquired Corporations will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period or portion thereof ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date under Section 481 of the Code, (ii) closing agreement as described in Section 7121 of the Code executed on or prior to the Closing Date, (iii) deferred intercompany gain or any excess loss account described in regulations under Section 1502 of the Code or (iv) installment sale or open transaction disposition made on or prior to the Closing Date.

      (h) The Company is not a U.S. real property holding corporation within the meaning of Code Section 897(c)(2).

  2.12  EMPLOYEE AND LABOR MATTERS; BENEFIT PLANS.

      (a) Schedule 2.12(a) of the Company Disclosure Schedule lists as of the date of this Agreement (i) all employee pension benefit plans (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), (ii) all employee welfare benefit plans (as defined in Section 3(1) of ERISA), (iii) all other pension, bonus, commission, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, severance, fringe benefits and other similar benefit plans (including, without limitation, any fringe benefit under Section 132 of the Code and any foreign plans), programs, Contracts, arrangements or policies (including a specific identification of those which contain change of control provisions or pending change of control provisions), and (iv) any employment, executive compensation or severance agreements (including a specific identification of those which contain change of control provisions or pending change of control provisions), whether written or otherwise, as amended, modified or supplemented, of any Acquired Corporation or any other Entity (whether or not incorporated) which is a member of a controlled group which includes any of the Acquired Corporations or which is under common control with any of the Acquired Corporations within the meaning of Sections 414(b), (c), (m) or (o) of the Code or Section 4001(a) (14) or (b) of ERISA (each a “Company ERISA Affiliate”) for the benefit of, or relating to, any former or current employee, officer or director (or any of their beneficiaries) of any Acquired Corporation or any other Company ERISA Affiliate (all such plans, programs, Contracts, agreements, arrangements or policies as described in this Section 2.12(a) shall be collectively referred to as the “Company Employee Plans”). The Company has made available to Parent, in a reasonable time, place and manner, true and complete copies of (i) each such written Company Employee Plan (or a written description of any Company Employee Plan which is not written) and all related trust agreements, insurance and other contracts (including policies), summary plan descriptions, summaries of material modifications, registration statements (including all attachments), prospectuses and communications distributed to plan participants, (ii) the three most recent annual reports on Form 5500 series, with accompanying schedules and attachments, filed with respect to each Company Employee Plan required to make such a filing, (iii) the most recent actuarial valuation for each Company Employee Plan subject to Title IV of ERISA, (iv) the most recent favorable determination letters issued for each Company Employee Plan and related trust which is intended to be qualified under Section 401(a) of the Code (and, if an application for such determination is pending, a copy of the application for such determination), and (v) financial and other information regarding current and projected liabilities, if any, with respect to each Company Employee Plan for which the filings described in (ii) or (iii) above are not required under ERISA.

      (b) (i) None of the Company Employee Plans promises or provides post-termination or retiree medical or other post-termination or retiree welfare benefits to any person (other than continuation coverage to the extent required by law, whether pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 or otherwise), (ii) none of the Company Employee Plans is a “Multiple Employer Welfare Arrangement” (as defined in Section 3(40) of ERISA), or a “Multiemployer Plan” (as defined in Section 3(37) of ERISA), (iii) no party in interest or disqualified person (as defined in Section 3(14) of ERISA and Section 4975 of the Code, respectively) has at any time engaged in a transaction with respect to any Company Employee Plan which could subject any of the Acquired Corporations, directly or indirectly, to any material tax, material penalty or other material liability for prohibited transactions under ERISA or Section 4975 of the Code; (iv) no fiduciary of any Company Employee Plan has breached any of the responsibilities or obligations imposed upon fiduciaries under Title I of ERISA which shall subject any of the Acquired Corporations, directly or indirectly, to any material penalty or liability for breach of fiduciary duty; (v) all Company Employee Plans have been established and maintained in accordance with their terms and have been operated in substantial compliance with all applicable Legal Requirements; (vi) all Company Employee Plans may by their terms be amended and/or terminated at any time without the consent of any other Person subject to applicable Legal Requirements and the terms of each Company Employee Plan; (vii) each of the Acquired Corporations has performed all obligations required to be performed by them under, and are not in any respect in default under or in violation of, the terms and conditions of any Company Employee Plan; (viii) none of the Acquired Corporations has any knowledge of any default or violation by any other Person with respect to any of the Company Employee Plans; (ix) each Company Employee Plan which is intended to be qualified under Section 401(a) of the Code is the subject of a favorable determination letter from the Internal Revenue

Service as to such plan’s qualified status under Section 401(a) of the Code (or comparable letter, such as an opinion or notification letter as to the form of plan adopted by one or more Acquired Corporations), and or has time remaining under applicable Treasury guidance to seek such a determination, and to the Company’s knowledge nothing has occurred since the issuance of such letter (or could reasonably be expected to occur) which might impair such favorable determination or otherwise impair the qualified status of such plan; (x) no Acquired Corporation is currently subject to any penalty or tax with respect to any Company Employee Plan under Section 502(i) of ERISA or 4975 through 4980 F of the Code or has any outstanding liability for any penalty or tax which is not otherwise reserved for or reflected in the Company Financial Statements; and (xi) all material contributions required to be made or reserved, and all material premiums required to be paid by the Acquired Corporations, as appropriate, with respect to any Company Employee Plan pursuant to the terms of the Company Employee Plan, any Legal Requirements or any collective bargaining agreement, have been made, paid or reserved on or before their due dates (including any extensions thereof).

      (c) None of the Acquired Corporations or any other Company ERISA Affiliate currently maintains, sponsors or participates in, or within the last five years has maintained, sponsored or participated in, any “Employee Benefit Plan” (as defined in Section 3(3) of ERISA) that is subject to Section 412 of the Code or Title IV of ERISA.

      (d) The consummation of the transactions contemplated by this Agreement will not (either solely as a result thereof or as a result of such transactions in conjunction with another event) cause or result in an increase in the amount of compensation or benefits or accelerate the vesting or timing of payment of any benefits or compensation payable in respect of any former or current employee, independent contractor or consultant (or any of their beneficiaries) of any of the Acquired Corporations.

      (e) There are no Legal Proceedings pending or, to the knowledge of the Company, threatened in respect of or relating to any Company Employee Plan. To the Company’s knowledge, there are no facts or circumstances which could reasonably be expected to give rise to any such Legal Proceeding (other than routine benefit claims) in respect of or relating to any Company Employee Plan.

      (f) None of the Acquired Corporations has ever maintained an employee stock ownership plan (within the meaning of Section 4975(e)(7) of the Code) or any other Company Employee Plan that invests in Company capital stock. Since June 30, 2003, none of the Acquired Corporations has proposed or agreed to any increase in benefits under any Company Employee Plan (or the creation of new benefits) or change in employee coverage which would increase the expense of maintaining any Company Employee Plan. No person will be entitled to any severance benefits, acceleration of vesting of any the Company Options or the extension of any period during which any Company Options may be exercised, under the terms of any Company Employee Plan as a result of the consummation of the transactions contemplated by this Agreement (either solely as a result thereof or as a result of such transactions in conjunction with another event).

      (g) To the extent that any Company Employee Plan is required by any applicable Legal Requirement to be covered by any bond (e.g., fidelity or otherwise) in any particular amount, each such Company Employee Plan required to be covered by such bond has at all times been covered by such bond in accordance and in material compliance with all applicable Legal Requirements.

      (h) (i) There are no controversies pending or, to the knowledge of the Company, threatened, between any of the Acquired Corporations and any of their respective foreign or domestic former or current employees, officers, directors, independent contractors or consultants (or any of their beneficiaries); (ii) there is no labor strike, dispute, slowdown, work stoppage or lockout actually pending or, to the knowledge of the Company, threatened against or affecting any Acquired Corporation; (iii) none of the Acquired Corporations is a party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of the Acquired Corporations, (iv) none of the employees of the Acquired Corporations is represented by any labor organization and none of the Acquired Corporations has any knowledge of any current union organizing activities among the employees of the Acquired Corporations, (v) the Acquired Corporations have each at all times been in compliance in all material respects with all applicable Legal Requirements respecting employment, employment and labor practices, and with any collective bargaining agreements (both foreign and domestic), (vi) there is no unfair labor practice charge or complaint against any of the Acquired Corporations pending or, to the knowledge of the Company, threatened before the National Labor Relations Board or any similar state or foreign agency, (vii) there is no grievance or arbitration proceeding arising out of any collective bargaining agreement or other grievance procedure relating to the Acquired Corporations pending, or to the knowledge of the Company, threatened, before the National Labor Relations Board or any similar state or foreign agency, (viii) to the Company’s knowledge, neither the Occupational Safety and Health Administration nor any corresponding state or foreign agency is threatening to file any citation, and there are no pending citations, relating to the Acquired Corporations, and (ix) there are no pending or, to the knowledge of the Company, threatened claims by any current or former employee of the Acquired Corporations or any employment-related claims or investigations by any Governmental Authority, including any charges to the Equal Employment Opportunity Commission or state or foreign employment practice agency, investigations regarding compliance with federal, state, foreign or local wage and hour Legal Requirements, audits by the Office of Federal Contractor Compliance Programs, complaints of sexual harassment or any other form of unlawful harassment, discrimination, or retaliation.

      (i) No Company Employee Plan is a Voluntary Employees’ Beneficiary Association within the meaning of Section 501(c)(9) of the Code.

      (j) All Company Employee Plans that are “group health plans” as defined under the respective provision comply with and have been administered in compliance with the health care continuation-coverage requirements under Section 4980B(f) of the Code (formerly Section 162(k) of the Code), Sections 601 through 607 of ERISA, and all final Treasury regulations under Section 4890B of the Code explaining those requirements, and all other applicable Legal Requirements regarding continuation and/or conversion coverage and with Code Section 4980D and ERISA Sections 701 through 734.

      (k) No amount required to be paid or payable to or with respect to current or former employee of any of the Acquired Corporations in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an “excess parachute payment” within the meaning of Section 280G of the Code or will not be deductible under Sections 162(a)(1) or 404 of the Code.

      (l) Set forth on Schedule 2.12(l) is a list of all employees of each Acquired Corporation as of the date of this Agreement together with respect to each such employee (i) the employee’s base salary and (ii) any severance that would be due upon termination with or without cause of such employee (other than pursuant to (A) severance or bonus policies or employment or change of control agreements in each case as in effect on the date of this Agreement and listed on Schedule 2.7(a) and/or 2.12(a) of the Company Disclosure Schedule, or (B) Legal Requirements applicable to each of the Acquired Corporations which is formed or incorporated under the laws of a foreign jurisdiction. Schedule 2.12(l) of the Company Disclosure Schedule also sets forth with respect to such Company employee accrued paid time off payable to such employee as of October 21, 2003.

      (m) None of the Acquired Corporations has effectuated (i) a “plant closing” (as defined in the Worker Adjustment and Retraining Notification Act) (“WARN Act”) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of any of the Acquired Corporations or (ii) a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of the Acquired Corporations, nor has the Acquired Corporations been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state or local law.

      (n) None of the Acquired Corporations has received a notice of any violation of any immigration and naturalization laws relating to employment and employees and all of the Acquired Corporations have properly completed and maintained in all material respects all applicable forms (including, but not limited to, I-9 forms) and each of the Acquired Corporations is in compliance with all such immigration and naturalization Legal Requirements and there are no citations, investigations, administrative proceedings or formal complaints of violations of immigration or naturalization Legal Requirements pending or threatened before the Immigration and Naturalization Service of any federal, state, foreign or administrative agency or court against or involving the Acquired Corporations.

  2.13  ENVIRONMENTAL MATTERS.

      (a) Each of the Acquired Corporations is in and has conducted its activities in compliance with all applicable Environmental Laws, which compliance includes the possession by each of the Acquired Corporations of all material permits and other Governmental Authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof, except where the failure to so comply would not result in a material liability or clean-up obligation to the Acquired Corporations. None of the Acquired Corporations has received any written notice, or to its knowledge, other communication (in writing or otherwise) that alleges that any of the Acquired Corporations is not in compliance with any Environmental Law. To the Company’s knowledge, no current or prior owner of any property owned, leased or controlled by any of the Acquired Corporations has received any written notice or other communication (in writing or otherwise) that alleges that such current or prior owner or any of the Acquired Corporations is not in compliance with any Environmental Law in such a manner as would be reasonably likely to result in a material liability or clean-up obligation of any Acquired Corporation. To the Company’s knowledge, all property that is owned by, leased to, controlled by or used by any of the Acquired Corporations is free of any friable asbestos or asbestos-containing material.

      (b) For purposes of this Agreement:

(i) “Environmental Law” shall mean any foreign, federal, state or local statute, law, rule, regulation, ordinance, treaty, code, policy or rule of common law now or from time to time in effect and in each case as amended, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to the environment, natural resources, health, safety or Hazardous Materials, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended; the Resource Conservation and Recovery Act, as amended; the Hazardous Materials Transportation Act, as amended; the Clean Water Act, as amended; the Toxic Substances Control Act, as amended; the Clean Air Act, as amended; the Safe Drinking Water Act, as amended; the Atomic Energy Act, as amended; the Federal Insecticide, Fungicide and Rodenticide Act, as amended; and the Occupational Safety and Health Act, as amended; and

(ii) “Hazardous Materials” shall mean (A) petroleum or petroleum products (including crude oil or any fraction thereof, natural gas, natural gas liquids, liquefied natural gas, or synthetic gas useable for fuel, or any mixture thereof), polychlorinated biphenyls (PCBs), asbestos or asbestos containing materials, urea formaldehyde foam insulation, and radon gas; (B) any substance defined as or included in the definition of “hazardous substance,” “hazardous waste,” “hazardous material,” “extremely hazardous waste,” “restricted hazardous waste,” “waste,” “special waste,” “toxic substance,” “toxic pollutant,” “contaminant” or “pollutant,” or words of similar import, under any applicable Environmental Law (as defined below); (C) infectious materials and other regulated medical wastes; (D) any substance which is toxic, explosive, corrosive, flammable, radioactive, carcinogenic, mutagenic or otherwise hazardous and is or becomes regulated by any governmental agency; and (E) any other substance, material or waste the presence of which requires investigation or remediation under any Environmental Law.

  2.14  GOVERNMENT CONTRACTS.

      (a) Customers and Suppliers. The Acquired Corporations are not currently in, and the execution and delivery of this Agreement by the Company and the consummation of the Merger by the Company will not result in, any material violation, breach or default of any term or provision or trigger automatic or optional termination of (i) any contract with any Governmental Body, (ii) any subcontract issued at any tier under a prime contract with any Governmental Body, or (iii) any bid, proposal, offer or quotation relating to a contract with any Government Body or a subcontract issued under a contract with any Government Body, except, in the case of each of (i), (ii) and (iii) above, that with respect to the execution and delivery of this Agreement by the Company and the consummation of the Merger by the Company, for any violation, breach, default or automatic or optional termination right that arises as a result of Parent’s failure to comply with the terms of such contract, subcontract, bid, proposal, offer or quotation. The Acquired Corporations are not in any material violation, breach or default of any provision of any federal order, statute, rule or regulation (including the Federal Acquisition Regulation (“FAR”), agency supplements to the FAR, the Arms Export Control Act (22 U.S.C. 277 et seq.), and agency export regulations) or any similar state or local law or regulation governing any contract, subcontract, bid, or proposal with any Government Body, as applicable. None of the Acquired Corporations has received a cure notice, a show cause notice or a stop work notice, nor has any Acquired Corporation been threatened with termination for default under any contract or subcontract with any Governmental Body. To the Company’s knowledge, no request for equitable adjustment by any of its vendors, suppliers or subcontractors against it or any of the Acquired Corporations relating to contracts or subcontracts involving any Governmental Body exists.

      (b) Government Claims. No state of facts exists that would constitute valid grounds for the assertion of a material Claim by a Government Body against any of the Acquired Corporations for any of the following: (a) defective pricing, (b) FAR and/or CAS noncompliance, (c) fraud or (d) false claims or false statements. To the Company’s knowledge, no state of facts exists that would constitute valid grounds for the assertion of a Claim by a Governmental Body against any of the Acquired Corporations for either (y) unallowable costs as defined in the FAR at Part 31, including those that may be included in indirect cost claims for prior years that have not yet been finally agreed to by the Governmental Body; or (z) any other monetary Claims relating to the performance or administration by the Company of contracts or subcontracts for any Governmental Body.

      (c) Suspension or Debarment. None of the Acquired Corporations has been suspended or debarred from bidding on contracts or subcontracts with any Government Body in connection with the conduct of its business; no such suspension or debarment has been initiated or, to the Company’s knowledge, threatened. There is no ongoing Government investigation, audit, prosecution, civil or administrative proceeding or settlement negotiation, or internal investigation, relating to the contracts or subcontracts with any Governmental Body or the violation of any federal, state or local order, statute, rule, or regulation relating to Government contracts, subcontracts, or export controls.

      (d) Technical Data. No Government Body has any rights with respect to any technical data or computer software that are material to the business of the Acquired Corporations.

      (e) Clearances. The Acquired Corporations and their officers, directors, managers and employees hold all security clearances necessary for the operation of their business as presently conducted.

  2.15  LEGAL PROCEEDINGS; ORDERS.

      Except as set forth in the Company SEC Documents, there is no pending Legal Proceeding and, to the Company’s knowledge, no Person has threatened to commence any Legal Proceeding, that involves any of the Acquired Corporations or any of the assets owned or used by any of the Acquired Corporations, in each case which would be reasonably likely to be material to the Acquired Corporations; and there is no Order, writ, injunction, judgment or decree to which any of the Acquired Corporations, or any of the material assets owned or used by any of the Acquired Corporations, is subject.

  2.16  VOTE REQUIRED.

      The affirmative vote of the holders of a majority of the shares of Company Common Stock outstanding on the record date for the Company Stockholders’ Meeting is the only vote of the holders of any class or series of the Company’s capital stock necessary to adopt this Agreement and otherwise approve and consummate the Merger as set forth herein.

  2.17  NON-CONTRAVENTION; CONSENTS.

      Neither the execution, delivery or performance of this Agreement nor the consummation of the Merger, or any of the other transactions contemplated by this Agreement, will directly or indirectly (with or without notice or lapse of time):

      (a) contravene, conflict with or result in a violation of any of the provisions of the Company Organization Documents or any resolution adopted by the stockholders, the Board of Directors or any committee of the Board of Directors of any of the Acquired Corporations;

      (b) subject to such filings as may be required pursuant to the Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended (“HSR”) and any Governmental Body action related thereto, contravene, conflict with or result in a violation of, or give any Governmental Body the right to challenge the Merger or any of the other transactions contemplated by this Agreement or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order, writ, injunction, judgment or decree to which any of the Acquired Corporations, or any of the material assets owned or used by any of the Acquired Corporations, is subject;

      (c) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any material Governmental Authorization that is held by any of the Acquired Corporations or that is otherwise material to the business of any of the Acquired Corporations or to any of the assets owned or used by any of the Acquired Corporations; or

      (d) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Company Material Contract (except for any such violation or breach which by its terms can be cured and is so cured within the applicable cure period or where the non-breaching party has no right to accelerate or terminate as a result of such violation or breach), or give any Person the right to (i) declare a default or exercise any remedy under any Company Material Contract, (ii) a rebate, chargeback, penalty or change in delivery schedule under any Company Material Contract, (iii) accelerate the maturity or performance of any Company Material Contract, or (iv) cancel, terminate or modify any term of any Company Material Contract, except where any such violation, breach, default or right arises solely as a result of the execution and delivery of this Agreement by Parent and the consummation of the Merger by Parent;

      Except as may be required by the Exchange Act, the DGCL and the rules and regulations of the Nasdaq Stock Market (as such rules and regulations relate to the Registration Statement and the Proxy Statement) and such filings as may be required pursuant to the HSR, none of the Acquired Corporations was, is or will be required to make any filing with or give any notice to, or obtain any Consent from, any Person in connection with (x) the execution, delivery or performance of this Agreement, or (y) the consummation of the Merger or any of the other transactions contemplated by this Agreement, except in the case of subsections (x) and (y), where the failure to make such filing, give such notice or obtain any such consent would not have a Material Adverse Effect on the Acquired Corporations.

  2.18  OPINION OF FINANCIAL ADVISOR.

      The Company’s Board of Directors has received the opinions of each of UBS Securities LLC (“UBS”) and RBC Dain Rauscher, Inc., a member of RBC Capital Markets (“RBC”), financial advisors to the Company, that as of the date of this Agreement, and subject to the assumptions, qualifications and limitations set forth therein, the Exchange Ratio is fair to the stockholders of the Company from a financial point of view. The Company will furnish an accurate and complete copy of said opinions to Parent.

  2.19  FINANCIAL ADVISOR.

      Except with respect to UBS and RBC, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of any of the Acquired Corporations. The Company has furnished to Parent accurate and complete copies of its agreement with UBS and RBC.

  2.20  TAKEOVER STATUTES

      The approval of the Agreement, the Company Voting Agreement and the transactions contemplated hereby and the thereby, including the Merger, by the Board of Directors of the Company referred to in Section 2.2 constitutes the approval of this Agreement, the Company Voting Agreements and the transactions contemplated hereby and thereby, including the Merger, for purposes of Section 203 of the DGCL and represents the only action necessary to ensure that Section 203 of the DGCL does not and will not apply to the execution, delivery or performance of this Agreement or the Company Voting Agreements or the consummation of the Merger and the other transactions contemplated hereby and thereby. To the Company’s knowledge, no other Takeover Laws are applicable to the Merger, this Agreement, the Company Voting Agreements or any of the transactions contemplated hereby and thereby.

  2.21  INFORMATION TO BE SUPPLIED.

      None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the Registration Statement will, at the time the Registration Statement is filed with the SEC or becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the Company Proxy Statement or Parent Proxy Statement will, at the time the Company Proxy Statement or the Parent Proxy Statement is mailed to the stockholders of the Company or Parent, as the case may be, at the time of the Company Stockholders’ Meeting or the Parent Stockholders’ Meeting, or contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Company Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated by the SEC thereunder. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Parent or Merger Sub that is contained in the foregoing documents.

  2.22  FOREIGN CORRUPT PRACTICES ACT.

      Neither the Company, any other Acquired Corporation, any of the Acquired Corporation’s officers, directors, nor, to the Company’s knowledge, any employees or agents (or stockholders), distributors, representatives or other persons acting on the express, implied or apparent authority of any Acquired Corporation, have paid, given or received or have offered or promised to pay, give or receive, any bribe or other unlawful payment of money or other thing of value, any unlawful discount, or any other unlawful inducement, to or from any person or Governmental Body in the United States or elsewhere in connection with or in furtherance of the business of any of the Acquired Corporations (including, without limitation, any unlawful offer, payment or promise to pay money or other thing of value (a) to any foreign official, political party (or official thereof) or candidate for political office for the purposes of influencing any act, decision or omission in order to assist any Acquired Corporation in obtaining business for or with, or directing business to, any person, or (b) to any person, while knowing that all or a portion of such money or other thing of value will be offered, given or promised unlawfully to any such official or party for such purposes). Neither the business of the Company nor of any other Acquired Corporation is in any manner dependent upon the making or receipt of such unlawful payments, discounts or other inducements. Neither the Company nor any other Acquired Corporation has otherwise taken any action that could cause the Company or any other Acquired Corporation to be in violation of the Foreign Corrupt Practices Act of 1977, as amended, the regulations thereunder, or any applicable Legal Requirements of similar effect.

SECTION 3.  REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

      Except as disclosed in Parent SEC Documents or the Disclosure Schedule delivered by Parent and Merger Sub to the Company prior to the execution and delivery of this Agreement (the “Parent Disclosure Schedule”) and referred to in the section of the Parent Disclosure Schedule corresponding to the section(s) of this Section 3 to which such disclosure applies (unless it is reasonably apparent that the disclosure or statement in one section of the Parent Disclosure Schedule should apply to one or more sections thereof), Parent and Merger Sub represent and warrant to the Company as follows:

  3.1  DUE ORGANIZATION; SUBSIDIARIES.

      Parent is a corporation duly organized, validly existing and in good standing under the Legal Requirements of the jurisdiction of its incorporation, and each of the other SafeNet Corporations which is a “significant subsidiary” (as defined in Regulation S-X) of Parent is a corporation duly organized, validly existing and in good standing under the Legal Requirements of the jurisdiction of its incorporation or formation. Each of the SafeNet Corporations has all necessary power and authority to (a) conduct its business in the manner in which its business is currently being conducted; (b) to own and use its assets in the manner in which its assets are currently owned and used; and (c) to perform its material obligations under all Parent Material Contracts. Each of the SafeNet Corporations is qualified to do business as a foreign corporation, and is in good standing, under the Legal Requirements of all jurisdictions where the failure to be so qualified would have a Material Adverse Effect on the SafeNet Corporations. Parent has delivered or made available to the Company accurate and complete copies of the certificate of incorporation, bylaws and other charter or organizational documents of each of the SafeNet Corporations, including all amendments thereto (collectively, the “Parent Organization Documents”). Parent has no Subsidiaries, except for the corporations identified in Schedule 3.1 of the Parent Disclosure Schedule. Parent and each of its Subsidiaries identified in Schedule 3.1 of the Parent Disclosure Schedule are collectively referred to herein as the “SafeNet Corporations”. None of the SafeNet Corporations has any equity interest or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any Entity, other than the SafeNet Corporations’ interests in their Subsidiaries identified in Schedule 3.1 of the Parent Disclosure Schedule.

  3.2  AUTHORITY; BINDING NATURE OF AGREEMENT.

      Subject to the receipt of stockholder approval, each of Parent and Merger Sub has all requisite corporate power and authority to enter into and to perform its obligations under this Agreement. This Agreement constitutes the legal, valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, subject to (a) Legal Requirements of general application relating to bankruptcy, insolvency and the relief of debtors, (b) rules of law governing specific performance, injunctive relief and other equitable remedies and (c) the approval of the stockholders of Parent. Parent hereby represents that its Board of Directors, at a meeting duly called and held on or prior to the date hereof, has by unanimous vote (i) determined that the Merger is in the best interests of Parent, (ii) approved and adopted this Agreement, the Merger and the other transactions contemplated by this Agreement, and (iii) determined to make the Parent Recommendation to the stockholders of Parent. Merger Sub hereby represents that its Board of Directors, by unanimous written consent, approved and adopted this Agreement and declared it advisable and approved the Merger and the other transactions contemplated by this Agreement.

  3.3  CAPITALIZATION, ETC.

      (a) The authorized capital stock of Parent consists of: (i) 50,000,000 shares of Parent Common Stock and (ii) 500,000 shares of Parent Preferred Stock. Parent has not authorized any other class of capital stock other than the Parent Common Stock and Parent Preferred Stock. As of October 21, 2003, 13,270,758 shares of Parent Common Stock have been issued and are outstanding and no shares of Preferred Stock have been issued or are outstanding. No shares of Parent Common Stock are held in Parent’s treasury or are held by any of Parent’s Subsidiaries. All of the outstanding shares of Parent Common Stock have been duly authorized and validly issued, and are fully paid and nonassessable. None of the outstanding shares of Parent Common Stock is entitled or subject to any preemptive right, right of participation, right of maintenance or any similar right or subject to any right of first refusal in favor of Parent. There is no Contract to which Parent is a party and, to Parent’s knowledge, there is no Contract between other Persons, relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of, any shares of Parent Common Stock other than the Parent Voting Agreements. None of the SafeNet Corporations is under any obligation, or is bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Parent Common Stock.

      (b) As of October 22, 2003: (i) 269,404 shares of Parent Common Stock are reserved for issuance pursuant to stock options under the 1999 Employee Stock Option Plan, of which options to acquire 251,201 shares of Parent Common Stock are outstanding; (ii) 18,203 shares of Parent Common Stock are reserved for issuance under the 1999 Stock Bonus Plan, of which no shares of Parent Common Stock are outstanding; (iii) 79,000 shares of Parent Common Stock are reserved for issuance pursuant to stock options under the Non-Employee Director Stock Option Plan, of which options to acquire 69,000 shares of Parent Common Stock are outstanding; (iv) 1,950,670 shares of Parent Common Stock are reserved for issuance pursuant to stock options under the 2001 Omnibus Stock Option Plan, of which options to acquire 1,468,048 shares of Parent Common Stock are outstanding; (v) 105,330 shares of Parent Common Stock are reserved for issuance pursuant to stock options under the 1989 Stock Option Plan, of which options to acquire 99,204 shares of Parent Common Stock are outstanding; (vi) 26,449 shares of Parent Common Stock are reserved for issuance pursuant to stock options under the Cylink Restated 1994 Flexible Stock Incentive Plan, of which options to acquire 24,378 shares of Parent Common Stock are outstanding; (vii) 616 shares of Parent Common Stock are reserved for issuance pursuant to stock options under the Cylink/ ARL 1997 Stock Option Plan, of which options to acquire 616 shares of Parent Common Stock are outstanding; (viii) 1050 shares of Parent Common Stock are reserved for issuance pursuant to stock options under the Cylink 2001 Nonqualified Stock Incentive Plan, of which options to acquire 1050 shares of Parent Common Stock are outstanding; and (ix) 186,674 shares of Parent Common Stock are available for purchase under the 2000 Employee Stock Purchase Plan (the “Parent ESPP”). Stock options granted by Parent pursuant to the Parent Stock Option Plans, as well as any stock options granted by Parent outside of the Parent Stock Option Plans (but excluding the Parent ESPP), are referred to collectively herein as “Parent Options.” Schedule 3.3(b) of the Parent Disclosure Schedule sets forth the following information with respect to each Parent Option outstanding as of October 21, 2003: (i) [intentionally omitted]; (ii) the name of the optionee; (iii) the number of shares of Parent Common Stock subject to such Parent Option and the number of such shares that have been exercised; (iv) the current exercise price of such Parent Option; (v) the date on which such Parent Option was granted; (vi) the extent to which such Parent Option is vested and exercisable as of the date of this Agreement; (vii) the vesting schedule of such Parent Option including any acceleration of vesting upon a change in control of Parent; (viii) the expiration date of the Parent Option; and (ix) the period of time following termination of employment during which the Parent Option may be exercised if not expired. Parent has delivered or made available to Company accurate and complete copies of the Parent ESPP, all stock option plans pursuant to which Parent has granted Parent Options, and the forms of all stock option agreements evidencing such options. There have been no repricings of any Parent Options through amendments, cancellation and reissuance or other means during the current or prior two calendar years. None of the Company Options have been granted in contemplation of the Merger or the transactions contemplated in this Agreement.

      (c) Except as set forth in Section 3.3(a) or Section 3.3(b) above, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of any of the SafeNet Corporations; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of any of the SafeNet Corporations; (iii) rights agreement, stockholder rights plan (or similar plan commonly referred to as a “poison pill”); or (iv) Contract under which any of the SafeNet Corporations are or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities (“Parent Rights Agreements”) (items (i) through (iv) above, collectively, “Parent Stock Rights”).

      (d) All outstanding shares of Parent Common Stock, all outstanding Parent Options and all outstanding shares of capital stock of each Subsidiary of Parent have been issued and granted in compliance with (i) all applicable securities laws and other applicable Legal Requirements, and (ii) all requirements set forth in Contracts applicable to the issuance of Parent Common Stock, granting Parent Options and/or the issuance of shares of capital stock of any Parent Subsidiary. All of the outstanding shares of capital stock of each of the Parent’s Subsidiaries have been duly authorized and are validly issued, are fully paid and nonassessable and, except as required by Legal Requirements applicable to each of the SafeNet Corporations which is formed or incorporated under the laws of a foreign jurisdiction, are owned beneficially and of record by Parent, free and clear of any Encumbrances. Schedule 3.3(d)sets forth all entities (other than Subsidiaries) in which any of the SafeNet Corporations has any ownership interest and the amount of such interest.

      (e) Parent owns directly all of the outstanding stock of Merger Sub.

  3.4  SEC FILINGS; FINANCIAL STATEMENTS.

      (a) All statements, reports, schedules, forms, exhibits and other documents required to have been filed by Parent with the SEC since January 1, 1998 (the “Parent SEC Documents”) have been so filed. As of their respective dates (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such amendment or superseding filing): (i) each of the Parent SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be); and (ii) none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

      (b) The Parent SEC Documents include all certifications and statements required of it, if any, by (i) the SEC’s Order dated June 27, 2002 pursuant to Section 21(a)(1) of the Exchange Act (File No. 4-460), (ii) Rule 13a-14 or 15d-14 under the Exchange Act, and (iii) 18 U.S.C. § 1350 (Section 906 of the Sarbanes-Oxley Act of 2002), and each of such certifications and statements contain no qualifications or exceptions to the matters certified therein other than a knowledge qualification, permitted under such provision, and have not been modified or withdrawn and neither Parent nor any of its officers has received any notice from the SEC or any other Governmental Body questioning or challenging the accuracy, completeness, form or manner of filing or submission of such certifications or statements.

      (c) Parent is in compliance in all material respects with all of the provisions of the Sarbanes-Oxley Act of 2002, and the provisions of the Exchange Act and the Securities Act relating thereto which under the terms of such provisions (including the dates by which such compliance is required) have become applicable to Parent.

      (d) The financial statements (including related notes, if any) contained in the Parent SEC Documents (the “Parent Financial Statements”): (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC, and except that the unaudited financial statements may not have contained footnotes and were subject to normal and recurring year-end adjustments which were not, or are not reasonably expected to be, individually or in the aggregate, material), and (iii) fairly presented in all material respects the consolidated financial position of Parent and its consolidated subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows of Parent and its consolidated subsidiaries for the periods covered thereby. For purposes of this Agreement, “Parent Balance Sheet” means that consolidated balance sheet of Parent and its consolidated subsidiaries as of June 30, 2003 set forth in the Parent’s Quarterly Report on Form 10-Q filed with the SEC and the “Parent Balance Sheet Date” means June 30, 2003.

  3.5  ABSENCE OF CHANGES.

      (a) Since the Parent Balance Sheet Date,

(i) none of the SafeNet Corporations has made any material changes in its pricing polices or payment or credit practices or failed to pay any creditor any material amount owed to such creditor when due or granted any extensions or credit other than in the ordinary course of business consistent with prior practice;

(ii) none of the SafeNet Corporations has terminated or closed any material facility, business or operation;

(iii) none of the SafeNet Corporations has written up or written down any of its material assets; and

(iv) there has been no material loss, destruction or damage to any item of property of the SafeNet Corporations, whether or not insured.

      (b) Since the Parent Balance Sheet Date and through the date of this Agreement:

(i) there has not been any event that has had a Material Adverse Effect on the SafeNet Corporations, and no fact, event, circumstance or condition exists or has occurred that could reasonably be expected to have a Material Adverse Effect on the SafeNet Corporations;

(ii) each of the SafeNet Corporations has operated its respective business in the ordinary course consistent with prior practice;

(iii) none of the SafeNet Corporations has (A) declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares of capital stock; (B) repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities; (C) made any capital expenditure which, when added to all other capital expenditures made on behalf of the SafeNet Corporations since the Parent Balance Sheet Date, exceeds $2,000,000, in the aggregate; or (D) made any material Tax election; (E) settled any Legal Proceedings; or (F) entered into or consummated any transactions with any affiliate;

(iv) none of the SafeNet Corporations has (A) sold or otherwise disposed of, or acquired, leased, licensed, waived or relinquished any material right or other material asset to, from or for the benefit of, any other Person except for rights or other assets sold, disposed of, acquired, leased, licensed, waived or relinquished in the ordinary course of business consistent with prior practice; (B) mortgaged, pledged or subjected to any Encumbrance any of their respective property, business or assets; (C) entered into or amended any lease of real property (whether as a lessor or lessee) or (D) canceled or compromised any debt or claim other than accounts receivable in the ordinary course of business consistent with prior practice;

(v) none of the SafeNet Corporations has (A) amended or waived any of its material rights under, or permitted the acceleration of vesting under, any provision of any of the Parent Employee Plans or any provision of any agreement or Parent Stock Option Plan evidencing any outstanding Parent Option; (B) caused or permitted any Parent Employee Plan to be amended in any material respect; or (C) paid any bonus or made any profit-sharing or similar payment to, or materially increased the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or consultants, except as set forth in existing agreements set forth on Schedule 3.7 or 3.12(a) of the Parent Disclosure Schedule;

(vi) there has been no material labor dispute (including any work slowdown, stoppage or strike) involving the SafeNet Corporations or any increase in the compensation and/or benefits of any employee which in the aggregate is material with respect to any of the SafeNet Corporations;

(vii) none of the SafeNet Corporations has made any change in its methods of accounting or accounting practices;

(viii) none of the SafeNet Corporations has made any loan, advance or capital contributions to, or any other investment in, any Person;

(ix) none of the SafeNet Corporations has terminated or amended, or suffered a termination of any Parent Material Contract;

(x) none of the SafeNet Corporations has entered into any contractual obligation to do any of the things referred to elsewhere in this Section 3.5; and

(xi) there has been no material development in any Legal Proceeding described in a Parent SEC Document.

  3.6  PROPRIETARY ASSETS.

      (a) Schedule 3.6(a) of the Parent Disclosure Schedule sets forth as of the date of this Agreement (i) all U.S. and foreign patents, patent applications, registered trademarks, trademark applications, copyright registrations and copyright applications, Internet domain names, and fictitious name and assumed name registrations owned by any of the SafeNet Corporations, (ii) all patent applications that are currently in the name of inventors and for which a SafeNet Corporation has the right to receive an assignment, (iii) all computer programs and software applications for which a SafeNet Corporation owns the copyright, and (iv) all material third party technology licenses to which a SafeNet Corporation is the licensee party and which are set forth on Schedule 3.7(a)(iii) of the Parent Disclosure Schedule. Each SafeNet Corporation has good, valid and marketable title to, or has a valid right to use, license or otherwise exploit, all of the material SafeNet Corporation Proprietary Assets necessary for the conduct of such SafeNet Corporation’s business as presently conducted, free and clear of all Encumbrances. None of the SafeNet Corporations has developed jointly with any other Person any material SafeNet Corporation Proprietary Asset with respect to which such other Person has any rights. Other than Contracts entered into in the ordinary course of business consistent with prior practice that are not, with respect to any individual Contract, material to the SafeNet Corporations, there is no SafeNet Corporation Contract (with the exception of end user license agreements in the form previously delivered or made available by Parent to the Company) pursuant to which any Person has any right (whether or not currently exercisable) to use, license or otherwise exploit any SafeNet Corporation Proprietary Asset owned or exclusively licensed by any of the SafeNet Corporations.

      (b) (i) To Parent’s knowledge, all SafeNet Corporation Proprietary Assets owned by any of the SafeNet Corporations are valid, enforceable, subsisting and in effect; (ii) to the Company’s knowledge none of the SafeNet Corporation Proprietary Assets and no Proprietary Asset that is currently being developed or reduced to practice or which is the subject of a current invention disclosure by any of the SafeNet Corporations (either by itself or with any other Person) infringes, misappropriates or conflicts with any Proprietary Asset owned or used by any other Person; (iii) to Parent’s knowledge, none of the products or services that is or has been designed, created, developed, assembled, performed, manufactured or sold by any of the SafeNet Corporations is infringing, misappropriating or making any unlawful or unauthorized use of any Proprietary Asset owned or used by any other Person, and, to Parent’s knowledge, none of such products or services has at any time infringed, misappropriated or made any unlawful or unauthorized use of, and none of the SafeNet Corporations has received any written notice or of any actual, alleged, possible or potential infringement, misappropriation or unlawful or unauthorized use of, any Proprietary Asset owned or used by any other Person; (iv) to Parent’s knowledge, the operation of the business of each SafeNet Corporation as it currently is conducted does not infringe or misappropriate or make any unlawful or unauthorized use of any Proprietary Asset of any other Person; and (v) to Parent’s knowledge, no other Person is infringing, misappropriating or making any unlawful or unauthorized use of, and no Proprietary Asset owned or used by any other Person infringes or conflicts with, any material SafeNet Corporation Proprietary Asset. The SafeNet Corporation Proprietary Assets constitute all the material Proprietary Assets necessary to enable each of the SafeNet Corporations to conduct its business in the manner in which such business is being conducted. None of the SafeNet Corporations has entered into any covenant not to compete or any Contract limiting its ability to exploit fully any Acquired Parent Proprietary Assets owned or licensed by such SafeNet Corporation or to transact business in any market or geographical area or with any Person.

      (c) Each SafeNet Corporation has taken all reasonable steps that are required to protect such SafeNet Corporation’s rights in confidential information and trade secrets of the SafeNet Corporation or provided by any other person to the SafeNet Corporation. Without limiting the foregoing, each SafeNet Corporation has, and enforces, a policy requiring each employee, consultant and contractor to execute a proprietary information and confidentiality agreement, substantially in the forms previously made available to the Company and listed on Schedule 3.6(c) of the Parent Disclosure Schedule, and all current and former employees, consultants and contractors of such SafeNet Corporation have executed such an agreement.

      (d) The SafeNet Corporation Proprietary Assets owned by the SafeNet Corporations do not contain any shareware, open source code or freeware. Parent has used commercially reasonable efforts to prohibit the public disclosure of any of its source code.

  3.7  CONTRACTS.

      (a) For purposes of this Agreement, each of the following shall be deemed to constitute a “Parent Material Contract”, which Parent Material Contracts and all amendments thereto, in each case as of the date of this Agreement are listed on Schedule 3.7 of the Parent Disclosure Schedule and copies of which have been made been made available to the Company:

(i) any SafeNet Corporation Contract that is required by the rules and regulations of the SEC to be filed as an exhibit to the Parent SEC Documents;

(ii) any SafeNet Corporation Contract relating to (A) the employment of any employee and pursuant to which any of the SafeNet Corporations is or may become obligated to make any severance or termination payment in excess of $50,000 or (B) any bonus, relocation or other payment in excess of a material amount to any current or former employee, officer or director (other than payments, in the case of (A) and (B) above, in respect of salary or pursuant to standard severance policies, existing bonus plans or standard relocation policies of Parent which are listed on Schedule 3.7(a) and/or 3.12(a) of the Parent Disclosure Schedule);

(iii) any SafeNet Corporation Contract relating to the acquisition, transfer, development, sharing or license of any material Proprietary Asset (except for any SafeNet Corporation Contract pursuant to which (A) any material Proprietary Asset is licensed to the SafeNet Corporations under any third party software license generally available for sale to the public, or (B) any material Proprietary Asset is licensed by any of the SafeNet Corporations to any Person in the ordinary course of business consistent with prior practice);

(iv) any SafeNet Corporation Contract with any officer, director or affiliate of Parent;

(v) any SafeNet Corporation Contract creating or relating to any partnership or joint venture or any sharing of revenues, profits, losses, costs or liabilities, under which a SafeNet Corporation has continuing material obligations;

(vi) any SafeNet Corporation Contract that involves the payment or expenditure by a SafeNet Corporation in excess of $500,000 that may not be terminated by such SafeNet Corporation (without penalty) within sixty (60) days after the delivery of a termination notice by the applicable SafeNet Corporation;

(vii) any SafeNet Corporation Contract contemplating or involving the payment or delivery of cash or other consideration to a SafeNet Corporation in excess of $500,000;

(viii) any Government Contract (other than any purchase order issued to a SafeNet Corporation which is not in excess of $150,000);

(ix) any SafeNet Corporation Contract imposing any restriction on the right or ability of any SafeNet Corporation to (A) compete with any other Person, (B) acquire any material product or other material asset or any services from any other Person, sell any material product or other material asset to or perform any services for any other Person or transact business or deal in any other manner with any other Person, or (C) develop or distribute any material technology; and

(x) any other SafeNet Corporation Contract, if a breach of such SafeNet Corporation Contract could reasonably be expected to have a Material Adverse Effect on the SafeNet Corporations.

      (b) Each Parent Material Contract is valid and in full force and effect, and is enforceable in accordance with its terms subject to (A) Legal Requirements of general application relating to bankruptcy, insolvency and the relief of debtors, and (B) rules of law governing specific performance, injunctive relief and other equitable remedies, except to the extent they have expired in accordance with their terms and except where the failure to be in full force and effect, individually or in the aggregate, would reasonably be expected to be material to the SafeNet Corporations. Parent has delivered to or made available to the Company true and complete copies of each Parent Material Contract, except in the case of a Parent Material Contract which is derived from a standard form agreement of the SafeNet Corporations, Parent has delivered to or made available to the Company a form or forms of such agreement. In each case where a Parent Material Contract is derived from a standard form agreement, all of the terms, conditions and provisions of such Parent Material Contract are substantially similar with respect to material terms to the form agreement from which such agreement derived.

      (c) None of the SafeNet Corporations has materially violated or breached, or committed any material default under, any Parent Material Contract. To Parent’s knowledge, no other Person has violated or breached, or committed any default under, any Parent Material Contract.

      (d) To Parent’s knowledge, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) could reasonably be expected to (i) result in a material violation or breach of any provision of any Parent Material Contract by any of the SafeNet Corporations; (ii) give any Person the right to declare a material default or exercise any remedy under any Parent Material Contract; (iii) give any Person the right to receive or require a rebate, chargeback, penalty or change in delivery schedule under any Parent Material Contract; (iv) give any Person the right to accelerate the maturity or performance of any Parent Material Contract; or (v) give any Person the right to cancel or terminate, or modify in any material respect, any Parent Material Contract

  3.8  LIABILITIES.

      Except as disclosed in Parent SEC Documents, since the Parent Balance Sheet Date, none of the SafeNet Corporations has any accrued, contingent or other liabilities of any nature, either matured or unmatured (whether due or to become due) required to be reflected in financial statements prepared in accordance with GAAP, except for: (a) liabilities that are reflected in the “Liabilities” column of the Parent Balance Sheet and the notes thereto, (b) normal and recurring liabilities that have been incurred by the SafeNet Corporations since the Parent Balance Sheet Date in the ordinary course of business consistent with prior practice that, individually or in the aggregate, are not material in nature, and (c) liabilities incurred in connection with the transactions contemplated by this Agreement.

  3.9  COMPLIANCE WITH LEGAL REQUIREMENTS.

      Each of the SafeNet Corporations is in compliance in all material respects with all applicable Legal Requirements. None of the SafeNet Corporations has received any written notice or, to Parent’s knowledge, other communication from any Governmental Body regarding any actual or possible violation of, or failure to comply with, any Legal Requirement.

  3.10  GOVERNMENTAL AUTHORIZATIONS.

      Each of the SafeNet Corporations holds all Governmental Authorizations necessary to enable such SafeNet Corporation to conduct its business in the manner in which such business is currently being conducted except where the failure to hold such Governmental Authorizations would not be reasonably likely to have a Material Adverse Effect on the SafeNet Corporations. All such Governmental Authorizations are valid and in full force and effect. Each SafeNet Corporation is in compliance in all material respects with the terms and requirements of such Governmental Authorizations. None of the SafeNet Corporations has received any notice or other communication from any Governmental Body regarding (a) any actual or possible violation of or failure to comply with any term or requirement of any Governmental Authorization, or (b) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Authorization.

  3.11  TAX MATTERS.

      (a) The SafeNet Corporations have paid or properly reserved for all Taxes, due and payable by any of them for or with respect to all periods up to and including the date hereof (without regard to whether or not such Taxes are or were disputed), whether or not shown on any Tax Return.

      (b) Each of the SafeNet Corporations has filed on a timely basis (taking into account any extensions of time a SafeNet Corporation was granted) all Tax Returns that it was required to file except for Tax Returns for the year which includes the Closing Date. All such Tax Returns were accurate and complete in all material respects. None of the SafeNet Corporations is currently the beneficiary of any extension of time within which to file any Tax Return. No claim that has not been resolved has ever been made to a SafeNet Corporation by an authority in a jurisdiction where the SafeNet Corporations do not file Tax Returns that any one of them is or may be subject to taxation by that jurisdiction. None of the SafeNet Corporations has given any currently effective waiver of any statute of limitations in respect of Taxes or agreed to any currently effective extension of time with respect to a Tax assessment or deficiency. There are no security interests on any of the assets of any of the SafeNet Corporations that arose in connection with any failure (or alleged failure) to pay any Tax (other than liens for Taxes not yet due and payable).

      (c) The SafeNet Corporations have withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party except for such withholding or payments to be made at or before Closing.

      (d) None of the SafeNet Corporations, including any director, officer or employee responsible for tax matters of the SafeNet Corporations is aware of any facts or circumstances which could give rise to a reasonable expectation that any relevant taxing authority may assess any additional Taxes for any period for which Tax Returns have been filed. There is no dispute or claim concerning any liability for Taxes of the SafeNet Corporations either (i) claimed or raised by any authority in writing or (ii) as to which such SafeNet Corporation has knowledge based upon personal contact with any agent of such authority. Schedule 3.11(d) to the Parent Disclosure Schedule sets forth as of the date of this Agreement a complete and accurate list of current open audits of Tax Returns filed by or on behalf of the SafeNet Corporations with any Governmental Body.

      (e) The unpaid Taxes of the SafeNet Corporations (i) did not, as of the date of the most recent Parent Financial Statements, exceed the reserve for Tax Liability (as opposed to any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth in the Parent Balance Sheet and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the SafeNet Corporations in filing their Tax Returns.

      (f) None of the SafeNet Corporations is a party to any Tax allocation or sharing agreement. None of the SafeNet Corporations has made any distribution of any “Controlled Corporation” as that term is defined in Section 355(a)(1) of the Code. None of the SafeNet Corporations (i) has been a member of an “affiliated group,” as defined in Section 1504(a) of the Code, filing a consolidated federal income Tax Return other than an affiliated group the common parent of which is Parent or (ii) has any Liability for the Taxes of any Person (other than any of the SafeNet Corporations) under Treas. Reg. Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract or otherwise.

      (g) None of the SafeNet Corporations has filed a consent under Section 341(f) of the Code concerning collapsible corporations. None of the SafeNet Corporations will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period or portion thereof ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date under Section 481 of the Code, (ii) closing agreement as described in Section 7121 of the Code executed on or prior to the Closing Date, (iii) deferred intercompany gain or any excess loss account described in regulations under Section 1502 of the Code or (iv) installment sale or open transaction disposition made on or prior to the Closing Date.

      (h) Parent is not a U.S. real property holding corporation within the meaning of Code Section 897(c)(2).

  3.12  EMPLOYEE AND LABOR MATTERS; BENEFIT PLANS

      (a) Schedule 3.12(a) of the Parent Disclosure Schedule lists as of the date of this Agreement (i) all employee pension benefit plans (as defined in Section 3(2) of ERISA, (ii) all employee welfare benefit plans

(as defined in Section 3(1) of ERISA), (iii) all other pension, bonus, commission, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, severance, fringe benefits and other similar benefit plans (including, without limitation, any fringe benefit under Section 132 of the Code and any foreign plans), programs, Contracts, arrangements or policies (including a specific identification of those which contain change of control provisions or pending change of control provisions), and (iv) any employment, executive compensation or severance agreements (including a specific identification of those which contain change of control provisions or pending change of control provisions), whether written or otherwise, as amended, modified or supplemented, of any SafeNet Corporation or any other Entity (whether or not incorporated) which is a member of a controlled group which includes any of the SafeNet Corporations or which is under common control with any of the SafeNet Corporations within the meaning of Sections 414(b), (c), (m) or (o) of the Code or Section 4001(a) (14) or (b) of ERISA (each, a “Parent ERISA Affiliate”) for the benefit of, or relating to, any former or current employee, officer or director (or any of their beneficiaries) of any SafeNet Corporation or any other Parent ERISA Affiliate (all such plans, programs, Contracts, agreements, arrangements or policies as described in this Section 3.12(a) shall be collectively referred to as the “Parent Employee Plans”). Parent has made available to the Company, in a reasonable time, place and manner, true and complete copies of (i) each such written Parent Employee Plan (or a written description of any Parent Employee Plan which is not written) and all related trust agreements, insurance and other contracts (including policies), summary plan descriptions, summaries of material modifications, registration statements (including all attachments), prospectuses and communications distributed to plan participants, (ii) the three most recent annual reports on Form 5500 series, with accompanying schedules and attachments, filed with respect to each Parent Employee Plan required to make such a filing, (iii) the most recent actuarial valuation for each Parent Employee Plan subject to Title IV of ERISA, (iv) the most recent favorable determination letters issued for each Parent Employee Plan and related trust which is intended to be qualified under Section 401(a) of the Code (and, if an application for such determination is pending, a copy of the application for such determination), and (v) financial information regarding current and projected liabilities, if any, with respect to each Parent Employee Plan for which the filings described in (ii) or (iii) above are not required under ERISA.

      (b) (i) None of the Parent Employee Plans promises or provides post-termination or retiree medical or other post-termination or retiree welfare benefits to any person (other than continuation coverage to the extent required by law, whether pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 or otherwise), (ii) none of the Parent Employee Plans is a “Multiple Employer Welfare Arrangement” (as defined in Section 3(40) of ERISA), or a “Multiemployer Plan” (as defined in Section 3(37) of ERISA), (iii) no party in interest or disqualified person (as defined in Section 3(14) of ERISA and Section 4975 of the Code, respectively) has at any time engaged in a transaction with respect to any Parent Employee Plan which could subject any of the SafeNet Corporations, directly or indirectly, to any material tax, material penalty or other material liability for prohibited transactions under ERISA or Section 4975 of the Code; (iv) no fiduciary of any Parent Employee Plan has breached any of the responsibilities or obligations imposed upon fiduciaries under Title I of ERISA which shall subject any of the SafeNet Corporations, directly or indirectly, to any material penalty or liability for breach of fiduciary duty; (v) all Parent Employee Plans have been established and maintained in accordance with their terms and have been operated in substantial compliance with all applicable Legal Requirements; (vi) all SafeNet Employee Plans may by their terms be amended and/or terminated at any time without the consent of any other Person subject to applicable Legal Requirements and the terms of each Parent Employee Plan; (vii) each of the SafeNet Corporations has performed all obligations required to be performed by them under, and are not in any respect in default under or in violation of, the terms and conditions of any Parent Employee Plan; (viii) none of the SafeNet Corporations has any knowledge of any default or violation by any other Person with respect to any of the Parent Employee Plans; (ix) each Parent Employee Plan which is intended to be qualified under Section 401(a) of the Code is the subject of a favorable determination letter from the Internal Revenue Service as to such plan’s qualified status under Section 401(a) of the Code (or comparable letter, such as an opinion or notification letter as to the form of plan adopted by one or more SafeNet Corporations), or has time remaining under applicable Treasury guidance to seek such a determination, and to Parent’s knowledge nothing has occurred since the issuance of such letter (or could reasonably be expected to occur) which might impair such favorable determination of otherwise impair the qualified status of such plan; (x) no SafeNet Corporation is currently subject to any penalty or tax with respect to any Parent Employee Plan under Section 502(i) of ERISA or 4975 through 4980 F of the Code or has any outstanding liability for any penalty or tax which is not otherwise reserved for or reflected in the Parent Financial Statements; and (xi) all material contributions required to be made or reserved, and all material premiums required to be paid by the SafeNet Corporations, as appropriate, with respect to any Parent Employee Plan pursuant to the terms of the Parent Employee Plan, any Legal Requirements or any collective bargaining agreement, have been made, paid or reserved on or before their due dates (including any extensions thereof).

      (c) None of the SafeNet Corporations or any other Parent ERISA Affiliate currently maintains, sponsors or participates in, or within the last five years has maintained, sponsored or participated in, any “Employee Benefit Plan” (as defined in Section 3(3) of ERISA) that is subject to Section 412 of the Code or Title IV of ERISA.

      (d) The consummation of the transactions contemplated by this Agreement will not (either solely as a result thereof or as a result of such transactions in conjunction with another event) cause or result in an increase in the amount of compensation or benefits or accelerate the vesting or timing of payment of any benefits or compensation payable in respect of any former or current employee, independent contractor or consultant (or any of their beneficiaries) of any of the SafeNet Corporations.

      (e) There are no Legal Proceedings pending or, to the knowledge of Parent, threatened in respect of or relating to any Parent Employee Plan. To Parent’s knowledge, there are no facts or circumstances which could reasonably be expected to give rise to any such Legal Proceeding (other than routine benefit claims) in respect of or relating to any Parent Employee Plan.

      (f) None of the SafeNet Corporations has ever maintained an employee stock ownership plan (within the meaning of Section 4975(e)(7) of the Code) or any other Parent Employee Plan that invests in Parent capital stock. Since June 30, 2003, none of the SafeNet Corporations has proposed or agreed to any increase in benefits under any Parent Employee Plan (or the creation of new benefits) or change in employee coverage which would increase the expense of maintaining any Parent Employee Plan. No person will be entitled to any severance benefits, acceleration of vesting of any the Parent Options or the extension of any period during which any Parent Options may be exercised, under the terms of any Parent Employee Plan as a result of the consummation of the transactions contemplated by this Agreement (either solely as a result thereof or as a result of such transactions in conjunction with another event).

      (g) To the extent that any Parent Employee Plan is required by any applicable Legal Requirement to be covered by any bond (e.g., fidelity or otherwise) in any particular amount, each such Parent Employee Plan required to be covered by such bond has at all times been covered by such bond in accordance and in material compliance with all applicable Legal Requirements.

      (h) (i) There are no controversies pending or, to the knowledge of Parent, threatened, between any of the SafeNet Corporations and any of their respective foreign or domestic former or current employees, officers, directors, independent contractors or consultants (or any of their beneficiaries); (ii) there is no labor strike, dispute, slowdown, work stoppage or lockout actually pending or, to the knowledge of Parent, threatened against or affecting any SafeNet Corporation; (iii) none of the SafeNet Corporations is a party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of the SafeNet Corporations, (iv) none of the employees of the SafeNet Corporations is represented by any labor organization and none of the SafeNet Corporations has any knowledge of any current union organizing activities among the employees of the SafeNet Corporations, (v) the SafeNet Corporations have each at all times been in compliance in all material respects with all applicable Legal Requirements respecting employment, employment and labor practices, and with any collective bargaining agreements (both foreign and domestic), (vi) there is no unfair labor practice charge or complaint against any of the SafeNet Corporations pending or, to the knowledge of Parent, threatened before the National Labor Relations Board or any similar state or foreign agency, (vii) there is no grievance or arbitration proceeding arising out of any collective bargaining agreement or other grievance procedure relating to the SafeNet Corporations pending, or to the knowledge of Parent, threatened, before the National Labor Relations Board or any similar state or foreign agency, (viii) to Parent’s knowledge, neither the Occupational Safety and Health Administration nor any corresponding state agency is threatening to file any citation, and there are no pending citations, relating to the SafeNet Corporations, and (ix) there are no pending or, to the knowledge of Parent, threatened claims by any current or former employee of the SafeNet Corporations any employment-related claims or investigations by any Governmental Authority, including any charges to the Equal Employment Opportunity Commission or state or foreign employment practice agency, investigations regarding compliance with federal, state, foreign or local wage and hour Legal Requirements, audits by the Office of Federal Contractor Compliance Programs, complaints of sexual harassment or any other form of unlawful harassment, discrimination, or retaliation.

      (i) No Parent Employee Plan is a Voluntary Employees’ Beneficiary Association within the meaning of Section 501(c)(9) of the Code.

      (j) All Parent Employee Plans that are “group health plans” as defined under the respective provision comply with and have been administered in compliance with the health care continuation-coverage requirements under Section 4980B(f) of the Code (formerly Section 162(k) of the Code), Sections 601 through 607 of ERISA, and all final Treasury regulations under Section 4890B of the Code explaining those requirements, and all other applicable Legal Requirements regarding continuation and/or conversion coverage and with Code Section 4980D and ERISA Sections 701 through 734.

      (k) No amount required to be paid or payable to or with respect to current or former employee of any of the SafeNet Corporations in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an “excess parachute payment” within the meaning of Section 280G of the Code or will not be deductible under Sections 162(a)(1) or 404 of the Code.

      (l) Set forth on Schedule 3.12(l) is a list of all employees of each SafeNet Corporation as of the date of this Agreement together with respect to each such employee (i) the employee’s base salary and (ii) any severance that would be due upon termination with or without cause of such employee (other than pursuant to (A) severance or bonus policies or employment or change of control agreements in each case as in effect on the date of this Agreement and listed on Schedule 3.7(a) and/or 3.12(a) of the Parent Disclosure Schedule, or (B) Legal Requirements applicable to each of the SafeNet Corporations which is formed or incorporated under the laws of a foreign jurisdiction). Schedule 3.12(l) also sets forth with respect to each Parent employee accrued paid time off payable to each Parent employee as of October 21, 2003.

      (m) None of the SafeNet Corporations has effectuated (i) a “plant closing” (as defined in WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of any of the SafeNet Corporations or (ii) a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of the SafeNet Corporations, nor has the SafeNet Corporations been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state or local law.

      (n) None of the SafeNet Corporations has received a notice of any violation of any immigration and naturalization laws relating to employment and employees and all of the SafeNet Corporations have properly completed and maintained in all material respects all applicable forms (including, but not limited to, I-9 forms) and each of the SafeNet Corporations is in compliance with all such immigration and naturalization Legal Requirements and there are no citations, investigations, administrative proceedings or formal complaints of violations of immigration or naturalization Legal Requirements pending or threatened before the Immigration and Naturalization Service of any federal, state, foreign or administrative agency or court against or involving the SafeNet Corporations.

  3.13  ENVIRONMENTAL MATTERS.

      Each of the SafeNet Corporations is in and has conducted its activities in compliance with all applicable Environmental Laws, which compliance includes the possession by each of the SafeNet Corporations of all material permits and other Governmental Authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof, except where the failure to so comply would not result in a material liability or clean-up obligation to the SafeNet Corporations. None of the SafeNet Corporations has received any written notice, or to its knowledge, other communication (in writing or otherwise) that alleges that any of the SafeNet Corporations is not in compliance with any Environmental Law. To Parent’s knowledge, no current or prior owner of any property leased or controlled by any of the SafeNet Corporations has received any written notice or other communication (in writing or otherwise) that alleges that such current or prior owner or any of the SafeNet Corporations is not in compliance with any Environmental Law in such a manner as would be reasonably likely to result in a material liability or clean-up obligation of any SafeNet Corporation. To Parent’s knowledge, all property that is leased to, controlled by or used by any of the SafeNet Corporations is free of any friable asbestos or asbestos-containing material.

  3.14  GOVERNMENT CONTRACTS.

      (a) Customers and Suppliers. The SafeNet Corporations are not currently in, and the execution and delivery of this Agreement by Parent and the consummation of the Merger by Parent will not result in, any material violation, breach or default of any term or provision or trigger automatic or optional termination of (i) any contract with any Governmental Body, (ii) any subcontract issued at any tier under a prime contract with any Governmental Body, or (iii) any bid, proposal, offer or quotation relating to a contract with any Government Body or a subcontract issued under a contract with any Government Body, except in the case of each of (i), (ii) and (iii) above, that with respect to the execution and delivery of this Agreement by Parent and the consummation of the Merger by Parent for any violation, breach or automatic or optional termination right that arises as a result of the Company’s failure to comply with the terms of such contract, subcontract, bid, proposal, offer or quotation. The SafeNet Corporations are not in any material violation, breach or default of any provision of any federal order, statute, rule or regulation (including the FAR), agency supplements to the FAR, the Arms Export Control Act (22 U.S.C. 277 et seq.), and agency export regulations) or any similar state or local law or regulation governing any contract, subcontract, bid, or proposal with any Government Body, as applicable. None of the SafeNet Corporations has received a cure notice, a show cause notice or a stop work notice, nor has any SafeNet Corporation been threatened with termination for default under any contract or subcontract with any Governmental Body. To Parent’s knowledge, no request for equitable adjustment by any of its vendors, suppliers or subcontractors against it or any of the SafeNet Corporations relating to contracts or subcontracts involving any Governmental Body exists.

      (b) Government Claims. No state of facts exists that would constitute valid grounds for the assertion of a material Claim by a Government Body against any of the SafeNet Corporations for any of the following: (a) defective pricing, (b) FAR and/or CAS noncompliance, (c) fraud or (d) false claims or false statements. To Parent’s knowledge, no state of facts exists that would constitute valid grounds for the assertion of a Claim by a Governmental Body against any of the SafeNet Corporations for either (y) unallowable costs as defined in the FAR at Part 31, including those that may be included in indirect cost claims for prior years that have not yet been finally agreed to by the Governmental Body; or (z) any other monetary Claims relating to the performance or administration by Parent of contracts or subcontracts for any Governmental Body.

      (c) Suspension or Debarment. None of the SafeNet Corporations has been suspended or debarred from bidding on contracts or subcontracts with any Government Body in connection with the conduct of its business; no such suspension or debarment has been initiated or, to Parent’s knowledge, threatened. There is no ongoing Government investigation, audit, prosecution, civil or administrative proceeding or settlement negotiation, or internal investigation, relating to the contracts or subcontracts with any Governmental Body or the violation of any federal, state or local order, statute, rule, or regulation relating to Government contracts, subcontracts, or export controls.

      (d) Technical Data. No Government Body has any rights with respect to any technical data or computer software that are material to the business of the SafeNet Corporations.

      (e) Clearances. The SafeNet Corporations and their officers, directors, managers and employees hold all security clearances necessary for the operation of their business as presently conducted.

  3.15  LEGAL PROCEEDINGS; ORDERS.

      Except as set forth in the Parent SEC Documents, there is no pending material Legal Proceeding and, to Parent’s knowledge, no Person has threatened to commence any Legal Proceeding, that involves any of the SafeNet Corporations or any of the assets owned or used by any of the SafeNet Corporations, in each case which would be reasonably likely to be material to the SafeNet Corporations; and there is no Order, writ, injunction, judgment or decree to which any of the SafeNet Corporations, or any of the material assets owned or used by any of the SafeNet Corporations, is subject.

  3.16  VOTE REQUIRED.

      The affirmative vote of the holders of a majority of the shares of Parent Common Stock outstanding on the record date for the Parent Stockholders’ Meeting is the only vote of the holders of any class or series of Parent’s capital stock necessary to approve the issuance of Parent Common Stock in the Merger.

  3.17  NON-CONTRAVENTION; CONSENTS.

      Neither the execution, delivery or performance of this Agreement nor the consummation of the Merger, or any of the other transactions contemplated by this Agreement, will directly or indirectly (with or without notice or lapse of time):

      (a) contravene, conflict with or result in a violation of any of the provisions of the Parent Organization Documents or any resolution adopted by the stockholders, the Board of Directors or any committee of the Board of Directors of any of the SafeNet Corporations;

      (b) subject to such filings as may be required pursuant to the HSR and any Governmental Body action related thereto, contravene, conflict with or result in a violation of, or give any Governmental Body the right to challenge the Merger or any of the other transactions contemplated by this Agreement or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order, writ, injunction, judgment or decree to which any of the SafeNet Corporations, or any of the material assets owned or used by any of the SafeNet Corporations, is subject;

      (c) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any material Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by any of the SafeNet Corporations or that is otherwise material to the business of any of the SafeNet Corporations or to any of the assets owned or used by any of the SafeNet Corporations; or

      (d) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Parent Material Contract (except for any such violation or breach which by its terms can be cured and is so cured within the applicable cure period or where the non-breaching party has no right to accelerate or terminate as a result of such violation or breach), or give any Person the right to (i) declare a default or exercise any remedy under any Parent Material Contract, (ii) a rebate, chargeback, penalty or change in delivery schedule under any Parent Material Contract, (iii) accelerate the maturity or performance of any Parent Material Contract, or (iv) cancel, terminate or modify any term of any Parent Material Contract, except where any such violation, breach, default or right which arises solely as a result of the execution and delivery of this Agreement by the Company and the consummation of the Merger by the Company;

      Except as may be required by the Exchange Act, the DGCL and the rules and regulations of the Nasdaq Stock Market (as such rules and regulations relate to the Registration Statement and the Proxy Statement) and such filings as may be required pursuant to the HSR, none of the SafeNet Corporations was, is or will be required to make any filing with or give any notice to, or obtain any Consent from, any Person in connection with (x) the execution, delivery or performance of this Agreement, or (y) the consummation of the Merger or any of the other transactions contemplated by this Agreement, except in the case of subsections (x) and (y), where the failure to make such filing, give such notice or obtain such consent would not have a Material Adverse Effect on the SafeNet Corporations.

  3.18  OPINION OF FINANCIAL ADVISOR.

      The Parent’s Board of Directors has received the opinion of Credit Suisse First Boston LLC, financial advisor to Parent, that as of the date of this Agreement and subject to the assumptions, qualifications and limitations set forth therein, the Exchange Ratio is fair to Parent from a financial point of view. Parent will furnish an accurate and complete copy of said opinion to the Company.

  3.19  FINANCIAL ADVISOR.

      Except with respect to Credit Suisse First Boston LLC, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of any of the SafeNet Corporations. Parent has furnished to the Company an accurate and complete copy of its agreement with Credit Suisse First Boston.

  3.20  TAKEOVER STATUTES

      To Parent’s knowledge, no Takeover Laws are applicable to the Merger, this Agreement, the Parent Voting Agreements or any of the transactions contemplated hereby and thereby.

  3.21  INFORMATION TO BE SUPPLIED.

      None of the information supplied or to be supplied by or on behalf of Parent for inclusion or incorporation by reference in the Registration Statement will, at the time the Registration Statement is filed with the SEC or becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by or on behalf of Parent for inclusion or incorporation by reference in the Parent Proxy Statement or the Company Proxy Statement will, at the time the Parent Proxy Statement or the Company Proxy Statement is mailed to the stockholders of Parent the Company, as the case may be, or at the time of the Parent Stockholders’ Meeting or the Company’s Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Parent Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated by the SEC thereunder. Notwithstanding the foregoing, Parent makes no representation or warranty with respect to any information supplied by the Company that is contained in the foregoing documents.

  3.22  FOREIGN CORRUPT PRACTICES ACT.

      Neither Parent, any other SafeNet Corporation, any of the SafeNet Corporation’s officers, directors, nor, to Parent’s knowledge, any employees or agents (or stockholders), distributors, representatives or other persons acting on the express, implied or apparent authority of any SafeNet Corporation, have paid, given or received or have offered or promised to pay, give or receive, any bribe or other unlawful payment of money or other thing of value, any unlawful discount, or any other unlawful inducement, to or from any person or Governmental Body in the United States or elsewhere in connection with or in furtherance of the business of any of the SafeNet Corporations (including, without limitation, any unlawful offer, payment or promise to pay money or other thing of value (a) to any foreign official, political party (or official thereof) or candidate for political office for the purposes of influencing any act, decision or omission in order to assist any SafeNet Corporation in obtaining business for or with, or directing business to, any person, or (b) to any person, while knowing that all or a portion of such money or other thing of value will be offered, given or promised unlawfully to any such official or party for such purposes). Neither the business of Parent nor of any other SafeNet Corporation is in any manner dependent upon the making or receipt of such unlawful payments, discounts or other inducements. Neither Parent nor any other SafeNet Corporation has otherwise taken any action that could cause Parent or any other SafeNet Corporation to be in violation of the Foreign Corrupt

Practices Act of 1977, as amended, the regulations thereunder, or any applicable Legal Requirements of similar effect.

SECTION 4.  CERTAIN COVENANTS OF THE COMPANY AND PARENT

  4.1  ACCESS AND INVESTIGATION.

      During the period from the date of this Agreement until the earlier of the Effective Time or the date this Agreement shall be terminated in accordance with Section 7 (the “Pre-Closing Period”), subject to applicable antitrust laws and regulations relating to the exchange of information, each of the Company and Parent shall cause the Acquired Corporations, in the case of the Company, and the SafeNet Corporations in the case of Parent, to provide the other party’s Representatives, with reasonable access during normal business hours to the personnel and assets of, and to all existing books, records, Tax Returns, work papers and other documents and information relating to the Acquired Corporations and the SafeNet Corporations and with such additional financial, operating and other data and information regarding the Acquired Corporations, as Parent may reasonably request, and the SafeNet Corporations, as the Company may reasonably request, as the case may be. Each party acknowledges that the Company and Parent have previously entered into a confidentiality agreement dated July 14, 2003 (the “Confidentiality Agreement”), which will continue in full force and effect in accordance with its terms.

  4.2  OPERATION OF BUSINESS.

      (a) During the Pre-Closing Period the Company (which for purposes of this Section 4.2 shall include the Acquired Corporations) and Parent (which for purposes of this Section 4.2 shall include the SafeNet Corporations) shall, (i) except in the case of the Company, as provided in Schedule 4.2 of the Company Disclosure Schedule, (ii) except in the case of Parent, as provided in Schedule 4.2 of the Parent Disclosure Schedule, (iii) except as contemplated by this Agreement, and (iv) except with the prior written consent of the other party (the granting or withholding of such consent not to be unreasonably delayed): (A) conduct, in the case of the Company, the business and operations of the Acquired Corporations taken as a whole, and in the case of Parent, the business and operations of the SafeNet Corporations taken as a whole, (1) in the ordinary course consistent with prior practice, and (2) in material compliance with all applicable Legal Requirements and the requirements of all Company Material Contracts in the case of the Acquired Corporations and of all Parent Material Contracts in the case of the SafeNet Corporations; (B) use commercially reasonable efforts to preserve intact, in the case of the Company, the current business organization of the Acquired Corporations taken as a whole, and in the case of Parent, the current business organization of the SafeNet Corporations taken as a whole, keep available the services of their current officers and employees and maintain their relations and goodwill at least as favorable as at the date of this Agreement with all suppliers, customers, distributors, landlords, creditors, licensors, licensees and other Persons having business relationships with them; (C) provide all notices, assurances and support required by any Contract relating to any Company Proprietary Asset or Parent Proprietary Asset, as the case may be, in order to ensure that no condition under such Contract occurs which could result in, or could increase the likelihood of any transfer or disclosure by any Acquired Corporation or SafeNet Corporation, as the case may be, of any source code materials or other Company Proprietary Asset or Parent Proprietary Asset, as the case may be; and (iv) keep in full force and effect (with the same scope and limits of coverage) all insurance policies in effect as of the date of this Agreement covering all material assets of the Acquired Corporations or the SafeNet Corporations, as the case may be (including using commercially reasonable efforts to renew such policies which may expire or terminate during the Pre-Closing Period; provided, however, that either the Company or Parent may choose not to renew any such policy without the other party’s prior written consent, subject to reasonable prior consultation with the other party).

      (b) Except as contemplated by this Agreement and set forth on Schedule 4.2(b) of the Company Disclosure Schedule, during the Pre-Closing Period, the Company shall not and shall not permit any of the other Acquired Corporations, without the prior written consent of Parent (the granting or withholding of such consent not to be unreasonably delayed) to:

(i) declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock or repurchase, redeem or otherwise reacquire any shares of capital stock or other securities;

(ii) sell, issue, grant or authorize the issuance or grant of (A) any capital stock, other security (including the sale, transfer or grant of any treasury shares) or any obligation convertible or exchangeable for capital stock or any other security of any of the Acquired Corporations or (B) any Company Stock Right, other than prior to the Effective Time, (1) the Company may issue Company Common Stock upon the valid exercise of Company Stock Rights outstanding as of the date of this Agreement and (2) the Company may grant options to purchase shares of Company Common Stock at fair market value in accordance with existing Company Stock Option Plans to new employees of the Company (and the exercise of those options) in an amount not to exceed the number of options set forth on Schedule 4.2(b)(ii) of the Company Disclosure Schedule with respect to each such new employee;

(iii) hire any employee of the Company or any other Acquired Corporation, other than employees hired in the ordinary course business consistent with prior practice and to fill positions listed on Schedule 4.2(b)(iii) of the Company Disclosure Schedule;

(iv) except as required by applicable Legal Requirements or pursuant to the terms of a Company Employee Plan or agreement, as the case may, disclosed on Schedule 2.7 or 2.12(a) of the Company Disclosure Schedule, amend or waive any of its rights under, or accelerate the vesting under, any provision of any of the Company Stock Option Plans, any provision of any agreement evidencing any outstanding stock option or any restricted stock purchase agreement, or otherwise modify any of the terms of any outstanding option, warrant, or other security or any related Contract;

(v) form any Subsidiary;

(vi) amend or permit the adoption of any amendment to the Company Organization Documents, or effect a recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

(vii) make any capital expenditure in excess of the amount budgeted therefor on the capital expenditure budget of the Company and the other Acquired Corporations previously delivered to Parent;

(viii) enter into or become bound by, or permit any of the Proprietary Assets owned by it to become bound by, any Company Material Contract under which the Company grants an exclusive license to or other exclusive rights in any such Proprietary Asset;

(ix) acquire or agree to acquire, by merging or consolidating with, by purchasing an equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets of any other Person, except for (A) the purchase of assets from suppliers or vendors in the ordinary course of business consistent with prior practice or (B) Permitted Company Acquisitions.

(x) sell, lease, exchange, mortgage, pledge, transfer or otherwise subject to any Encumbrance or dispose of any of its material assets, except for sales, dispositions or transfers in the ordinary course of business consistent with prior practice;

(xi) (A) incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities, guarantee any debt securities of another Person, enter into any “keep well” or other agreement to maintain any financial statement condition of another person or enter into any agreement having the economic effect of any of the foregoing, except for borrowings incurred in the ordinary course of business, (B) make any loans or advances to any other Person other than in the ordinary course of business consistent with prior practice or (C) make any capital contributions to, or investments in, any other Person (other than in connection with a Permitted Company Acquisition);

(xii) (A) pay, discharge, settle or satisfy any claims, liabilities or obligations (whether absolute or contingent, matured or unmatured, known or unknown), other than the payments, discharges or satisfactions in the ordinary course of business consistent with prior practice of liabilities reflected or reserved against in, or contemplated by, the Company Financial Statements or (B) subject to Section 4.3(d), (1) waive any material benefits of, or agree to modify in any material respect, any standstill or similar agreement to which any Acquired Corporation is a party or (2) waive any benefits of, or agree to modify, any confidentiality agreement or similar agreement to which any Acquired Corporation is a party (other than confidentiality agreements entered into in the ordinary course of business consistent with prior practice where such modification or waiver would not have a Material Advance Effect on the Acquired Corporations);

(xiii) except as set forth in Schedule 2.7(a) and 2.12(a) of the Company Disclosure Schedule, (A) except as required by Legal Requirements applicable to each of the Acquired Corporations which is formed or incorporated under the laws of a foreign jurisdiction (1) increase in any material manner the compensation or fringe benefits of, or pay any bonus to, any director, officer or employee; (2) grant any severance or termination pay to, or enter into any severance agreement with, any director, officer or employee, or enter into any employment agreement with any director, officer or employee; (3) pay any benefit not provided for under any Company Employee Plan or other arrangement; (4) grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or Company Employee Plan or other arrangement (including the grant of stock options, stock appreciation rights, stock-based or stock-related awards, performance units or restricted stock, or the removal of existing restrictions in any Company Employee Plan or other arrangement or agreement or awards made thereunder); or (5) take any action to fund prior to when due or in any other way secure the payment of compensation or benefits under any agreement or (B) except as may be required to comply with applicable Legal Requirements, establish, adopt, enter into or amend any Company Employee Plan or other arrangement;

(xiv) change any of its methods of accounting or accounting practices in any respect, except as required by GAAP;

(xv) make or rescind any express or deemed material election relating to Taxes, settle or compromise any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, or change any of its methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of the federal income tax returns;

(xvi) commence or settle any material Legal Proceeding other than in the ordinary course consistent with prior practice;

(xvii) take, agree to take, or omit to take any action which would cause any of the conditions set forth in Section 6 not to be able to be satisfied prior to the Termination Date; or

(xviii) agree or commit to take any of the actions described in clauses “(i)” through “(xvii)” of this Section 4.2(b).

      (c) The Company shall not, and shall not permit any of the other Acquired Corporations, without prior reasonable consultation with Parent, to:

(i) enter into or become bound by, or permit any of the assets owned or used by it to become bound by, any Company Material Contract, or waive, release, or assign any rights or claims, or modify or terminate any Company Material Contract; or

(ii) enter into or agree to enter into any Permitted Company Acquisition.

      (d) Except as contemplated by this Agreement and as set forth on Schedule 4.2(d) of the Parent Disclosure Schedule, during the Pre-Closing Period, neither Parent nor Merger Sub shall, nor shall they permit any of the SafeNet Corporations, without the prior written consent of the Company (the granting or withholding of such consent not to be unreasonably delayed) to:

(i) declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock or repurchase, redeem or otherwise reacquire any shares of capital stock or other securities;

(ii) sell, issue, grant or authorize the issuance or grant of (A) any capital stock, other security (including the sale, transfer or grant of any treasury shares) or any obligation convertible or exchangeable for capital stock or any other security of any of the SafeNet Corporations or (B) any Parent Stock Right, other than prior to the Effective Time, (1) Parent may issue Parent Common Stock upon the valid exercise of Parent Stock Rights outstanding as of the date of this Agreement, (2) Parent may grant options to purchase shares of Parent Common Stock at fair market value in the ordinary course of business consistent with prior practice and in accordance with existing Parent Stock Option Plans (and the exercise of those options), (3) shares of Parent Common Stock issuable to participants in the Parent ESPP consistent with the terms thereof, and (4) shares of Parent Common Stock and Parent Stock Rights in connection with Parent Permitted Acquisitions;

(iii) except as required by applicable Legal Requirements or pursuant to the terms of a Parent Employee Plan or agreement, as the case may, disclosed on Schedule 3.7 or 3.12(a) of the Parent Disclosure Schedule, amend or waive any of its rights under, or accelerate the vesting under, any provision of any of the Parent Stock Option Plans, any provision of any agreement evidencing any outstanding stock option or any restricted stock purchase agreement, or otherwise modify any of the terms of any outstanding option, warrant, or other security or any related Contract;

(iv) amend or permit the adoption of any amendment to the Parent Organization Documents, or effect a recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

(v) make any capital expenditure in excess of the amount budgeted therefor on the capital expenditure budget of Parent and the other SafeNet Corporations previously delivered to the Company;

(vi) enter into or become bound by, or permit any of the Proprietary Assets owned by it to become bound by, any Parent Material Contract under which Parent grants an exclusive license to or other exclusive rights in such Proprietary Asset;

(vii) acquire or agree to acquire, by merging or consolidating with, by purchasing an equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets of any other Person, except for (A) the purchase of assets from suppliers or vendors in the ordinary course of business consistent with prior practice or (B) Permitted Parent Acquisitions;

(viii) sell, lease, exchange, mortgage, pledge, transfer or otherwise subject to any Encumbrance or dispose of any of its material assets, except for sales, dispositions or transfers in the ordinary course of business consistent with prior practice;

(ix) (A) incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities, guarantee any debt securities of another Person, enter into any “keep well” or other agreement to maintain any financial statement condition of another person or enter into any agreement having the economic effect of any of the foregoing, except for borrowings incurred in the ordinary course of business, (B) make any loans or advances to any other Person other than in the ordinary course of business consistent with prior practice or (C) make any capital contributions to, or investments in, any other Person other than in connection with a Permitted Parent Acquisition;

(x) (A) pay, discharge, settle or satisfy any claims, liabilities or obligations (whether absolute or contingent, matured or unmatured, known or unknown), other than the payments, discharges or satisfactions in the ordinary course of business consistent with prior practice of liabilities reflected or reserved against in, or contemplated by, the Parent Financial Statements or (B) subject to Sec-

tion 4.4(d), (1) waive any material benefits of, or agree to modify in any material respect, any standstill or similar agreement to which any SafeNet Corporation is a party or (2) waive any benefits of, or agree to modify, any confidentiality agreement or similar agreement to which any SafeNet Corporation is a party (other than confidentiality agreements entered into in the ordinary course of business consistent with prior practice where such modification or waiver would not have a Material Advance Effect on the SafeNet Corporations);

(xi) change any of its methods of accounting or accounting practices in any respect, except as required by GAAP;

(xii) make or rescind any express or deemed material election relating to Taxes, settle or compromise any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, or change any of its methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of the federal income tax returns;

(xiii) take, agree to take, or omit to take any action which would cause the conditions set forth in Section 6 not to be able to be satisfied prior to the Termination Date; or

(xiv) agree or commit to take any of the actions described in clauses “(i)” through “(xiii)” of this Section 4.2(d).

      (e) Parent shall not, and shall not permit any of the SafeNet Corporations, without prior reasonable consultation with the Company, to:

(i) enter into or become bound by, or permit any of the assets owned or used by it to become bound by, any Parent Material Contract which, in the case of any individual contract, exceeds $1,000,000, or waive, release, or assign any rights or claims, or modify or terminate any Parent Material Contract which, in the case of any individual contract, exceeds $1,000,000; or

(ii) settle any material Legal Proceeding other than in the ordinary course of business consistent with prior practice.

  4.3  NO SOLICITATION BY THE COMPANY.

      (a) During the Pre-Closing Period, the Company shall not, directly or indirectly, and shall not, directly or indirectly, authorize or permit any of the other Acquired Corporations or any officer or director of any of the Acquired Corporations, or authorize or knowingly permit any other employee, agent or consultant of any of the Acquired Corporations to, (i) solicit, encourage, initiate or seek the making, submission or announcement of any Company Acquisition Proposal, (ii) furnish any non-public information regarding any of the Acquired Corporations to any Person (other than Parent or Merger Sub) in connection with or in response to a Company Acquisition Proposal or an inquiry that the Company believes in good faith could be expected to lead to a Company Acquisition Proposal, (iii) engage in discussions or negotiations with any Person with respect to any Company Acquisition Proposal, except as to the existence of these provisions, (iv) approve, endorse or recommend any Company Acquisition Proposal, or (v) enter into any letter of intent or similar document or any Contract contemplating or otherwise relating to any Company Acquisition Transaction; provided, however, that this Section 4.3 shall not prohibit (A) the Company, or the Board of Directors of the Company, prior to receipt of the approval of the Company’s stockholders of this Agreement, from furnishing nonpublic information regarding the Acquired Corporations to, or entering into discussions or negotiations with, any Person in response to an unsolicited, bona fide written Company Acquisition Proposal that the Board of Directors of the Company concludes in good faith could reasonably be expected to result in a Company Superior Offer that is submitted to the Company by such Person (and not withdrawn) if (1) none of the Acquired Corporations or any officer or director of any of the Acquired Corporations shall have violated any of the restrictions set forth in this Section 4.3 in connection with the receipt of such Company Acquisition Proposal, (2) the Board of Directors of the Company concludes in good faith, after consultation with its outside legal counsel, that such action with respect to such Company Acquisition Proposal is required to comply with the fiduciary duties of the Board of Directors of the Company to the Company stockholders under applicable Legal Requirements, (3) the Company gives Parent prompt written notice of the Company’s intention to furnish nonpublic information to, or enter into discussions with, such Person, and the Company receives from such Person an executed confidentiality agreement with provisions no less restrictive than those contained in the Confidentiality Agreement; and (4) the Company furnishes such nonpublic information to such Person and to Parent at substantially the same time (to the extent such nonpublic information has not been previously furnished by the Company to Parent); or (B) the Company from complying with Rules 14d-9 and 14e-2 promulgated under the Exchange Act with regard to any Company Acquisition Proposal.

      (b) The Company shall promptly (and in no event later than twenty four (24) hours after the Company gains knowledge of its receipt of any Company Acquisition Proposal), or any request for nonpublic information relating to any of the Acquired Corporations in connection with a response to a Company Acquisition Proposal, advise Parent orally and in writing of such Company Acquisition Proposal or request (including providing the identity of the Person making or submitting such Company Acquisition Proposal or request, and a summary of the material terms thereof, if the Company Acquisition Proposal is not in writing, or a copy of the Company Acquisition Proposal and any related draft agreements if it is in writing) that is made or submitted by any Person during the Pre-Closing Period. The Company shall keep Parent informed in all material respects on a prompt basis with respect to the status of any such Company Acquisition Proposal or request and any material modification or proposed material modification thereto.

      (c) Upon the execution of this Agreement, the Company shall immediately cease and cause to be terminated any discussions existing as of the date of this Agreement with any Person (other than Parent) that relate to any Company Acquisition Proposal.

      (d) Notwithstanding anything in Section 4.2(b)(xii)(B), the Company agrees not to release any Person (other than Parent) from or waive any provision of any confidentiality, “standstill” or similar agreement to which the Company is a party and which relates to a Company Acquisition Proposal, and will use its commercially reasonable efforts to enforce each such agreement at the request of Parent.

      (e) Notwithstanding anything in this Agreement to the contrary, the Board of Directors of the Company may at any time prior to receipt of the approval of the Company’s stockholders of this Agreement, withhold, withdraw or modify the Company Recommendation in a manner adverse to Parent if: (i) an unsolicited, bona fide written offer is made to the Company by a third party for a Company Acquisition Transaction, and such offer is not withdrawn; (ii) the Company’s Board of Directors determines in good faith, after consultation with its financial advisor, that such offer constitutes a Company Superior Offer; (iii) following consultation with outside legal counsel, the Company’s Board of Directors determines that the withdrawal or modification of such Company Recommendation is required to comply with the fiduciary duties of the Board of Directors of Company to the stockholders of the Company under applicable Legal Requirements; (iv) the Company Recommendation is not withdrawn or modified in a manner adverse to Parent at any time prior to three (3) business days after Parent receives written notice from the Company confirming that the Company’s Board of Directors has determined that such offer is a Company Superior Offer, and (v) at the end of such three (3) business day period, after taking into account any adjustment or modification of the terms of this Agreement proposed by Parent (and any adjustment or modification of the terms of such Company Acquisition Proposal), the Board of Directors of the Company again makes the determination in good faith that the withdrawal or modification of such Company Recommendation is required to comply with the fiduciary duties of the Board of Directors of the Company to the stockholders of the Company under applicable Legal Requirements.

  4.4  NO SOLICITATION BY PARENT.

      (a) During the Pre-Closing Period, Parent shall, not directly or indirectly, and shall not, directly or indirectly, authorize or permit any of the other SafeNet Corporations or any officer or director of any of the SafeNet Corporations, or authorize or knowingly permit any other employee, agent or consultant of any of the SafeNet Corporations to, (i) solicit, encourage, initiate or seek the making, submission or announcement of any Parent Acquisition Proposal, (ii) furnish any non-public information regarding any of the SafeNet Corporations to any Person (other than to the Company) in connection with or in response to a Parent Acquisition Proposal or an inquiry that Parent believes in good faith could be expected to lead to a Parent

Acquisition Proposal, (iii) engage in discussions or negotiations with any Person with respect to any Parent Acquisition Proposal, except as to the existence of these provisions, (iv) approve, endorse or recommend any Parent Acquisition Proposal, or (v) enter into any letter of intent or similar document or any Contract contemplating or otherwise relating to any Parent Acquisition Transaction; provided, however, that this Section 4.4 shall not prohibit (A) Parent, or the Board of Directors of Parent, prior to receipt of the approval of Parent’s stockholders of the issuance of Parent Common Stock pursuant to the Merger, from furnishing nonpublic information regarding the SafeNet Corporations to, or entering into discussions or negotiations with, any Person in response to an unsolicited, bona fide written Parent Acquisition Proposal that the Board of Directors of Parent concludes in good faith could reasonably be expected to result in a Parent Superior Offer that is submitted to Parent by such Person (and not withdrawn) if (1) none of the SafeNet Corporations or any officer or director of any of the SafeNet Corporations shall have violated any of the restrictions set forth in this Section 4.4 in connection with the receipt of such Parent Acquisition Proposal, (2) the Board of Directors of Parent concludes in good faith, after consultation with its outside legal counsel, that such action with respect to such Parent Acquisition Proposal is required to comply with the fiduciary duties of the Board of Directors of Parent to Parent stockholders under applicable Legal Requirements, (3) Parent gives the Company prompt written notice of Parent’s intention to furnish nonpublic information to, or enter into discussions with, such Person, and Parent receives from such Person an executed confidentiality agreement with provisions no less restrictive than those contained in the Confidentiality Agreement; and (4) Parent furnishes such nonpublic information to such Person and to the Company at substantially the same time (to the extent such nonpublic information has not been previously furnished by Parent to the Company); or (B) Parent from complying with Rules 14d-9 and 14e-2 promulgated under the Exchange Act with regard to any Parent Acquisition Proposal.

      (b) Parent shall promptly (and in no event later than twenty four (24) hours after Parent gains knowledge of its receipt of any Parent Acquisition Proposal), or any request for nonpublic information relating to any of the Acquired Corporations in connection with a response to a Parent Acquisition Proposal, advise the Company orally and in writing of such Parent Acquisition Proposal or request (including providing the identity of the Person making or submitting such Parent Acquisition Proposal or request, and a summary of the material terms thereof, if Parent Acquisition Proposal is not in writing, or a copy of Parent Acquisition Proposal and any related draft agreements if it is in writing) that is made or submitted by any Person during the Pre-Closing Period. Parent shall keep the Company informed in all material respects on a prompt basis with respect to the status of any such Parent Acquisition Proposal or request and any material modification or proposed material modification thereto.

      (c) Upon the execution of this Agreement, Parent shall immediately cease and cause to be terminated any discussions existing as of the date of this Agreement with any Person (other than Parent) that relate to any Parent Acquisition Proposal.

      (d) Notwithstanding anything in Section 4.2(d)(x)(B), Parent agrees not to release any Person (other than the Company) from or waive any provision of any confidentiality, “standstill” or similar agreement to which Parent is a party and which relates to a Parent Acquisition Proposal, and will use its commercially reasonable efforts to enforce each such agreement at the request of the Company.

      (e) Notwithstanding anything in this Agreement to the contrary, the Board of Directors of Parent may at any time prior to receipt of the approval of Parent’s stockholders of the issuance of Parent Common Stock pursuant to the Merger, withhold, withdraw or modify the Parent Recommendation in a manner adverse to Parent if: (i) an unsolicited, bona fide written offer is made to Parent by a third party for a Parent Acquisition Transaction, and such offer is not withdrawn; (ii) Parent’s Board of Directors determines in good faith, after consultation with its financial advisor, that such offer constitutes a Parent Superior Offer; (iii) following consultation with outside legal counsel, Parent’s Board of Directors determines that the withdrawal or modification of such Parent Recommendation is required to comply with the fiduciary duties of the Board of Directors of Parent to the stockholders of Parent under applicable Legal Requirements; (iv) the Parent Recommendation is not withdrawn or modified in a manner adverse to the Company at any time prior to three (3) business days after the Company receives written notice from Parent confirming that Parent’s Board of Directors has determined that such offer is a Parent Superior Offer, and (v) at the end of such three

(3) business day period, after taking into account any adjustment or modification of the terms of this Agreement proposed by the Company (and any adjustment or modification of the terms of such Parent Acquisition Proposal), the Board of Directors of Parent again makes the determination in good faith that the withdrawal or modification of such Parent Recommendation is required to comply with the fiduciary duties of the Board of Directors of Parent to the stockholders of Parent under applicable Legal Requirements.

SECTION 5.  ADDITIONAL COVENANTS OF THE PARTIES

5.1	REGISTRATION STATEMENT AND PROXY STATEMENT FOR STOCKHOLDER APPROVAL.

      As soon as practicable following the execution of this Agreement, Parent and the Company shall jointly prepare, and Parent shall file with the SEC, a joint registration and proxy statement consisting of a proxy statement of the Company in connection with the Merger complying with applicable Legal Requirements (the “Company Proxy Statement”), a proxy statement of Parent in connection with the Merger and issuance of Parent Common Stock in the Merger and complying with applicable Legal Requirements (the “Parent Proxy Statement”) and a registration statement on Form S-4 (such registration statement, together with the amendments thereto being the “Registration Statement”) for the offer and sale of Parent Common Stock pursuant to the Merger and in which the Company Proxy Statement and the Parent Proxy Statement will be included as a prospectus. Each of the Company and Parent shall use commercially reasonable efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after its filing. The Company and Parent will use reasonable efforts to cause the Company Proxy Statement to be mailed to the Company’s stockholders, the Parent Proxy Statement to be mailed to the Parent’s stockholders, as promptly as practicable after the Registration Statement is declared effective under the Securities Act. Parent shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or filing a general consent to service of process) required to be taken under any applicable state securities laws and other applicable Legal Requirements in connection with the issuance of Parent Common Stock pursuant to the Merger and the Company shall furnish all information concerning the Company and the holders of capital stock of the Company as may be reasonably requested in connection with any such action and the preparation, filing and distribution of the Company Proxy Statement. No filing of, or amendment or supplement to, or correspondence to the SEC or its staff with respect to, the Registration Statement or Parent Proxy Statement will be made by Parent, or with respect to the Company Proxy Statement will be made by the Company, without providing the other party a reasonable opportunity to review and comment thereon. Parent will advise the Company, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information. The Company will advise Parent, promptly after it receives notice thereof, of any request by the SEC for the amendment of the Company Proxy Statement or comments thereon and responses thereto or requests by the SEC for additional information. Parent will advise the Company, promptly after it receives notice thereof, of any request by the SEC for the amendment of the Registration Statement or the Parent Proxy Statement or comments thereon and responses thereto or requests by the SEC for additional information. If at any time prior to the Effective Time any information relating to the Company or Parent, or any of their respective affiliates, officers or directors, is discovered by the Company or Parent which should be set forth in an amendment or supplement to either the Registration Statement, the Company Proxy Statement or the Parent Proxy Statement, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by applicable Legal Requirements, disseminated to the stockholders of the Company or the stockholders of Parent, as the case may be.

  5.2  COMPANY STOCKHOLDERS’ MEETING AND PARENT STOCKHOLDERS’ MEETING.

      (a) The Company shall take all action necessary under all applicable Legal Requirements to call, give notice of and hold a meeting of the holders of Company Common Stock to vote on a proposal to adopt this Agreement (the “Company Stockholders’ Meeting”). The Company Stockholders’ Meeting shall be held as soon as reasonably practicable after the Registration Statement is declared effective under the Securities Act. The Company will consult with Parent to use its commercially reasonable efforts to hold the Company Stockholders’ Meeting on the same day as the Parent’s Stockholder Meeting. Subject to Section 4.3, the Company shall use commercially reasonable efforts to take all actions necessary or advisable to solicit proxies in favor of this Agreement and shall ensure that all proxies solicited in connection with the Company Stockholders’ Meeting are solicited in compliance with all applicable Legal Requirements. Once the Company Stockholders’ Meeting has been called and noticed, the Company shall not postpone or adjourn the Company Stockholders’ Meeting (other than for the absence of a quorum) without the consent of Parent.

      (b) Subject to Section 4.3(e), the Company Proxy Statement shall include the Company Recommendation, and the Company Recommendation shall not be withdrawn or modified in a manner adverse to Parent, and no resolution by the Board of Directors of the Company or any committee thereof to withdraw or modify the Company Recommendation in a manner adverse to Parent shall be adopted or proposed.

      (c) The Company’s obligation to call, give notice of and hold the Company Stockholders’ Meeting in accordance with Section 5.2(a) shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission of any Company Superior Offer or other Company Acquisition Proposal, or by any withdrawal or modification of the Company Recommendation.

      (d) The Company and Parent shall cooperate with one another (i) in connection with the preparation of the Company Proxy Statement, the Parent Proxy Statement and the Registration Statement, (ii) in determining whether any action by or in respect of, or filing with, any Governmental Body is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement and (iii) in seeking any such actions, consents, approvals or waivers or making any such filings, furnishing information required in connection therewith or with the Company Proxy Statement, the Parent Proxy Statement and the Registration Statement and seeking timely to obtain any such actions, consents, approvals or waivers.

      (e) Parent shall take all action necessary under all applicable Legal Requirements to call, give notice of and hold a meeting of the holders of Parent Common Stock to vote on the issuance of Parent Common Stock pursuant to the Merger (the “Parent Stockholders’ Meeting”). The Parent Stockholders’ Meeting shall be held as soon as reasonably practicable after the Registration Statement is declared effective under the Securities Act. Parent will consult with the Company to use its commercially reasonable efforts to hold the Parent’s Stockholders Meeting on the same day as the Company’s Stockholder Meeting. Subject to Section 4.4(e), the Parent Proxy Statement shall include the Parent Recommendation, and such Parent Recommendation shall not be withdrawn or modified in a manner adverse to the Company and no resolution by the Board of Directors of Parent or any committee thereof to withdraw or modify such Parent Recommendation in a manner adverse to the Company shall be adopted or proposed. Subject Section 4.4, Parent shall use commercially reasonable efforts to take all actions necessary or advisable to solicit proxies in favor of the issuance of Parent Common Stock and shall ensure that all proxies solicited in connection with the Parent Stockholders’ Meeting are solicited in compliance with all applicable Legal Requirements. Once the Parent Stockholders’ Meeting has been called and noticed, Parent shall not postpone or adjourn the Parent Stockholders Meeting (other than for the absence of a quorum) without the consent of the Company, Parent’s obligation to call, give notice of and hold the Parent Stockholders’ Meeting in accordance with Section 5.2(e) shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission of any Parent Superior Offer or other Parent Acquisition Proposal, or by any withdrawal or modification of the Parent Recommendation.

  5.3  REGULATORY APPROVALS

      (a) As soon as may be reasonably practicable, the Company and Parent each shall file with the United States Federal Trade Commission (the “FTC”) and the Antitrust Division of the United States Department of Justice (“DOJ”) Notification and Report Forms relating to the transactions contemplated herein as required by the HSR Act. The Company and Parent each shall each use all reasonable efforts to obtain early termination of any waiting period under HSR and Company and Parent shall each promptly (a) supply the other with any information which may be required in order to effectuate such filings and (b) supply any additional information which reasonably may be required by the FTC or the DOJ.

      (b) Each of the Company and Parent shall use its commercially reasonable efforts to file, as soon as practicable after the date of this Agreement, all other notices, reports and other documents required to be filed with any Governmental Body with respect to the Merger and the other transactions contemplated by this Agreement (including pre-merger notification forms required by the merger notification or control laws and regulations of any applicable foreign jurisdiction, as agreed to by the parties). Each of Parent and the Company shall promptly (a) supply the other with any information which may be required in order to effectuate such filings and (b) supply any additional information which reasonably may be required by a Governmental Body of any jurisdiction and which the parties may reasonably deem appropriate.

      (c) Each of the Company and Parent shall (i) give the other party prompt notice of the commencement or threat of commencement of any Legal Proceeding by or before any Governmental Body with respect to the Merger or any of the other transactions contemplated by this Agreement, (ii) keep the other party informed as to the status of any such Legal Proceeding or threat, and (iii) promptly inform the other party of any communication to or from any Governmental Body regarding the Merger.

  5.4  STOCK OPTIONS; EMPLOYEE BENEFIT PLANS

      (a) Effective as of the Effective Time, each Company Option that is outstanding immediately prior to the Effective Time, whether or not then exercisable or vested, shall be assumed by Parent. As of the Effective Time, each such Company Option shall cease to represent a right to acquire shares of Company Common Stock and shall be converted automatically into an option to purchase shares of Parent Common Stock in an amount, at an exercise price and subject to such terms and conditions determined as provided below. Except as set forth in Section 5.4(b), each Company Option so assumed by Parent shall be subject to, and exercisable and vested upon, the same terms and conditions as under the applicable Company Stock Option Plan and the applicable option and other related agreements issued thereunder, including without limitation the maximum term of the Company Option and the provisions regarding termination of the Company Option following a termination of employment, except that (A) each assumed Company Option shall be exercisable for, and represent the right to acquire, that number of shares of Parent Common Stock (rounded down to the nearest whole share) equal to (i) the number of shares of Company Common Stock subject to such Company Option immediately prior to the Effective Time multiplied by (ii) the Exchange Ratio; (B) the exercise price per share of Parent Common Stock subject to each assumed Company Option shall be an amount equal to (i) the exercise price per share of Company Common Stock subject to such Company Option in effect immediately prior to the Effective Time divided by (ii) the Exchange Ratio (rounded up to the nearest whole cent); and (C) references under the Company Option to a termination of employment shall mean, on and after the Effective Time, a termination of employment with the Surviving Corporation or any SafeNet Corporation.

      (b) Each Company Option that is assumed by Parent under Section 5.4(a) and held by an individual who is immediately prior to the Effective Time an employee (including an officer) of any Acquired Corporation shall become fully vested and exercisable in the event that the individual’s employment is terminated by Surviving Corporation or any SafeNet Corporation without “cause” between the Effective Time and the first anniversary thereof. If such stock option holder is a party to a written employment agreement which contains a definition of “cause”, then “cause” for purpose of this Section 5.4(b) shall be determined according to the terms of and in a manner consistent with the provisions of such written employment agreement. If such stock option holder is not party to such a written employment agreement, then for purposes of this Section 5.4(b), “cause” shall mean (i) the willful and repeated failure to perform his or her duties (as determined in good faith by Parent) after such option holder has received a written demand for performance specifically setting forth the factual basis for such belief, after which such option holder shall have fifteen days to cure such deficiency; (ii) any act of dishonesty or bad faith with respect to the Surviving Corporation or any SafeNet Corporation that merits termination of employment (as determined in good faith by Parent); (iii) or the conviction of or plea of nolo contendere to any felony. The accelerated vesting provided in this section shall be in addition to, and not by way of limitation of, any rights to accelerated vesting of the respective stock option under its governing documents.

      (c) The Company’s Board of Directors, or its duly appointed committee to administer the Company Stock Option Plans, shall adopt resolutions, effective contingent upon the consummation of the transactions contemplated hereby, immediately prior to the Closing Date, to provide for the application of Section 5.4(a) and (b) to Company Options outstanding as of immediately prior to the Effective Time.

      (d) The conversion of Company Options provided for in Section 5.4(a) shall, with respect to any options which are intended to be “incentive stock options” (as defined in Section 422 of the Code), be effected in a manner consistent with Section 424(a) of the Code.

      (e) Except as provided elsewhere in this Agreement, the Surviving Corporation will, from and after the Effective Time, for a period of not less than two (2) years, maintain (i) the Company medical, dental, vision, flexible spending, employee assistance, life insurance, disability insurance, educational assistance, vacation, and holiday programs as described or referenced on Schedule 2.12(a), or provide comparable or equivalent programs on a plan by plan or program by program basis (as the case may be), and (ii) the Company’s 401(k) Plan Matching Contribution level currently in effect as of the date of execution of this Agreement. Thereafter, in the event that such Company programs are terminated, the employees of the Surviving Corporation shall become participants in replacement Surviving Corporation and/or Parent benefit arrangements, which shall be comparable and no less favorable to the benefit arrangements provided to similarly situated employees of Parent. At such time as the Surviving Corporation employees commence participation in replacement plans of the Surviving Corporation and/or Parent, the following shall apply: (i) Parent and/or Surviving Corporation shall provide or cause to be provided that under each employee benefit plan, policy, program or arrangement where service is relevant to a determination of an employee’s eligibility to participate, vesting, or level or amount of benefits (other than benefit accruals under a pension plan), employees of the Company who become employees of Parent and/or Surviving Corporation shall be credited with their period of service with the Company prior to the Closing, to the extent permitted by applicable law and applicable tax qualification requirements, and subject to any generally applicable break in service or similar rules; (ii) subject to the approval of any insurance carrier and to the extent consistent with applicable law and applicable tax qualification requirements, Parent and/or Surviving Corporation shall make available, or cause to be made available, to those employees of the Company who become employees of Parent and/or Surviving Corporation, employee benefit plans and programs, without regard to any preexisting condition limitation, actively-at-work requirement or similar limitation, provided, and only to the extent, that any analogous restriction applied to such employee under an analogous Company Employee Plan had been satisfied as of such date; and (iii) in determining any such employee’s share of the cost of coverage under any plan or program of Parent and/or Surviving Corporation for the year in which the participation begins, Parent and/or Surviving Corporation shall make commercially reasonable efforts to credit the employee with any co-pays and deductibles made by or on behalf of such employee under each comparable Company Employee Plan for such year.

      (f) It is expressly understood and agreed that (i) the provisions of Section 5.4(e) are statements of intent, (ii) no employee of the Surviving Corporation shall have rights or remedies, including rights of enforcement, with respect thereto and (iii) no employee of the Surviving Corporation is or is intended to be a third party beneficiary thereof. Except as otherwise provided in Section 5.4(e), Parent and/or Surviving Corporation shall not be prohibited or restricted from amending, suspending or terminating any of its employee benefit plans or the Company Employee Plans following the Effective Time or terminating any of its employees or modifying their pay or employee benefits following such date.

  5.5  INDEMNIFICATION OF OFFICERS AND DIRECTORS.

      (a) From and after the Effective Time, Parent and the Surviving Corporation, jointly and severally, shall honor all rights to indemnification existing as of the date of this Agreement in favor of (i) current and former directors, officers and employees of the Company (the “Indemnified Persons”) and (ii) those Persons who have indemnification agreements with the Company as of the date of this Agreement, for acts and omissions occurring prior to or at the Effective Time, as provided in the Company Organizational Documents and under each indemnification agreement with the Indemnified Persons to which the Company is a party (as each is in effect as of the date of this Agreement), to continue in effect after the consummation of the Merger for a period of six (6) years from the date of this Agreement. The Certificate of Incorporation and Bylaws of the Surviving Corporation will contain provisions with respect to exculpation and indemnification that are at least as favorable to those contained in the Company Organizational Documents, which provisions will not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would adversely affect the rights thereunder of Indemnified Persons, unless such modification is required by applicable Legal Requirements.

      (b) For a period of six (6) years from the date of this Agreement, Parent and the Surviving Corporation shall, jointly and severally, provide for officers’ and directors’ liability insurance for the benefit of each Person (other than the Company) named as an insured party in any officers’ and directors’ liability insurance policy held by the Company as of the date of this Agreement (the “Insured Parties”), on terms with respect to such coverage no less favorable than those of such policy in effect on the date of this Agreement, covering only those acts or omissions occurring prior to or at the Effective Time; provided that neither Parent nor the Surviving Corporation shall be required to maintain such policies to the extent the cost of maintaining the same shall exceed $1,000,000 in the aggregate, in which case Parent or the Surviving Corporation shall maintain as much comparable insurance as can be obtained for such amount. Prior to the Effective Time, the Company shall take all reasonable actions requested by Parent to maintain such directors and officers liability insurance.

      (c) The terms of this Section 5.5 are intended to be for the benefit of and shall be enforceable by the Indemnified Parties and the Insured Parties and their heirs and personal representatives and shall be binding on Parent and the Surviving Corporation and their successors and assigns. In the event Parent or the Surviving Corporation (or any of their successors and assigns) (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each case, proper provision shall be made so that the successor or assign of Parent or the Surviving Corporation, as the case may be, honors the obligation set forth with respect to Parent or the Surviving Corporation, as the case may be, in this Section 5.5.

  5.6  ADDITIONAL AGREEMENTS.

      (a) Each of Parent and the Company shall use its reasonable best efforts to take, or cause to be taken, all actions necessary to carry out the intent and purposes of this Agreement and to consummate the Merger and make effective the other transactions contemplated by this Agreement. Without limiting the generality of the foregoing, each party to this Agreement (i) shall cooperate fully with the other party, shall execute and deliver such further documents, certificates, agreements and instruments and shall take such other actions as may be reasonably requested by the other party to evidence or reflect the transactions contemplated by this Agreement (including, without, limitation, the execution and delivery of all documents, certificates, agreements and instruments reasonably necessary for all filings hereunder), (ii) give all notices (if any) required to be made and given by such party in connection with the Merger and the other transactions contemplated by this Agreement; (iii) shall use its reasonable best efforts to obtain each Consent (if any) required to be obtained (pursuant to any applicable Legal Requirement or Contract, or otherwise) by such party in connection with the Merger or any of the other transactions contemplated by this Agreement; and (iv) shall use its reasonable best efforts to lift any restraint, injunction or other legal bar to the Merger. The Company shall promptly deliver to Parent a copy of each such filing made, each such notice given and each such Consent obtained by it during the Pre-Closing Period.

      (b) Parent shall take all requisite action, effective as of the Effective Time, to cause to be elected as directors Walter W. Straub and Arthur L. Money (“Company Designees”) to Parent’s Board of Directors the, effective as of the Effective Time. If, prior to the Effective Time, one or more of such Company Designees becomes unable to serve on the Parent Board, the Company shall select a replacement candidate, reasonably acceptable to Parent.

  5.7  PUBLIC DISCLOSURE.

      The initial press release relating to this Agreement shall be a joint press release and thereafter Parent and the Company shall consult with each other and shall upon the text of any press release or public statement before issuing any press release or otherwise making any public statements with respect to the transactions contemplated hereunder and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by Legal Requirements or any listing agreement with, or the rules of, Nasdaq, in which case reasonable efforts to consult with the other party shall be made prior to such release or public statement; provided however, that no such consultation shall be required if, prior to the date of such release or public statement, either party shall have withheld, withdrawn, amended or modified the Company Recommendation or the Parent Recommendation, as the case may be.

  5.8  TAX MATTERS.

      At or prior to the filing of the Registration Statement, the Company and Parent shall execute and deliver to Wilson Sonsini Goodrich & Rosati, Professional Corporation, and to Venable LLP tax representation letters in customary form satisfactory to such counsel. Parent, Merger Sub and the Company shall each confirm to Wilson Sonsini Goodrich & Rosati, Professional Corporation, and to Venable LLP on such dates as shall be reasonably requested by Wilson Sonsini Goodrich & Rosati, Professional Corporation, and Venable LLP, the accuracy and completeness of the tax representation letters delivered pursuant to the immediately preceding sentence. Upon the request of counsel, the Company and Parent shall execute and deliver updated tax representation letters in customary form satisfactory to such counsel on or before the Closing Date in connection with the opinions of counsel referred to in Section 6.1(f). Each of Parent and the Company shall use its reasonable best efforts prior to and following the Effective Time to cause the Merger to qualify as a reorganization under Section 368(a) of the Code. Following delivery of the tax representations letters pursuant to the first sentence of this Section 5.8, each of Parent and the Company shall use its reasonable efforts to cause Wilson Sonsini Goodrich & Rosati, Professional Corporation, and Venable LLP, respectively, to deliver to it a tax opinion satisfying the requirements of Item 601 of Regulation S-K promulgated under the Securities Act. In rendering such opinions, each of such counsel shall be entitled to rely on the tax representation letters referred to in this Section 5.8.

  5.9  RESIGNATION OF DIRECTORS.

      The Company shall use its reasonable efforts to obtain and deliver to Parent prior to the Closing the resignation of each director of each of the Acquired Corporations, effective as of the Effective Time.

  5.10  LISTING.

      Parent shall use its best efforts to cause the shares of Parent Common Stock being issued in the Merger to be approved for listing (subject to official notice of issuance) on the Nasdaq National Market, as of the Effective Time.

  5.11  TAKEOVER LAWS

      If any Takeover Law may become, or may purport to be, applicable to the transactions contemplated in this Agreement, each of Parent and the Company and the members of their respective Boards of Directors will grant such approvals and take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable, and in any event prior to the Termination Date, on the terms and conditions contemplated hereby and thereby and otherwise act to eliminate the effect of any Takeover Law on any of the transactions contemplated by this Agreement.

  5.12  FORM S-8; SECTION 16.

      (a) Parent agrees to file one or more registration statements on Form S-8 or other form to the extent S-8 is unavailable for the shares of Parent Common Stock issuable with respect to assumed Company Options within five (5) days subsequent to the Effective Time and keep any such registration statements effective until all shares registered thereunder have been issued, provided, however, that it shall not be considered a breach of this Section 5.12 by Parent if Parent cannot file such S-8 within five (5) days due to the fact that Parent does not receive a required independent auditors consent within five (5) days after using commercially reasonable efforts to obtain such consent; and provided that Parent continues to use commercially reasonable efforts to obtain such consent and file such S-8 promptly after such consent is obtained.

      (b) Parent shall, prior to the Effective Time, cause Parent’s Board of Directors to approve the issuance of Parent equity securities (including derivative securities) in connection with the Merger with respect to any employees of the Company who as of the Effective Time are subject or will become subject to the reporting requirements of Section 16 of the Exchange Act to the extent necessary for such issuance to be an exempt acquisition pursuant to SEC Rule 16b-3; provided, however, that Parent shall not be deemed to have violated this covenant if the Company does not provide to the Board of Directors of Parent at least ten (10) business days prior to the Effective Time, all information reasonably requested by Parent for the purpose of effecting such exemption. Prior to the Effective Time, the Board of Directors of the Company shall approve the disposition of Company equity securities (including derivative securities) in connection with the Merger by those directors and officers of the Company subject to the reporting requirements of Section 16 of the Exchange Act to the extent necessary for such disposition to be an exempt disposition pursuant to SEC Rule 16b-3.

  5.13  AFFILIATES.

      Attached as Schedule 5.13 to this Agreement is a list of all Persons who are, to the Company’s knowledge, affiliates of the Company for purposes of Rule 145 under the Securities Act as of the date of this Agreement. Prior to the effectiveness of the Registration Statement, the Company shall use commercially reasonable efforts to deliver or cause to be delivered an executed Rule 145 affiliate agreement in the form attached hereto as Exhibit D from each of the persons listed on Schedule 5.13.

  5.14  LITIGATION.

      The Company shall give Parent the opportunity to participate in the defense of any litigation against the Company and/or its directors relating to the transactions contemplated by this Agreement and the Company Voting Agreements and Parent Voting Agreements.

  5.15  ADVICE OF CHANGES.

      Each of the Company and Parent will give prompt written notice to the other (and will subsequently keep the other informed on a current basis of any developments related to such notice) upon its becoming aware of the occurrence or existence of any fact, event or circumstance that (i) is reasonably likely to result in any of the conditions set forth in Section 6 not being able to be satisfied prior to the Termination Date or (ii) any resignation of an employee of the Company at the director or Vice President level or above or that any such employee has given written notice of such employee’s intent to resign or voluntarily terminate his employment with any Acquired Corporation.

SECTION 6.  CONDITIONS TO THE MERGER

  6.1  CONDITIONS TO EACH PARTY’S OBLIGATION.

      The respective obligations of the Company, Parent and Merger Sub to consummate the Merger are subject to the satisfaction or, to the extent permitted by Legal Requirements, the waiver by each party on or prior to the Effective Time of each of the following conditions:

      (a) This Agreement shall have been adopted by the requisite vote of the stockholders of the Company. The issuance of shares of Parent Common Stock pursuant to the Merger shall have been adopted and approved by requisite vote of the stockholders of Parent;

      (b) No provision of any applicable Legal Requirements and no judgment, injunction, Order or decree shall be in effect that prohibits the consummation of the Merger or the other transactions contemplated by this Agreement;

      (c) The Registration Statement shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order;

      (d) The shares of Parent Common Stock to be issued pursuant to the Merger shall have been authorized for listing on the Nasdaq National Market (subject to official notice of issuance);

      (e) Any waiting period (and any extension thereof) applicable to the Merger under HSR shall have been terminated or shall have expired, and Parent, Merger Sub and Company shall have timely obtained from each Governmental Body all approvals, waivers and consents set forth on Schedule 6.1(e) of the Company Disclosure Schedule and all other approvals, waivers or consents the failure of which to obtain would have a Material Adverse Effect; and

      (f) (i) Parent shall have received and Venable LLP shall not have subsequently rescinded an opinion of Venable LLP, in form and substance reasonably satisfactory to Parent and to the Company, on the basis of customary facts, representations and assumptions set forth in such opinion, to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and (ii) the Company shall have received and Wilson, Sonsini Goodrich & Rosati, Professional Corporation shall not have subsequently rescinded an opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation in form and substance reasonably satisfactory to Parent and to the Company, on the basis of customary facts, representations and assumptions set forth in such opinion, to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. In connection with the opinions referred to in this Section 6.1(f), Wilson Sonsini Goodrich & Rosati, Professional Corporation and Venable LLP shall be entitled to rely upon the tax representation letters of Parent and the Company referred to in Section 5.8.

  6.2  ADDITIONAL CONDITIONS TO PARENT’S AND MERGER SUB’S OBLIGATIONS.

      The respective obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction or, to the extent permitted by Legal Requirements, the waiver by Parent and Merger Sub on or prior to the Effective Time of each of the following conditions:

      (a) there shall not be pending or threatened any Legal Proceeding in which a Governmental Body is: (i) seeking to prohibit or limit in any material respect Merger Sub’s or Parent’s ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Surviving Corporation; (ii) seeking to materially and adversely affect the right of Parent, the Surviving Corporation or any Subsidiary of Parent to own the assets or operate the business of the Acquired Corporations; or (iii) seeking to compel Parent or the Company, or any subsidiary of Parent or the Company, to dispose of or hold separate any material assets, as a result of the Merger or any of the other transactions contemplated by this Agreement;

      (b) the Company shall have performed or complied in all material respects with all of its covenants, obligations or agreements required to be performed or complied with under the Agreement prior to the Effective Time;

      (c) the representations and warranties of the Company contained in this Agreement not qualified by Material Adverse Effect shall be accurate, except where the failure to be accurate would not, in the aggregate, reasonably be expected to have a Material Adverse Effect and the representations and warranties of the Company contained in this Agreement which are qualified by Material Adverse Effect shall be accurate, in the case of each, as of the date of this Agreement, and on and as of the Effective Time, except for those representations and warranties which address matters only as of a particular date (which shall remain true and correct on and as of such particular date) with the same force and effect as if made on and as of the Effective Time;

      (d) there shall not have been a Material Adverse Effect on the Acquired Corporations (other than any Material Adverse Effect that could have reasonably been expected to arise out of a matter disclosed on the Company Disclosure Schedules); and

      (e) Parent shall have received a certificate from an executive officer of the Company certifying as to the matters set forth in paragraphs (a), (b), (c) and (d) of this Section 6.2.

      The foregoing conditions are for the sole benefit of Parent and Merger Sub and may, subject to the terms of the Agreement, be waived by Parent and Merger Sub, in whole or in part at any time and from time to time, in the sole discretion of Parent and Merger Sub. The failure by Parent and Merger Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

  6.3  ADDITIONAL CONDITIONS TO THE COMPANY’S OBLIGATIONS.

      The obligations of the Company to consummate the Merger are subject to the satisfaction or, to the extent permitted by Legal Requirements, the waiver by the Company on or prior to the Effective Time of each of the following conditions:

      (a) there shall not be pending or threatened any Legal Proceeding in which a Governmental Body is: (i) seeking to prohibit or limit in any material respect Merger Sub’s or Parent’s ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Surviving Corporation; (ii) seeking to materially and adversely affect the right of Parent, the Surviving Corporation or any Subsidiary of Parent to own the assets or operate the business of the Acquired Corporations; or (iii) seeking to compel Parent or the Company, or any subsidiary of Parent or the Company, to dispose of or hold separate any material assets, as a result of the Merger or any of the other transactions contemplated by this Agreement;

      (b) Parent or Merger Sub shall have performed or complied in all material respects with the covenants, obligations or agreements required to be performed or complied with under the Agreement prior to the Effective Time

      (c) the representations and warranties of Parent contained in this Agreement not qualified by Material Adverse Effect shall be accurate, except where the failure to be accurate would not, in the aggregate, reasonably expected to have a Material Adverse Effect and the representations and warranties of Parent contained in the Agreement which are qualified by Material Adverse Effect shall be accurate, in the case of each, as of the date of this Agreement, and on and as of the Effective Time, except for those representations and warranties which address matters only as of a particular date (which shall remain true and correct on and as of such particular date) with the same force and effect as if made on and as of the Effective Time;

      (d) there shall have not been a Material Adverse Effect on the SafeNet Corporations (other than any Material Adverse Effect that could have reasonably been expected to arise out of a matter disclosed on the Parent Disclosure Schedules); and

      (e) the Company shall have received a certificate from an executive officer of Parent certifying as to the matters set forth in paragraphs (a), (b), (c) and (d) of this Section 6.3.

      The foregoing conditions are for the sole benefit of the Company and may, subject to the terms of the Agreement, be waived by the Company, in whole or in part at any time and from time to time, in the sole discretion of the Company. The failure by the Company at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

SECTION 7.  TERMINATION

  7.1  TERMINATION.

      This Agreement may be terminated prior to the Effective Time, whether before or after adoption of this Agreement by the Company’s stockholders:

      (a) by mutual written consent of Parent and the Company;

      (b) by either Parent or the Company if (i) the Merger shall not have been consummated by the date which one hundred eighty (180) days after the date of this Agreement, provided, that such date shall automatically be extended by an additional forty-five (45) day periods if all conditions to the obligations of Parent and Merger Sub and the Company to consummate the Merger have been satisfied or waived except for the condition set forth in Section 6.1(e) (such 180-day period or such extended 225-day period, if applicable, the “Termination Date”); and, provided, further that the right to terminate this Agreement under this Section 7.1(b)(i) shall not be available to any party whose action or failure to act has been the cause of the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement; or (ii) a Company Stockholders’ Meeting is held and the holders of Company Common Stock do not adopt this Agreement; or (iii) a Parent Stockholders’ Meeting is held and the holders of Parent Common Stock do not approve the issuance of Parent Common Stock pursuant to the Merger;

      (c) by either Parent or the Company if a court of competent jurisdiction or other Governmental Body shall have issued a final and nonappealable Order, decree or ruling, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger;

      (d) by Parent, at any time prior to the Effective Time, if a Company Triggering Event shall have occurred;

      (e) by Company, at any time prior to the Effective Time, if a Parent Triggering Event shall have occurred;

      (f) by Parent, at any time prior to the Effective Time, if any of the Company’s covenants, representations or warranties contained in this Agreement shall have been breached or, any of the Company’s representations and warranties shall have become untrue, such that any of the conditions set forth in Section 6.2(b), Section 6.2(c) or Section 6.2(d) would not be satisfied as of the time of such breach or at the time such representation or warranty shall have become untrue, and such breach shall not have been cured within thirty (30) days of receipt by the Company of written notice of such breach describing the details of such breach; and

      (g) by the Company, at any time prior to the Effective Time, if any of Parent’s or Merger Sub’s covenants, representations or warranties contained in this Agreement shall have been breached or, any of Parent’s and Merger Sub’s representations and warranties shall have become untrue, such that any of the conditions set forth in Section 6.3(b), Section 6.3(c) or Section 6.3(d) would not be satisfied as of the time of such breach or at the time such representation or warranty shall have become untrue, and such breach shall not have been cured within thirty (30) days of receipt by Parent written notice of such breach describing the details of such breach.

  7.2  EFFECT OF TERMINATION.

      In the event of the termination of this Agreement as provided in Section 7.1, this Agreement shall be of no further force or effect; provided, however, that (i) this Section 7.2, Section 7.3 and Section 8 shall survive the termination of this Agreement and shall remain in full force and effect, and (ii) the termination of this Agreement shall not relieve any party from any liability or damages for any willful breach of any provision contained in this Agreement.

  7.3  EXPENSES; TERMINATION FEES.

      (a) Expenses. Except as set forth in this Section 7.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses, whether or not the Merger is consummated; provided, that the Company and Parent shall share equally all filing fees incurred in connection with SEC and HSR filings hereunder (whether or not the Merger is consummated).

      (b) Termination Fee.

(i) If (A) this Agreement is terminated by Parent or the Company pursuant to Section 7.1(b)(i) or (ii) and (1) after the date of this Agreement and prior to or at the time of such termination a Company Acquisition Proposal shall have been publicly announced and not unconditionally and irrevocably withdrawn prior to ten (10) business days prior to the date for the Company’s Stockholder Meeting; and (2) within twelve (12) months of such termination pursuant to Section 7.1(b)(i) or (ii) the Company either enters into a definitive agreement for or consummates a Company Acquisition Transaction with any Person or (B) this Agreement is terminated by Parent pursuant to Section 7.1(d) then, in each case, the Company shall pay to Parent, in immediately available funds a nonrefundable fee in the amount of $15,000,000 (the “Termination Fee”). Any Termination Fee payable by the Company to Parent pursuant to Section 7.3(b)(i)(A) shall be paid to Parent by the Company at or prior to the earlier of the execution of the agreement providing for the applicable Company Acquisition Transaction or consummation of the applicable Company Acquisition Transaction, as the case may be. Any Termination Fee payable by the Company to Parent pursuant to Section 7.3(b)(i)(B) shall be paid to Parent by the Company within one (1) business day after such termination by Parent. For purposes of this Section 7.3(b)(i) all references to “15%” in the definition of a Company Acquisition Transaction shall be deemed to be “30%”.

(ii) If (A) this Agreement is terminated by the Company or Parent pursuant to Section 7.1(b)(i) or (iii) and (1) after the date of this Agreement and prior to or at the time of such termination a Parent Acquisition Proposal shall have been publicly announced and not unconditionally and irrevocably withdrawn prior to ten (10) business days prior to the date for the Parent’s Stockholder Meeting; and (2) within twelve (12) months of such termination pursuant to Section 7.1(b)(i) or (iii) Parent either enters into a definitive agreement for or consummates a Parent Acquisition Transaction with any Person, or (B) this Agreement is terminated by the Company pursuant to Section 7.1(e), then, in each case, Parent shall pay to the Company, in immediately available funds, the Termination Fee. Any Termination Fee payable by Parent to the Company pursuant to Section 7.3(b)(ii)(A) shall be paid by Parent to the Company at or prior to the earlier of the execution of the agreement providing for the applicable Parent Acquisition Transaction or consummation of the applicable Parent Acquisition Transaction, as the case may be. Any Termination Fee payable by Parent to the Company pursuant to Section 7.3(b)(ii)(B) shall be paid by Parent to the Company within one (1) business day after the date of the notice of termination. For purposes of this Section 7.3(b)(ii), all references to “10%” such termination by the Company. For purposes of this Section 7.3(b)(ii), all references to “15%” in the definition of a Parent Acquisition Transaction shall be deemed to be “30%”.

      (c) Company and Parent Acknowledgement

      Each of Parent and the Company acknowledges that the agreements contained in this Section 7.3 are an integral part of the transaction contemplated by this Agreement, and that, without these agreements, it would not enter into this Agreement. Accordingly, if either party fails to pay the Termination Fee or other amounts due under Section 7.3 in a timely manner and if a party makes a claim against the other party in order to obtain payment of such amounts and the claim results in a judgment against such for the amounts due under this Section 7.3, the non-prevailing party shall pay to the prevailing party its actual, documented, reasonable out-of-pocket costs and expenses incurred by the prevailing party (including attorneys’ fees and expenses) in connection with such suit, together with interest on the amounts due from and including the date on which such payment was to be made in accordance with Section 7.3 but excluding the date of payment thereof, at the prime rate published by The Wall Street Journal, as that rate may vary from time to time, or if no longer published, a comparable rate. Payment of the fees and expenses described in this Section 7.3 shall not be in lieu of damages incurred in the event of a willful breach of this Agreement.

SECTION 8.  MISCELLANEOUS PROVISIONS

  8.1  AMENDMENT.

      This Agreement may be amended with the approval of the respective Boards of Directors of the Company and Parent at any time (whether before or after any required approvals by the stockholders of the Company or Parent); provided, however, that after any such required stockholder approval has been obtained, no amendment shall be made which by law requires further approval of the stockholders of either the Company or Parent without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

  8.2  WAIVER.

      (a) No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

      (b) No party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

  8.3  NO SURVIVAL OF REPRESENTATIONS AND WARRANTIES.

      None of the representations, warranties or agreements contained in this Agreement or in any certificate delivered pursuant to this Agreement shall survive the Effective Time, except for agreements which by their terms survive the Effective Time. This Section 8.3 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

  8.4  ENTIRE AGREEMENT; COUNTERPARTS.

      This Agreement (and the exhibits and schedules hereto) constitutes the entire agreement among the parties hereto and all other prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof and thereof, it being understood that the Confidentiality Agreement shall continue in full force and effect until the Closing and shall survive any termination of this Agreement. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument.

  8.5  APPLICABLE LAW; JURISDICTION.

      This Agreement shall be governed by, and construed in accordance with, the Legal Requirements of the State of Delaware, regardless of the Legal Requirements that might otherwise govern under applicable principles of conflicts of laws thereof. In any action between any of the parties arising out of or relating to this

Agreement or any of the transactions contemplated by this Agreement: (a) each of the parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of courts in the State of Delaware; (b) each of the parties irrevocably waives the right to trial by jury; and (c) each of the parties irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address at which such party is to receive notice in accordance with Section 8.8.

  8.6  ATTORNEYS’ FEES.

      In any action at law or suit in equity to enforce this Agreement or the rights of any of the parties hereunder, the prevailing party in such action or suit shall be entitled to reasonable attorneys’ fees and all other reasonable costs and expenses incurred in such action or suit.

  8.7  ASSIGNABILITY; THIRD PARTY BENEFICIARIES.

      This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and permitted assigns; provided, however, that neither this Agreement nor any of the Company’s rights hereunder may be assigned by the Company without the prior written consent of Parent, and any attempted assignment of this Agreement or any of such rights by the Company without such consent shall be void and of no effect; provided, further, however, that, except for assignments by Merger Sub to a wholly owned Subsidiary of Parent, neither this Agreement nor any of Parent’s or Merger Sub’s rights hereunder may be assigned by Parent or Merger Sub without the prior written consent of the Company, and any attempted assignment of this Agreement or any of such rights by Parent or Merger Sub without such consent shall be void and of no effect. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the parties hereto) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement except for rights, benefits and remedies granted to the Indemnified Persons under Section 5.5.

  8.8  NOTICES.

      Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received (i) on the date of delivery if delivered personally, (ii) on the date of confirmation of receipt (or the first business day following such receipt if the date is not a business day) of transmission by telecopy or telefacsimile, or (iii) on the date of confirmation of receipt (or the first business day following such receipt if the date is not a business day) if delivered by a nationally recognized overnight courier service. All notices hereunder shall be delivered to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):

      If to Parent or Merger Sub:

                    SafeNet, Inc.

                    8029 Corporate Drive
                    Baltimore, MD 21236
                    (410) 931-2229
                    Attention: Chairman and Chief Executive Officer

      with a copy to (which copy shall not constitute notice hereunder):

                    Venable LLP

                    8010 Towers Crescent Drive
                    Vienna, Virginia 22182
                    Facsimile No. (703) 821-8949
                    Attention: Elizabeth R. Hughes, Esq.

      If to the Company:

                    Rainbow Technologies, Inc.

                    50 Technology Drive
                    Irvine, California 92618
                    Facsimile No. (949) 753-9507
                    Attention: President and Chief Executive Officer

      with a copy to (which copy shall not constitute notice hereunder):

                    Wilson Sonsini Goodrich & Rosati, Professional Corporation

                    One Market
                    Spear Tower, Suite 3300
                    San Francisco, California 94105-1126
                    Facsimile No. (415) 947-2099
                    Attention: Steve L. Camahort, Esq.

  8.9  SEVERABILITY.

      If any provision of this Agreement or any part of any such provision is held under any circumstances to be invalid or unenforceable in any jurisdiction, then (a) such provision or part thereof shall, with respect to such circumstances and in such jurisdiction, be deemed amended to confirm to applicable Legal Requirements so as to be valid and enforceable to the fullest possible extent, (b) the invalidity or unenforceability of such provision or part thereof under such circumstances and in such jurisdiction shall not affect the validity or enforceability of such provision or part thereof under any other circumstances or in any other jurisdiction, and (c) the invalidity or unenforceability of such provision or part thereof shall not affect the validity or enforceability of the remainder of such provision or the validity or enforceability of any other provision of this Agreement. Each provision of this Agreement is separable from every other provision of this Agreement, and each part of each provision of this Agreement is separable from every other part of such provision.

  8.10  SPECIFIC PERFORMANCE.

      The parties agree that irreparable damage would occur in the event that any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached. The parties agree that, in the event of any breach by the other party of any covenant or obligation contained in this Agreement, the other party shall be entitled (in addition to any other remedy that may be available to it, including monetary damages) to seek (a) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation, and (b) an injunction restraining such breach. The parties further agree that neither any party to this Agreement nor any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 8.10, and each party waives any objection to the imposition of such relief or any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

  8.11  CONSTRUCTION.

      (a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

      (b) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

      (c) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

      (d) Except as otherwise indicated, all references in this Agreement to “Sections” and “Exhibits” are intended to refer to Sections of this Agreement and Exhibits to this Agreement.

[Signatures on following page]

      IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

SAFENET, INC.

By:	/s/ ANTHONY A. CAPUTO

Name: Anthony A. Caputo
Title: Chief Executive Officer

RAVENS ACQUISITION CORP.

By:	/s/ ANTHONY A. CAPUTO

Name: Anthony A. Caputo
Title: Chief Executive Officer

RAINBOW TECHNOLOGIES, INC.

By:	/s/ WALTER STRAUB

Name: Walter Straub
Title: President and Chief Executive Officer

EXHIBIT A

CERTAIN DEFINITIONS

      For purposes of the Agreement (including this Exhibit A):

      “Acquired Corporation Contract” shall mean any Contract: (a) currently in force to which any of the Acquired Corporations is a party or (b) by which any of the Acquired Corporations or any asset of any of the Acquired Corporations is bound or has any continuing obligations or rights.

      “Acquired Corporations” is defined in Section 2.1 to this Agreement.

      “Acquired Corporation Proprietary Asset” shall mean any Proprietary Asset owned by or licensed to any of the Acquired Corporations or otherwise used by any of the Acquired Corporations.

      “Agreement” is defined in the Preamble to this Agreement.

      “Certificate of Merger” is defined in Section 1.3 to this Agreement.

      “Claim” means any and all claims, demands, actions, causes of action, suits, proceedings and administrative proceedings.

      “Closing” is defined in Section 1.3 to this Agreement.

      “Closing Date” is defined in Section 1.3 to this Agreement.

      “Code” is defined in the Recitals to this Agreement.

      “Company” is defined in the Preamble to this Agreement.

      “Company Acquisition Proposal” shall mean any bona fide offer, proposal or indication of interest received from a third party (other than an offer, inquiry, proposal or indication of interest by Parent) relating to any Company Acquisition Transaction.

      “Company Acquisition Transaction” shall mean any transaction or series of transactions involving:

      (a) any merger, consolidation, share exchange, business combination, issuance of securities, direct or indirect acquisition of securities, tender offer, exchange offer or other similar transaction in which (i) a Person or “Group” (as defined in the Exchange Act and the rules promulgated thereunder) of Persons (other than any Acquired Corporation) directly or indirectly acquires beneficial or record ownership of securities representing more than 15% of the outstanding securities of any class of voting securities of any of the Acquired Corporation, or (ii) any of the Acquired Corporations issues securities representing more than 15% of the outstanding securities of any class of voting securities of any of the Acquired Corporations (to any Person other than an Acquired Corporation).

      (b) any direct or indirect sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or of assets or rights that constitute or account for 10% or more of the consolidated net revenues, net income or assets of the Acquired Corporations; or

      (c) any liquidation or dissolution of any of the Acquired Corporations.

      “Company Balance Sheet” is defined in Section 2.4(d) to this Agreement.

      “Company Balance Sheet Date” is defined in Section 2.4(d) to this Agreement.

      “Company Common Stock” shall mean the Common Stock, $.001 par value, of the Company.

      “Company Designee” is defined in Section 5.6(b) to this Agreement.

      “Company Disclosure Schedule” is defined in Section 2 to this Agreement.

      “Company Employee Plans” is defined in Section 2.12(a) to this Agreement.

      “Company ERISA Affiliate” is defined in Section 2.12(a) to this Agreement.

      “Company Financial Statements” is defined in Section 2.4(d) to this Agreement.

      “Company Material Contract” is defined in Section 2.7(a) to this Agreement.

      “Company Options” is defined in Section 2.3(b) to this Agreement.

      “Company Organization Documents” is defined in Section 2.1 to this Agreement.

      “Company Preferred Stock” shall mean the Preferred Stock, $.001 par value, of the Company.

      “Company Proxy Statement” is defined in Section 5.1 to this Agreement.

      “Company Recommendation” is defined in the Recitals of this Agreement.

      “Company Rights Agreements” is defined in Section 2.3(c) to this Agreement.

      “Company SEC Documents” is defined in Section 2.4(a) to this Agreement.

      “Company Stock Certificate” is defined in Section 1.6 to this Agreement.

      “Company Stockholders” is defined in the Recitals to this Agreement.

      “Company Stockholders’ Meeting” is defined in Section 5.2(a) to this Agreement.

      “Company Stock Option Plans” shall mean the stock option plans of the Company listed in Section 2.3(b), any other plans or arrangements under which Company Options are issued and all stock option agreements evidencing stock option grants under the foregoing.

      “Company Stock Rights” is defined in Section 2.3(c) to this Agreement.

      “Company Superior Offer” shall mean a Company Acquisition Proposal on terms that the Board of Directors of the Company determines, in good faith, based upon consultations with its outside legal counsel and its financial advisor, that if consummated, is more favorable to the Company’s stockholders from a financial point of view than the Merger and the transactions contemplated by this Agreement and is reasonably likely to be consummated, taking into account all legal, financial and regulatory aspects of the offer and the Person making the offer and would, if consummated, be in the best interests of the stockholders of the Company; provided, however, that any such “Company Acquisition Proposal” shall not be deemed to be a “Company Superior Offer” if any financing required to consummate the transaction contemplated by such offer is not committed.

      “Company Tax Returns” is defined in Section 2.11(d) to this Agreement.

      A “Company Triggering Event” shall be deemed to have occurred if: (i) the Board of Directors of the Company shall have failed to make the Company Recommendation or shall have withdrawn or modified in a manner adverse to Parent or Merger Sub the Company Recommendation, including by issuing a public announcement or other public release that makes it readily apparent that the Board of Directors of the Company desires to withdraw, modify or amend the Company Recommendation (other than any filing with the SEC or dissemination of information that the Company has been advised by its counsel is required to comply with Section 5.1 of this Agreement so long as such filing or dissemination includes a reaffirmation of the Company Recommendation); (ii) the Company shall have failed to include the Company Recommendation in the Registration Statement or the Company Proxy Statement; (iii) the Board of Directors of the Company shall have approved, endorsed or recommended any Company Acquisition Proposal or shall have resolved or announced an intention to do so; (iv) a tender or exchange offer relating to securities of the Company shall have been commenced and (A) the Company shall have recommended such tender offer, or (B) the Company shall not have sent to its securityholders, within ten (10) business days after the commencement of such tender or exchange offer, a statement disclosing that the Company recommends rejection of such tender or exchange offer (it being understood that taking no position or indicating its inability to take a position does not constitute recommending a rejection of such tender or exchange offer), or (C) the Board of Directors of the Company fails to reaffirm in writing the Company Recommendation within ten (10) business days after Parent requests in writing that such Company Recommendation be reaffirmed, (v) a Company Acquisition Proposal is publicly announced, and the Company (A) fails to issue a press release announcing its opposition to such Company Acquisition Proposal within ten (10) business days after such

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Company Acquisition Proposal is publicly announced, or (B) the Board of Directors of the Company fails to reaffirm in writing the Company Recommendation within ten (10) business days after Parent requests in writing that such Company Recommendation be reaffirmed or (vi) the Company willfully breaches its obligations under Section 4.3 of this Agreement; provided, however, that the sending of notice by the Company to Parent pursuant to Section 7.1(g) shall not in any case be deemed to be a Company Triggering Event.

      “Company Voting Agreements” is defined in the Recitals to this Agreement.

      “Confidentiality Agreement” is defined in Section 4.1 to this Agreement.

      “Consent” shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

      “Contract” shall mean any legally binding written or oral agreement, contract, subcontract, lease, understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or commitment or undertaking of any nature.

      “DGCL” is defined in the Recitals to this Agreement.

      “Effective Time” is defined in Section 1.3 to this Agreement.

      “Encumbrance” shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right or community property interest (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset); provided that the term Encumbrance shall not be deemed to include (a) liens for current Taxes or income Taxes not yet due and payable or that are being contested in good faith, in each case, and for which adequate reserves have been recorded, (b) liens for assessments or other governmental charges or liens of landlords, carriers, warehousemen, mechanics or materialmen securing obligations incurred in the ordinary course of business consistent with prior practice that are not yet due and payable or due but not delinquent or being contested in good faith, (c) liens incurred in the ordinary course of business consistent with prior practice in connection with workers’ compensation, unemployment insurance and other types of social security or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return of money bonds and similar obligations and (d) purchase money or similar security interests granted in connection with the purchase of equipment or supplies in the ordinary course of business consistent with prior practice in an amount not to exceed $150,000 in the aggregate.

      “Entity” shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

      “Environmental Law” is defined in Section 2.13(b)(i) to this Agreement.

      “ERISA” is defined in Section 2.12(a) to this Agreement.

      “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the regulations promulgated thereunder.

      “Exchange Agent” is defined in Section 1.7(a) to this Agreement.

      “Exchange Fund” is defined in Section 1.7(a) to this Agreement.

      “Exchange Ratio” is defined in Section 1.5(a) of this Agreement.

      “Excluded Shares” shall mean any shares of Company Common Stock held as of the Effective Time (a) by Parent, Merger Sub or any Subsidiary of Parent or Merger Sub, (b) by any Subsidiary. or (c) by the Company as treasury shares.

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      “GAAP” is defined in Section 2.4(d) to this Agreement.

      “Government Contract” shall mean any prime contract, subcontract, letter contract, purchase order or delivery order, task order, or other agreement of any kind executed or submitted to or on behalf of any Governmental Body or any prime contractor or higher-tier subcontractor, or under which any Governmental Body or any such prime contractor otherwise has or may acquire any right or interest.

      “Governmental Authorization” shall mean any: (a) permit, license, certificate, franchise, permission, variance, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.

      “Governmental Body” shall mean any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit or body and any court or other tribunal); or (d) the National Association of Securities Dealers, Inc. (including the rules and regulations of the Nasdaq National Market).

      “Hazardous Materials” is defined in Section 2.13(b)(ii) to this Agreement.

      “HSR” is defined in Section 2.17 to this Agreement.

      “Indemnified Persons” is defined in Section 5.5(a) to this Agreement.

      “Insured Party” is defined in Section 5.5(b) to this Agreement.

      “knowledge” with respect to any party hereto shall mean the actual knowledge of such party’s executive officers.

      “Legal Proceeding” shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

      “Legal Requirement” shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (or under the authority of the NYSE, NASD or Nasdaq), including, without limitation, any Environmental Law.

      “Liability” means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

      An event, violation, inaccuracy, circumstance or other matter will be deemed to have a “Material Adverse Effect” on, or shall be deemed to be “material” to, the Acquired Corporations, taken as a whole, if such event, violation, inaccuracy, circumstance or other matter had or could reasonably be expected to have a material adverse effect on (i) the business, condition, net assets, operations or financial performance of the Acquired Corporations taken as a whole, or (ii) the ability of the Company to consummate the Merger or any of the other transactions contemplated by this Agreement or to perform any of its obligations under this Agreement prior to the Termination Date; provided, however, that no one or more of the following shall be deemed to constitute, in and of itself, or be taken into account in determining, the occurrence of a Material Adverse Effect: (A) any effect arising from or relating to general economic conditions, (B) any effect relating to, affecting, or with respect to, conditions affecting the industries as a whole in which the Acquired Corporations have material operations, (C) any effect arising from the transactions contemplated by this Agreement or the public announcement thereof, (D) any decline in trading prices in financial markets generally or in the trading price of shares of Company Common Stock, or (E) the failure of the Company to meet earnings expectations published in analysts reports. An event, violation, inaccuracy, circumstance or

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other matter will be deemed to have a “Material Adverse Effect” on, or shall be deemed to be “material” to, the SafeNet Corporations, taken as a whole, if such event, violation, inaccuracy, circumstance or other matter had or could reasonably be expect to have a material adverse effect on (i) the business, condition, net assets, operations or financial performance of the SafeNet Corporations taken as a whole, or (ii) the ability of Parent to consummate the Merger or any of the other transactions contemplated by this Agreement or to perform any of its obligations under this Agreement prior to the Termination Date; provided, however, that no one or more of the following shall be deemed to constitute, in and of itself, or be taken into account in determining, the occurrence of a Material Adverse Effect: (A) any effect arising from or relating to general economic conditions, (B) any effect relating to, affecting, or with respect to, conditions affecting the industries as a whole in which the SafeNet Corporations have material operations, (C) any effect arising from the transactions contemplated by this Agreement or the public announcement thereof, (D) any decline in trading prices in financial markets generally or in the trading price of shares of Parent Common Stock, or (E) the failure of Parent to meet earnings expectations published in analysts reports.

      “Merger” is defined in the Recitals to this Agreement.

      “Merger Consideration” is defined in Section 1.5(a) to this Agreement.

      “Merger Sub” is defined in the Preamble to this Agreement.

      “Multiemployer Plan” is defined in Section 2.12(b) to this Agreement.

      “Multiple Employer Welfare Arrangement” is defined in Section 2.12(b) to this Agreement.

      “NASD” shall mean the National Association of Securities Dealers, Inc.

      “Nasdaq” shall mean the National Association of Securities Dealers automated quotation system.

      “Order” shall mean any: (a) order, judgment, injunction, edict, decree, ruling, pronouncement, determination, decision, opinion, verdict, sentence, subpoena, writ or award issued, made, entered, rendered or otherwise put into effect by or under the authority of any court, administrative agency or other Governmental Body or any arbitrator or arbitration panel; or (b) Contract with any Governmental Body entered into in connection with any Legal Proceeding.

      “Parent” is defined in the Preamble to this Agreement.

      “Parent Acquisition Proposal” shall mean any bona fide offer, proposal or indication of interest received from a third party (other than an offer, inquiry, proposal or indication of interest by the Company) relating to any Parent Acquisition Transaction.

      “Parent Acquisition Transaction” shall mean any transaction or series of transactions involving:

      (a) any merger, consolidation, share exchange, business combination, issuance of securities, direct or indirect acquisition of securities, tender offer, exchange offer or other similar transaction in which (i) a Person or “Group” (as defined in the Exchange Act and the rules promulgated thereunder) of Persons (other than any SafeNet Corporation) directly or indirectly acquires beneficial or record ownership of securities representing more than 15% of the outstanding securities of any class of voting securities of any of the SafeNet Corporations, or (ii) any of the SafeNet Corporations issues securities representing more than 15% of the outstanding securities of any class of voting securities of any of the SafeNet Corporations (to any Person other than a SafeNet Corporation);

      (b) any direct or indirect sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or of assets or rights that constitute or account for 10% or more of the consolidated net revenues, net income or assets of the SafeNet Corporations; or

      (c) any liquidation or dissolution of any of the Acquired Corporations.

      “Parent Balance Sheet” is defined in Section 3.4(d) to this Agreement.

      “Parent Balance Sheet Date” is defined in Section 3.4(d) to this Agreement.

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      “Parent Common Stock” shall mean the Common Stock, $0.01 par value per share, of Parent.

      “Parent Disclosure Schedule” is defined in Section 3 to this Agreement.

      “Parent Employee Plans” is defined in Section 3.12(a) to this Agreement.

      “Parent ERISA Affiliate” is defined in Section 3.12(a) to this Agreement.

      “Parent ESPP” is defined in Section 3.3(b) to this Agreement.

      “Parent Financial Statements” is defined in Section 3.4(d) to this Agreement.

      “Parent Material Contract” is defined in Section 3.7(a) to this Agreement.

      “Parent Options” is defined in Section 3.3(b) to this Agreement.

      “Parent Organization Documents” is defined in Section 3.1 to this Agreement.

      “Parent Preferred Stock” shall mean the Preferred Stock, $.01 par value, of Parent.

      “Parent Proxy Statement” is defined in Section 5.1 to this Agreement.

      “Parent Recommendation” is defined in the Recitals to this Agreement.

      “Parent Rights Agreements” is defined in Section 3.3(c) to this Agreement.

      “Parent SEC Documents” is defined in Section 3.4(a) to this Agreement.

      “Parent Stockholders” is defined in the Recitals to this Agreement.

      “Parent Stockholders’ Meeting” is defined in Section 5.2(e) to this Agreement.

      “Parent Stock Option Plans” shall mean the stock option plans of Parent listed in Section 3.3(b), any other plans or arrangements under which Parent Options are issued and all stock option agreements evidencing stock option grants under the foregoing.

      “Parent Stock Rights” is defined in Section 3.3(c) to this Agreement.

      “Parent Superior Offer” shall mean a Parent Acquisition Proposal on terms that the Board of Directors of Parent determines, in good faith, based upon consultations with its outside legal counsel and its financial advisor, that if consummated, is more favorable to Parent’s stockholders from a financial point of view than the Merger and the transactions contemplated by this Agreement and is reasonably likely to be consummated, taking into account all legal, financial and regulatory aspects of the offer and the Person making the offer and would, if consummated, be in the best interests of the stockholders of Parent; provided, however, that any such “Parent Acquisition Proposal” shall not be deemed to be a “Parent Superior Offer” if any financing required to consummate the transaction contemplated by such offer is not committed.

      “Parent Tax Return” is defined in Section 3.11(d) to this Agreement.

      A “Parent Triggering Event” shall be deemed to have occurred if: (i) the Board of Directors of Parent shall have failed to make the Parent Recommendation or shall have withdrawn or modified in a manner adverse to the Company the Parent Recommendation, including by issuing a public announcement or other public release that makes it readily apparent that the Board of Directors of the Company desires to withdraw, modify or amend the Company Recommendation (other than any filing with the SEC or dissemination of information that Parent has been advised by its counsel is required to comply with Section 5.1 of this Agreement so long as such filing or dissemination includes a reaffirmation of the Parent Recommendation); (ii) Parent shall have failed to include the Parent Recommendation in the Registration Statement or the Parent Proxy Statement; (iii) the Board of Directors of Parent shall have approved, endorsed or recommended any Parent Acquisition Proposal or shall have resolved or announced an intention to do so; (iv) a tender or exchange offer relating to securities of Parent shall have been commenced and (A) Parent shall have recommended such tender offer, or (B) Parent shall not have sent to its security holders, within ten (10) business days after the commencement of such tender or exchange offer, a statement disclosing that Parent recommends rejection of such tender or exchange offer (it being understood that taking no position or

6

indicating its inability to take a position does not constitute recommending a rejection of such tender or exchange offer), or (C) the Board of Directors of Parent fails to reaffirm in writing the Parent Recommendation within ten (10) business days after the Company requests in writing that such Parent Recommendation be reaffirmed, (v) a Parent Acquisition Proposal is publicly announced, and Parent (A) fails to issue a press release announcing its opposition to such Parent Acquisition Proposal within ten (10) business days after such Parent Acquisition Proposal is publicly announced, or (B) the Board of Directors of Parent fails to reaffirm in writing the Parent Recommendation within ten (10) business days after the Company requests in writing that such Parent Recommendation be reaffirmed, or (vi) Parent willfully breaches its obligations under Section 4.4 of this Agreement; provided, however, that the sending of notice by Parent to the Company pursuant to Section 7.1(f) shall not in any case be deemed to be a Parent Triggering Event.

      “Parent Voting Agreements” is defined in the Recitals to this Agreement.

      “Permitted Company Acquisition” shall mean the Company’s acquisition or agreement to acquire, by merging or consolidating with, or by purchasing an equity interest in or a portion of the assets of any, other Person where such acquisition is (i) in connection with the Company’s active program to expand its international distribution and technology rights for its Sentinel business and (ii) the aggregate purchase price for any single such acquisition does not exceed $500,000 and the aggregate purchase price for all such acquisitions does not exceed $1,500,000.

      “Permitted Parent Acquisition” shall mean Parent’s acquisition or agreement to acquire by merging or consolidating with, or by purchasing an equity interest in or a portion of the assets of, any other Person in one or more acquisitions where the aggregate purchase price of all such acquisitions does not exceed $35,000,000. For purposes of this definition, any acquisition set forth on Schedule 4.2(d)(vii) of the Parent Disclosure Schedule shall not be taken into account in determining if the $35,000,000 threshold has been reached.

      “Person” shall mean any individual, Entity or Governmental Body.

      “Pre-Closing Period” is defined in Section 4.1 to this Agreement.

      “Proprietary Asset” shall mean any: (a) patent, patent application, trademark (whether registered or unregistered), trademark application, trade name, fictitious business name, service mark (whether registered or unregistered), service mark application, copyright (whether registered or unregistered), database rights, design rights, moral rights, domain name, assumed and fictitious name registrations, copyright application, copyright registration, mask work right, mask work right application, trade secret, or any other intellectual or industrial or intangible property right, know-how, customer lists, computer software, source code, algorithm, invention, engineering drawing, and technology; and (b) right to use or exploit any of the foregoing.

      “Representatives” shall mean officers, directors, employees, agents, attorneys, accountants, advisors, consultants and representatives.

      “Registration Statement” is defined in Section 5.1 of this Agreement.

      “SafeNet Corporation Contract” shall mean any Contract: (a) to which any of the SafeNet Corporations is a party; (b) by which any of the SafeNet Corporations or any asset of any of the SafeNet Corporations is or may become bound or under which any of the SafeNet Corporations has, or may become subject to, any obligation; or (c) under which any of the Acquired Corporations has or may acquire any right or interest.

      “SafeNet Corporation Proprietary Asset” shall mean any Proprietary Asset owned by or licensed to any of the SafeNet Corporations or otherwise used by any of the SafeNet Corporations.

      “SafeNet Corporations” is defined in Section 3.1 to this Agreement.

      “SEC” shall mean the U.S. Securities and Exchange Commission.

      “Securities Act” shall mean the Securities Act of 1933, as amended and the regulations promulgated thereunder.

      “Shares” is defined in Section 1.6 of this Agreement.

7

      An entity shall be deemed to be a “Subsidiary” of another Person if such Person directly or indirectly owns, beneficially or of record, (a) an amount of voting securities of other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s Board of Directors or other governing body, or (b) at least 50% of the outstanding equity or financial interests of such Entity.

      “Surviving Corporation” is defined in Section 1.1 to this Agreement.

      “Takeover Laws” means any “Moratorium,” “Control Share Acquisition,” “Fair Price,” “Supermajority,” “Affiliate Transactions,” or “Business Combination Statute or Regulation” or other similar state antitakeover laws and regulations.

      “Tax” shall mean any tax (including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax or payroll tax), levy, assessment, tariff, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty or interest), imposed, assessed or collected by or under the authority of any Governmental Body.

      “Tax Return” shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

      “Termination Date” is defined in Section 7.1(b) to this Agreement.

      “Termination Fee” is defined in Section 7.3(b)(i) to this Agreement.

      “U.S. Government” shall mean the federal government of the United States of America and any of its branches and instrumentalities, including its departments, agencies, bureaus, commissions, boards, courts, corporations, offices, and other entities, and any divisions or units thereof.

8

ANNEX B

FORM OF RAINBOW TECHNOLOGIES VOTING AGREEMENT

VOTING AGREEMENT

      THIS VOTING AGREEMENT (the “Voting Agreement”) is entered into as of October 22, 2003, by and between SafeNet, Inc., a Delaware corporation (“Parent”) and the undersigned shareholder (“Shareholder”) of Rainbow Technologies, Inc., a Delaware corporation (the “Company”).

RECITALS

      A. Parent, Ravens Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Parent, and the Company are entering into an Agreement and Plan of Reorganization of even date herewith (the “Reorganization Agreement”) which provides (subject to the conditions set forth therein) among other things, for the merger (the “Merger”) of Merger Sub with and into the Company pursuant to the terms and conditions of the Reorganization Agreement. Capitalized terms not otherwise defined herein shall have the meanings given to them in the Reorganization Agreement. Certain capitalized terms are defined in Section 5 herein.

      B. In order to induce Parent to enter into the Reorganization Agreement, Shareholder, solely in its individual capacity as a shareholder of the Company, is entering into this Voting Agreement.

AGREEMENT

      The parties to this Voting Agreement, intending to be legally bound, agree as follows:

SECTION 1.     VOTING OF SHARES

     1.1.     VOTING.

      Shareholder hereby agrees to appear, or cause the holder of record of any Subject Securities Owned by Shareholder on any applicable record date (the “Record Holder”) to appear, in person or by proxy, for the purpose of obtaining a quorum at any annual or special meeting of shareholders of the Company and at any adjournment thereof held for the purpose of voting on adoption of the Reorganization Agreement (a “Meeting”). Shareholder agrees that, during the period from the date of this Voting Agreement through the Expiration Date, at any Meeting, however called, and in any action by written consent of the shareholders of the Company, Shareholder shall vote the Subject Securities or cause the Subject Securities to be voted (to the extent such securities are entitled to be voted) in Shareholder’s sole capacity as a shareholder of the Company:

      (a) in favor of the Reorganization Agreement (including any amendments or modifications of the terms thereof approved by the Board of Directors of the Company and by Parent);

      (b) against any Company Acquisition Proposal; and

      (c) against any change in a majority of the members of the Board of Directors of the Company.

      To the extent inconsistent with any of the foregoing provisions of this Section 1.1, Shareholder revokes any and all previous proxies with respect to Subject Securities owned beneficially and/or of record by Shareholder and Shareholder agrees not to grant any proxy inconsistent with any of the foregoing provisions of this Section 1.1 with respect to any other voting interests in the Company owned or hereafter acquired beneficially or of record by Shareholder.

     1.2.     PROXY; FURTHER ASSURANCES.

      Contemporaneously with the execution of this Voting Agreement: (i) Shareholder shall execute and deliver to Parent a proxy in the form attached to this Voting Agreement as Exhibit A, which shall be irrevocable to the fullest extent permitted by law, with respect to the shares referred to therein (the “Proxy”); and (ii) Shareholder shall cause to be delivered to Parent an additional proxy (in the form attached hereto as Exhibit A) executed on behalf of the record owner of any outstanding shares of

Company Common Stock that are Owned by Shareholder, if applicable, which proxy shall be irrevocable to the fullest extent permitted by law, with respect to the shares referred to therein, and which shall also be considered the “Proxy” for purposes of Section 2.2. The proxy granted herein is intended to comply with the requirements of Section 212(e) of the DGCL applicable to irrevocable proxies.

SECTION 2.     TRANSFER OF SUBJECT SECURITIES

2.1.	TRANSFEREE OF SUBJECT SECURITIES TO BE BOUND BY THIS VOTING AGREEMENT.

      Shareholder agrees that, during the period from the date of this Voting Agreement through the Expiration Date, Shareholder shall not (i) cause or permit any Transfer of any of the Subject Securities to be effected; (ii) tender any of the Subject Securities to any Person or (ii) create or permit to exist any Encumbrance with respect to any Subject Securities (other than Encumbrances which do not affect, directly or indirectly, the right of Shareholder or Parent to vote the Subject Securities as provided herein (“Permitted Encumbrances”)).

     2.2.     TRANSFER OF VOTING RIGHTS.

      Shareholder agrees that, during the period from the date of this Voting Agreement through the Expiration Date, Shareholder shall ensure that: (a) none of the Subject Securities are deposited into a voting trust with voting instructions inconsistent with any of the foregoing provisions of Section 1.1; and (b) other than the Proxy, no proxy is granted, and no voting agreement or similar agreement is entered into, with respect to any of the Subject Securities that is inconsistent with any of the foregoing provisions of Section 1.1.

     2.3.     STOP-TRANSFER INSTRUCTIONS.

      Shareholder agrees and consents to the entry of stop transfer instructions by the Company against the transfer of any Subject Securities consistent with the terms of Section 2.1.

SECTION 3.     REPRESENTATIONS AND WARRANTIES OF SHAREHOLDER

      Shareholder hereby, severally and not jointly, represents and warrants to Parent as follows:

     3.1.     AUTHORIZATION, ETC.

      Shareholder has the right, power, authority and legal capacity to execute and deliver this Voting Agreement and the Proxy and to perform its obligations hereunder and thereunder. This Voting Agreement and the Proxy have been duly executed and delivered by Shareholder and constitute legal, valid and binding obligations of Shareholder, enforceable against Shareholder in accordance with their terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

     3.2.     NO CONFLICTS OR CONSENTS.

      (a) The execution and delivery of this Voting Agreement and the Proxy by Shareholder do not, and the performance of this Voting Agreement and the Proxy by Shareholder will not: (i) conflict with or violate any law, rule, regulation, order, decree or judgment applicable to Shareholder or by which it or any of its properties is or may be bound or affected; or (ii) result in or constitute (with or without notice or lapse of time) any breach of or default under any contract relating to the Subject Securities to which Shareholder is a party or by which Shareholder is bound, or result (with or without notice or lapse of time) in the creation of any Encumbrance or restriction (other than Permitted Encumbrances) on any of the Subject Securities.

      (b) The execution and delivery of this Voting Agreement and the Proxy by Shareholder do not, and the performance of this Voting Agreement and the Proxy by Shareholder will not, require any consent or approval of any Person.

     3.3.     TITLE TO SECURITIES.

      As of the date of this Voting Agreement: (a) Shareholder holds of record free and clear of any Encumbrances or restrictions (other than Permitted Encumbrances) the number of outstanding shares of Company Common Stock reflected on Schedule A as being Owned by Shareholder under the heading “Shares Held of Record”; (b) Shareholder holds free and clear of any Encumbrances or restrictions (other than Permitted Encumbrances) the options, warrants and other rights to acquire shares of Company Common Stock reflected on Schedule A as being Owned by Shareholder under the heading “Options, Warrants and Other Rights”; (c) Shareholder Owns the additional securities of the Company reflected on Schedule A as being Owned by Shareholder under the heading “Additional Securities Beneficially Owned”; and (d) Shareholder does not directly or indirectly Own any shares of Company Common Stock or other securities of the Company, or any option, warrant or other right to acquire (by purchase, conversion or otherwise) any shares of Company Common Stock or other securities of the Company, other than the shares and options, warrants and other rights reflected on Schedule A as being Owned by Shareholder.

SECTION 4.     MISCELLANEOUS

     4.1.     SURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS.

      All representations, warranties, covenants and agreements made by Shareholder in this Voting Agreement shall survive until the Expiration Date.

     4.2.     EXPENSES.

      All costs and expenses incurred in connection with the transactions contemplated by this Voting Agreement shall be paid solely by the party incurring such costs and expenses.

     4.3.     NOTICES.

      Any notice or other communication required or permitted to be delivered to any party under this Voting Agreement shall be in writing and shall be deemed properly delivered, given and received (i) on the date of delivery if delivered personally, (ii) on the date of confirmation of receipt (or the first business day following such receipt if the date is not a business day) of transmission by telecopy or telefacsimile, or (iii) on the date of confirmation of receipt (or the first business day following such receipt if the date is not a business day) if delivered by a nationally recognized overnight courier service. All notices hereunder shall be delivered to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):

      If to Parent:

                    SafeNet, Inc.

                    8029 Corporate Drive
                    Baltimore, MD 21236
                    Facsimile: (410) 931-3384
                    Attention: Chief Financial Officer

      with copies to (which copies shall not constitute notice):

                    Venable LLP

                    8010 Towers Crescent Drive, Suite 300
                    Vienna, Virginia 22182
                    Facsimile No. (703) 821-8949
                    Attention: Elizabeth R. Hughes, Esquire

      If to any Shareholder:

at the address set forth below Shareholder’s signature on the signature page hereof with a copy to (which copy shall not constitute notice):

                    Rainbow Technologies, Inc.

                    50 Technology Drive
                    Irvine, California 92618
                    Facsimile: (949) 753-9507
                    Attention: President and Chief Executive Officer

                    Wilson Sonsini Goodrich & Rosati, Professional Corporation

                    One Market
                    Sears Tower, Suite 3300
                    San Francisco, California 94105-1126
                    Facsimile No.: (415) 947-2099
                    Attention: Steve L. Camahort, Esquire

     4.4.     SEVERABILITY.

      If any provision of this Voting Agreement or any part of any such provision is held under any circumstances to be invalid or unenforceable in any jurisdiction, then (a) such provision or part thereof shall, with respect to such circumstances and in such jurisdiction, be deemed amended to conform to applicable laws so as to be valid and enforceable to the fullest possible extent, (b) the invalidity or unenforceability of such provision or part thereof under such circumstances and in such jurisdiction shall not affect the validity or enforceability of such provision or part thereof under any other circumstances or in any other jurisdiction, and (c) the invalidity or unenforceability of such provision or part thereof shall not affect the validity or enforceability of the remainder of such provision or the validity or enforceability of any other provision of this Voting Agreement. Each provision of this Voting Agreement is separable from every other provision of this Voting Agreement, and each part of each provision of this Voting Agreement is separable from every other part of such provision.

     4.5.     ENTIRE AGREEMENT.

      This Voting Agreement and the Proxy constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof. No amendment or modification of any provision of this Voting Agreement shall be binding upon either party unless made in writing and signed by both parties.

     4.6.     ASSIGNMENT; BINDING EFFECT.

      Except as provided herein, neither this Voting Agreement nor any of the interests or obligations hereunder may be assigned or delegated by any Shareholder or Parent without the prior written consent of the non-assigning party, which consent shall not be unreasonably withheld, and any attempted or purported assignment or delegation of any of such interests or obligations shall be void. Subject to the preceding sentence, this Voting Agreement shall be binding upon, and inure to the benefit of, Shareholder and its heirs, estate, executors, personal representatives, successors and assigns (as the case may be), and shall be binding upon, and inure to the benefit of, Parent and its successors and assigns. Nothing in this Voting Agreement is intended to confer on any Person (other than Parent and its successors and assigns) any rights or remedies of any nature. Shareholder specifically agrees that the obligation of Shareholder hereunder shall not be terminated by operation of law, whether by death or incapacity of Shareholder or otherwise.

     4.7.     SPECIFIC PERFORMANCE.

      The parties agree that irreparable damage would occur in the event that any provision of this Voting Agreement or the Proxy was, or is, not performed in accordance with its specific terms or was, or is, otherwise breached. Shareholder agrees that, in the event of any breach or threatened breach by Shareholder of any covenant or obligation contained in this Voting Agreement or in the Proxy, Parent and Merger Sub shall be entitled (in addition to any other remedy that may be available to it, including monetary damages) to seek (a) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation, and (b) an injunction restraining such breach or threatened breach. Shareholder further agrees that neither Parent nor any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 4.7, and Shareholder irrevocably waives any objection to the imposition of such relief or any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

     4.8.     NON-EXCLUSIVITY.

      The rights and remedies of Parent under this Voting Agreement are not exclusive of or limited by any other rights or remedies which it may have, whether at law, in equity, by contract or otherwise, all of which shall be cumulative (and not alternative).

     4.9.     GOVERNING LAW; VENUE.

      (a) This Voting Agreement and the Proxy shall be construed in accordance with, and governed in all respects by, the laws of the State of Delaware (without giving effect to principles of conflicts of laws).

      (b) Any legal action or other legal proceeding relating to this Voting Agreement or the Proxy or the enforcement of any provision of this Voting Agreement or the Proxy may be brought or otherwise commenced in any state or federal court located in the State of Maryland. Shareholder and Parent each:

(i) expressly and irrevocably consents and submits to the exclusive jurisdiction and venue of any state or federal court in the State of Maryland and the applicable courts of appeals therefrom, in connection with any such legal proceeding;

(ii) agree that if any action is commenced in a state court, then subject to applicable law, no party shall object to the removal of such action to any federal court located in the State of Maryland;

(iii) agrees that service of any process, summons, notice or document by U.S. mail addressed to him at the address set forth in Section 4.3 shall constitute effective service of such process, summons, notice or document for purposes of any such legal proceeding;

(iv) agrees that each state and federal court located in the State of Maryland, shall be deemed to be a convenient forum; and

(v) agrees not to assert (by way of motion, as a defense or otherwise), in any such legal proceeding commenced in any state or federal court located in the State of Maryland, any claim by either Shareholder or Parent that it is not subject personally to the jurisdiction of such court, that such legal proceeding has been brought in an inconvenient forum, that the venue of such proceeding is improper or that this Voting Agreement or the subject matter of this Voting Agreement may not be enforced in or by such court.

      Nothing contained in this Section 4.9 shall be deemed to limit or otherwise affect the right of either party to commence any legal proceeding or otherwise proceed against the other party in any other forum or jurisdiction.

SHAREHOLDER IRREVOCABLY WAIVES THE RIGHT TO A JURY TRIAL IN CONNECTION WITH ANY LEGAL PROCEEDING RELATING TO THIS VOTING AGREEMENT OR THE PROXY OR THE ENFORCEMENT OF ANY PROVISION OF THIS VOTING AGREEMENT OR THE PROXY.

     4.10.     COUNTERPARTS.

      This Voting Agreement may be executed by the parties in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument.

     4.11.     CAPTIONS.

      The captions contained in this Voting Agreement are for convenience of reference only, shall not be deemed to be a part of this Voting Agreement and shall not be referred to in connection with the construction or interpretation of this Voting Agreement.

     4.12.     WAIVER.

      No failure on the part of Parent to exercise any power, right, privilege or remedy under this Voting Agreement, and no delay on the part of Parent in exercising any power, right, privilege or remedy under this Voting Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. Parent shall not be deemed to have waived any claim available to Parent arising out of this Voting Agreement, or any power, right, privilege or remedy of Parent under this Voting Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of Parent; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

     4.13.     CONSTRUCTION.

      (a) For purposes of this Voting Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

      (b) The parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Voting Agreement.

      (c) As used in this Voting Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

      (d) Except as otherwise indicated, all references in this Voting Agreement to “Schedules,” “Sections” and “Exhibits” are intended to refer to Schedules of this Voting Agreement, Sections of this Voting Agreement and Exhibits to this Voting Agreement.

     4.14.     SHAREHOLDER CAPACITY.

      No person executing this Voting Agreement who is a director or officer of the Company makes any agreement or understanding herein in its capacity as such director or officer. Without limiting the generality of the foregoing, Shareholder executes this Voting Agreement solely in its capacity as the Owner of Subject Securities and nothing herein shall limit, restrict or otherwise affect in any way any actions taken by Shareholder in its capacity as an officer or director of the Company, in exercising the Company’s rights under the Reorganization Agreement or in exercising its fiduciary duties and responsibilities, it being agreed and understood that this Voting Agreement shall apply to Shareholder solely in its capacity as a shareholder of Company and shall not apply to Shareholder’s actions, judgments or decisions as a director or officer of the Company, but provided further, that no obligation of Shareholder to the Company as an officer or director of the Company shall affect, impair or impede Shareholder’s obligations under this Voting Agreement, including Shareholder’s obligation to vote the Subject Securities in accordance with Section 1.1 hereof.

     4.15.     AMENDMENT.

      This Voting Agreement shall not be amended, altered or modified except by an instrument in writing duly executed and delivered on behalf of each of the parties hereto.

SECTION 5.     CERTAIN DEFINITIONS

      For purposes of this Voting Agreement:

      (a) “Company Common Stock” shall mean the common stock, $.001 par value, of the Company.

      (b) “Expiration Date” shall mean the earlier of (i) the date upon which the Reorganization Agreement is terminated or (ii) the Effective Time.

      (c) Shareholder shall be deemed to “Own” or to have acquired “Ownership”of a security if Shareholder is the: (i) record owner of such security; or (ii) “beneficial owner” (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934) of such security; provided, however, that Shareholder shall not be deemed to Own a security solely because of Shareholder’s status as an executive officer, director, partner or member of a Person that owns such security.

      (d) “Person” shall mean any (i) individual, (ii) corporation, limited liability company, partnership or other entity, or (iii) Governmental Body.

      (e) “Subject Securities” with respect to Shareholder shall mean: (i) all securities of the Company (including all shares of Company Common Stock and all options, warrants and other rights to acquire shares of Company Common Stock) Owned by Shareholder as of the date of this Voting Agreement; and (ii) all additional securities of the Company (including all additional shares of Company Common Stock and all additional options, warrants and other rights to acquire shares of Company Common Stock) of which Shareholder acquires Ownership during the period from the date of this Voting Agreement through the Expiration Date.

      A Person shall be deemed to have effected a “Transfer” of a security if such Person directly or indirectly: (i) sells, assigns, pledges, mortgages, encumbers, grants an option with respect to, transfers or disposes of such security or any interest in such security; (ii) enters into an agreement or commitment contemplating the possible sale of, assignment of, pledge of, mortgage of, encumbrance of, grant of an option with respect to, transfer of or disposition of such security or any interest therein; or (iii) reduces such Person’s beneficial ownership interest in or risk relating to any such security.

      IN WITNESS WHEREOF, Parent and Shareholder have caused this Voting Agreement to be executed as of the date first written above.

PARENT:

SAFENET, INC.

By:

Name:
Title:

SHAREHOLDER:

Address:

Facsimile:

SCHEDULE A

		Options, Warrants	Additional Securities
Shareholder	Shares Held of Record	and Other Rights	Beneficially Owned

IRREVOCABLE PROXY

      The undersigned shareholder of Rainbow Technologies, Inc., a Delaware corporation (the “Company”), hereby irrevocably (to the fullest extent permitted by law) appoints President and Chief Executive Officer of SafeNet, Inc., a Delaware corporation (“Parent”), and each of them, the attorneys and proxies of the undersigned with full power of substitution and resubstitution, to the full extent of the undersigned’s rights with respect to (i) the outstanding shares of Company Common Stock or other securities of the Company owned of record by the undersigned as of the date of this proxy, which shares are specified on the final page of this proxy, and (ii) any and all other shares of Company Common Stock or other securities of the Company as to which the undersigned may acquire record ownership on or after the date hereof until the Expiration Date (as defined in the Voting Agreement). (The shares of the Company Common Stock or other securities referred to in clauses “(i)” and “(ii)” of the immediately preceding sentence, except for shares which are not Subject Securities (as defined in the Voting Agreement), are collectively referred to in this proxy as the “Shares”). Upon the execution hereof, all prior proxies given by the undersigned with respect to any of the Shares are hereby revoked, and the undersigned agrees that no subsequent proxies will be given with respect to any of the Shares.

      This proxy is irrevocable, is coupled with an interest and is granted in connection with the Voting Agreement, dated as of the date hereof, between Parent and the undersigned (the “Voting Agreement”), and is granted in consideration of Parent entering into the Agreement and Plan of Reorganization, dated as of the date hereof, among Parent, Ravens Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent, and the Company (the “Reorganization Agreement”). Capitalized terms used herein and not otherwise defined shall have the meanings given to such terms in the Reorganization Agreement. The proxy granted herein is executed in accordance with and intended to comply with the requirements of Section 212(e) of the DGCL.

      From the date hereof through the Expiration Date, the attorneys and proxies named above will be empowered, and may exercise this proxy, to vote the Shares at any meeting of the shareholders of the Company, however called, and in any action by written consent of the shareholders of the Company:

           (i)  in favor of the adoption of the Reorganization Agreement; and

           (ii)  against any Company Acquisition Proposal; and

           (iii) against any change in a majority of the members of the Board of Directors of the Company.

      THE ATTORNEYS AND PROXIES NAMED ABOVE MAY NOT EXERCISE THIS IRREVOCABLE PROXY ON ANY OTHER MATTER EXCEPT AS PROVIDED ABOVE. THE UNDERSIGNED SHAREHOLDER MAY VOTE THE SHARES ON ALL OTHER MATTERS.

      This proxy shall be binding upon the heirs, estate, executors, personal representatives, successors and assigns of the undersigned.

      If any provision of this proxy or any part of any such provision is held under any circumstances to be invalid or unenforceable in any jurisdiction, then (a) such provision or part thereof shall, with respect to such circumstances and in such jurisdiction, be deemed amended to conform to applicable laws so as to be valid and enforceable to the fullest possible extent, (b) the invalidity or unenforceability of such provision or part thereof under such circumstances and in such jurisdiction shall not affect the validity or enforceability of such provision or part thereof under any other circumstances or in any other jurisdiction, and (c) the invalidity or unenforceability of such provision or part thereof shall not affect the validity or enforceability of the remainder of such provision or the validity or enforceability of any other provision of this proxy. Each provision of this proxy is separable from every other provision of this proxy, and each part of each provision of this proxy is separable from every other part of such provision.

      This proxy shall terminate at the earlier of (i) Expiration Date, or (ii) upon the valid termination of the Voting Agreement.

Dated: October 22, 2003

NAME

Number of shares of common stock of the
Company owned of record as of the date of
this irrevocable proxy:

ANNEX C

FORM OF SAFENET VOTING AGREEMENT

VOTING AGREEMENT

      THIS VOTING AGREEMENT is entered into as of October 22, 2003, by and between Rainbow Technologies, Inc., a Delaware corporation (“Company”), and the undersigned shareholder (“Shareholder”) of SafeNet, Inc., a Delaware corporation (the “Parent”).

RECITALS

      A. Parent, Company and Ravens Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), are entering into an Agreement and Plan of Reorganization of even date herewith (the “Reorganization Agreement”) which provides (subject to the conditions set forth therein) among other things, for the merger (the “Merger”) of Merger Sub with and into the Company pursuant to the terms and conditions of the Reorganization Agreement. Capitalized terms not otherwise defined herein shall have the meanings given to them in the Reorganization Agreement. Certain capitalized terms are defined in Section 5 herein.

      B. The Parent is required to obtain the approval of its shareholders under applicable rules of the Nasdaq National Market for the issuance of shares of its Common Stock pursuant to the Reorganization Agreement (the “Issuance”).

      C. In order to induce the Company to enter into the Reorganization Agreement, the Shareholder, solely in its individual capacity as shareholder of Parent, is entering into this Voting Agreement.

AGREEMENT

      The parties to this Voting Agreement, intending to be legally bound, agree as follows:

SECTION 1.     VOTING OF SHARES

      1.1.     Voting. Shareholder hereby agrees to appear, or cause the holder of record of any Subject Securities Owned by Shareholder on any applicable record date (the “Record Holder”) to appear, in person or by proxy, for the purpose of obtaining a quorum at any annual or special meeting of shareholders of Parent and at any adjournment thereof held for the purpose of voting on the Issuance (a “Meeting”). Each Shareholder agrees that, during the period from the date of this Voting Agreement through the Expiration Date, at any Meeting, however called, and in any action by written consent of the shareholders of Parent, Shareholder shall vote the Subject Securities or cause the Subject Securities to be voted (to the extent such securities are entitled to be voted) in Shareholder’s sole capacity as a shareholder of Parent:

      (a) in favor of the Issuance (including any amendments or modifications of the terms thereof approved by the Board of Directors of Parent and by the Company);

      (b) against any Parent Acquisition Proposal; and

      (c) against any change in a majority of the members of the Board of Directors of Parent.

      To the extent inconsistent with any of the foregoing provisions of this Section 1.1, Shareholder revokes any and all previous proxies with respect to Subject Securities owned beneficially and/or of record by Shareholder and Shareholder agrees not to grant any proxy inconsistent with any of the foregoing provisions of this Section 1.1 with respect to any other voting interests in Parent owned or hereafter acquired beneficially or of record by Shareholder.

      1.2.     Proxy; Further Assurances. Contemporaneously with the execution of this Voting Agreement: (i) Shareholder shall execute and deliver to the Company a proxy in the form attached to this Voting Agreement as Exhibit A, which shall be irrevocable to the fullest extent permitted by law, with respect to the shares referred to therein (the “Proxy”); and (ii) Shareholder shall cause to be delivered to the Company an additional proxy (in the form attached hereto as Exhibit A) executed on behalf of the record owner of any outstanding shares of Parent Common Stock that are Owned by Shareholder, if applicable, which proxy shall be irrevocable to the fullest extent permitted by law, with respect to the shares referred to therein, and which shall also be considered the “Proxy” for purposes of Section 2.2. The proxy granted herein is intended to comply with the requirements of Section 212(e) of the DGCL applicable to irrevocable proxies.

SECTION 2.  TRANSFER OF SUBJECT SECURITIES

      2.1.     Transferee of Subject Securities to Be Bound By this Agreement. Shareholder agrees that, during the period from the date of this Voting Agreement through the Expiration Date, Shareholder shall not (i) cause or permit any Transfer of any of the Subject Securities to be effected; (ii) tender any of the Subject Securities to any Person or (ii) create or permit to exist any Encumbrance with respect to any Subject Securities (other than Encumbrances which do not affect, directly or indirectly, the right of Shareholder to vote the Subject Securities as provided herein (“Permitted Encumbrances”)).

      2.2.     Transfer of Voting Rights. Shareholder agrees that, during the period from the date of this Voting Agreement through the Expiration Date, Shareholder shall ensure that: (a) none of the Subject Securities are deposited into a voting trust with voting instructions inconsistent with any of the foregoing provisions of Section 1.1; and (b) other than the Proxy, no proxy is granted, and no voting agreement or similar agreement is entered into, with respect to any of the Subject Securities that is inconsistent with any of the foregoing provisions of Section 1.1.

      2.3.     Stop-Transfer Instructions. Each Shareholder agrees and consents to the entry of stop transfer instructions by Parent against the transfer of any Subject Securities consistent with the terms of Section 2.1.

SECTION 3.     REPRESENTATIONS AND WARRANTIES OF SHAREHOLDER

      Shareholder hereby, represents and warrants to the Company as follows:

      3.1.     Authorization, Etc. Shareholder has the legal right, power, authority and legal capacity to execute and deliver this Voting Agreement and the Proxy and to perform its obligations hereunder and thereunder. This Voting Agreement and the Proxy have been duly executed and delivered by Shareholder and constitute legal, valid and binding obligations of such Shareholder, enforceable against Shareholder in accordance with their terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

      3.2.     No Conflicts or Consents.

      (a) The execution and delivery of this Voting Agreement and the Proxy by Shareholder do not, and the performance of this Voting Agreement and the Proxy by Shareholder will not: (i) conflict with or violate any law, rule, regulation, order, decree or judgment applicable to Shareholder or by which it or any of its properties is or may be bound or affected; or (ii) result in or constitute (with or without notice or lapse of time) any breach of or default under, any contract relating to the Subject Securities to which Shareholder is a party or by which Shareholder is bound, or result (with or without notice or lapse of time) in the creation of any Encumbrance or restriction (other than Permitted Encumbrances) on any of the Subject Securities.

      (b) The execution and delivery of this Voting Agreement and the Proxy by Shareholder do not, and the performance of this Voting Agreement and the Proxy by Shareholder will not, require any consent or approval of any Person.

      3.3.  Title To Securities. As of the date of this Voting Agreement: (a) shareholder holds of record free and clear of any Encumbrances or restrictions (other than Permitted Encumbrances) the number of outstanding shares of Parent Common Stock reflected on Schedule A as being Owned by Shareholder under the heading “Shares Held of Record”; (b) Shareholder holds free and clear of any Encumbrances or restrictions (other than Permitted Encumbrances) the options, warrants and other rights to acquire shares of Parent Common Stock reflected on Schedule A as being Owned by Shareholder under the heading “Options, Warrants and Other Rights”; (c) Shareholder Owns the additional securities of Parent reflected on Schedule A as being Owned by Shareholder under the heading “Additional Securities Beneficially Owned”; and (d) Shareholder does not directly or indirectly Own any shares of Parent Common Stock or other securities of Parent, or any option, warrant or other right to acquire (by purchase, conversion or otherwise) any shares of Parent Common Stock or other securities of Parent, other than the shares and options, warrants and other rights reflected on Schedule A as being Owned by Shareholder.

SECTION 4.     MISCELLANEOUS

      4.1.     Survival of Representations, Warranties and Agreements. All representations, warranties, covenants and agreements made by Shareholder in this Voting Agreement shall survive until the Expiration Date.

      4.2.     Expenses. All costs and expenses incurred in connection with the transactions contemplated by this Voting Agreement shall be paid solely by the party incurring such costs and expenses.

      4.3.     Notices. Any notice or other communication required or permitted to be delivered to any party under this Voting Agreement shall be in writing and shall be deemed properly delivered, given and received. All notices hereunder shall be delivered (i) on the date of delivery if delivered personally, (ii) on the date of confirmation of receipt (or the first business day following such receipt if the date is not a business day) of transmission by telecopy or telefacsimile, or (iii) on the date of confirmation of receipt (or the first business day following such receipt if the date is not a business day) if delivered by a nationally recognized overnight courier to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto:

IF TO THE COMPANY: Rainbow Technologies, Inc. 50 Technology Drive Irvine, California 92618 Facsimile: (949) 753- 9507 Attention: President and Chief Executive Officer

WITH COPIES TO (WHICH COPIES SHALL NOT CONSTITUTE NOTICE):

Wilson Sonsini Goodrich & Rosati, Professional Corporation
One Market
Spear Tower, Suite 3300
San Francisco, California 94105-1126
Facsimile No.: (415) 947-2099
Attention: Steve L. Camahort, Esquire

IF TO SHAREHOLDER: at the address set forth below such Shareholder’s signature on the signature page hereof

WITH A COPY TO (WHICH COPY SHALL NOT CONSTITUTE NOTICE): SafeNet, Inc. 8029 Corporate Drive Baltimore, MD 21236 Facsimile: (410) 931-3384 Attention: Chief Financial Officer

Venable LLP 8010 Towers Crescent Drive, Suite 300 Vienna, Virginia 22182 Facsimile No. (703) 821-8949 Attention: Elizabeth R. Hughes, Esquire

      4.4.     Severability. If any provision of this Voting Agreement or any part of any such provision is held under any circumstances to be invalid or unenforceable in any jurisdiction, then (a) such provision or part thereof shall, with respect to such circumstances and in such jurisdiction, be deemed amended to conform to applicable laws so as to be valid and enforceable to the fullest possible extent, (b) the invalidity or unenforceability of such provision or part thereof under such circumstances and in such jurisdiction shall not affect the validity or enforceability of such provision or part thereof under any other circumstances or in any other jurisdiction, and (c) the invalidity or unenforceability of such provision or part thereof shall not affect the validity or enforceability of the remainder of such provision or the validity or enforceability of any other provision of this Voting Agreement. Each provision of this Voting Agreement is separable from every other provision of this Voting Agreement, and each part of each provision of this Voting Agreement is separable from every other part of such provision.

      4.5.     Entire Agreement. This Voting Agreement and the Proxy constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, both written and oral, between the parties with respect to subject matter hereof. No amendment or modification of any provision of this Voting Agreement shall be binding upon either party unless made in writing and signed by both parties.

      4.6.     Assignment; Binding Effect. Except as provided herein, neither this Voting Agreement nor any of the interests or obligations hereunder may be assigned or delegated by any Shareholder or the Company without the prior written consent of the non-assigning party which consent shall not be unreasonably withheld, and any attempted or purported assignment or delegation of any of such interests or obligations shall be void. Subject to the preceding sentence, this Voting Agreement shall be binding upon, and inure to the benefit of, the Shareholder and its respective heirs, estate, executors, personal representatives, successors and assigns (as the case may be), and shall be binding upon, and inure to the benefit of, the Company and its successors and assigns. Nothing in this Voting Agreement is intended to confer on any Person (other than the Company and its successors and assigns) any rights or remedies of any nature. Shareholder specifically agrees that the obligation of Shareholder hereunder shall not be terminated by operation of law, whether by death or incapacity of Shareholder or otherwise.

      4.7.     Specific Performance. The parties agree that irreparable damage would occur in the event that any provision of this Voting Agreement or the Proxy was, or is, not performed in accordance with its specific terms or was, or is, otherwise breached. Shareholder agrees that, in the event of any breach or threatened breach by Shareholder of any covenant or obligation contained in this Voting Agreement or in the Proxy, the Company shall be entitled (in addition to any other remedy that may be available to it, including monetary damages) to seek (a) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation, and (b) an injunction restraining such breach or threatened breach. Shareholder further agrees that neither the Company nor any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 4.7, and Shareholder irrevocably waives any objection to the imposition of such relief or any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

      4.8.     Non-Exclusivity. The rights and remedies of the Company under this Voting Agreement are not exclusive of or limited by any other rights or remedies which it may have, whether at law, in equity, by contract or otherwise, all of which shall be cumulative (and not alternative).

      4.9.     Governing Law; Venue.

      (a) This Voting Agreement and the Proxy shall be construed in accordance with, and governed in all respects by, the laws of the State of Delaware (without giving effect to principles of conflicts of laws).

      (b) Any legal action or other legal proceeding relating to this Voting Agreement or the Proxy or the enforcement of any provision of this Voting Agreement or the Proxy may be brought or otherwise commenced in any state or federal court located in the State of Maryland. Shareholder and the Company each:

(i) expressly and irrevocably consents and submits to the exclusive jurisdiction and venue of any state or federal court in the State of Maryland and the applicable courts of appeals therefrom, in connection with any such legal proceeding;

(ii) agree that if any action is commenced in a state court, then subject to applicable law, no party shall object to the removal of such action to any federal court located in the State of Maryland;

(iii) agrees that service of any process, summons, notice or document by U.S. mail addressed to him at the address set forth in Section 4.3 shall constitute effective service of such process, summons, notice or document for purposes of any such legal proceeding;

(iv) agrees that each state and federal court located in the State of Maryland, shall be deemed to be a convenient forum; and

(v) agrees not to assert (by way of motion, as a defense or otherwise), in any such legal proceeding commenced in any state or federal court located in the State of Maryland, any claim by either Shareholder or the Company that it is not subject personally to the jurisdiction of such court, that such legal proceeding has been brought in an inconvenient forum, that the venue of such proceeding is improper or that this Voting Agreement or the subject matter of this Voting Agreement may not be enforced in or by such court.

      Nothing contained in this Section 4.9 shall be deemed to limit or otherwise affect the right of either party to commence any legal proceeding or otherwise proceed against the other party in any other forum or jurisdiction.

SHAREHOLDER IRREVOCABLY WAIVES THE RIGHT TO A JURY TRIAL IN CONNECTION WITH ANY LEGAL PROCEEDING RELATING TO THIS VOTING AGREEMENT OR THE PROXY OR THE ENFORCEMENT OF ANY PROVISION OF THIS VOTING AGREEMENT OR THE PROXY.

      4.10.     Counterparts. This Voting Agreement may be executed by the parties in several counterparts, each of which shall be an original, all of which shall together constitute one and the same instrument.

      4.11.     Captions. The captions contained in this Voting Agreement are for convenience of reference only, shall not be deemed to be a part of this Voting Agreement and shall not be referred to in connection with the construction or interpretation of this Voting Agreement.

      4.12.     Waiver. No failure on the part of Company to exercise any power, right, privilege or remedy under this Voting Agreement, and no delay on the part of the Company in exercising any power, right, privilege or remedy under this Voting Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. The Company shall not be deemed to have waived any claim available to the Company arising out of this Voting Agreement, or any power, right, privilege or remedy of the Company under this Voting Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of the Company; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

      4.13.     Construction.

      (a) For purposes of this Voting Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

      (b) The parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Voting Agreement.

      (c) As used in this Voting Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

      (d) Except as otherwise indicated, all references in this Voting Agreement to “Schedules,” “Sections” and “Exhibits” are intended to refer to Schedules of this Voting Agreement, Sections of this Voting Agreement and Exhibits to this Voting Agreement.

      4.14.     Shareholder Capacity. No person executing this Voting Agreement who is a director or officer of Parent makes any agreement or understanding herein in its capacity as such director or officer. Without limiting the generality of the foregoing, Shareholder executes this Voting Agreement solely in its capacity as the Owner of Subject Securities and nothing herein shall limit, restrict or otherwise affect in any way any actions taken by the Shareholder its capacity as an officer or director of Parent, in exercising Parent’s rights under the Reorganization Agreement or in exercising its fiduciary duties and responsibilities, it being agreed and understood that this Voting Agreement shall apply to Shareholder solely in its capacity as a shareholder of Company and shall not apply to Shareholder’s actions, judgments or decisions as a director or officer of Parent, but provided further, that no obligation of Shareholder to Parent as an officer or director of Parent shall affect, impair or impede Shareholder’s obligations under this Voting Agreement, including Shareholder’s obligation to vote the Subject Securities in accordance with Section 1.1 hereof.

      4.15.     Amendment. This Voting Agreement shall not be amended, altered or modified except by an instrument in writing duly executed and delivered on behalf of each of the parties hereto.

SECTION 5.     CERTAIN DEFINITIONS

      For purposes of this Voting Agreement:

      (a) “Expiration Date” shall mean the earlier of (i) date upon which the Reorganization Agreement is terminated or (ii) upon the Effective Time.

      (b) Shareholder shall be deemed to “Own” or to have acquired “Ownership” of a security if Shareholder is the: (i) record owner of such security; or (ii) “beneficial owner” (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934) of such security; provided, however, that Shareholder shall not be deemed to Own a security solely because of Shareholder’s status as an executive officer, director, partner or member of a Person that owns such security.

      (c) “Parent Common Stock” shall mean the common stock, $.01 par value, of Parent.

      (d) “Person” shall mean any (i) individual, (ii) corporation, limited liability company, partnership or other entity, or (iii) Governmental Body.

      (e) “Subject Securities” with respect to each Shareholder shall mean: (i) all securities of Parent (including all shares of Parent Common Stock and all options, warrants and other rights to acquire shares of Parent Common Stock) Owned by such Shareholder as of the date of this Voting Agreement; and (ii) all additional securities of Parent (including all additional shares of Parent Common Stock and all additional options, warrants and other rights to acquire shares of Parent Common Stock) of which such Shareholder acquires Ownership during the period from the date of this Voting Agreement through the Expiration Date.

      A Person shall be deemed to have effected a “Transfer” of a security if such Person directly or indirectly: (i) sells, assigns, pledges, mortgages, encumbers, grants an option with respect to, transfers or disposes of such security or any interest in such security; (ii) enters into an agreement or commitment contemplating the possible sale of, assignment of, pledge of, mortgage of, encumbrance of, grant of an option with respect to, transfer of or disposition of such security or any interest therein; or (iii) reduces such Person’s beneficial ownership interest in or risk relating to any such security.

      IN WITNESS WHEREOF, the Company and each Shareholder have caused this Voting Agreement to be executed as of the date first written above.

COMPANY:

RAINBOW TECHNOLOGIES, INC.

By:

_______________________________________
Name: ___________________________________
Title: ___________________________________
SHAREHOLDER:

Address:

Facsimile:

SCHEDULE A

Options,
	Shares Held of	Warrants and	Additional Securities
Shareholder	Record	Other Rights	Beneficially Owned

IRREVOCABLE PROXY

      The undersigned shareholder of SafeNet, Inc., a Delaware corporation (the “Parent”), hereby irrevocably (to the fullest extent permitted by law) appoints President and Chief Executive Officer of Rainbow Technologies, Inc., a Delaware corporation (the “Company”), and each of them, the attorneys and proxies of the undersigned with full power of substitution and resubstitution, to the full extent of the undersigned’s rights with respect to (i) the outstanding shares of Parent Common Stock or other securities of the Parent owned of record by the undersigned as of the date of this proxy, which shares are specified on the final page of this proxy, and (ii) any and all other shares of Parent Common Stock or other securities of the Parent as to which the undersigned may acquire record ownership on or after the date hereof until the Expiration Date (as defined in the Voting Agreement). (The shares of the Parent Common Stock or other securities referred to in clauses “(i)” and “(ii)” of the immediately preceding sentence, except for shares which are not Subject Securities (as defined in the Voting Agreement), are collectively referred to in this proxy as the “Shares”). Upon the execution hereof, all prior proxies given by the undersigned with respect to any of the Shares are hereby revoked, and the undersigned agrees that no subsequent proxies will be given with respect to any of the Shares.

      This proxy is irrevocable, is coupled with an interest and is granted in connection with the Voting Agreement, dated as of the date hereof, between the Company and the undersigned (the “Voting Agreement”), and is granted in consideration of the Company entering into the Agreement and Plan of Reorganization, dated as of the date hereof, among Parent, Ravens Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent, and the Company (the “Reorganization Agreement”). The Parent is required to obtain the approval of its shareholders under applicable rules of the Nasdaq National Market for the issuance of shares of its Common Stock pursuant to the Reorganization Agreement (“Issuance”). Capitalized terms used herein and not otherwise defined shall have the meanings given to such terms in the Reorganization Agreement. The proxy granted herein is executed in accordance with and intended to comply with the requirements of Section 212(e) of the DGCL.

      From the date hereof through the Expiration Date, the attorneys and proxies named above will be empowered, and may exercise this proxy, to vote the Shares at any meeting of the shareholders of Parent, however called, and in any action by written consent of the shareholders of Parent:

      (i) in favor of the Issuance;

      (ii) against any Parent Acquisition Proposal; and

      (iii) against any change in a majority of the members of the Board of Directors of Parent.

      THE ATTORNEYS AND PROXIES NAMED ABOVE MAY NOT EXERCISE THIS IRREVOCABLE PROXY ON ANY OTHER MATTER EXCEPT AS PROVIDED ABOVE. THE UNDERSIGNED SHAREHOLDER MAY VOTE THE SHARES ON ALL OTHER MATTERS.

      This proxy shall be binding upon the heirs, estate, executors, personal representatives, successors and assigns of the undersigned.

      If any provision of this proxy or any part of any such provision is held under any circumstances to be invalid or unenforceable in any jurisdiction, then (a) such provision or part thereof shall, with respect to such circumstances and in such jurisdiction, be deemed amended to conform to applicable laws so as to be valid and enforceable to the fullest possible extent, (b) the invalidity or unenforceability of such provision or part thereof under such circumstances and in such jurisdiction shall not affect the validity or enforceability of such provision or part thereof under any other circumstances or in any other jurisdiction, and (c) the invalidity or unenforceability of such provision or part thereof shall not affect the validity or enforceability of the remainder of such provision or the validity or enforceability of any other provision of this proxy. Each provision of this proxy is separable from every other provision of this proxy, and each part of each provision of this proxy is separable from every other part of such provision.

      This proxy shall terminate at the earlier of (i) the Expiration Date or (ii) upon the valid termination of the Voting Agreement.

Dated: October 22, 2003

_________________________________________ NAME

Number of shares of common stock of Parent owned of record as of the date of this irrevocable proxy:

Annex D

[CREDIT SUISSE FIRST BOSTON LLC LETTERHEAD]

October 22, 2003

Board of Directors
SafeNet, Inc.
8029 Corporate Drive
Baltimore, MD 21236

Members of the Board:

You have asked us to advise you with respect to the fairness, from a financial point of view, to SafeNet, Inc. (the “Acquiror”), of the Exchange Ratio (as defined below) as set forth in the Agreement and Plan of Reorganization, dated as of October 22, 2003 (the “Agreement”), by and among the Acquiror, Ravens Acquisition Corp. (“Sub”), and Rainbow Technologies, Inc. (the “Company”). The Agreement provides for, among other things, the merger (the “Merger”) of Sub with and into the Company pursuant to which the Company will become a wholly owned subsidiary of the Acquiror and each outstanding share of common stock, par value $0.001 per share, of the Company (“Company Common Stock”) will be converted into 0.374 (the “Exchange Ratio”) of a share of common stock, par value $.01 per share, of the Acquiror (“Acquiror Common Stock”).

In arriving at our opinion, we have reviewed the Agreement and certain other related agreements, as well as certain publicly available business and financial information relating to the Company and the Acquiror. We have also reviewed certain other information relating to the Company and the Acquiror, including financial forecasts (and adjustments thereto), provided to or discussed with us by the Company and the Acquiror, and have met with the managements of the Company and the Acquiror to discuss the business and prospects of the Company and the Acquiror, respectively. We have also considered certain financial and stock market data of the Company and the Acquiror, and we have compared that data with similar data for other publicly held companies in businesses we deemed similar to those of the Company and the Acquiror and we have considered, to the extent publicly available, the financial terms of certain other business combinations and other transactions which have recently been effected or announced. We also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which we deemed relevant.

In connection with our review, we have not assumed any responsibility for independent verification of any of the foregoing information and have relied on its being complete and accurate in all material respects. With respect to the financial forecasts for the Company and the Acquiror that we have reviewed, the managements of the Company and the Acquiror, respectively, have advised us, and we have assumed, that such financial forecasts (and adjustments thereto) have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of the Company and the Acquiror as to the future financial performance of the Company and the Acquiror. In addition, we have relied upon, without independent verification, the assessment of the management of the Acquiror as to (i) their ability to retain key employees, (ii) the strategic benefits and potential cost savings and other synergies (including the amount, timing and achievability thereof) anticipated to result from the Merger, (iii) the existing technology, products, and services of the Company and the Acquiror and the validity of, and risks associated with, the future technology, products and services of the Company and the Acquiror and (iv) their ability to integrate the businesses of the Company and the Acquiror. You have also informed us, and we have assumed, that the Merger will be treated as a tax-free reorganization for federal income tax purposes. We also have assumed, with your consent, that in the course of obtaining necessary regulatory and third party approvals and consents for the Merger, no modification, delay, limitation, restriction or condition will be imposed that will have a material adverse effect on the Company or the Acquiror or the contemplated benefits of the Merger and that the Merger will be consummated in accordance with the terms of the Agreement, without waiver, modification or amendment of any material term, condition or

D-1

agreement therein. In addition, we have not been requested to make, and have not made, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company or the Acquiror, nor have we been furnished with any such evaluations or appraisals. Our opinion is necessarily based upon information available to us as of the date hereof and upon financial, economic, market and other conditions as they exist and can he evaluated as of the date hereof. We are not expressing any opinion as to what the value of the Acquiror Common Stock actually will be when issued to holders of Company Common Stock pursuant to the Merger or the prices at which shares of Acquiror Common Stock will trade at any time. Our opinion does not address the relative merits of the Merger as compared to other business strategies that might be available to the Acquiror, nor does it address the underlying business decision of the Acquiror to proceed with the Merger.

We have acted as financial advisor to the Acquiror in connection with the Merger and will receive a fee for our services, a significant portion of which is contingent upon the consummation of the Merger. We will also receive a fee for rendering this opinion. We and our affiliates have in the past provided financial and investment banking services to the Acquiror unrelated to the Merger for which we have received compensation and we may in the future provide such services to the Acquiror and the Company for which we would expect to receive compensation. In the ordinary course of our business, we and our affiliates may actively trade the debt and equity securities of the Company and the Acquiror for our and such affiliates’ own accounts and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

It is understood that this letter is for the information of the Board of Directors of the Acquiror in connection with its consideration of the Merger and does not constitute a recommendation to any stockholder as to how such stockholder should vote on any matter relating to the proposed Merger.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio is fair to the Acquiror, from a financial point of view.

Very truly yours,

CREDIT SUISSE FIRST BOSTON LLC

D-2

ANNEX E

[UBS SECURITIES LLC LETTERHEAD]

October 22, 2003

The Board of Directors
Rainbow Technologies
50 Technology Drive
Irvine, CA 92618

Dear Members of the Board:

      We understand that Rainbow Technologies, a Delaware corporation (“Ruby” or the “Company”), is considering a transaction whereby a subsidiary of SafeNet, Inc., a Delaware corporation (“Sapphire”), will merge with and into the Company. Pursuant to the terms of a draft Agreement and Plan of Merger and Reorganization (the “Merger Agreement”), Sapphire will undertake a series of transactions whereby the Company will become a wholly owned subsidiary of Sapphire (the “Transaction”). Pursuant to the terms of the Merger Agreement each of the issued and outstanding shares of the common stock, par value of $0.001 per share, of the Company (“Company Common Stock”) will be converted into 0.374 (the “Exchange Ratio”) of a share of common stock, par value $0.01 per share, of Sapphire (“Sapphire Common Stock”). The terms and conditions of the Transaction are more fully set forth in the Merger Agreement.

      You have requested our opinion as to the fairness from a financial point of view to the stockholders of the Company of the Exchange Ratio.

      UBS Securities LLC (“UBS”) has acted as financial advisor to the Board of Directors of the Company in connection with the Transaction and will receive a fee for its services. UBS will also receive a fee upon delivery of this opinion. In the ordinary course of business, UBS, its successors and affiliates may trade securities of the Company or Sapphire for their own accounts and the accounts of their customers and, accordingly, may at any time hold a long or short position in such securities.

      Our opinion does not address the Company’s underlying business decision to effect the Transaction or constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the Transaction. At your direction, we have not been asked to, nor do we, offer any opinion as to the material terms of the Merger Agreement or the form of the Transaction. We express no opinion as to what the value of Sapphire Common Stock will be when issued pursuant to the Merger Agreement or the prices at which it will trade in the future. In rendering this opinion, we have assumed, with your consent, that the final executed form of the Merger Agreement does not differ in any material respect from the draft that we have examined, and that Sapphire and the Company will comply with all the material terms of the Merger Agreement. We have not been authorized to contact, and have not contacted, third parties to solicit indications of interest in a possible transaction with the Company.

      In arriving at our opinion, we have, among other things: (i) reviewed certain publicly available business and historical financial information relating to the Company and Sapphire, (ii) reviewed certain internal financial information and other data relating to the business and financial prospects of the Company, including estimates and financial forecasts that were provided to us by the Company, (iii) reviewed certain internal financial information and other data relating to the business and financial prospects of Sapphire, including estimates and financial forecasts that were provided to us by the management of Sapphire, (iv) conducted discussions with members of the senior management of the Company and Sapphire concerning the businesses and financial prospects of the Company and Sapphire; (v) reviewed publicly available financial and stock market data with respect to certain other companies in lines of business we believe to be generally comparable to those of Sapphire and the Company, (vi) compared the financial terms of the Transaction with the publicly available financial terms of certain other transactions which we believe to be generally relevant, (vii) considered certain pro forma effects of

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the Transaction on Sapphire’s financial statements and discussed with the managements of both Sapphire and the Company potential synergies from the Transaction, (viii) reviewed drafts of the Merger Agreement, and (ix) conducted such other financial studies, analyses, and investigations, and considered such other information as we deemed necessary or appropriate.

      In connection with our review, at your direction, we have not assumed any responsibility for independent verification for any of the information reviewed by us for the purpose of this opinion and have, with your consent, relied on such information being complete and accurate in all material respects. In addition, at your direction, we have not made any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of the Company or Sapphire, nor have we been furnished with any such evaluation or appraisal. With respect to the financial forecasts, estimates and pro forma effects referred to above, we have assumed, at your direction, that they have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company and Sapphire as to the future performance of their respective companies. We have also assumed, with your consent, that the Transaction will qualify as a tax-free reorganization for U.S. federal income tax purposes. We have also assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any material adverse effect on the Company, Sapphire or the Transaction. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof.

      Based upon and subject to the foregoing, it is our opinion that, as the date hereof, the Exchange Ratio is fair, from a financial point of view, to the stockholders of the Company.

Very truly yours,

UBS SECURITIES LLC

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ANNEX F

[RBC DAIN RAUSCHER INC. LETTERHEAD]

October 22, 2003

The Board of Directors
Rainbow Technologies, Inc.
50 Technology Drive
Irvine, CA 92618

Members of the Board:

      You have requested our opinion as to the fairness, from a financial point of view, to the stockholders of Rainbow Technologies, Inc., a Delaware corporation (the “Company”), of the Exchange Ratio (as defined below) provided for under the terms of the proposed Agreement and Plan of Reorganization (the “Agreement”) by and among SafeNet, Inc., a Delaware corporation (“Parent”), Ruby Acquisition Corporation (“Merger Sub”), a Delaware corporation and wholly owned subsidiary of Parent, and Rainbow Technologies, Inc., a Delaware corporation (the “Company”). Capitalized terms used herein shall have the meanings used in the Agreement unless otherwise defined herein.

      The Agreement provides, among other things, that Merger Sub will merge with and into the Company (the “Merger”), and each share of Company Common Stock outstanding at the Effective Time (other than Excluded Shares) will be converted into the right to receive 0.374 shares, (as adjusted if and to the extent applicable under the Agreement, the “Exchange Ratio”) of Parent Common Stock. Options and warrants of the Company will be converted into options and warrants of the Parent based on the Exchange Ratio. The transaction is intended to, and we have assumed for purposes of this opinion letter that it will, qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code. The terms and conditions of the Merger are set forth more fully in the Agreement.

      RBC Dain Rauscher Inc. (“RBC”), a member company of RBC Capital Markets, as part of its investment banking services, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, corporate restructurings, underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for corporate and other purposes.

      We are acting as a financial advisor to the Company in connection with the Merger, and we will receive a fee for our services upon providing this opinion, which is not contingent upon the consummation of the Merger. In addition, the Company has agreed to indemnify us for certain liabilities that may arise out of our engagement. In the ordinary course of business, RBC may act as a market maker and broker in the publicly traded securities of the Company and Parent and receive customary compensation, and may also actively trade securities of the Company and/or the Parent for our own account and the accounts of our customers, and, accordingly, RBC and its affiliates, may hold a long or short position in such securities. We previously acted as financial advisor to Chrysalis-ITS, Inc. in connection with its acquisition by the Company earlier in 2003, for which we received a fee from the acquired company.

      For the purposes of rendering our opinion, we have undertaken such review and inquiries as we deemed necessary or appropriate under the circumstances, including the following: (i) we reviewed the financial terms of the draft Agreement dated October 21, 2003 (the “Latest Draft Agreement”); (ii) we reviewed and analyzed certain publicly available financial and other data with respect to the Company and certain other relevant historical operating data relating to the Company made available to us from published sources and from the internal records of the Company; (iii) we conducted discussions with members of the senior management of the Company with respect to the business prospects and financial outlook of the Company; (iv) we reviewed historical financial information relating to the Company and Wall Street research estimates regarding the potential future performance of the Company as a standalone entity (the “Company Financials”); (v) we reviewed the reported prices and trading activity for Company Common Stock and Parent Common Stock, including their trading relative to one another; (vi) we

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reviewed Wall Street research estimates regarding the potential future performance of Parent as a standalone entity, as adjusted by forecasts prepared by Parent’s management to give effect to Parent’s pending acquisition (October 2003) of the OEM Products Group of SSH Communications Security (the “Parent Financials”); (vii) we reviewed the potential impact of the Merger on Parent’s future financial results, including the Company’s relative contribution to various income statement parameters of the combined entity; and (viii) we performed other studies and analyses as we deemed appropriate.

      In arriving at our opinion, we performed the following analyses in addition to the review, inquiries, and analyses referred to in the preceding paragraph: (i) we compared selected market valuation metrics of the Company and other comparable publicly-traded companies with the metrics implied by the Exchange Ratio; (ii) we compared the financial metrics of selected precedent transactions with the financial metrics implied by the Exchange Ratio; and (iii) we reviewed the premiums paid on selected precedent transactions versus the premiums implied by the Exchange Ratio.

      Several analytical methodologies have been employed and no one method of analysis should be regarded as critical to the overall conclusion we have reached. Each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the value of particular techniques. The overall conclusions we have reached are based on all the analysis and factors presented, taken as a whole, and also on application of our own experience and judgment. Such conclusions may involve significant elements of subjective judgment and qualitative analysis. We therefore give no opinion as to the value or merit standing alone of any one or more parts of the analyses.

      In rendering our opinion, we have assumed and relied upon the accuracy and completeness of the financial, legal, tax, operating and other information provided to us by the Company and the Parent (including, without limitation, the financial statements and related notes thereto of the Company and Parent), and have not assumed responsibility for independently verifying and have not independently verified such information. We have assumed that forward-looking components of the Company Financials and the Parent Financials were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the future financial performance of the Company and the Parent, respectively, as standalone entities. We express no opinion as to the Company Forecasts and the Parent Forecasts or the assumptions upon which both were based.

      In rendering our opinion, we have not assumed any responsibility to perform, and have not performed, an independent evaluation or appraisal of any of the assets or liabilities of the Company or Parent, and we have not been furnished with any such valuations or appraisals. We have not assumed any obligation to conduct, and have not conducted, any physical inspection of the property or facilities of the Company or Parent. We have not investigated, and make no assumption regarding, any litigation or other claims affecting the Company or Parent.

      We have assumed, in all respects material to our analysis that all conditions to the consummation of the Merger will be satisfied without waiver thereof. We have assumed that the executed version of the Agreement will not differ, in any respect material to our opinion, from the Latest Draft Agreement.

      Our opinion speaks only as of the date hereof, is based on the conditions as they exist and information which we have been supplied as of the date hereof, and is without regard to any market, economic, financial, legal, or other circumstances or event of any kind or nature which may exist or occur after such date. We have not undertaken to reaffirm or revise this opinion or otherwise comment upon events occurring after the date hereof and do not have an obligation to update, revise or reaffirm this opinion. We are not expressing any opinion herein as to the prices at which the Parent Common Stock has traded or will trade following the announcement or consummation of the Merger.

      The opinion expressed herein is provided for the information and assistance of the Board of Directors of the Company in connection with the Merger. We express no opinion and make no recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the Merger. All advice and opinions (written and oral) rendered by RBC are intended for the use and benefit of the Board of Directors of the Company. Such advice or opinions may not be reproduced, summarized, excerpted

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from or referred to in any public document or given to any other person without the prior written consent of RBC. If required by applicable law, such opinion may be included in any disclosure document filed by the Company with the SEC with respect to the proposed Transaction; provided however, that such opinion must be reproduced in full and that any description of or reference to RBC be in a form reasonably acceptable to RBC and its counsel (which acceptance will not be unreasonably withheld, delayed or conditioned). RBC shall have no responsibility for the form or content of any such disclosure document, other than the opinion itself.

      Our opinion does not address the merits of the underlying decision by the Company to engage in the Merger or the relative merits of the Merger compared to any alternative business strategy or transaction in which the Company might engage.

      Our opinion addresses solely the fairness of the Exchange Ratio, from a financial point of view, to the holders of Company Common Stock. Our opinion does not in any way address other terms or arrangements of the Merger or the Agreement, including, without limitation, the financial or other terms of any voting or employment agreement.

      Based on our experience as investment bankers and subject to the foregoing, including the various assumptions and limitations set forth herein, it is our opinion that, as of the date hereof, the Exchange Ratio is fair, from a financial point of view, to the stockholders of the Company.

Very truly yours,

RBC DAIN RAUSCHER INC.

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